   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1996
                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                      AMERICAN RADIO SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    4832                   04-3196245
     (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

              116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116
                                 (617)375-7500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                STEVEN B. DODGE
                      AMERICAN RADIO SYSTEMS CORPORATION
                             116 HUNTINGTON AVENUE
                          BOSTON, MASSACHUSETTS 02116
                                (617) 375-7500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

       NORMAN A. BIKALES, ESQ.                     JOSEPH CONROY, ESQ.
      SULLIVAN & WORCESTER LLP                      HUNTON & WILLIAMS
       ONE POST OFFICE SQUARE                1751 PINNACLE DRIVE, SUITE 700
          BOSTON, MA 02109                       MCLEAN, VIRGINIA 22102
           (617) 338-2800                            (703) 714-7400
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of EZ Communications, Inc. with and into American Radio Systems Corporation or American Merger Corporation pursuant to the Agreement and Plan of Merger, as amended and restated, described in the accompanying Proxy Statement/Prospectus have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                       PROPOSED       PROPOSED     AGGREGATE
 TITLE OF EACH CLASS OF    AMOUNT      MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE       TO BE    OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED        REGISTERED  PER SECURITY  OFFERING PRICE     FEE
------------------------------------------------------------------------------
Class A Common Stock,
 $.01 par value........  8,190,649       (1)            (2)        $70,324(2)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Securities to be offered hereby will be offered pursuant to a fixed exchange ratio of shares of Class A Common Stock, $.01 par value, of American Radio Systems Corporation for shares of Class A Common Stock,
    $.01 par value, of EZ Communications, Inc.
(2) Pursuant to Rule 457(f), the maximum aggregate offering price has been determined by the value of the shares of EZ Communications, Inc. (based on the average of the bid and asked price on the Nasdaq National Market on October 29, 1996) to be acquired by American Radio Systems Corporation in the merger, less the portion of the purchase price to be paid in cash. American paid $76,674 to the Commission on October 16, 1996 in connection with the confidential filing of the Proxy Statement/Prospectus that forms a part of this Registration Statement. No additional registration fee is due hereunder.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             [AMERICAN RADIO LOGO]

                                                               November 8, 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "American Special Meeting") of American Radio Systems Corporation ("American") to be held on December 17, 1996 at 10:00 a.m., local time, at The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts.

  At the American Special Meeting, stockholders will be asked to approve and adopt (i) an Agreement and Plan of Merger (the "Original Agreement"), dated as of August 5, 1996, and as amended and restated as of September 27, 1996 (the "Merger Agreement"), among American, American Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of American ("American Subsidiary"), and EZ Communications, Inc. ("EZ"), pursuant to which either (a) EZ will be merged with and into American Subsidiary (the "Subsidiary Merger" or the "Merger") or (b) EZ will be merged with and into American (the "Direct Merger" or the "Merger"); and (ii) an amendment (the "Charter Amendment") to the Restated Certificate of Incorporation, as amended, of American (the "American Restated Certificate") to increase the authorized number of shares of Preferred Stock and Common Stock to permit, among other things, the consummation of the Merger.

  As a result of the Merger, each outstanding share of common stock of EZ will be converted into (i) $11.75 and (ii) 0.9 shares of American Class A Common Stock. Assuming that no appraisal rights are asserted by the EZ stockholders in the Merger, based on the number of shares of EZ common stock outstanding on October 1, 1996, American will pay an aggregate of approximately $106,933,000 and issue an aggregate of approximately 8,190,649 shares of American Class A Common Stock to the EZ stockholders. In addition, options to purchase an aggregate of 532,200 shares of American Class A Common Stock will be assumed pursuant to the Merger.

  The Merger is subject to various conditions described in this Proxy Statement/Prospectus. It is expected that the Merger will be completed during the first quarter of 1997. Once the Merger is completed, American will have solid positions in four or five attractive new markets with good potential for growth in each. This is very much in line with American's strategy.

  Your Board of Directors has carefully considered the terms of the Merger and believes that it is advisable and in the best interests of American and its stockholders. The Board has unanimously approved the Merger and the related transactions and recommends that stockholders vote FOR the Merger.

  In order to permit American to issue shares of American Class A Common Stock to the EZ stockholders as provided in the Merger Agreement, to provide for future equity financings or mergers and acquisitions and to permit stock splits and stock dividends, American stockholders will also be asked to approve and adopt an amendment to the American Restated Certificate which will increase the total number of authorized shares of American Preferred Stock from 1,000,000 to 10,000,000 and the authorized number of shares of Class A Common Stock and Class B Common Stock from 25,000,000 and 10,000,000 to 100,000,000 and 15,000,000, respectively. The Board has unanimously approved the Charter Amendment and recommends that stockholders vote FOR that proposal.

  We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the American Special Meeting. If you do attend, you will, of course, be entitled to vote in person.

  Thank you and I look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Steven B. Dodge
                                          Steven B. Dodge
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                      AMERICAN RADIO SYSTEMS CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 17, 1996

TO THE STOCKHOLDERS OF AMERICAN RADIO SYSTEMS CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "American Special Meeting") of American Radio Systems Corporation ("American") will be held on December 17, 1996 at 10:00 a.m., local time, at The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts, for the purpose of considering and voting upon the following proposals (collectively, the "Proposals"):

    (1) A proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 5, 1996 (the "Original Agreement"), and as amended and restated as of September 27, 1996 (the "Merger Agreement"), by and among American, American Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of American ("American Subsidiary"), and EZ Communications, Inc. ("EZ"), pursuant to which either (a) EZ will be merged with and into American Subsidiary (the "Subsidiary Merger") or (b) EZ will be merged with and into American (the "Direct Merger"). As used herein, the "Merger" refers to the Subsidiary Merger or the Direct Merger, as applicable;

    (2) A proposal to approve and adopt an amendment (the "Charter Amendment") to American's Restated Certificate of Incorporation that will increase the authorized number of shares of capital stock, including the authorized number of shares of Preferred Stock, par value $.01 per share, and the authorized number of shares of Common Stock, par value $.01 per share; and

    (3) Such other business as may properly come before the American Special Meeting or any adjournments or postponements thereof.

  The American Board of Directors has fixed the close of business on November 4, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the American Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the American Special Meeting. A list of American stockholders entitled to vote at the American Special Meeting or any adjournments or postponements thereof will be available for examination for any purpose germane to the American Special Meeting, during ordinary business hours, at the principal executive offices of American located at 116 Huntington Avenue, Boston, Massachusetts 02116, for ten days prior to the American Special Meeting.

  Shares of the Class A Common Stock, par value $.01 per share, and the Class B Common Stock, par value $.01 per share, are the only securities of American whose holders are entitled to vote upon the Proposals and any other proposals to be presented at the American Special Meeting.

  Each Proposal shall be voted upon separately by the American stockholders entitled to vote at the American Special Meeting; however, failure of the stockholders to approve either the Merger Agreement or the Charter Amendment will result in the abandonment by American of the Merger.

  American stockholders entitled to vote at the American Special Meeting do not have a right to dissent to the Merger or, if the Merger is consummated, to obtain payment for their shares of American Common Stock.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding Class A Common Stock and Class B Common Stock, voting as a single class. Approval of the Charter Amendment requires the affirmative vote of not less than 66 2/3% of the outstanding Class A Common Stock and the Class B Common Stock, voting as a single class.

  Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the American Special Meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the American Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the American Special Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Michael B. Milsom
                                          Michael B. Milsom, Secretary

November 8, 1996

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND FOR THE CHARTER AMENDMENT.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. NO POSTAGE IS NEEDED IF PROXY CARD IS MAILED WITHIN THE UNITED STATES.

                            EZ COMMUNICATIONS, INC.

                                                               November 8, 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "EZ Special Meeting") of EZ Communications, Inc. ("EZ") to be held on December 17, 1996 at 10:00 a.m., local time, at The Country Club of Fairfax, 5110 Ox Road, Fairfax, Virginia.

  At the EZ Special Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Merger (the "Original Agreement"), dated as of August 5, 1996, and as amended and restated as of September 27, 1996 (the "Merger Agreement"), by and among EZ, American Radio Systems Corporation ("American"), and American Merger Corporation, a wholly-owned subsidiary of American ("American Subsidiary"), pursuant to which either (a) EZ will be merged with and into American Subsidiary (the "Subsidiary Merger" or the "Merger") or (b) EZ will be merged with and into American (the "Direct Merger" or the "Merger").

  As a result of the Merger, each outstanding share of common stock of EZ will be converted into (i) $11.75 and (ii) 0.9 shares of American Class A Common Stock. Assuming that no appraisal rights are asserted by the EZ stockholders in the Merger, based on the number of shares of EZ common stock outstanding on October 1, 1996, American will pay an aggregate of approximately $106,933,000 and issue an aggregate of approximately 8,190,649 shares of American Class A Common Stock to the EZ stockholders. In addition, options to purchase an aggregate of 532,200 shares of American Class A Common Stock will be assumed pursuant to the Merger.

  The Merger is subject to various conditions, described in this Proxy Statement/Prospectus. It is expected that the Merger will be completed during the first quarter of 1997.

  Your Board of Directors has carefully considered the terms of the Merger and believes that it is advisable and in the best interests of EZ and its stockholders. The Board has unanimously approved the Merger and recommends that stockholders vote FOR the Merger.

  We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be presented at the EZ Special meeting. If you do attend, you will, of course, be entitled to vote in person.

  Thank you and I look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Alan Box
                                          Alan Box
                                          President and Chief Executive
                                           Officer

                            EZ COMMUNICATIONS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 17, 1996

TO THE STOCKHOLDERS OF EZ COMMUNICATIONS, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "EZ Special Meeting") of EZ Communications, Inc. ("EZ"), will be held on December 17, 1996 at 10:00 a.m., local time, at The Country Club of Fairfax, 5110 Ox Road, Fairfax, Virginia, for the purpose of considering and voting upon the following proposals.

    (1) A proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 5, 1996, and as amended and restated as of September 27, 1996 (the "Merger Agreement"), by and among EZ, American Radio Systems Corporation ("American"), and American Merger Corporation, a wholly-owned subsidiary of American ("American Subsidiary"), pursuant to which either
  (a) EZ will be merged with and into American Subsidiary (the "Subsidiary Merger") or (b) EZ will be merged with and into American (the "Direct Merger"). As used herein, the "Merger" refers to the Subsidiary Merger or the Direct Merger, as applicable; and

    (2) Such other business as may properly come before the EZ Special Meeting or any adjournments or postponements thereof.

  The EZ Board of Directors has fixed the close of business on November 4, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the EZ Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the EZ Special Meeting. A list of EZ stockholders entitled to vote at the EZ Special Meeting or any adjournments or postponements thereof will be available for examination for any purpose germane to the EZ Special Meeting, during the ordinary business hours, at the principal executive offices of EZ located at 10800 Main Street, Fairfax, Virginia 22030, for ten days prior to the EZ Special Meeting.

  Shares of the Class A Common Stock, par value $.01 per share, and the Class B Common Stock, par value $.01 per share, are the only securities of EZ whose holders are entitled to vote upon the proposals and any other proposals to be presented at the EZ Special Meeting.

  EZ stockholders entitled to vote at the EZ Special Meeting have a right to dissent from the Merger and, if the Merger is consummated, to obtain payment for their shares of EZ stock by complying with the provisions of Article 15 ((S) 13.1-729 et seq.) of the Virginia Stock Corporation Act.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding Class A Common Stock and Class B Common Stock, each voting separately as a class.

  Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the EZ Special Meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the EZ Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the EZ Special Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Ronald H. Peele, Jr.
                                          Ronald H. Peele, Jr., Secretary
November 8, 1996

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. NO POSTAGE IS NEEDED IF PROXY CARD IS MAILED WITHIN THE UNITED STATES.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCCTOBER 31, 1996

                       AMERICAN RADIO SYSTEMS CORPORATION

                            EZ COMMUNICATIONS, INC.

                                PROXY STATEMENT

                      FOR SPECIAL MEETINGS OF STOCKHOLDERS
                          TO BE HELD DECEMBER 17, 1996

                                  -----------

                       AMERICAN RADIO SYSTEMS CORPORATION

                                   PROSPECTUS

                                  -----------

  This Proxy Statement and Prospectus (this "Proxy Statement" or the "Prospectus") is being furnished to the stockholders of

    (a) American Radio Systems Corporation, a Delaware corporation ("American", which term includes its consolidated subsidiaries unless the context indicates otherwise), in connection with the solicitation of proxies by the Board of Directors of American (the "American Board") from holders of outstanding shares of Class A Common Stock, par value $.01 per share, of American (the "American Class A Common Stock"), and Class B Common Stock, par value $.01 per share, of American (the "American Class B Common Stock" and, together with the American Class A Common Stock and the Class C Common Stock, par value $.01 per share, of American (the "American Class C Common Stock"), the "American Common Stock") for use at the Special Meeting of Stockholders of American to be held at 10:00 a.m., local time, on December 17, 1996, and at any adjournment or postponement thereof (the "American Special Meeting"); and

    (b) EZ Communications, Inc., a Virginia corporation ("EZ", which term includes its consolidated subsidiaries unless the context indicates otherwise) in connection with the solicitation of proxies by the Board of Directors of EZ (the "EZ Board") from holders of outstanding shares of Class A Common Stock, par value $.01 per share, of EZ (the "EZ Class A Common Stock" and, together with the Class B Common Stock, par value $.01 per share, of EZ (the "EZ Class B Common Stock"), the "EZ Common Stock") for use at the Special Meeting of Stockholders of EZ to be held at 10:00 a.m., local time, on December 17, 1996, and at any adjournment or postponement thereof (the "EZ Special Meeting").

  This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of American and EZ on or about November 8, 1996.

  American stockholders (the "American Stockholders") will be asked at the American Special Meeting to consider and vote upon the following proposals (collectively, the "American Proposals"):

    1. A proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of August 5, 1996 (the "Original Agreement"), and as amended and restated as of September 27, 1996 (the "Merger Agreement"), by and among American, American Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of American ("American Subsidiary"), and EZ, pursuant to which either (a) EZ will be merged with and into American Subsidiary (the "Subsidiary Merger") or (b) EZ will be merged with and into American (the "Direct Merger"). As used herein, the "Merger" refers to the Subsidiary Merger or the Direct Merger, as applicable; and

    2. A proposal (the "Charter Amendment Proposal") to approve and adopt an amendment (the "Charter Amendment") to the Restated Certificate of Incorporation, as amended, of American (the "American Restated Certificate") required pursuant to the Merger Agreement to increase the authorized number of shares of capital stock of American, including the authorized number of shares of American Common Stock.

  EZ stockholders (the "EZ Stockholders") will be asked at the EZ Special Meeting to consider and vote upon the Merger Proposal.

  EACH OF THE AMERICAN BOARD AND THE EZ BOARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND EACH BELIEVES THAT THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF AMERICAN AND ITS STOCKHOLDERS AND EZ AND ITS STOCKHOLDERS, RESPECTIVELY, AND EACH UNANIMOUSLY RECOMMENDS THAT THE AMERICAN STOCKHOLDERS AND EZ STOCKHOLDERS, RESPECTIVELY, VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE AMERICAN BOARD HAS ALSO UNANIMOUSLY ADOPTED AND APPROVED THE CHARTER AMENDMENT, BELIEVES IT IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE AMERICAN STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT.

  Consummation of the Merger is conditioned upon approval and adoption of both the Merger Agreement and the Charter Amendment by the American Stockholders and the Merger Agreement by the EZ Stockholders. Accordingly, if the Merger Agreement is approved and adopted but the Charter Amendment is not approved, the Merger will not be consummated. The Subsidiary Merger will only be effected in lieu of the Direct Merger if the American Board determines that the consent of the holders of certain debt of EZ cannot be obtained on terms satisfactory to American. See "The Merger Agreement--Other Consents".

  This Proxy Statement also constitutes a prospectus of American with respect to the shares of American Class A Common Stock that will be issued to holders of EZ Class A Common Stock and EZ Class B Common Stock at the effective time of the Merger (the "Effective Time"). At the Effective Time, each share of EZ Class A Common Stock and each share of EZ Class B Common Stock will be converted into the right to receive (a) $11.75 in cash (the "Cash Consideration") and (b) 0.9 shares (the "Exchange Ratio") of American Class A Common Stock (the "Common Stock Consideration" and, collectively with the Cash Consideration, the "Merger Consideration").

  SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR INFORMATION THAT SHOULD BE CONSIDERED BY THE EZ STOCKHOLDERS IN EVALUATING AN INVESTMENT IN THE AMERICAN CLASS A COMMON STOCK.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 8, 1996

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF AMERICAN OR EZ SINCE THE DATE HEREOF.

  The information set forth or incorporated by reference herein concerning EZ has been furnished by EZ. The information set forth or incorporated by reference herein concerning American has been furnished by American. The pro forma information contained herein relating to American has been prepared by American and includes historical financial information regarding EZ that was furnished to American by EZ. EZ does not have independent knowledge of the matters set forth or incorporated by reference herein concerning American. American does not have independent knowledge of the matters set forth or incorporated by reference herein concerning EZ.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   x
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   x
SUMMARY
  The Companies...........................................................   1
  The Special Meetings....................................................   4
  The Merger..............................................................   5
  The Charter Amendment...................................................   6
  Security Ownership and Voting Agreements................................   6
  Recommendations of the Boards of Directors..............................   7
  Opinions of Financial Advisors..........................................   8
  Conditions to the Merger................................................   8
  Regulatory Matters......................................................   9
  Nasdaq Listing..........................................................   9
  Termination; Certain Fees and Purchase Option...........................   9
  Corporate Governance....................................................   9
  Interests of Certain Persons............................................  10
  Certain Federal Income Tax Consequences.................................  10
  Accounting Treatment....................................................  10
  Rights of Dissenting Stockholders.......................................  10
  Comparative Per Share Market Price Information..........................  11
  American Summary Combined Financial Information.........................  11
  EZ Summary Combined Financial Information...............................  15
  Comparative Historical and Pro Forma Equivalent Common Share Data.......  17
RISK FACTORS
  Financial Leverage; Debt Service Requirements...........................  18
  Restrictions Imposed by Terms of Indebtedness...........................  19
  Competition.............................................................  19
  Control by Principal Stockholders; Restrictions on Change of Control....  20
  Dependence on Key Personnel.............................................  21
  Acquisition Strategy....................................................  21
  Antitrust Matters.......................................................  22
  Regulatory Matters......................................................  23
  No Dividends............................................................  23
  Shares Eligible for Future Sale; Possible Adverse Effect on Future
   Market Sales...........................................................  23
  Possible Volatility of Stock Price......................................  24
  Interests of Certain EZ Persons in the Merger...........................  24
THE SPECIAL MEETINGS
  Matters to be Discussed at the Special Meetings.........................  25
  Record Dates; Stock Entitled to Vote; Quorum............................  25
  Required Votes..........................................................  26
  Solicitation and Voting of Proxies......................................  26
  Ownership of Securities.................................................  28
BACKGROUND OF THE MERGER
  General Background......................................................  33
  Recommendation of the American Board; American's Reasons for the
   Merger.................................................................  34
  Opinion of Financial Advisor to American................................  37
  Recommendation of the EZ Board; EZ's Reasons for the Merger.............  40
  Opinion of Financial Advisor to EZ......................................  42

                                                                         PAGE
                                                                        -------
THE MERGER AGREEMENT
  The Merger...........................................................      49
  Conversion of Securities.............................................      49
  Exchange Procedures..................................................      49
  Representations and Warranties.......................................      50
  Certain Covenants....................................................      50
  Interest of Certain Persons in the Merger............................      55
  Regulatory Matters...................................................      56
  Other Consents.......................................................      59
  Accounting Treatment.................................................      59
  Federal Securities Law Consequences..................................      59
  Conditions to the Merger.............................................      60
  Termination..........................................................      63
  Fees and Expenses....................................................      65
  Amendment; Waiver....................................................      65
ANCILLARY AGREEMENTS
  Voting Agreements....................................................      65
  Registration Rights Agreement........................................      66
  Stockholder Agreement................................................      66
  Affiliate Letters....................................................      67
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
  Tax Consequences to Holders of EZ Common Stock.......................      67
  Tax Consequences to Holders of American Common Stock.................      68
  Backup Withholding...................................................      69
PROPOSAL TO APPROVE AND ADOPT THE CHARTER AMENDMENT....................      69
CAPITALIZATION.........................................................      71
UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF AMERICAN AND EZ............      73
MARKET PRICES AND DIVIDEND DATA
  American.............................................................      89
  EZ...................................................................      89
DESCRIPTION OF AMERICAN CAPITAL STOCK
  General..............................................................      90
  Common Stock.........................................................      90
  Preferred Stock......................................................      91
  Ownership Restrictions...............................................      92
  Delaware Business Combination Provisions.............................      92
  Transfer Agent and Registrar.........................................      93
  Listing..............................................................      93
COMPARISON OF RIGHTS OF STOCKHOLDERS OF AMERICAN AND EZ................      94
RIGHTS OF DISSENTING STOCKHOLDERS......................................      97
LEGAL MATTERS..........................................................      98
EXPERTS................................................................      98
APPENDICES:
  Appendix I--Agreement and Plan of Merger, as Amended and Restated....   A-I-1
  Appendix II--Opinion of Morgan Stanley & Co. Incorporated............  A-II-1
  Appendix III--Opinion of CS First Boston Corporation................. A-III-1
  Appendix IV--Article 15 ((S)13.1-729 et seq.) of the Virginia Stock
   Corporation Act.....................................................  A-IV-1

                                                                          PAGE
                                                                        --------
  Appendix V--Business and Management of American......................    A-V-1
   Business............................................................    A-V-1
    General............................................................    A-V-1
    Operating Philosophy...............................................    A-V-2
    Acquisition Strategy...............................................    A-V-4
    History............................................................    A-V-5
    Recent Transactions................................................    A-V-5
    Operations.........................................................   A-V-12
    Advertising Sales..................................................   A-V-14
    Competition........................................................   A-V-15
    Employees..........................................................   A-V-16
    Community Involvement..............................................   A-V-16
    Federal Regulation of Radio Broadcasting...........................   A-V-16
   Management..........................................................   A-V-24
    Executive Officers and Directors...................................   A-V-24
    Executive Compensation.............................................   A-V-27
    Compensation Committee Interlocks and Insider Participation........   A-V-27
    Director Compensation..............................................   A-V-27
    Stock Option Information...........................................   A-V-28
   Certain Transactions................................................   A-V-30
    Formation Transaction..............................................   A-V-30
    Back Bay Transaction...............................................   A-V-31
    1994 Equity Financing..............................................   A-V-32
    Dayton Transaction.................................................   A-V-33
    American Recapitalization..........................................   A-V-33
    Other Transactions.................................................   A-V-34
   Indebtedness of American............................................   A-V-34
    American Credit Agreement..........................................   A-V-34
    American Senior Notes..............................................   A-V-35
    Index to Financial Statements......................................  A-V-F-1
  Appendix VI--Business and Management of EZ...........................   A-VI-1
   Business............................................................   A-VI-1
    General............................................................   A-VI-1
    Operating Philosophy...............................................   A-VI-2
    Acquisition Strategy...............................................   A-VI-3
    Recent Transactions................................................   A-VI-3
    Operations.........................................................   A-VI-6
    Advertising Sales..................................................   A-VI-7
    Competition........................................................   A-VI-7
    Employees..........................................................   A-VI-8
    Community Involvement..............................................   A-VI-8
    Subsidiaries.......................................................   A-VI-8
    Federal Regulation of Radio Broadcasting...........................   A-VI-9
    Properties.........................................................   A-VI-9
    Litigation.........................................................  A-VI-10
   Management..........................................................  A-VI-11
    Executive Officers and Directors...................................  A-VI-11
    Employment Agreements..............................................  A-VI-12
    Executive Compensation.............................................  A-VI-13
    Director Compensation..............................................  A-VI-13
    Stock Option Information...........................................  A-VI-13
   Certain Transactions................................................  A-VI-14
   Indebtedness of EZ..................................................  A-VI-14
    EZ Senior Subordinated Notes.......................................  A-VI-15
    EZ Credit Facility.................................................  A-VI-15
    Index to Financial Statements...................................... A-VI-F-1

                       DEFINITION CROSS REFERENCE SHEET

  Set forth below is a list of certain defined terms used in this Proxy Statement and the page on which such terms are defined. Terms designated with A-V or A-VI are found on the pages indicated in Appendix V and Appendix VI, respectively.

                              DEFINED TERM                                PAGE
                              ------------                               -------
1994 Equity Financing...................................................  A-V-32
30 Day Date.............................................................      53
ABS.....................................................................  A-V-32
ABS Capital.............................................................      30
ABS Partners............................................................      30
Affiliate Agreement.....................................................  A-I-27
After-tax Cash Flow.....................................................      13
AFTRA...................................................................  A-V-16
Allegheny............................................................... A-VI-10
Alliance................................................................      38
American................................................................       i
American Acquisitions...................................................       1
American Base Case......................................................      46
American Board..........................................................       i
American Bylaws.........................................................      46
American Class A Common Stock...........................................       i
American Class B Common Stock...........................................       i
American Class C Common Stock...........................................       i
American Common Stock...................................................       i
American Comparable Companies...........................................      39
American (EZ) Comparable Companies......................................      45
American Corporate Adjustments..........................................      46
American Credit Agreement...............................................       8
American Dispositions...................................................       1
American Exchange Debentures............................................      92
American Financial Statements...........................................  A-I-17
American Management Case................................................      46
American Plan...........................................................  A-V-27
American Predecessor Entities...........................................      11
American Preferred Stock................................................       6
American Principal Stockholders.........................................      20
American Probable Transactions..........................................       1
American Pro Forma Transactions.........................................      13
American Proposals......................................................       i
American Proxy Statement................................................       x
American Recapitalization...............................................      13
American Record Date....................................................       4
American Reorganization.................................................      11
American Restated Certificate...........................................       i
American SEC Documents..................................................  A-I-17
American Senior Note Indenture..........................................       9
American Senior Notes...................................................       8
American Special Meeting................................................       i
American Stockholder Approval...........................................  A-I-26

                              DEFINED TERM                                PAGE
                              ------------                               -------
American Stockholders...................................................       i
American Subsidiary.....................................................       i
American 10-K...........................................................       x
American 10-Q...........................................................       x
American Voting Agreement...............................................       7
American Voting Stock...................................................       5
Antitrust Division......................................................      22
Application for Review..................................................      57
Arbitron................................................................       2
Asset Swaps.............................................................  A-V-36
Atlantic................................................................   A-V-5
Audience Share..........................................................       2
Back Bay................................................................  A-V-31
Back Bay New Appreciation Right.........................................  A-V-32
Back Bay New Note.......................................................  A-V-32
Back Bay Original Appreciation Right....................................  A-V-31
Back Bay Original Note..................................................  A-V-31
Back Bay Put/Call Agreement.............................................  A-V-32
Back Bay Transaction....................................................  A-V-31
Baltimore Transaction...................................................   A-V-7
BayCom Transaction......................................................   A-V-6
BCF.....................................................................      38
Boston AM...............................................................   A-V-5
Boston AM Notes.........................................................  A-V-30
Broadcast Cash Flow.....................................................      13
Capitol................................................................. A-V-F-2
Cash Consideration......................................................      ii
CCP.....................................................................      30
CEA.....................................................................      30
Chancellor..............................................................      38
Charter Amendment.......................................................       i
Charter Amendment Proposal..............................................       i
Chase...................................................................  A-V-25
Chemical................................................................  A-V-25
Citicasters.............................................................      38
Clear Channel...........................................................      39
Closing.................................................................       5
Closing Date............................................................       5
Commission..............................................................       x
Common Stock Consideration..............................................      ii
Communications Act......................................................      20
Convertible Preferred Stock.............................................       6
Credit Agreements.......................................................       8
CS First Boston.........................................................       7

                              DEFINED TERM                                PAGE
                              ------------                               -------
CVP.....................................................................  A-V-25
DAB.....................................................................      20
Dayton Station..........................................................  A-V-33
DGCL....................................................................      10
Direct Merger...........................................................       i
Dodge Trusts............................................................  A-V-30
Duncan Guide............................................................       1
EBITDA..................................................................      13
Effective Time..........................................................      ii
Emmis...................................................................      39
Evergreen...............................................................      38
Exchange Act............................................................       x
Exchange Agent..........................................................      49
Exchange Agent Agreement................................................   A-I-4
Exchanged Options.......................................................       6
Exchange Ratio..........................................................      ii
EZ......................................................................       i
EZ Articles.............................................................      94
EZ Acquisitions.........................................................       1
EZ Base Case............................................................      45
EZ Board................................................................       i
EZ Bylaws...............................................................      94
EZ Certificates.........................................................      50
EZ Class A Common Stock.................................................       i
EZ Class B Common Stock.................................................       i
EZ Common Stock.........................................................       i
EZ Communications, Inc. ................................................       5
EZ Comparable Companies.................................................      44
EZ Comparable Transactions..............................................      44
EZ Corporate Adjustments................................................      44
EZ Credit Facility......................................................       8
EZ Dispositions.........................................................       1
EZ Financial Statements.................................................   A-I-9
EZ Incentive Plan....................................................... A-VI-13
EZ Management Case......................................................      45
EZ Options..............................................................       6
EZ Probable Transactions................................................       1
EZ Proxy Statement......................................................       x
EZ Record Date..........................................................       5
EZ SEC Documents........................................................   A-I-9
EZ Senior Note Indenture................................................       9
EZ Senior Notes.........................................................       8
EZ Special Meeting......................................................       i
EZ Stockholder Approval.................................................  A-I-25
EZ Stockholders.........................................................      ii
EZ 10-K.................................................................       x
EZ 10-Q.................................................................       x
EZ Transfer Application.................................................      56
EZ Voting Agreement.....................................................       7
Exchanged Options.......................................................       6
FCC.....................................................................       9

                              DEFINED TERM                                PAGE
                              ------------                               -------
Fiduciary Determination.................................................      53
Fidelity................................................................      32
FMTC....................................................................      32
FTC.....................................................................      22
GAAP....................................................................  A-I-46
Granum..................................................................      38
Hartford Transaction....................................................   A-V-6
HBC.....................................................................   A-V-6
HBC Merger..............................................................      11
Heftel..................................................................      44
HSR Act.................................................................       9
Hunton & Williams.......................................................      34
IBEW....................................................................  A-V-16
IBOC....................................................................      20
Indemnified Parties.....................................................      54
Independent Market Reports..............................................       2
Infinity................................................................      38
Interested Stockholder..................................................      93
IRS.....................................................................      67
ISOs....................................................................  A-V-28
Jacor...................................................................      38
JSA.....................................................................      22
LMA.....................................................................      22
Market Capitalization...................................................      44
Market Ranking by Revenue...............................................       3
Market Revenue Percent..................................................       2
Market Revenue Rank.....................................................       2
Marlin..................................................................   A-V-5
Marlin Transaction......................................................   A-V-5
Merger..................................................................       i
Merger Agreement........................................................       i
Merger Consideration....................................................      ii
Merger Proposal.........................................................       i
Morgan Stanley..........................................................       7
Morgan Stanley Opinion..................................................      37
Multi Market............................................................   A-V-5
NAB..................................................................... A-VI-11
Nasdaq..................................................................       9
NQOs....................................................................  A-V-28
Original Agreement......................................................       i
Original Preferred Stock................................................  A-V-30
Palm Beach Broadcasting.................................................   A-V-7
Permitted Investors.....................................................   A-I-5
PBI.....................................................................      52
Pro Forma Transactions..................................................      73
Prospectus..............................................................       i
Proxy Statement.........................................................       i
Purchase Proposal.......................................................      53
Pyramid.................................................................      38
RDG.....................................................................  A-VI-8
Registration Rights Agreement...........................................      56

                              DEFINED TERM                                PAGE
                              ------------                               -------
Registration Statement..................................................       x
Restricted Subsidiaries.................................................      20
Rochester Acquisition...................................................   A-V-9
Rochester Consent Decree................................................      22
Rochester Loan..........................................................  A-V-10
Saga....................................................................      39
Second Request..........................................................      58
Secret Transaction......................................................   A-V-8
Section 13.1-729........................................................      10
S.E.C. .................................................................      59
Securities Act..........................................................       x
Senior Note Indentures..................................................       9
Senior Notes............................................................       9
SFAS 121................................................................ A-V-F-9
SFX.....................................................................      39
Shamrock................................................................      38
Special Conversion Price................................................      92
Spring 1996 Arbitron reports............................................       2
Station Fair Market Value...............................................      53
Stations................................................................ A-V-F-2

                              DEFINED TERM                                 PAGE
                              ------------                                ------
Stockholder Agreement....................................................     55
Stoner...................................................................  A-V-5
Subsidiaries.............................................................     20
Subsidiary Merger........................................................      i
Sullivan & Worcester.....................................................     34
Surviving Corporation....................................................  A-I-2
TBA...................................................................... A-V-23
Telecommunications Act...................................................      1
Termination Date.........................................................     64
Tower Subsidiary......................................................... A-V-11
Tri-City................................................................. A-V-33
Unregistered Shares......................................................     24
Unrestricted Subsidiaries................................................     20
VSCA.....................................................................     10
WBZZ Renewal Proceedings.................................................     58
Westinghouse.............................................................     38
Wind Point............................................................... A-V-30
WMC......................................................................     32
WTC......................................................................     32

                             AVAILABLE INFORMATION

  American and EZ are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning American and EZ can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy information statements and other information regarding American and EZ; the address of such site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning American and EZ may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

  American has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the shares of American Class A Common Stock issuable in connection with the Merger. This Proxy Statement, which also constitutes the Prospectus of American filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


  The following documents, which have been filed by American with the Commission (File No. 0-26102), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995 (the "American 10-K") and the portions of American's definitive proxy statement dated April 24, 1996 incorporated by reference in Part III of the American 10-K (the "American Proxy Statement"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (as amended by Form 10-Q/A filed on June 7,
1996) and June 30, 1996 (the "American 10-Q"), (iii) Current Reports on Form 8-K dated February 22, 1996, February 23, 1996, March 19, 1996, March 26, 1996, April 23, 1996, May 2, 1996, May 21, 1996, June 11, 1996 (as amended by
Form 8-K/A filed on August 12, 1996 and Form 8-K/A filed on October 2, 1996), and July 16, 1996 (as amended by Form 8-K/A filed on September 16, 1996), and
(iv) Form 8-A Registration Statement dated May 22, 1995. All documents filed by American pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the American Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date any such document is filed.

  The following documents, which have been filed by EZ with the Commission (File No. 0-16265), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995 (the "EZ 10-K") and the portions of the EZ's definitive proxy statement dated April 23, 1996 incorporated by reference in Part III of the EZ 10-K (the "EZ Proxy Statement"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (as amended by Form 10-Q/A filed on June 11, 1996) and June 30, 1996 (the "EZ 10-Q"), and (iii) Current Reports on Form 8-K dated January 2, 1996, May 22, 1996, and August 8, 1996. All documents filed by EZ pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the EZ Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date any such document is filed.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  AMERICAN AND EZ WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO AMERICAN RADIO SYSTEMS CORPORATION, 116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS, 02116, ATTENTION: BRUCE G. DANZIGER, DIRECTOR OF INVESTOR RELATIONS, OR EZ COMMUNICATIONS, INC., 10800 MAIN STREET, FAIRFAX, VIRGINIA, 22030, ATTENTION: RONALD H. PEELE, JR., VICE PRESIDENT, TREASURER AND SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE DECEMBER 10, 1996.

  INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THE PROSPECTUS, INCLUDING, WITHOUT LIMITATION, COMPETITIVE FACTORS APPLICABLE TO THE RADIO BROADCASTING INDUSTRY AND REGULATORY DEVELOPMENTS AFFECTING OPERATIONS AND THE ACQUISITION AND DISPOSITION OF RADIO BROADCASTING PROPERTIES, CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement including the Appendices, all of which should be reviewed carefully.

THE COMPANIES

  American. American will, upon consummation of the American Probable Transactions* and prior to the Merger, be among the ten largest radio groups in the nation owning and/or operating 70 radio stations in 13 markets across the United States. American is a national radio broadcasting company committed to acquiring, developing and operating radio stations in markets where it can be a leading radio operator (i.e., one of the top two radio operators in terms of local market revenues). Consistent with this objective and the opportunities created by the enactment of the Telecommunications Act of 1996 (the "Telecommunications Act"), since January 1, 1996, American has, exclusive of the Merger and certain station asset swaps, acquired or entered into agreements to acquire 49 radio stations for approximately $673.6 million. Giving effect to the American Probable Transactions, immediately prior to the Merger, American will have multiple station groups (including at least two FM stations in each group) in each of its markets: Boston, Baltimore, Portland, Sacramento, Hartford, Austin, Buffalo, Las Vegas, San Jose, West Palm Beach, Rochester, Dayton and Fresno. Based on the 1996 edition of Duncan's Radio Market Guide (the "Duncan Guide")+ and giving effect to the American Probable Transactions but not the Merger, American station groups ranked first or second among station operators in radio advertising revenues in 12 of its 13 markets. Giving effect to the American Probable Transactions and the Merger, American will be among the five largest radio groups in the nation owning and/or operating 93 radio stations in 18 markets across the United States.

  American's stations have demonstrated significant same station growth in net revenues and broadcast cash flow. Net revenues from American's then currently owned and/or operated stations (including periods prior to their acquisition by American) increased by approximately 18.1% from $82.2 million in 1994 to $97.1 million in 1995 and 10.8% from $49.9 million in the first six months of 1995 to $55.3 million in the first six months of 1996. Broadcast cash flow of such stations increased by approximately 33.6% from $23.5 million in 1994 to $31.4 million in 1995 and 24.4% from $11.9 million in the first six months of 1995 to $14.8 million in the first six months of 1996. Net revenues for currently owned and/or operated stations (including periods prior to their acquisition by American) increased by approximately 11.9% from $40.5 million in the third quarter of 1995 to $45.3 million in the third quarter of 1996, while broadcast cash flow of those stations increased approximately 17.9% from $11.2 million in the third quarter of 1995 to $13.2 million in the third quarter of 1996. Net revenues and broadcast cash flow in 1995, giving pro forma effect to the American Probable Transactions only (and to the American Probable Transactions and the Merger including the EZ Probable Transactions) as though all of them had been consummated as of January 1, 1995, would have been $220.6 million ($317.4 million) and $64.5 million ($98.7 million), respectively. See "American Summary Combined Financial Information" and "Unaudited Pro Forma Financial Information of American and EZ".

--------
* The term "American Probable Transactions" means the American Acquisitions and the American Dispositions. The terms "American Acquisitions" and "American Dispositions" mean the acquisitions and dispositions, respectively, of radio stations described in Appendix V under "Business--Recent Transactions-- Consummated Acquisitions" and "--Pending Acquisitions and Dispositions"; it does not, however, include those referred to under "--Other Transactions" nor to the stations owned by EZ. The term "EZ Probable Transactions" means the EZ Acquisitions and the EZ Dispositions. The terms "EZ Acquisitions," and "EZ Dispositions" means the acquisitions and dispositions, respectively, of radio stations described under Appendix VI under "Business--Recent Transactions-- Consummated Acquisitions" and "--Pending Acquisitions and Dispositions".
+ The Duncan Guide is published by a company owned by James H. Duncan, Jr., a director of American.

  The following table sets forth certain information regarding American and its markets, assuming all of the American Probable Transactions (but not the Merger) had been consummated as of January 1, 1995. It does not include the possible acquisition of stations described under "Business--Recent Transactions--Other Transactions" in Appendix V as to which letters of intent have been entered into, but which are not included among the American Probable Transactions.

                            MARKET DATA              AMERICAN DATA
                            ----------- ---------------------------------------
                              MARKET    MARKET    MARKET
                            RANKING BY  REVENUE  REVENUE   AUDIENCE   NUMBER
                            REVENUE(1)  RANK(2) PERCENT(3) SHARE(4) OF STATIONS
                            ----------- ------- ---------- -------- -----------
                                                                     FM    AM
                                                                    ----- -----
Boston.....................       9         2      29.9      20.0       3     3
Baltimore..................      19         1      33.3      16.7       3     2
Portland...................      23         2      21.2      17.2       4     1
Sacramento.................      25         2      22.6      23.2       4     3
Hartford...................      34         1      52.0      33.2       3     1
Austin(5)..................      37         4      15.1      13.2       2     1
Buffalo....................      41         2      31.1      32.6       4     1
Las Vegas..................      42         1      30.3      21.8       4     2
San Jose...................      43         1      37.6      13.9       3     1
West Palm Beach(6).........      48         1      54.5      30.0       6     2
Rochester..................      54        1       42.3      25.9       3     1
Dayton.....................      55         1      50.8      33.0       5     1
Fresno.....................      62         1      47.6      22.4       5     2

--------
(1) Ranking of the principal radio market served by the station among all radio markets in the United States, by 1995 market revenue, according to the Duncan Guide.
(2) "Market Revenue Rank" is the ranking of American's station group (currently owned or operated and giving effect to the American Probable Transactions) among all radio stations in its market by gross radio revenue (excluding trade items) for 1995, according to the Duncan Guide. American has attempted to recompute Market Revenue Rank and Market Revenue Percent of its competitors based on consummated or announced acquisitions of such competitors. However, there can be no assurance that American is aware of all such acquisitions. Accordingly, the Market Revenue Rank of American's stations shown may not necessarily be the same were all such competitors' acquisitions taken into account.
(3) "Market Revenue Percent" is American's calculation based on gross radio revenue (excluding trade items) as reported by the independent local market reports for the year ended December 31, 1995 (the "Independent Market Reports") as provided by Hungerford, Aldrin, Nichols & Carter, Certified Public Accountants, or Miller, Kaplan, Arase & Co., Certified Public Accountants, except in the case of Austin and San Jose which is based on the Duncan Guide. In the case of WBGR-AM in Baltimore and KMXB-FM in Las Vegas, the actual 1995 revenue figure was utilized in the calculation, as the revenues for such stations were not reported in the Independent Market Reports. In the case of Rochester, the percentage of revenues was obtained by multiplying the aggregate percentage of revenues for WCMF (FM) and WCMF
    (AM) combined, as reported by an Independent Market Report, by a fraction, the denominator of which is gross revenues for WCMF (FM) and WCMF (AM) combined and the numerator of which is the gross revenues of WCMF (FM) as reported in the financial statements of WCMF (FM) for 1995, and adding the result to the aggregate percentage of revenues for WRMM (FM), WPXY (FM) and WHTK (AM) as reported by an Independent Market Report.
(4) "Audience Share" is the audience share (Persons 12+) of American's station groups (currently owned or operated and giving effect to the American Probable Transactions) among all radio stations in the markets, according to the Spring 1996 Radio Market Reports (the "Spring 1996 Arbitron reports") prepared by The Arbitron Company ("Arbitron").*
(5) Operated by American under a local marketing agreement; American also has an option to acquire these stations. See Notes to Consolidated Financial Statements of American in the American 10-K.
(6) Consummation of the American Probable Transactions will require American to dispose of one FM station in West Palm Beach.
--------
* Copyright 1996. The Arbitron Company. All Rights Reserved.

  American was incorporated under the laws of the State of Delaware in 1993. American's principal offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116, and its telephone number is (617) 375-7500.

  EZ. EZ is a radio broadcasting company that will, upon consummation of the EZ Probable Transactions and prior to the Merger, own and/or operate seventeen FM and six AM radio stations serving six of the nation's top 40 radio revenue markets (Seattle, St. Louis, Pittsburgh, Sacramento, Charlotte and Kansas
City). EZ owns at least two FM stations in each of its markets. EZ's portfolio of stations is diversified in terms of format, target demographics, geographic location and phase of development.

  EZ's strategy is to acquire and operate radio stations in large markets with an emphasis on the nation's 30 largest markets. As part of this strategy, EZ seeks to maximize its presence in each of its markets through, among other things, the ownership of multiple station combinations. EZ seeks to own and operate multiple station combinations as a way to establish a leading position in each of its markets as measured by audience ratings and revenue share. Operating multiple station combinations has enabled EZ to program a greater number of stations, strategically position those stations in a variety of formats, attract top talent, and improve the range of products and services available to advertisers, thereby making EZ's stations a more attractive alternative to advertisers and better positioning EZ to compete effectively for available dollars against other media, including newspapers and television. Additionally, multiple station combinations allow station consolidation and centralization, creating certain cost and operational efficiencies and enhancing consistency of management and talent excellence.

  EZ regularly evaluates potential acquisitions both in markets that it does not currently serve and in markets in which it would like to achieve a larger presence. Acquisition candidates may include individual stations, pairs of stations in a single market or groups of stations that may operate in a number of major markets. After acquiring a station, EZ seeks to improve net revenue and broadcast cash flow by a variety of means such as changing the station's programming format, reducing its operating expenses, or combining its operations with an existing station operated by EZ in the same market. EZ intends to continue to pursue opportunities for expansion, including opportunities to acquire multiple radio stations in the same local market as allowed under the Telecommunications Act.

  The following table sets forth certain information regarding EZ and its markets, assuming all of the EZ Probable Transactions (but not the Merger) had been consummated as of January 1, 1995.

                            MARKET DATA(1)               EZ DATA
                            -------------- ------------------------------------
                                MARKET     MARKET  MARKET
                              RANKING BY   REVENUE REVENUE AUDIENCE   NUMBER
                               REVENUE      RANK   PERCENT  SHARE   OF STATIONS
                            -------------- ------- ------- -------- -----------
                                                                     FM    AM
                                                                    ----- -----
Seattle....................       13           1    22.6     15.8       4     1
St. Louis..................       18           1    30.5     17.9       3     1
Pittsburgh.................       24           4    11.9     10.3       2    --
Sacramento.................       25           3    16.7     11.0       2     1
Charlotte..................       30           1    38.8     30.9       4     2
Kansas City................       32           2    17.5     14.0       2     1

--------
(1) For information concerning source and calculation of "Market Ranking by Revenue", "Market Revenue Rank", "Market Revenue Percent" and "Audience Share", see the notes under the table on page 2 above, except that EZ rather than American has made the computations and calculations referred to in notes (2) and (3) thereunder.

  EZ was incorporated under the laws of the Commonwealth of Virginia in 1967. EZ's principal offices are located at 10800 Main Street, Fairfax, Virginia 22030, and its telephone number is (703) 591-1000.

 Pro Forma American

  The following table sets forth certain information regarding American and its markets, assuming that the Merger and all of the American Probable Transactions and EZ Probable Transactions had been consummated as of January 1, 1995. It does not include the possible acquisition of stations by American described under "Business--Recent Transactions--Other Transactions" in Appendix V as to which letters of intent have been entered into, but which are not included among the American Probable Transactions.

                            MARKET DATA         PRO FORMA AMERICAN DATA
                            ----------- ---------------------------------------
                              MARKET    MARKET    MARKET
                            RANKING BY  REVENUE  REVENUE   AUDIENCE   NUMBER
                            REVENUE(1)  RANK(2) PERCENT(1) SHARE(1) OF STATIONS
                            ----------- ------- ---------- -------- -----------
                                                                     FM    AM
                                                                    ----- -----
Boston.....................       9         2      29.9      20.0       3     3
Seattle*...................      13         1      22.6      15.8       4     1
St. Louis*.................      18         1      30.5      17.9       3     1
Baltimore..................      19         1      33.3      16.7       3     2
Portland...................      23         2      21.2      17.2       4     1
Pittsburgh*................      24         4      11.9      10.3       2    --
Sacramento(2)*.............      25         1      39.3      34.2       6     4
Charlotte*.................      30         1      38.8      30.9       4     2
Kansas City*...............      32         2      17.5      14.0       2     1
Hartford...................      34         1      52.0      33.2       3     1
Austin(3)..................      37         4      15.1      13.2       2     1
Buffalo....................      41         2      31.1      32.6       4     1
Las Vegas..................      42         1      30.3      21.8       4     2
San Jose...................      43         1      37.6      13.9       3     1
West Palm Beach(4).........      48         1      54.5      30.0       6     2
Rochester..................      54         1      42.3      25.9       3     1
Dayton.....................      55         1      50.8      33.0       5     1
Fresno.....................      62         1      47.6      22.4       5     2

--------
 * Indicates stations owned and/or operated by EZ under a local marketing agreement and, in the case of Sacramento, includes two FM stations and one AM station owned by EZ.
(1) For information concerning source and calculation of "Market Ranking by Revenue", "Market Revenue Rank", "Market Revenue Percent" and "Audience Share", see the notes under the table on page 2 above.
(2) Upon consummation of the Merger, American will be required to dispose of one station in Sacramento, in addition to the disposition of one FM and one AM station included in the American Probable Transactions.
(3) Operated by American under a local marketing agreement; American also has an option to acquire these stations. See Notes to Consolidated Financial Statements of American in the American 10-K.
(4) Consummation of the American Probable Transactions will require American to dispose of one FM station in West Palm Beach.

THE SPECIAL MEETINGS

  American. The American Special Meeting will be held at The Four Seasons Hotel, 200 Bolyston Street, Boston, Massachusetts 02116 on December 17, 1996, beginning at 10:00 a.m. local time. The purpose of the American Special Meeting is to consider and vote upon the American Proposals. See "The Special Meetings--Matters to Be Discussed at the Special Meetings--American."

  The record date for the American Special Meeting is November 4, 1996 (the "American Record Date"). Accordingly, holders of record of American Class A Common Stock and American Class B Common Stock

(collectively, the "American Voting Stock") as of the American Record Date will be entitled to notice of, and to vote at, the American Special Meeting.

  The presence in person or by proxy of shares representing a majority of votes entitled to be cast by holders of the American Voting Stock as of the American Record Date is required to constitute a quorum for the transaction of business at the American Special Meeting.

  The Merger Agreement must be approved and adopted by a majority of the votes entitled to be cast by the holders of the American Voting Stock, voting as a single class. The Charter Amendment must be approved and adopted by 66 2/3% of the votes entitled to be cast by the holders of American Voting Stock, voting as a single class.

  EZ. The EZ Special Meeting will be held at The Country Club of Fairfax, 5110 Ox Road, Fairfax, Virginia on December 17, 1996, beginning at 10:00 a.m. local time. The purpose of the EZ Special Meeting is to consider and vote upon the Merger Proposal. See "The Special Meetings--Matters to Be Discussed at the Special Meetings--EZ."

  The record date for the EZ Special Meeting is November 4, 1996 (the "EZ Record Date"). Accordingly, holders of record of EZ Class A Common Stock and EZ Class B Common Stock as of the EZ Record Date will be entitled to notice of, and to vote at, the EZ Special Meeting.

  The presence in person or by proxy of shares representing a majority of votes of the EZ Class A Common Stock and a majority of votes of the EZ Class B Common Stock entitled to be cast by holders of each class as of the EZ Record Date is required to constitute a quorum for the transaction of business at the EZ Special Meeting.

  The Merger Agreement must be approved and adopted by a majority of the votes cast at the EZ Special Meeting by the holders of each class of EZ Common Stock, each voting separately as a class.

THE MERGER

  General. If the Direct Merger is effected, at the Effective Time, EZ will be merged with and into American, with American continuing as the surviving corporation. If the Subsidiary Merger is effected, at the Effective Time, EZ will be merged with and into American Subsidiary, with American Subsidiary continuing as the surviving corporation and a wholly-owned subsidiary of American. Upon consummation of the Subsidiary Merger, the name of American Subsidiary will be changed to "EZ Communications, Inc." As a result of the Merger, the separate corporate existence of EZ will cease. Subject to the terms and conditions of the Merger Agreement, the closing (the "Closing") of the transactions contemplated thereby will take place on the later of (i) the tenth business day after the date on which the last of the conditions set forth in the Merger Agreement, other than conditions requiring deliveries at the Closing, is fulfilled or waived, and (ii) January 8, 1997, unless another date is agreed to by EZ and American (the "Closing Date"). The Merger will become effective at the time at which a Certificate of Merger is filed with the Secretary of State of the State of Delaware and Articles of Merger are filed with the State Corporation Commission of the Commonwealth of Virginia and such Commission shall have issued a Certificate of Merger, or such later time as is specified in such documents. The Subsidiary Merger will only be effected in lieu of the Direct Merger if the American Board determines that the consent of the holders of certain debt of EZ cannot be obtained on terms satisfactory to American.

  Conversion of EZ Common Stock. Upon consummation of the Merger, each share of EZ Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive the Merger Consideration.

  Conversion of EZ Options. Upon consummation of the Merger, each option (collectively, the "EZ Options") to purchase shares of EZ Common Stock outstanding immediately prior to the Effective Time, will be exchanged for an option (the "Exchanged Options") to purchase a number of shares of American Class A Common Stock equal to the product of the number of shares of EZ Common Stock which the holder is entitled to purchase under the EZ Option multiplied by the Exchange Ratio, at a price per share equal to the quotient obtained by dividing (a) the per share option exercise price determined pursuant to the EZ Option less $11.75, by (b) the Exchange Ratio.

  American or American Subsidiary Capital Stock. If the Direct Merger is effected, upon consummation of the Merger, each share of American capital stock (including each share of 7% Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), and each share of American Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will not be changed in any respect by the Merger. If the Subsidiary Merger is effected, upon the consummation of the Merger, each share of American Subsidiary capital stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will not be changed in any respect by the Merger.

THE CHARTER AMENDMENT

  The American Restated Certificate is required to be amended to increase the authorized number of shares of American Class A Common Stock in order to have sufficient shares available to be issued upon consummation of the Merger. In addition, the American Board has determined it is advisable and in the best interests of the stockholders to increase the number of authorized shares of Preferred Stock, par value $.01 per share, of American (the "American Preferred Stock"), American Class A Common Stock and American Class B Common Stock to accommodate future corporate transactions, including future equity financings and possible stock splits or stock dividends. There are 1,000,000 shares of American Preferred Stock authorized, of which 137,500 are issued as shares of Convertible Preferred Stock; there are also 25,000,000 million shares of American Class A Common Stock authorized, of which as of the American Record Date an aggregate of . were issued or reserved for issue, and 10,000,000 million shares of American Class B Common Stock authorized, of which as of the American Record Date an aggregate of . were issued or reserved for issue. The Charter Amendment provides for an aggregate of 10,000,000 shares of American Preferred Stock, 100,000,000 shares of American Class A Common Stock and 15,000,000 shares of American Class B Common Stock. The Charter Amendment does not change the number of authorized shares of American Class C Common Stock, of which there are 6,000,000 authorized, 1,295,518 of which are outstanding. The Charter Amendment requires the affirmative vote of the holders of the American Voting Stock entitled to cast not less than 66 2/3% of the aggregate votes of such stock, voting as a single class. If approved by the American Stockholders, American intends to effect the Charter Amendment even if the Merger is not consummated. See "Background of the Merger--Recommendation of the American Board; American's Reasons for the Merger" and "Proposal to Approve and Adopt the Charter Amendment".

SECURITY OWNERSHIP AND VOTING AGREEMENTS

  American. As of October 1, 1996, directors and executive officers of American and their respective affiliates may be deemed to be the beneficial owners of 28.2% shares of the outstanding American Voting Stock, which constitute in the aggregate approximately 54.7% of the total votes entitled to be cast by the holders of American Voting Stock. It is anticipated that each of such directors, executive officers and their respective affiliates will vote their shares in favor of each of the Proposals. See "The Special Meetings--Ownership of Securities--American" and "Ancillary Agreements--Voting Agreements--American ".

  In connection with the execution of the Merger Agreement, certain stockholders of American entitled to exercise voting power with respect to an aggregate of 68,500 shares of American Class A Common Stock and

2,673,662 shares of American Class B Common Stock, which as of October 1, 1996 in the aggregate represented approximately 43.0% of the voting power of the American Voting Stock, and EZ entered into an agreement (the "American Voting Agreement"), pursuant to which such American stockholders agreed, among other things, to vote all of their shares of American Voting Stock (and granted to EZ their proxies to vote all such shares): (i) in favor of the adoption of the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of American under the Merger Agreement, and (iii) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination or other material change in American's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. See "Ancillary Agreements--Voting Agreements--American".

  EZ. As of October 1, 1996, directors and executive officers of EZ and their respective affiliates may be deemed to be the beneficial owners of 3,549,712 shares of the outstanding EZ Common Stock, which constitute in the aggregate approximately 13.3% of the total votes entitled to be cast by the holders of EZ Class A Common Stock and 100% of the total votes entitled to be cast by the holders of EZ Class B Common Stock. It is anticipated that each of such directors, executive officers and their respective affiliates will vote their shares in favor of the Merger. See "The Special Meetings--Ownership of Securities--EZ" and "Ancillary Agreements--Voting Agreements--EZ ".

  In connection with the execution of the Merger Agreement, certain stockholders of EZ entitled to exercise voting power with respect to an aggregate of 2,697,897 shares of the EZ Class B Common Stock, which as of October 1, 1996 in the aggregate represented 100% of the voting power of the EZ Class B Common Stock, and American entered into an agreement (the "EZ Voting Agreement"), pursuant to which such EZ Stockholders agreed, among other things, to vote all of their shares of EZ Common Stock (and granted to American their proxies to vote all such shares): (i) in favor of the adoption of the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of EZ under the Merger Agreement, and (iii) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination or other material change in EZ's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. See "Ancillary Agreements--Voting Agreements--EZ", "The Special Meetings--Required Votes--EZ" and "--Ownership of Securities".

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  American. The American Board, by unanimous vote, has determined that the Merger is advisable and in the best interests of the American Stockholders and has recommended that holders of American Voting Stock vote in favor of the Merger Agreement and the Charter Amendment. The decision of the American Board to approve and adopt the Merger Agreement and to recommend that the American Stockholders vote in favor of the Merger was based upon its evaluation of a number of factors, including, among others, the oral opinion (subsequently confirmed in writing as of August 5, 1996) of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), American's financial advisor in connection with the Merger, that, as of such date, the consideration to be paid to the holders of EZ Common Stock in the Merger was fair from a financial point of view to American. See "Background of the Merger--Recommendation of the American Board; American's Reasons for the Merger" and "--Opinion of Financial Advisor to American".

  EZ. The EZ Board, by unanimous vote, has determined that the Merger is advisable and in the best interests of the EZ Stockholders and has recommended that holders of EZ Common Stock vote in favor of the Merger Agreement. The decision of the EZ Board to adopt and approve the Merger Agreement and to recommend that the EZ Stockholders vote in favor of the Merger was based upon its evaluation of a number of factors, including, among others, the oral opinion (subsequently confirmed in writing as of August 5, 1996) of CS First Boston Corporation ("CS First Boston"), EZ's financial advisor in connection with the Merger, that, as of such date, the consideration to be paid to the holders of EZ Common Stock in the Merger was fair to such holders from a financial point of view to the EZ Stockholders. See "Background of the Merger--Recommendation of the EZ Board; EZ's Reasons for the Merger" and "--Opinion of Financial Advisor to EZ".

OPINIONS OF FINANCIAL ADVISORS

  American. American has retained Morgan Stanley to act as its exclusive financial advisor in connection with the Merger. At the meeting of the American Board held on August 4, 1996, Morgan Stanley delivered its oral opinion to the American Board, subsequently confirmed in a written opinion to the American Board, that, as of that date, the consideration to be received by the EZ Stockholders pursuant to the Merger was fair to American from a financial point of view.

  A copy of the full text of the Morgan Stanley opinion, dated as of August 5, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix II hereto. The American Stockholders are urged to read the text of the Morgan Stanley opinion in its entirety. The summary discussion of the opinion of Morgan Stanley set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The opinion of Morgan Stanley is directed only to the fairness of the Merger from a financial point of view to American, does not address any other aspects of the Merger or any related transactions and does not constitute a recommendation to any American Stockholder as to how such stockholder should vote at the American Special Meeting. See "Background of the Merger--Opinion of Financial Advisor to American".

  EZ. EZ has retained CS First Boston to act as its exclusive financial advisor in connection with the Merger. At the meeting of the EZ Board held on August 3, 1996, CS First Boston delivered its oral opinion to the EZ Board (subsequently confirmed in writing as of August 5, 1996) that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the EZ Stockholders pursuant to the Merger was fair to the EZ Stockholders from a financial point of view.

  A copy of the full text of the CS First Boston written opinion, dated as of August 5, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken in connection therewith, is attached as Appendix III hereto. The EZ Stockholders are urged to read the text of the CS First Boston opinion in its entirety. The summary discussion of the opinion of CS First Boston set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The opinion of CS First Boston is directed only to the fairness of the Merger Consideration from a financial point of view to the EZ Stockholders, does not address any other aspects of the Merger or any related transaction and does not constitute a recommendation to any EZ Stockholder as to how such stockholder should vote at the EZ Special Meeting. See "Background of the Merger--Opinion of Financial Advisor to EZ".

CONDITIONS TO THE MERGER

  The obligations of EZ and American to consummate the Merger are subject to various conditions, including, among others, the adoption and approval of the Merger Agreement and the Charter Amendment by the American Stockholders, the adoption and approval of the Merger Agreement by the EZ Stockholders, the receipt of certain required regulatory approvals and the receipt of opinions from tax counsel for EZ and American. See "The Merger Agreement--Conditions to the Merger".

  Consummation of the Merger will require the consent of the lenders under the senior secured credit agreement between American and the lenders named therein (the "American Credit Agreement"). American believes that such consent will be obtained. The consent of the holders of the 9% Senior Subordinated Notes due 2006 of American (the "American Senior Notes") is not required for consummation of the Merger. If the Direct Merger is effected, the senior secured credit agreement between EZ and the lenders named therein (the "EZ Credit Facility" and, collectively with the American Credit Agreement, the "Credit Agreements") will be refinanced as part of an amended American Credit Agreement. Consummation of the Direct Merger will require the consent of the holders of the 9 3/4% Senior Subordinated Notes due 2005 of EZ (the "EZ Senior Notes" and, collectively with the American Senior Notes, the "Senior Notes") to amend the Indenture under which the EZ Senior Notes are outstanding (the "EZ Senior Note Indenture") to conform certain covenants to those of the Indenture under which the American Senior Notes are outstanding (the "American Senior Note Indenture" and, collectively with the EZ Senior Note Indenture, the "Senior Note Indentures"). If the Subsidiary Merger is effected, (a) it is anticipated that the EZ Credit Facility will be amended and restated and the lenders thereunder may be aligned with those under the American Credit Agreement and (b) the consent of the holders of the EZ Senior Notes will not be required. See "The Merger Agreement--Other Consents".

REGULATORY MATTERS

  The receipt of certain federal and state governmental or regulatory approvals are required in order to consummate the Merger, including approvals or waivers from the Federal Communications Commission ("FCC"), and the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). American and EZ have agreed in the Merger Agreement to use their reasonable best efforts to obtain such approvals, but there can be no assurance as to if or when such approvals will be obtained such that the Merger may be consummated. See "The Merger Agreement--Regulatory Matters".

NASDAQ LISTING

  Application will be made to list the shares of American Class A Common Stock to be issued in connection with the Merger on the Nasdaq National Market ("Nasdaq"). The American Class A Common Stock is currently traded on the Nasdaq under the symbol "AMRD". It is a condition to consummation of the Merger that the shares of American Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject only to official notice of issuance. See "The Merger Agreement--Certain Covenants--Certain Other Covenants" and "--Conditions to the Merger".

TERMINATION; CERTAIN FEES AND PURCHASE OPTION

  The Merger Agreement will be subject to termination by either EZ or American if the Merger is not consummated on or before September 30, 1997 (which date may be extended by mutual consent of EZ and American) and prior to such time by the mutual consent of EZ and American. The Merger Agreement will also be subject to termination by either EZ or American under certain circumstances described herein. If the Merger Agreement is terminated by EZ or American under certain circumstances described therein relating to breach or default, the breaching or defaulting party will be required to pay to the other an amount equal to $15.0 million together with reasonable fees and expenses. In addition, if the Merger Agreement is terminated by EZ under certain circumstances described therein relating to the EZ Board exercising its fiduciary duties, American will have the right, at its option, to (a) receive $15.0 million or
(b) purchase the radio stations of EZ in one of its markets at a purchase price equal to Station Fair Market Value (as defined in the Merger Agreement) less $10.0 million. See "The Merger Agreement--Certain Covenants--No Solicitation" and "--Fees and Expenses".

CORPORATE GOVERNANCE

  If either the Direct Merger or the Subsidiary Merger is effected, the directors of American immediately prior to the Effective Time will be the directors of the surviving corporation following the Effective Time and the officers of American immediately prior to the Effective Time will be the officers of the surviving corporation following the Effective Time. In addition, Arthur Kellar, Chairman of the Board of EZ, and Alan Box, President and Chief Executive Officer of EZ, will become directors of American and Mr. Box will become an Executive Vice President of American.

INTERESTS OF CERTAIN PERSONS

  In considering the recommendation of the EZ Board with respect to the Merger, the EZ Stockholders should be aware that certain members of EZ's management and the EZ Board have certain interests in the Merger that may present them with actual or potential conflicts of interest. As noted above, Messrs. Kellar and Box will become directors of American and Mr. Box will become an Executive Vice President of American. It is also anticipated that Mr. Kellar will be elected to the Executive Committee and the Compensation Committee of the American Board. The existing employment agreements of each of Messrs. Kellar and Box with EZ will be terminated and Mr. Kellar will receive a payment of $250,000 in lieu of the severance payments to which he is entitled under his employment agreement. The Merger Agreement requires American (if the Direct Merger is effected) or American Subsidiary (if the Subsidiary Merger is effected) to indemnify the directors, officers and employees of EZ with respect to matters arising prior to the Effective Time (including in connection with the Merger and the Merger Agreement) to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL") and, in either event, requires American, so long as it otherwise maintains directors' and officers' insurance for its then current directors and officers, to maintain for a period of six years the policies of directors' and officers' liability insurance currently maintained by EZ (or substantially equivalent ones). The Merger Agreement also requires American to grant registration rights to each "affiliate" of EZ on the terms set forth in American's present registration rights agreement with many of its stockholders. See "Risk Factors--Interests of Certain EZ Persons in the Merger".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  No gain or loss will be recognized by the American Stockholders in the Merger. The EZ Stockholders will recognize gain realized, if any, to the extent of the $11.75 per share received as part of the Merger Consideration and will recognize gain or loss with respect to cash received in lieu of fractional shares. The tax basis of an EZ Stockholder in American Class A Common Stock received will generally be the same as the tax basis of the EZ Common Stock surrendered by such EZ Stockholder in the Merger, decreased by cash received (excluding cash received in lieu of a fractional share) and increased by any gain recognized (whether capital gain or dividend income), and the holding period of the American Class A Common Stock received will include the holding period of the EZ Common Stock surrendered if the EZ Common Stock was held as a capital asset. An EZ Stockholder who receives cash in lieu of a fractional share of American Class A Common Stock will recognize gain or loss as if the fractional share had been received and sold for cash. Neither American nor EZ nor any subsidiary of either will recognize any gain as a result of the Merger. See "Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  The Merger will be accounted for by American under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by American in connection with the Merger will be allocated to EZ's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of EZ will be consolidated into the assets and liabilities and results of operations of American subsequent to the Effective Time.

RIGHTS OF DISSENTING STOCKHOLDERS

  Pursuant to the DGCL, holders of American Common Stock do not have appraisal rights. Pursuant to the Virginia Stock Corporation Act (the "VSCA"), any holder of EZ Common Stock (i) who delivers to EZ written notice prior to the vote taken at the EZ Special Meeting of his intent to demand payment for his shares if the Merger is effectuated, (ii) whose shares are not voted in favor of the Merger, and (iii) who follows certain other procedural requirements set forth in the VSCA, shall be entitled to dissenters' rights under Section 13.1-730 of the VSCA ("Section 13.1-730"). See "Rights of Dissenting Stockholders--EZ". The receipt of cash in exchange for EZ Common Stock pursuant to the exercise of dissenters' rights will be a taxable transaction. All of the holders of EZ Common Stock subject to the EZ Voting Agreement have waived their dissenters' rights with respect to their shares of EZ Common Stock. See "Certain Federal Tax Considerations" and "Rights of Dissenting Stockholders".

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

  On August 2, 1996, the trading day prior to the announcement of the Merger, the closing sales prices of the American Class A Common Stock and the EZ Class A Common Stock, as reported on Nasdaq, were $39.50 and $32.50, respectively. On October 29, 1996, the most recent date for which it was practicable to obtain market data prior to printing of this Proxy Statement, the closing sales prices of the American Class A Common Stock and the EZ Class A Common Stock, as reported on Nasdaq, were $28.25 and $36.50, respectively. No established public trading market exists for the American Class B Common Stock or the EZ Class B Common Stock and, accordingly, no price information is available with respect thereto. See "Market Prices and Dividend Data".

  Holders of American Voting Stock and EZ Common Stock are urged to obtain current market quotations prior to making any decision with respect to the Merger.

AMERICAN SUMMARY COMBINED FINANCIAL INFORMATION

  The following Summary Combined Financial Information has been derived from the consolidated financial statements of American and the financial statements and the Selected Financial Data of the predecessor entities of American (Stoner, Atlantic, Multi Market and Boston AM (the "American Predecessor Entities")), which are contained in the American 10-K and the American 10-Q. The Summary Combined Financial Information should be read in conjunction with American's and each of the American Predecessor Entities' financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are contained in the American 10-K and the American 10-Q. The following financial information presents the combined operating results of the American Predecessor Entities for periods prior to the date of the combination of American and the American Predecessor Entities (the "American Reorganization") (November 1, 1993) for 1991, 1992 and the ten months ended October 31, 1993 as if such entities had combined effective January 1, 1991 or, if later, the date of commencement of operations of certain American Predecessor Entities. The information for the two months ended December 31, 1993, the years ended December 31, 1994 and 1995, as of June 30, 1996 and for the six months ended June 30, 1995 and 1996, is based on the historical American consolidated financial statements. The Summary Combined Financial Information presented below as of June 30, 1996 and for each of the six months ended June 30, 1995 and 1996 is derived from the unaudited historical American consolidated financial statements which, in the opinion of American management, have been prepared on the same basis as the audited historical American consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation thereof. Because generally accepted accounting principles require the American Reorganization to be accounted for on a purchase basis, the historical consolidated financial statements of American incorporated by reference in this Proxy Statement cover the period commencing with the effectiveness of the American Reorganization. The pro forma financial information with respect to the year ended December 31, 1995, as of June 30, 1996 and for the six months then ended included below reflects certain adjustments, as explained elsewhere in this Proxy Statement, and therefore any comparison of the pro forma 1995 and 1996 financial information with the Summary Combined Financial Information appearing below and elsewhere in this Proxy Statement for periods prior to 1995 is inappropriate. Such pro forma financial information gives effect, among other things, to the American Pro Forma Transactions (which term means the Hartford Transaction, the HBC Merger, the BayCom Transaction and the Baltimore Transaction) because American has or intends to consummate the American Pro Forma Transactions, subject to FCC approval and expiration or earlier termination of the HSR Act waiting period. The American Pro Forma Transactions do not include all of the American Probable Transactions. Because it is uncertain whether the circumstances will in fact occur under which the Austin stations option would be exercised, the pro forma financial information does not give effect to the exercise of such option. In addition, the pro forma financial information does not give effect to the transactions referred to under "Business--Recent Transactions--Other Transactions" in Appendix V because of, among other things, the absence of a definitive purchase and sale agreement. The historical operating results for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the year ending December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" in the American 10-K and the American 10-Q.

                       AMERICAN RADIO SYSTEMS CORPORATION

                     COMBINED AMERICAN
                  PREDECESSOR ENTITIES(1)         AMERICAN(1)                            AMERICAN
                  --------------------------  -------------------- ----------------------------------------------------------
                                                                           YEAR ENDED
                                      TEN       TWO     COMBINED          DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                    YEAR ENDED       MONTHS    MONTHS     YEAR     ----------------------------  ----------------------------
                   DECEMBER 31,      ENDED     ENDED      ENDED       HISTORICAL      PRO FORMA     HISTORICAL      PRO FORMA
                  ----------------  OCTOBER   DECEMBER  DECEMBER   -----------------  ---------  -----------------  ---------
                  1991(2)  1992(2)  31, 1993  31, 1993 31, 1993(2) 1994(2)  1995(2)    1995(3)   1995(2)  1996(2)    1996(4)
                  -------  -------  --------  -------- ----------- -------  --------  ---------  -------  --------  ---------
                                                             (IN THOUSANDS)
STATEMENT OF
 OPERATIONS
 DATA:
Net revenues....  $42,224  $46,306  $45,010    $8,943    $53,953   $68,034  $ 97,772  $257,205   $44,514  $ 61,426  $138,242
Operating
 expenses.......   37,473   36,698   37,058     6,493     43,551    50,129    67,048   167,510    32,618    45,696    94,998
Depreciation and
 amortization...    6,294    4,465    5,900     1,415      7,315     9,920    12,364    58,641     6,042     4,839    25,592
Corporate
 general and
 administrative
 expenses.......    2,581    3,657    2,897       944      3,841     2,229     3,908     4,908     1,484     2,341     2,840
                  -------  -------  -------    ------    -------   -------  --------  --------   -------  --------  --------
Operating income
 (loss).........   (4,124)   1,486     (845)       91       (754)    5,756    14,452    26,146     4,370     8,550    14,812
Net interest
 expense........   (4,702)  (4,370)  (5,517)     (801)    (6,318)   (7,051)  (10,062)   55,122    (5,628)   (5,323)   27,429
Gains (losses)
 on sale of
 assets, net....      (67)    (964)   3,133       --       3,133     2,345    11,544    11,544    11,559       (36)      (36)
Other non-
 operating
 income
 (expense),
 net(5).........      (60)      (3)      42       --          42      (568)      --        --        --        --        --
                  -------  -------  -------    ------    -------   -------  --------  --------   -------  --------  --------
Income (loss)
 before income
 taxes and other
 items..........   (8,953)  (3,851)  (3,187)     (710)    (3,897)      482    15,934   (17,432)   10,301     3,191   (12,653)
Provision
 (benefit) for
 income
 taxes(6).......      716      382    1,690      (263)     1,427       556     6,829    (2,771)    4,419     1,436    (2,935)
                  -------  -------  -------    ------    -------   -------  --------  --------   -------  --------  --------
Income (loss)
 before
 extraordinary
 item...........  $(9,669) $(4,233) $(4,877)   $ (447)   $(5,324)      (74)    9,105   (14,661)    5,882     1,755    (9,718)
                  =======  =======  =======    ======    =======
Extraordinary
 loss...........                                                    (1,159)     (817)      --        --        --        --
                                                                   -------  --------  --------   -------  --------  --------
Net income
 (loss).........                                                    (1,233)    8,288   (14,661)    5,882     1,755    (9,718)
Preferred Stock
 and Series C
 Common Stock
 dividends......                                                    (1,887)     (815)     (815)     (815)     (134)     (134)
                                                                   -------  --------  --------   -------  --------  --------
Net income
 (loss)
 applicable to
 common
 stockholders...                                                    (3,120)    7,473   (15,476)    5,067     1,621    (9,852)
                                                                   =======  ========  ========   =======  ========  ========
Net income
 (loss) before
 extraordinary
 item per common
 share(7).......                                                   $ (0.21) $   0.65  $  (0.71)  $  0.50  $    .09  $   (.35)
                                                                   =======  ========  ========   =======  ========  ========
Weighted average
 common shares
 outstanding(8)..                                                    9,338    12,646    21,922    10,081    19,026    28,145
                                                                   =======  ========  ========   =======  ========  ========
OTHER FINANCIAL
 DATA:
Broadcast cash
 flow(9)........  $ 4,751  $ 9,608  $ 7,952    $2,450    $10,402   $17,905  $ 30,724  $ 89,695   $11,896  $ 15,730  $ 43,244
EBITDA(9).......    2,170    5,951    5,055     1,506      6,561    15,676    26,816    84,787    10,412    13,389    40,404
After-tax cash
 flow(9)........      --       --       --        --         --      7,959    20,654    43,165    11,109     6,460    15,740
Cash (used for)
 provided by
 operating
 activities.....   (2,008)   2,312     (531)     (404)      (935)      424     5,828       --      1,527    (5,523)      --
Cash (used for)
 provided by
 investing
 activities.....   (2,869)  (1,632)  (6,573)     (197)    (6,770)  (92,909)  (81,183)      --    (25,658) (113,643)      --
Cash (used for)
 provided by
 financing
 activities.....      404       22    6,197     1,977      8,174    91,261    76,076       --     25,901   264,452       --

                                                              JUNE 30, 1996
                                                         -----------------------
                                                         HISTORICAL PRO FORMA(4)
                                                         ---------- ------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $149,175   $  107,993
Notes receivable(10)....................................     1,136        1,136
Working capital.........................................   165,073      142,491
Station investment notes(5)(11).........................    41,377       41,377
Intangible assets--net..................................   177,885    1,091,814
Total assets............................................   542,044    1,507,812
Long-term debt, including current portion...............   175,086      632,554
Stockholders' equity....................................   333,464      702,565

--------
(1) The information for the Combined American Predecessor Entities includes the results of operations of the following entities for the following periods:
    Stoner and Atlantic--the two years ended December 31, 1992 and ten months ended October 31, 1993; Multi Market--the two fiscal years ended August 31, 1992 (included in calendar years 1991 and 1992) and the sum of (a) eight-twelfths of the fiscal year ended August 31, 1993 and (b) the historical results for the two months ended October 31, 1993 (included in the ten months ended October 31, 1993); and Boston AM--the one-month period ended December 31, 1992 (in calendar year 1992) and the ten months ended October 31, 1993 (in that period). In addition, the 1993 financial information combines the American Predecessor Entities for the ten months ended October 31, 1993 and historical American financial statements for the two month period ended December 31, 1993.
(2) Year-to-year comparisons are significantly affected by the timing of acquisitions and dispositions of radio stations, which have been numerous during the periods shown. See the American 10-K and Appendix V for a description of the acquisitions and dispositions made in 1994, 1995 and 1996, and for those made in certain earlier years.
(3) The unaudited pro forma Statement of Operations Data and Other Financial Data for the year ended December 31, 1995 give effect to (i) the West Palm Beach acquisition which was consummated in July 1995, (ii) the American Pro Forma Transactions, and (iii) the Merger including the EZ Probable Transactions as if each of the foregoing had occurred on January 1, 1995. The term "American Pro Forma Transactions" means the BayCom Transaction, the Hartford Transaction, the HBC Merger and the Baltimore Transaction and does not include all of the American Probable Transactions. See "Business-- Recent Transactions" in Appendices V and VI and "Unaudited Pro Forma Financial Statements of American and EZ".
(4) The unaudited pro forma Statement of Operations Data and Other Financial Data for the six months ended June 30, 1996 give effect to (i) the American Pro Forma Transactions, and (ii) the Merger including the EZ Probable Transactions as if each of the foregoing had occurred on January 1, 1996. The unaudited pro forma Balance Sheet Data as of June 30, 1996 gives effect to the above, as if each of the transactions had occurred on June 30, 1996. See "Business--Recent Transactions" in Appendices V and VI and "Unaudited Pro Forma Financial Statements of American and EZ".
(5) Includes a provision for loss in 1994 of $0.5 million on a station investment note receivable from an entity owning an AM radio station in Boston, Massachusetts (together with two other stations in the Providence, Rhode Island area). See the Consolidated Financial Statements of American in the American 10-K.
(6) The American Predecessor Entities' provision (benefit) for income taxes for the periods prior to 1994 represents the historical provision (benefit) for Stoner. Atlantic was a partnership and Boston AM was an S corporation and, accordingly, taxable income or loss flowed through to the partners and stockholder, respectively, of those entities. Multi Market has net operating loss carryforwards available to reduce future taxable income. As the realization of the benefit of those losses was not assured, no income tax benefit was recorded. Based on these circumstances, a combined tax provision for periods prior to 1994 has not been presented.
(7) Represents net income (loss) per common share before extraordinary loss after Preferred Stock and Series C Common Stock dividends. Net income
    (loss) per common share reflects the two-for-one exchange of shares of American Common Stock effected in June 1995 by the recapitalization of the American capital stock described in the Notes to the Consolidated Financial Statements in the American 10-K and under "Certain Transactions--American Recapitalization" in Appendix V (the "American Recapitalization").
(8) For the periods prior to 1994, weighted average common shares outstanding and per share data were not computed because the American Predecessor Entities included a partnership. Number of shares reflects the two-for-one exchange of shares of American Common Stock effected by the American Recapitalization.
(9) "Broadcast cash flow" means operating income (loss) before depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income (loss) before depreciation and amortization. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization, less stock dividends. Broadcast cash flow, EBITDA and after-tax cash flow should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of American's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, they are widely used in the broadcasting industry as a measure of a radio company's operating performance because they assist in comparing radio station performance on a consistent basis across radio companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.
(10) Represents a note receivable relating to the sale of a radio station in Syracuse, New York in 1990. The note has a face amount of $1.0 million and was paid in full in October 1996.
(11) Station investment notes represent American's loans to entities (or their affiliates) owning stations as follows: Boston--$.5 million; West Palm Beach--$9.9 million; Buffalo--$8.0 million; Dayton--$15.6 million; and Jensen Beach--$7.4 million. Such loans have stated annual interest rates ranging from 10%-12% or, in certain cases, American's borrowing rate under the American Credit Agreement. Substantially all of the station investment notes were issued in connection with the prospective acquisitions of the related stations. Accordingly, after giving effect to the American Probable Transactions, the only such note which would remain outstanding would be Boston--$.5 million.

EZ SUMMARY COMBINED FINANCIAL INFORMATION

  The following Summary Combined Financial Information has been derived from the consolidated financial statements of EZ which are contained in the EZ 10-K and the EZ 10-Q. The Summary Combined Financial Information should be read in conjunction with EZ's financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are contained in the EZ 10-K and the EZ 10-Q. The information for the years ended March 31, 1992 and 1993, the nine months ended December 31, 1993, and the years ended December 31, 1994 and 1995, is based on the historical EZ consolidated financial statements. The Summary Combined Financial Information presented below as of June 30, 1996 and for each of the six months ended June 30, 1995 and 1996, is derived from the unaudited historical EZ consolidated financial statements which, in the opinion of EZ management, have been prepared on the same basis as the audited historical EZ consolidated financial statements and include all adjustments (consisting only of normal and recurring adjustments and accruals) necessary for a fair presentation thereof. The pro forma financial information with respect to the year ended December 31, 1995, as of June 30, 1996 and for the six months then ended included below reflects certain adjustments, as explained elsewhere in this Proxy Statement, and therefore any comparison of the pro forma 1995 and 1996 financial information with the Summary Combined Financial Information appearing below and elsewhere in this Proxy Statement for the periods prior to 1995 is inappropriate. The historical operating results for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the year ending December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the EZ 10-K and the EZ 10-Q.

                            EZ COMMUNICATIONS, INC.

                                                      YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                      -------------------------  -----------------------------
                                              NINE
                                             MONTHS
                                             ENDED
                            YEAR ENDED      DECEMBER                      PRO                          PRO
                             MARCH 31,        31,       HISTORICAL       FORMA      HISTORICAL        FORMA
                          ----------------  --------  ----------------  -------  ------------------  ---------
                           1992     1993      1993     1994     1995     1995      1995      1996      1996
                          -------  -------  --------  -------  -------  -------  --------  --------  ---------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA(1):
Net revenues............  $52,894  $47,482  $40,695   $66,013  $83,668  $96,811  $ 38,364  $ 47,351  $ 46,010
Operating expenses......   40,731   34,779   27,262    42,951   55,652   62,564    26,158    32,201    30,456
Depreciation and
 amortization...........    5,059    3,652    2,726     5,388    6,757    9,781     3,277     4,292     5,240
Corporate general and
 administrative
 expenses...............    2,663    2,559    1,963     3,325    3,556    3,556     1,820     1,826     1,826
                          -------  -------  -------   -------  -------  -------  --------  --------  --------
Operating income
 (loss).................    4,441    6,492    8,744    14,349   17,703   20,910     7,109     9,032     8,488
Net interest expense....    7,947    5,526    2,754     5,313   10,799   17,953     5,343     9,634     8,748
Gains (losses) on sale
 of assets, net            (3,380)     547   (1,038)     (860)     --       --        --        --        --
Other non-operating
 income (expense), net..   (1,049)    (553)    (251)      316     (685)    (685)     (278)      (41)      (41)
                          -------  -------  -------   -------  -------  -------  --------  --------  --------
Income (loss) before
 income taxes and other
 items..................   (7,935)     960    4,701     8,492    6,219    2,272     1,488      (643)     (301)
Provision (benefit) for
 income taxes...........   (2,650)     997    1,983     3,670    2,975    1,396       654      (804)     (667)
                          -------  -------  -------   -------  -------  -------  --------  --------  --------
Income (loss) before
 extraordinary item.....   (5,285)     (37)   2,718     4,822    3,244      876       834       161       366
Extraordinary gain
 (loss).................      --      (550)     --     (1,343)  (1,001)  (1,001)      --        --        --
                          -------  -------  -------   -------  -------  -------  --------  --------  --------
Net income (loss).......  $(5,285) $  (587) $ 2,718   $ 3,479  $ 2,243  $  (125) $    834  $    161  $    366
                          -------  -------  -------   -------  -------  -------  --------  --------  --------
Net income (loss) before
 extraordinary item per
 common share...........  $ (0.89) $ (0.01) $  0.37   $  0.54  $  0.36  $  0.10  $   0.09  $   0.02  $   0.04
                          =======  =======  =======   =======  =======  =======  ========  ========  ========
Weighted average common
 shares outstanding.....    5,931    5,931    7,400     8,969    9,029    9,029     9,004     9,074     9,074
                          =======  =======  =======   =======  =======  =======  ========  ========  ========

                                                      YEAR ENDED DECEMBER 31,  SIX MONTHS ENDED JUNE 30,
                                                      ------------------------ -----------------------------
                                              NINE
                                             MONTHS
                                             ENDED
                            YEAR ENDED      DECEMBER                     PRO                         PRO
                             MARCH 31,        31,       HISTORICAL      FORMA     HISTORICAL        FORMA
                          ----------------  --------  ---------------- ------- ------------------  ---------
                           1992     1993      1993     1994     1995    1995     1995      1996      1996
                          -------  -------  --------  -------  ------- ------- --------  --------  ---------
                                                    (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
Broadcast cash flow(2)..  $12,163  $12,703  $13,433   $23,062  $28,016 $34,247 $ 12,206  $ 15,150  $ 15,554
EBITDA(2)...............    9,500   10,144   11,470    19,737   24,460  30,691   10,386    13,324    13,728
After-tax cash flow(2)..    3,154    3,068    6,482    11,070   10,001  10,657    4,111     4,453     5,606
Cash (used for) provided
 by operating
 activities.............      199    1,979    3,818     9,959    7,139     --       357    (1,817)      --
Cash (used for) provided
 by investing
 activities.............    1,034    6,488  (19,295)  (88,305)   4,248     --     6,625   (57,354)      --
Cash (used for) provided
 by financing
 activities.............   (3,188)  (9,899)  16,680    79,070   19,165     --    (8,172)   28,572       --

                                                               JUNE 30, 1996
                                                             ------------------
                                                                          PRO
                                                             HISTORICAL  FORMA
                                                             ---------- -------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 2,676   $ 2,426
Notes receivable............................................      648       648
Working Capital.............................................   23,640    20,640
Intangible assets--net......................................  172,068   225,399
Total assets................................................  236,838   289,338
Long-term debt, including current portion...................  177,387   175,087
Stockholders' equity........................................   42,015    74,895

--------
(1) Year to year comparisons are significantly affected by the timing of acquisitions and dispositions of radio stations, which have been numerous during the periods shown. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the EZ 10-K.
(2) "Broadcast cash flow" means operating income (loss) before depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income (loss) before depreciation and amortization. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization, less stock dividends. Broadcast cash flow, EBITDA and after-tax cash flow should not be considered in isolation from, or as a substitute for operating income, net income or cash flow and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of EZ's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, they are widely used in the broadcasting industry as a measure of a radio company's operating performance because they assist in comparing radio station performance on a consistent basis across radio companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

COMPARATIVE HISTORICAL AND PRO FORMA EQUIVALENT COMMON SHARE DATA

  The following table sets forth as of the date and for the periods indicated selected historical per share data of American and EZ, pro forma per share data from continuing operations of American and EZ (giving effect to the American Probable Transactions and the Merger in the case of American, and the EZ Probable Transactions in the case of EZ), and pro forma equivalent per share amounts giving effect to the American Probable Transactions, the EZ Probable Transactions and the Merger. The pro forma equivalent information of EZ represents American's pro forma per share information multiplied by 0.9, the exchange ratio called for in the Merger Agreement. Neither American nor EZ has ever paid cash dividends on its Class A or Class B Common Stock. The data set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of American and EZ, including the notes thereto, which are incorporated by reference in this Proxy Statement. The data should also be read in conjunction with the unaudited pro forma condensed financial statements, including the notes thereto, included in this Proxy Statement.

                                         YEAR ENDED        SIX MONTHS ENDED
                                      DECEMBER 31, 1995      JUNE 30, 1996
                                      -------------------  -------------------
                                      AMERICAN     EZ      AMERICAN     EZ
                                      -------------------  -------------------
Historical:
  Income per share...................  $   0.59  $   0.36   $   0.10  $   0.02
  Book value per share...............  $   5.29  $   4.56   $  17.39  $   4.62
Pro Forma:
  Income (loss) per share............  $  (0.71) $   0.10   $  (0.35) $   0.04
  Book value per share...............       --        --    $  24.02  $   8.23
Pro Forma Equivalent:
  Loss per share.....................             $ (0.64)            $  (0.32)
  Book value per share...............                 --              $  21.62

                                 RISK FACTORS

  The following risk factors may affect the value of the American Class A Common Stock and therefore should be considered by the American Stockholders and the EZ Stockholders in evaluating whether to approve the Merger and, in the case of the American Stockholders, to approve the Charter Amendment, and in the case of the EZ Stockholders, to become holders of American Class A Common Stock. These factors should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement.

FINANCIAL LEVERAGE; DEBT SERVICE REQUIREMENTS

  At June 30, 1996, American had approximately $176.5 million in long-term debt outstanding. After giving effect to the American Probable Transactions but not the Merger (and the Merger), as if each of them had occurred on June 30, 1996, American's long-term debt outstanding would have been approximately $414.4 million ($701.9 million), which would have comprised approximately 51.0% (50.0%) of American's total capitalization, and its combined long-term debt and obligations relating to the Convertible Preferred Stock would have been $551.9 million ($839.4 million), which would have comprised approximately 68.0% (59.8%) of American's total capitalization. Had the American Probable Transactions but not the Merger (and the Merger), as well as the acquisitions and dispositions consummated during 1995 or thereafter, occurred on January 1, 1995, pro forma net interest expense and net distribution requirements on the Convertible Preferred Stock for the year ended December 31, 1995 would have been approximately $46.3 million ($73.1 million).

  In order to finance acquisitions of radio stations and for general corporate purposes, American has borrowed and expects to continue to borrow under the American Credit Agreement and has issued an aggregate of $175.0 million principal amount of the American Senior Notes. As part of the Merger, American will, in the case of the Direct Merger, assume EZ's obligations with respect to $150.0 million principal amount of the EZ Senior Notes and refinance the EZ Credit Facility as part of the American Credit Agreement. In the case of the Subsidiary Merger, the EZ Credit Facility and the EZ Senior Notes will become the obligations of American Subsidiary. To the extent the holders of the EZ Senior Notes elect to exercise their right to require American (or American Subsidiary) to purchase such notes as a result of the Change of Control (as defined in the EZ Senior Note Indenture) of EZ, American (or American Subsidiary) will be required to borrow the necessary funds under the American Credit Agreement (or the EZ Credit Facility). In connection with the consummation of the Merger, American expects to increase the maximum amount which may be borrowed under the American Credit Agreement (or, in the event of the Subsidiary Merger, the Credit Agreements) to $1.0 billion. A substantial portion of American's cash flow from operations is required for debt service. American believes that cash flow from operations will be sufficient to meet debt service requirements for interest and scheduled payments of principal under the Credit Agreements and the Senior Notes. However, American's leverage could make it vulnerable to a downturn in the operating performance of its radio stations or a downturn in economic conditions. If such cash flow were not sufficient to meet such debt service requirements or payments of principal, American could be required to sell equity securities, refinance its obligations or dispose of one or more of its stations in order to make scheduled payments. There can be no assurance that American would be able to effect any such transactions on favorable terms. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources" in the American 10-K.

  Borrowings under the Credit Agreements bear interest at variable rates. Therefore, increases in interest rates on borrowings under the Credit Agreements would adversely affect American's income and cash flow otherwise available for principal and interest requirements and the ability of American to implement fully its strategic plan. Although American intends to manage its exposure to fluctuating interest rates by entering into interest rate protection and similar agreements, including interest rate swaps, collars and caps (all of the foregoing agreements being forms of derivatives) with respect to a portion of the borrowings thereunder, there can be no assurance that American will continue to be able to enter into such agreements.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The American Senior Note Indenture and the EZ Senior Note Indenture contain certain restrictive covenants, including limitations on (i) the incurrence of indebtedness and the issuance of preferred stock by American (and American Subsidiary in the case of the Subsidiary Merger) and the Restricted Subsidiaries (as defined in the Senior Note Indentures); (ii) the payment of dividends and the making of restricted payments; (iii) transactions with affiliates; (iv) the existence of liens; (v) the disposition of proceeds of asset sales; (vi) Asset Swaps (as defined in the Senior Note Indentures);
(vii) the making of guarantees by American and the Restricted Subsidiaries (or Subsidiaries, in the case of the EZ Senior Note Indenture); (viii) transfers and issuances of stock of the Restricted Subsidiaries (or Subsidiaries, in the case of the EZ Senior Note Indenture); (ix) the imposition of restrictions on certain payments by the Restricted Subsidiaries (or Subsidiaries, in the case of the EZ Senior Note Indenture); (x) investment in Unrestricted Subsidiaries (in the case of and as defined in the American Senior Note Indenture); and
(xi) certain mergers and sales of assets. As noted above, the EZ Senior Note Indenture will also require American (or American Subsidiary in the event of the Subsidiary Merger) to offer to purchase all of the EZ Senior Notes at 101% of their principal amount, upon consummation of the Merger. In addition, the Credit Agreements contain certain other and more restrictive covenants than those contained in the Senior Note Indentures, including limitations on the aggregate size of future acquisitions undertaken without lender consent, requirements that certain conditions be satisfied prior to consummation of any future acquisitions and limitations on the amount of capital expenditures permitted in future years without lender consent. These covenants may adversely affect American's ability to pursue its acquisition strategy. The Credit Agreements also require American (and American Subsidiary in the case of the Subsidiary Merger) to maintain specific financial ratios and to satisfy certain financial condition tests. The ability of American (or the American Subsidiary) to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that American (or the American Subsidiary) will meet those tests. The breach of any of these covenants could result in a default under either Credit Agreement, either Senior Note Indenture, or all of them. In the event of a default under either Credit Agreement or either Senior Note Indenture, the lenders or the noteholders, as the case may be, could seek to declare all amounts outstanding under the applicable Credit Agreement or Senior Note Indenture, as the case may be, together with accrued and unpaid interest, if any, to be immediately due and payable. Under such circumstances, cross default provisions would probably result in the amounts outstanding under all such instruments becoming due and payable. If American (or the American Subsidiary) were unable to repay those amounts, the lenders under the applicable Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. Substantially all of the assets of American and EZ are pledged as collateral under the applicable Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the Notes to the Consolidated Financial Statements of American and of EZ in the American 10-K and the EZ 10-K, respectively.

COMPETITION

  Radio broadcasting is a highly competitive business. Each of American's and EZ's radio stations competes for audience share and advertising revenue directly with other radio stations, as well as with other media such as billboards, newspapers, television, compact discs, music videos and mobile telephones within their respective markets. There are typically other well-capitalized firms competing in the same geographic markets as American and EZ, many of which have substantial financial resources. With the elimination of any restrictions on the number of radio stations which may be owned nationally by a single operator and the liberalization of local ownership restrictions effected by the Telecommunications Act, the radio industry is experiencing a consolidation of ownership, as a result of which competition may intensify as companies with substantial resources emerge.

  The financial success of each of American's and EZ's radio stations is dependent principally upon each such station's share of the overall advertising revenue within its geographic market, its promotion and other expenses incurred to obtain that revenue and the economic health of the geographic market. Radio advertising revenues are, in turn, highly dependent upon audience share. Radio station operators are subject to the possibility of another station changing programming formats to compete directly for listeners and advertisers or launching an aggressive promotional campaign in support of an already existing competitive format. If a competitor were to attempt to compete in either of these fashions, the broadcast cash flow of American's or EZ's affected station could decrease due to increased promotion and other expenses and/or lower advertising revenues resulting from lower ratings. There can be no assurance that any of American's or EZ's radio stations will be able to maintain or increase its current audience ratings and revenue market share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the American 10-K and the EZ 10-K and "Business--Operating Philosophy" and "--Advertising Sales" in each of Appendix V and VI.

  In addition to management experience, factors which may materially influence a station's competitiveness include the station's rank in its market, its signal strength, audience characteristics, local program acceptance and the characteristics of other stations in the market area.

  Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format digital radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services. American cannot predict the effect, if any, that new technologies may have on the radio broadcasting industry. See "Business--Federal Regulation of Radio Broadcasting" in Appendix V.

  For information concerning additional potential competition from other media, entertainment and telecommunications companies which might be able to enter the radio broadcasting industry in the event of legislative or regulatory change, see "--Regulatory Matters" below.

CONTROL BY THE PRINCIPAL STOCKHOLDERS; RESTRICTIONS ON CHANGE OF CONTROL

  As of October 1, 1996, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer, and Thomas H. Stoner, Chairman of the Executive Committee of the Board, together with their affiliates (the "American Principal Stockholders"), owned approximately 49.0% of the combined votes of the American Voting Stock. After giving effect to the consummation of the Merger, as of such date, the American Principal Stockholders would have owned approximately 43.4% of such combined votes. Accordingly, the American Principal Stockholders may, in effect, be able to control the vote on all matters submitted to a vote of the holders of the American Common Stock, except with respect to (i) the election of two independent directors, (ii) those matters which the American Restated Certificate or applicable law requires a 66 2/3% vote, and (iii) those matters requiring a class vote by law. See "The Special Meetings--Ownership of Securities--American." Control by the American Principal Stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of American, including transactions in which the holders of American Class A Common Stock might otherwise receive a premium for their shares over the then-current market prices. See "Description of American Capital Stock".

  The American Credit Agreement, the American Senior Note Indenture and the Convertible Preferred Stock, as well as the agreement relating to the broadcast of Boston Red Sox games, restrict, and the EZ Senior Note Indenture will restrict, certain changes in control of American. In addition, the Communications Act of 1934, as amended, including by the Telecommunications Act (the "Communications Act"), and the rules of the FCC require the prior consent of the FCC to any change of control of American. See "Business-- Federal Regulation of Radio Broadcasting" in Appendix V.

  In addition to the stock ownership by the American Principal Stockholders and the FCC restrictions referred to above, certain provisions of the American Restated Certificate and Delaware law may have the effect of discouraging a third party from making an acquisition proposal for American and may thereby inhibit a change of control of American. See "Description of American Capital Stock--Preferred Stock" and "--Delaware Business Combination Provisions".

DEPENDENCE ON KEY PERSONNEL

  American's and EZ's business is partially dependent upon the performance of certain key individuals, including its executive officers, station general managers and on-air announcers who are well recognized and established in the markets in which American and EZ conduct business. Neither American nor EZ has entered into employment agreements with any of its executive officers (other than, in the case of EZ, Messrs. Kellar and Box whose agreements are intended to be terminated), but each has entered into employment agreements, which contain non-compete provisions, with certain of its station general managers and high-profile on-air announcers. As additional incentive, certain of American's general managers and executive officers have been granted options to purchase shares of American Common Stock which are subject to vesting provisions over a five year period and EZ has granted stock options to its personnel of a similar type. However, there can be no assurance that American (or EZ prior to the Merger) will be able to retain such officers, managers or announcers, the loss of whom could have a material adverse effect upon American (or EZ prior to the Merger), or that American (or EZ prior to the Merger) will be able to prevent them from competing with American (or EZ prior to the Merger) in the event of their departure. American and EZ do not maintain key man life insurance of any significance on the lives of any of such officers, managers or announcers.

ACQUISITION STRATEGY

  Since January 1, 1996, American has entered into or consummated acquisition agreements, exclusive of the Merger Agreement and station asset swaps, for 49 stations for an aggregate consideration of approximately $673.6 million. American intends to continue its active acquisition strategy as described elsewhere in this Proxy Statement. Inherent in such a strategy are certain risks, such as increasing leverage and debt service requirements, combining disparate company cultures and facilities, and operating stations in many geographically diverse markets, which could adversely affect ratings and revenues in a given market. Certain of these risks may be increased to the extent that American's future acquisitions are in larger markets and/or involve multiple stations in several markets, as does the EZ Merger. Accordingly, there can be no assurance that one or more of American's past or future acquisitions may not have an adverse effect on its business.

  The Credit Agreements require the approval of the lenders to acquisitions above a certain size and, in addition, each of them and each Senior Note Indenture contain borrowing limits. Although all of the acquisitions constituting a part of the American Probable Transactions which require such approval have received the required lender approvals, there can be no assurance that the lenders will consent to any particular future acquisition that American desires to make or, since American may, from time to time, be at or near its borrowing limits, to increased borrowing levels, and this may inhibit the ability of American to implement its acquisition strategy. The Senior Note Indentures also contain restrictions which, under certain circumstances, could impair the ability of American (or, in the case of the Subsidiary Merger, of American Subsidiary) to make acquisitions. Moreover, to the extent that acquisitions in the future are financed, either in whole or in part, through the issuance of American Common Stock or securities convertible into or entitling their holders to purchase American Common Stock, existing stockholders may suffer a dilution in their holdings.

  American competes and will continue to compete with many other buyers, both radio operators and financial institutions, for the acquisition of radio stations. Certain of those competitors have greater financial and other resources than those of American. In addition, if the prices sought by sellers of radio stations continue to rise, American may find fewer acceptable acquisition opportunities. For information concerning additional potential competition from other media, entertainment and telecommunication companies for acquisitions, see "Business--Federal Regulation of Radio Broadcasting" in Appendix V.

  American may not be able to implement its acquisition strategy because of the application of FCC cross ownership rules, cross-interest policy or other rules and policies. These rules and policies could prevent American from making future acquisitions if the American Principal Stockholders or certain other stockholders or officers and directors also have or acquire attributable interests in broadcast or other media properties. It is not possible to know, however, whether future legislative or regulatory action may change applicable ownership rules or policies or, if it does, whether such changes would make those limitations more or less restrictive. See "Business--Acquisition Strategy" and "--Federal Regulation of Radio Broadcasting" in Appendices V and VI.

ANTITRUST MATTERS

  As a result of the recent consolidation of ownership in the radio broadcast industry, the Antitrust Division has been giving closer scrutiny to acquisitions in the industry, including some of those of EZ and American. The consummation of certain acquisitions, including the Merger and some of the American Probable Transactions and some of the EZ Probable Transactions, are subject to notification filing requirements, applicable waiting periods and possible review by the Antitrust Division of the Justice Department (the "Antitrust Division") or the Federal Trade Commission ("FTC") under the HSR Act. See "The Merger Agreement--Regulatory Matters--Antitrust." The Antitrust Division has issued Second Requests for additional information in connection with American Probable Transactions in Rochester and Sacramento. See "Business--Recent Transactions--Pending Acquisitions and Dispositions-- Rochester" and "--Sacramento" in Appendix V. The Antitrust Division has also issued a Civil Investigative Demand to both EZ and American in connection with the EZ Probable Transactions in Charlotte. See "Business--Recent Transactions--Pending Acquisitions and Dispositions--Philadelphia-Charlotte Station Asset Exchange and Purchase" in Appendix VI. American and EZ have been engaged in ongoing negotiations with the Antitrust Division to attempt to reach satisfactory resolutions and to address the Antitrust Division's concerns regarding the effect of the proposed transactions in the respective markets. In October 1996, American entered into a consent decree (the "Rochester Consent Decree") with the Antitrust Division with respect to the American Probable Transactions in Rochester resulting in a negotiated settlement with the Antitrust Division which modified the Rochester transaction. See "Business--Recent Transactions--Pending Acquisitions and Dispositions--Rochester." in Appendix V. Antitrust Division review of certain transactions has caused, and may continue to cause, delays in anticipated consummations of certain transactions and, in some cases, may result in negotiated modifications of the proposed transactions. Such delays and modifications could have an adverse effect on American or EZ and, although unlikely, may result in the abandonment of some of these otherwise attractive transactions.

  Further, as part of its increased scrutiny of radio industry transactions, the Antitrust Division is currently reviewing its internal guidelines for antitrust review of other widespread radio broadcasting agreements, including local marketing agreements ("LMAs"), time brokerage agreements ("TBAs") and certain joint sales agreements. The Antitrust Division has informally contacted industry representatives to express certain concerns regarding LMAs and TBAs and has suggested that radio broadcasting companies file notification and obtain clearance under the HSR Act prior to commencing certain LMAs or TBAs. As a result of these informally expressed concerns, American and EZ, respectively, have instituted internal policies to obtain any required HSR clearance prior to commencing any future LMAs or TBAs. See "Business--Federal Regulation of Radio Broadcasting--Local Marketing Agreements" in Appendix V for a description of local marketing agreements and time brokerage agreements. The Antitrust Division has also informally expressed to American that it is investigating whether the terms of certain joint sales agreements ("JSA") in certain markets may violate antitrust laws. A JSA involves the purchase by a third party of all the commercial advertising time of a particular radio station for resale by the third party directly to advertisers. As part of the proposed Rochester Consent Decree involving Rochester stations, American has agreed to terminate a JSA in that market. American and EZ have LMAs, TBAs and JSAs currently in effect. Although American and EZ believe that each of their respective LMAs, TBAs and JSAs are in compliance with the antitrust laws, the Antitrust Division or others could take action under the antitrust laws to enjoin or otherwise challenge such arrangements. There can be no assurance that such a challenge will not be made or, if made, will not be successful.

REGULATORY MATTERS

  The radio broadcasting industry is subject to extensive and changing regulation governing, among other things, technical operations, ownership, business and employment practices, and certain types of program content (including indecent and obscene program material). The FCC regulates radio broadcast stations pursuant to the Communications Act. The Communications Act permits the operation of radio broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. The Communications Act provides for the FCC to exercise its licensing authority to provide a fair, efficient and equitable distribution of broadcast service through out the United States. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates transmitting equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations, and has the power to impose penalties for violations of its rules and the Communications Act.

  The FCC also regulates the ownership, operation and sale of radio broadcast stations, including those licensed to American and EZ. The Communications Act prohibits the assignment of an FCC license, or the transfer of control of an FCC licensee, without the prior approval of the FCC. In determining whether to grant requests for consents to assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the legal and other qualifications of the licensee (and any proposed licensee), including restrictions on foreign ownership, compliance with FCC media ownership rules, licensee "character" and compliance with the Anti-Drug Abuse Act of 1988, which allows courts to disqualify individuals from the benefits of federal licenses as a penalty for certain drug-related offenses.

  The Congress and the FCC have had under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of American's radio broadcast stations, result in the loss of audience share and advertising revenues for American's radio broadcast stations or affect its ability to acquire additional radio broadcast stations or other such acquisitions. American cannot predict whether or when any proposed changes will be adopted nor can it predict what other matters might be considered in the future, nor can it judge in advance the impact, if any, the implementation of any of these proposals or changes might have on its business.

  See "Business--Federal Regulation of Radio Broadcasting" in Appendix V.

NO DIVIDENDS

  American intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends on shares of American Common Stock in the foreseeable future. In addition, American is currently restricted under the terms of the American Credit Agreement and the American Senior Note Indenture and will, in the case of the Direct Merger, be restricted under the terms of the EZ Senior Note Indenture from paying cash dividends on its Common Stock unless certain financial tests are met and then only in accordance with a formula based on cash flow. In the event of the Subsidiary Merger, American Subsidiary will be restricted in its ability to pay cash dividends to American by the terms of the EZ Credit Facility and the EZ Senior Note Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the American 10-K and the EZ 10-K and "Description of American Capital Stock--Common Stock--Dividends".

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET
PRICES

  Sales in the public market of substantial amounts of shares of American Class A Common Stock (including shares issued upon the exercise of outstanding options or upon conversion of the Convertible Preferred Stock), or the perception that such sales could occur, could depress prevailing market prices for the American Class A Common Stock. Approximately 10,030,000 shares of American Common Stock have been issued or sold in transactions which were not registered under the Securities Act ("Unregistered Shares"). Substantially all of the Unregistered Shares are eligible for sale in the open market under Rule 144. Moreover, the holders of substantially all of the Unregistered Shares are parties to a registration rights agreement with American pursuant to which they are entitled to require American to register their shares under the Securities Act for sale publicly at any time, if holders of not less than $10 million ($5 million in the case of a registration on Form S-3 which American is eligible to file) in market value of American Common Stock request such registration. Those holders also have so-called "piggy-back" registration rights which permit such holders to require American to register their shares under certain circumstances. Approximately 3,235,000 additional shares of American Class A Common Stock are issuable upon conversion of the Convertible Preferred Stock; holders of such stock do not have any registration rights. Sales of significant numbers of shares of American Class A Common Stock received by the EZ Stockholders upon consummation of the Merger could also adversely affect the market price of the American Class A Common Stock.

  American can make no prediction as to the effect, if any, that sales of additional shares of American Class A Common Stock or the availability of shares for future sale will have on the market price of the American Class A Common Stock. Such sales also may make it more difficult for American to sell equity securities or equity-related securities in the future at a time and price that American deems appropriate.

POSSIBLE VOLATILITY OF STOCK PRICE

  Factors such as market conditions in the radio industry may have a significant impact on the market price of the American Class A Common Stock. Further, the stock market has experienced volatility that affects the market prices of companies in ways often unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the American Class A Common Stock.

INTERESTS OF CERTAIN EZ PERSONS IN THE MERGER

  In considering the recommendation of the EZ Board with respect to the Merger, EZ Stockholders should be aware that certain members of EZ's management and the EZ Board may have certain interests in the Merger that may present them with actual or potential conflicts of interest. See "The Merger Agreement--Interest of Certain Persons in the Merger".

                             THE SPECIAL MEETINGS

MATTERS TO BE DISCUSSED AT THE SPECIAL MEETINGS

  American. At the American Special Meeting or any adjournments or postponements thereof, holders of shares of American Voting Stock will be asked to approve and adopt the following proposals: (i) the approval and adoption of the Merger Agreement; and (ii) the approval and adoption of the Charter Amendment.

  THE AMERICAN BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CHARTER AMENDMENT, BELIEVES THAT APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CHARTER AMENDMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF AMERICAN AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE AMERICAN STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CHARTER AMENDMENT.

  EZ. At the EZ Special Meeting or any adjournments or postponements thereof, holders of shares of EZ Common Stock will be asked to approve and adopt the Merger Agreement.

  THE EZ BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, BELIEVES THAT APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF EZ AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT EZ STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

  American. The American Record Date for the determination of shares of those holders of American Voting Stock entitled to notice of, and to vote at, the American Special Meeting is November 4, 1996. Only holders of record of shares of American Voting Stock at the close of business on the American Record Date will be entitled to notice of, and to vote at, the American Special Meeting or any adjournments or postponements thereof. As of the American Record Date, there were outstanding . shares of American Class A Common Stock held by .
holders of record, and . shares of American Class B Common Stock held by . holders of record. The holders of American Class A Common Stock are entitled to one vote per share, and the holders of American Class B Common Stock are entitled to ten votes per share.

  The presence in person or by proxy of shares representing a majority of votes ( . votes) entitled to be cast by holders of American Voting Stock issued and outstanding and entitled to vote as of the American Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders. Abstentions and broker non-votes are included in the determination of the number of shares of American Voting Stock present and voting.

  EZ. The EZ Record Date for the determination of shares of those holders of EZ Common Stock entitled to notice of, and to vote at, the EZ Special Meeting is November 4, 1996. Only holders of record of shares of EZ Common Stock at the close of business on the EZ Record Date will be entitled to notice of, and to vote at, the EZ Special Meeting or any adjournments or postponements thereof. As of the EZ Record Date, there were outstanding 6,402,824 shares of EZ Class A Common Stock held by 146 holders of record and 2,697,897 shares of EZ Class B Common Stock held by two holders of record. The holders of EZ Class A Common Stock are entitled to one vote per share, and the holders of EZ Class B Common Stock are entitled to ten votes per share.

  The presence in person or by proxy of shares representing a majority of votes of the EZ Class A Common Stock (3,201,413 votes) and of the EZ Class B Common Stock (13,489,486 votes) entitled to be cast by holders of EZ Common Stock issued and outstanding and entitled to vote as of the EZ Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders. Abstentions and broker non-votes are included in the determination of the number of shares of EZ Common Stock present and voting.

REQUIRED VOTES

  American. The affirmative vote of a majority of the votes ( . votes) of holders of the outstanding shares of the American Voting Stock, voting together as a class, is required for approval and adoption of the Merger Agreement. The affirmative vote of (i) 66 2/3% of the votes ( . votes) of holders of the outstanding shares of the American Voting Stock, voting together as a class, is required for approval and adoption of the Charter Amendment. Abstentions and broker non-votes are considered present for purposes of determining a quorum. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement and the Charter Amendment.

  In connection with the execution of the Merger Agreement, the American Principal Stockholders who are entitled to exercise voting power with respect to an aggregate of 68,500 shares of American Class A Common Stock and 2,673,662 shares of American Class B Common Stock, which in the aggregate represent approximately 43.0% of the voting power of the American Voting Stock, and EZ entered into the American Voting Agreement, pursuant to which such American stockholders agreed, among other things, to vote all of their shares of American Voting Stock (and granted to EZ their proxies to vote all such shares): (i) in favor of the adoption of the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of American under the Merger Agreement, and (iii) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination, or other material change in American's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement.

  Each American Proposal shall be voted upon separately by the American Stockholders entitled to vote at the American Special Meeting. Consummation of the Merger is conditioned upon adoption of both the Merger Agreement and the Charter Amendment by the American Stockholders. American intends to file the Charter Amendment under the DGCL, if approved by the American Stockholders, even if the Merger is not consummated.

  EZ. The affirmative vote of a majority of the votes cast at the EZ Special Meeting by holders of each class of the outstanding shares of EZ Class A Common Stock and EZ Class B Common Stock, each voting separately as a class, is required for approval and adoption of the Merger Agreement. Abstentions and broker non-votes are considered present for purposes of determining a quorum. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

  In connection with the execution of the Merger Agreement, Messrs. Kellar and Box who are entitled to exercise voting power with respect to an aggregate of 2,697,897 shares of EZ Class B Common Stock, which in the aggregate represent 100% of the voting power of the EZ Class B Common Stock, and American entered into the EZ Voting Agreement, pursuant to which such EZ stockholders agreed, among other things, to vote all of their shares of EZ Common Stock (and granted to American their proxies to vote all such shares): (i) in favor of the adoption of the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of EZ under the Merger Agreement, and (iii) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination, or other material change in EZ's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. With respect to the Merger, the affirmative vote of a majority of the EZ Class B Common Stock is controlled by Messrs. Kellar and Box because they collectively own 100% of the voting power of the EZ Class B Common Stock and each has entered into the EZ Voting Agreement. See "--Ownership of Securities--EZ" and "Ancillary Agreements-- Voting Agreements." The affirmative vote of a majority of the EZ Class A Common Stock is not affected by the EZ Class B Common Stock held by Messrs. Kellar and Box and the EZ Voting Agreement.

  Consummation of the Merger is conditioned upon adoption of the Merger Agreement by the EZ Stockholders.

SOLICITATION AND VOTING OF PROXIES

  American. American Stockholders of record on the American Record Date are entitled to cast their votes, in person or by properly executed proxy, at the American Special Meeting. All shares represented at the American Special Meeting by properly executed proxies received prior to or at the American Special Meeting and not properly revoked will be voted at the American Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the American Proposals. The American Board does not know of any matters, other than the matters described in the Notice of American Special Meeting, that will come before the American Special Meeting.

  If a quorum is not present at the time the American Special Meeting is convened, or if for any other reason American believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, American may adjourn the American Special Meeting with a vote of the holders of a majority of the voting power represented by the American Voting Stock present at such meeting. If American proposes to adjourn the American Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner. Proxies may be revoked by (i) filing with the Secretary of American, at or before the American Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of American at or before the American Special Meeting, or (iii) attending the American Special Meeting and voting in person (although attendance at the American Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to American Radio Systems Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Michael B. Milsom, Vice President and General Counsel.

  Proxies are being solicited by and on behalf of the American Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement (except for printing costs, which will be shared with EZ), will be borne by American. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of American in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of American Voting Stock held of record by such persons, and American may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  EZ. EZ Stockholders of record on the EZ Record Date are entitled to cast their votes, in person or by properly executed proxy, at the EZ Special Meeting. All shares represented at the EZ Special Meeting by properly executed proxies received prior to or at the EZ Special Meeting and not properly revoked will be voted at the EZ Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement. The EZ Board does not know of any matters, other than the matters described in the Notice of EZ Special Meeting, that will come before the EZ Special Meeting.

  If a quorum is not present at the time the EZ Special Meeting is convened, or if for any other reason EZ believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, EZ may adjourn the EZ Special Meeting with a vote of the holders of a majority of the voting power represented by the EZ Common Stock present at such meeting. If EZ proposes to adjourn the EZ Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner. Proxies may be revoked by (i) filing with the Secretary of EZ, at or before the EZ Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of EZ at or before the

EZ Special Meeting, or (iii) attending the EZ Special Meeting and voting in person (although attendance at the EZ Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to EZ Communications, Inc., 10800 Main Street, Fairfax, Virginia 22030, Attention: Ronald H. Peele, Jr., Vice President, Secretary and Treasurer.

  Proxies are being solicited by and on behalf of the EZ Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement (except for printing costs, which will be shared with American), will be borne by EZ. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of EZ in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of EZ Class A Common Stock held of record by such persons, and EZ may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

OWNERSHIP OF SECURITIES

  American. The following table provides information as of October 1, 1996, with respect to the shares of American Common Stock beneficially owned by (i) each person known by American to own more than 5% of the outstanding American Common Stock, (ii) each director of American, (iii) each executive officer required to be identified in the Summary Compensation Table of American, and
(iv) by all directors and executive officers of American as a group. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of October 1, 1996 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of American Common Stock listed as owned by such person or entity.

                                SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                               -----------------------------------------------
                                                                    PERCENT OF
                                         PERCENT PERCENT PERCENT OF   TOTAL
                                           OF      OF      COMMON     VOTING
                                NUMBER   CLASS A CLASS B   STOCK      POWER
                               --------- ------- ------- ---------- ----------
DIRECTORS AND EXECUTIVE
 OFFICERS
Steven B. Dodge(2)............ 2,199,496     *    44.25    10.41      33.79
Thomas H. Stoner(3)...........   949,927          20.09     4.51      15.24
Don P. Bouloukas(4)...........       --     --      --       --         --
John R. Gehron(5).............    78,000     *     1.50       *        1.15
David Pearlman(6).............   108,520     *     2.17       *        1.66
Joseph L. Winn(7).............   119,048     *     2.41       *        1.85
Charlton H. Buckley(8)........ 1,851,267  12.30             8.79       2.97
Arnold Chavkin/CEA(9)......... 1,295,518    --      --      6.14        --
James H. Duncan, Jr.(10)......    15,578     *       *        *          *
Donald B. Hebb, Jr.(11).......   356,944   2.37             1.69         *
Charles Peebler(12)...........     4,000     *       *        *          *
All executive officers and
 directors as a group
 (11 persons)(13)............. 6,978,298  15.35   66.43    32.57      54.75
DIRECTOR NOMINEES OF EZ
Alan Box(14)..................   398,859     +       +        +          +
Arthur Kellar(15)............. 2,218,248     +       +        +          +
FIVE PERCENT STOCKHOLDERS
Windpoint Partners II,
 L.P.(16).....................   601,072    --    11.56     2.86       9.03
Stoner Broadcasting System
 ESOP(17).....................   363,299    --     6.99     1.73       5.45

--------
  * Less than 1%
  + For information regarding the pro forma beneficial ownership of Messrs.
    Box and Kellar, see Notes 14 and 15.
 (1) Unless otherwise indicated, all ownership is of American Class B Common Stock.
 (2) Mr. Dodge is Chairman of the American Board, President and Chief Executive Officer. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 68,500 shares of American Class A Common Stock owned by Mr. Dodge. Does not include 90,000 shares of American Class B Common Stock purchasable under an option granted on September 30, 1994 and 40,000 shares purchasable under an option granted on January 18, 1996 under the Plan; includes 60,000 shares purchasable under the September 30, 1996 option. Includes an aggregate of 10,050 shares of American Class A Common Stock and 20,832 shares of American Class B Common Stock owned by three trusts for the benefit of Mr. Dodge's children and 3,000 shares of American Class A Common Stock owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. See "Management--Stock Option Information" in Appendix V.
 (3) Mr. Stoner is Chairman of the Executive Committee of the American Board. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 23,811 shares owned by his wife, an aggregate of 260,410 shares owned by trusts of which he and/or certain other persons are trustees and 29,158 shares owned by the Stoner Broadcasting System ESOP. Mr. Stoner disclaims beneficial ownership of 160,540 shares owned by such trusts. Does not include 112,308 shares owned by Mr. Stoner's adult children.
 (4) Mr. Bouloukas is Co-Chief Operating Officer. Does not include 122,000 shares of American Class B Common Stock and 78,000 shares of American Class A Common Stock purchasable under an option granted on August 15, 1996. See "Management--Stock Option Information" in Appendix V.
 (5) Mr. Gehron is Co-Chief Operating Officer. Includes 6,000 shares of American Class A Common Stock owned by Mr. Gehron. Does not include 96,000 shares of American Class B Common Stock purchasable under an option granted on May 23, 1994, 32,000 purchasable under an option granted on February 15, 1995 and 10,000 shares purchasable under an option granted on January 18, 1996; includes 64,000 shares as to which the May option and 8,000 shares as to which the February option are exercisable. See "Management--Stock Option Information" in Appendix V.
 (6) Mr. Pearlman is Co-Chief Operating Officer. Includes 3,000 shares of American Class A Common Stock owned individually by Mr. Pearlman and 520 shares of American Class A Common Stock held for the benefit of his children. Does not include 68,000 shares of American Class B Common Stock purchasable under an option granted on December 16, 1993, 40,000 shares purchasable under an option granted on February 15, 1995, 4,000 shares purchasable under an option granted on May 18, 1995, 24,000 shares purchasable under an option granted on June 15, 1995 and 20,000 shares purchasable under an option granted on January 18, 1996; includes 88,000 shares as to which the December option, 10,000 shares as to which the February option and 1,000 as to which the May option and 6,000 shares as to the June option are exercisable. See "Management--Stock Option Information" in Appendix V.
 (7) Mr. Winn is a director, Treasurer and Chief Financial Officer. Includes 2,000 shares of American Class A Common Stock and 7,948 shares of American Class B Common Stock owned individually by Mr. Winn and 100 shares of American Class A Common Stock held for the benefit of his children. Does not include 64,000 shares of American Class B Common Stock purchasable under an option granted on December 16, 1993, 48,000 shares purchasable under an option granted on February 15, 1995, 4,000 shares purchasable under an option granted on May 18, 1995 and 20,000 shares purchasable under an option granted on January 18, 1996; includes 64,000 shares as to which the December option, 12,000 shares as to which the February option and 1,000 at to which the May option are exercisable. See "Management--Stock Option Information" in Appendix V.
 (8) Mr. Buckley is a director of American. Does not include 5,553 shares of American Class A Common Stock which are held by an adult child of Mr. Buckley and in which Mr. Buckley disclaims beneficial ownership.

 (9) Mr. Chavkin is a director of American. Mr. Chavkin, as a general partner of Chase Capital Partners ("CCP"), which is the general partner of Chase Equity Associates ("CEA"), is deemed to own beneficially shares held by CEA. CEA is the sole holder of American Class C Common Stock. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017.
(10) Mr. Duncan is a director of American. Does not include 2,000 shares of American Class B Common Stock purchasable under an option granted on December 16, 1993, 3,200 shares purchasable under an option granted on February 15, 1995 and 3,000 shares purchasable under an option granted on January 18, 1996. Includes (a) 6,500 shares of American Class A Common Stock and 6,578 shares of American Class B Common Stock owned directly and (b) 500 shares of American Class A Common Stock owned as follows: (i) 200 shares held by Mr. Duncan's spouse, (ii) 100 shares held by each of his two daughters and (iii) 100 shares held by his spouse for his stepson. Mr. Duncan has disclaimed beneficial ownership of these shares. See "Management--Stock Option Information" in Appendix V.
(11) Mr. Hebb is a director of American. Mr. Hebb, as the Managing General Partner of ABS Partners, L.P. ("ABS Partners"), is deemed to own beneficially 356,944 shares of American Class A Common Stock held by ABS Capital Partners, L.P. ("ABS Capital"). ABS Partners is the general partner of ABS Capital. The address of ABS Capital and ABS Partners is One Thirty-Five East Baltimore Street, Baltimore, Maryland 21202.
(12) Mr. Peebler is a director of American. Includes 2,000 shares of American Class A Common Stock owned by Mr. Peebler. Does not include 8,000 shares of American Class B Common Stock purchasable under an option granted February 15, 1995 and 3,000 shares purchasable under an option granted on January 18, 1996; includes 2,000 shares as to which the February option is exercisable. See "Management--Stock Option Information" in Appendix V.
(13) Includes all shares stated to be owned in the preceding notes.
(14) Mr. Box is a director, President and Chief Executive Officer of EZ. His address is 10800 Main Street, Fairfax, Virginia 22030. Mr. Box owns 443,177 shares of EZ Class B Common Stock. See Note (2) to the table under "--EZ" immediately following this section. Giving effect to the Merger, Mr. Box would own 398,859 shares of American Class A Common Stock representing 1.7%, 1.4% and .57% of the pro forma American Class A Common Stock, American Common Stock and Voting Power, respectively. Includes 105,000 shares of EZ Class B Common Stock purchasable under options. See "Management--Stock Option Information" in Appendix VI. Mr. Box is the son-in-law of Mr. Kellar.
(15) Mr. Kellar is Chairman of the EZ Board. His address is 10800 Main Street, Fairfax, Virginia 22030. Mr. Kellar owns 2,464,720 shares of EZ Class B Common Stock. See Note (1) to the table under "--EZ" immediately following this section. Giving effect to the Merger, Mr. Kellar would own 2,218,248 shares of American Class A Common Stock representing 9.5%, 7.7% and 3.1% of the pro forma American Class A Common Stock, American Common Stock and Voting Power, respectively. Includes 105,000 shares of EZ Class B Common Stock purchasable under options. See "Management--Stock Option Information" in Appendix VI.
(16) The address of Windpoint Partners II, L.P. is 676 North Michigan Avenue, Suite 300, Chicago, IL 60611.
(17) The Trustees of the Stoner Broadcasting System ESOP are Michael B. Milsom, Vice President and General Counsel of American, and Suzanne McDonald, Vice President and General Manager--Hartford Stations of American. The Trustees have full discretion to vote all of the shares held by the ESOP. The ESOP's address is 116 Huntington Avenue, Boston, MA 02116.

  EZ. The following table provides information as of October 1, 1996, with respect to the shares of EZ Common Stock beneficially owned by (i) each person known by EZ to own more than 5% of the outstanding EZ Common Stock, (ii) each director of EZ, (iii) each executive officer required to be identified in the Summary Compensation Table of EZ and (iv) all directors and executive officers of EZ as a group. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has the right to acquire within sixty days of October 1, 1996 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of EZ Common Stock listed as owned by such person or entity.

                                  SHARES OF COMMON STOCK BENEFICIALLY OWNED
                               -----------------------------------------------
                                                                    PERCENT OF
                                         PERCENT PERCENT PERCENT OF   TOTAL
                                           OF      OF      COMMON     VOTING
                                NUMBER   CLASS A CLASS B   STOCK     POWER +
                               --------- ------- ------- ---------- ----------
DIRECTORS AND EXECUTIVE
 OFFICERS
Arthur Kellar(1).............. 2,464,720   --      84.8     25.4       68.7
Alan Box(2)...................   443,177   --      15.2      4.6       12.4
Ronald H. Peele, Jr.(3).......    52,571    *       --        *          *
Woodley A. Allen(4)...........    35,000    *       --        *          *
C. Barrie Cook(5).............    99,173    *       --        *          *
George Johnson(6).............     5,667    *       --        *          *
John W. King(7)...............   112,572   1.7      --       1.2         *
James R. McKay(8).............   279,948   4.1      --       2.9         *
Glenn W. Saunders, Jr.(9).....    56,884    *       --        *          *
All executive officers and
 directors as a group
 (9 persons)(10).............. 3,549,712   9.5    100.0     36.6       82.9
FIVE PERCENT STOCKHOLDERS
James L. Draper, Jr.(11)......   517,328   7.6      --       5.3        1.4
FMR Corp.(12).................   618,900   9.1      --       6.4        1.7
Wellington Management
 Company(13)..................   397,800   5.9      --       4.1        1.1

--------
  * Less than 1%.
  + With respect to the Merger, the holders of EZ Class A Common Stock and the holders of EZ Class B Common Stock each vote as a separate class. See "The Special Meetings--Required Votes--EZ."
 (1) Includes 116,000 shares of EZ Class B Common Stock owned jointly with his wife and 105,000 shares of EZ Class B Common Stock subject to immediately exercisable options. Mr. Kellar is the Chairman of the EZ Board. His address is 10800 Main Street, Fairfax, Virginia 22030. See "Management-- Stock Option Information" in Appendix VI.
 (2) Represents 338,177 shares of EZ Class B Common Stock owned jointly with his wife and 105,000 shares of EZ Class B Common Stock subject to immediately exercisable options. Mr. Box is the President and a director of EZ. His address is 10800 Main Street, Fairfax, Virginia 22030. See "Management--Stock Option Information" in Appendix VI.
 (3) Includes 47,500 shares of EZ Class A Common Stock subject to immediately exercisable options. Mr. Peele is Vice President, Secretary and Treasurer of EZ. See "Management--Stock Option Information" in Appendix VI.
 (4) Mr. Allen is a director of EZ. He was also Vice President, Secretary and Treasurer of EZ until April 1992, and continues to act as a consultant to EZ. Includes 5,000 shares of EZ Class A Common Stock purchasable under an option granted in May 1996. See "Management--Stock Option Information" in Appendix VI.
 (5) Represents 80,874 shares owned individually by Dr. Cook and 13,299 shares owned with his wife as joint tenants. Dr. Cook is a director of EZ. Includes 5,000 shares of EZ Class A Common Stock purchasable under an option granted in May 1996. See "Management--Stock Option Information" in Appendix VI.
 (6) Dr. Johnson is a director of EZ. Includes 5,000 shares of EZ Class A Common Stock purchasable under an option granted in May 1996. See "Management--Stock Option Information" in Appendix VI.

 (7) Mr. King is a director of EZ. Includes 5,000 shares of EZ Class A Common Stock purchasable under an option granted in May 1996. See "Management-- Stock Option Information" in Appendix VI.
 (8) Mr. McKay is a director of EZ. Includes 5,000 shares of EZ Class A Common Stock purchasable under an option granted in May 1996. See "Management-- Stock Option Information" in Appendix VI.
 (9) Mr. Saunders is a director of EZ. Includes 5,000 shares of EZ Class A Common Stock purchasable under an option granted in May 1996. See "Management--Stock Option Information" in Appendix VI.
(10) Includes all shares stated to be included in the preceding notes.
(11) Represents 258,578 shares owned jointly with his wife and 258,750 shares owned individually by his wife. Mr. Draper served as a director of EZ until June 1993. Mr. Draper also served as EZ's Secretary and Treasurer from its formation until he retired in 1979. His address is 561 Colebrook Road, P.O. Box 2, Colebrook, Connecticut 06021-1017.
(12) Includes shares of EZ Class A Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC") as reported to EZ on February 14, 1996. Fidelity and FMTC are both wholly-owned subsidiaries of FMR Corp. Of the 612,300 shares of EZ Class A Common Stock beneficially owned by Fidelity, all are owned with sole dispositive power. Of the 6,600 shares of EZ Class A Common Stock beneficially owned by FMTC, all are owned with sole voting and dispositive power. The address of FMR Corp., Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109.
(13) Includes shares of EZ Class A Common Stock beneficially owned by Wellington Trust Co., N.A. (BK) ("WTC") as reported to EZ on February 13, 1996. WTC is a wholly-owned subsidiary of Wellington Management Company ("WMC"). Of the 397,800 shares of EZ Class A Common Stock beneficially owned by WTC, 203,700 are owned with shared voting power and all are owned with shared dispositive power. The address of WMC and WTC is 75 State Street, Boston, Massachusetts 02109.

                           BACKGROUND OF THE MERGER

GENERAL BACKGROUND

  The radio broadcasting industry has undergone significant changes in the last several years in anticipation of and, in 1996, as a consequence of a new regulatory structure. The passage in February 1996 of the Telecommunications Act fundamentally altered the landscape in the radio broadcasting industry by dramatically expanding the number of radio stations that could be owned in a local market and eliminating all FCC restrictions on the number of stations that could be owned nationwide. In light of those changes, American began to pursue, in anticipation of such legislation, and has continued to pursue even more aggressively after its passage, the acquisition of additional radio stations in new and existing markets, in order to achieve, among other things, increased size and greater geographic diversification. American's intention has been to increase its presence in these markets through further acquisitions, as well as to expand into new markets. American has concentrated these efforts in markets ranked in the top 50 (with an emphasis on markets ranked 10 through 50) in terms of radio advertising revenues where management believes it can ultimately achieve a substantial market position. When evaluating acquisition opportunities in new markets, American assesses the potential to achieve a strong position in audience share and to generate significant cash flow growth through owning multiple stations and through improved programming, marketing, sales and operating efficiencies.

  In connection with the passage of the Telecommunications Act, EZ considered the general consolidation taking place in the radio broadcasting industry and evaluated possible strategic alternatives for EZ, including potential transactions with third parties. In July 1996, EZ engaged CS First Boston to act as its financial advisor in connection with a possible sale or merger of EZ.

  Negotiations of the Merger. On June 23, 1996, Alan Box, Chief Executive Officer of EZ, advised Steven B. Dodge, Chief Executive Officer of American, that EZ might consider a sale or merger with American Common Stock being a component of the consideration. On July 10, 1996, a meeting was held at which Joseph L. Winn, Chief Financial Officer of American, and Ronald H. Peele, Jr., Vice President and Chief Financial Officer of EZ, together with Messrs. Box and Dodge were present, and at which financial information concerning the two companies was exchanged and discussed. Messrs. Dodge and Box continued their discussions that evening concerning the two companies and Mr. Box's intentions and desires with respect to his future. Thereafter, American furnished EZ with additional financial information concerning American and obtained additional financial information concerning EZ. American also conferred during this period with Morgan Stanley and CS First Boston. Mr. Dodge met with Arthur Kellar, Chairman of the Board and principal stockholder of EZ, on July 17, 1996 to discuss possible merger terms. Following such meeting, American advised CS First Boston of American's continued interest in EZ and discussed certain issues regarding the stock component of the merger consideration. On July 22, 1996, Mr. Dodge conferred with Mr. Kellar by telephone and advised him in writing of certain terms of American's proposal. On July 25, 1996, American sent a written expression of interest to EZ. The following day, American retained Morgan Stanley as its financial adviser in connection with any merger with EZ. During these conversations and meetings between American and EZ, the discussions focused principally on four issues: (i) the valuation of EZ, (ii) the valuation of the American Class A Common Stock, (iii) the type of consideration that American would propose to issue in exchange for EZ Common Stock, and (iv) the type of exchange ratio that would be proposed to be used, including whether it would be a fixed or floating exchange ratio.

  During the week commencing July 29, 1996, meetings were held among the principal officers of American and EZ almost continuously with respect to the proposed merger. In addition to the principal issues involving the form of consideration and the exchange ratios, attention focused on what remedies would be available to American in the event the EZ Board, pursuant to its fiduciary duties, approved another merger or acquisition proposal after a merger agreement with American had been executed. Other issues regarding the integration of the two companies and their management teams were also discussed. The parties determined that discussions relating to the proposed business combination had advanced to a point where they should proceed to negotiate definitive pricing terms and documentation. Simultaneously with the negotiations between the principal officers of American and EZ and their respective financial advisors, counsel for the parties commenced negotiations with respect the terms and conditions of the Merger Agreement. Sullivan & Worcester LLP, counsel for American ("Sullivan & Worcester"), prepared a draft of the merger agreement together with a proposed form of voting agreement to be executed by certain of the EZ stockholders. Sullivan & Worcester and Hunton & Williams, counsel for EZ ("Hunton & Williams"), then negotiated the terms and provisions of such agreements and of a comparable voting agreement for the American stockholders.

  Agreement between American and EZ was reached with respect to the form and terms of the merger consideration on July 31, 1996, but it was not until August 2, 1996 that agreement was reached by the parties with respect to American's remedies in the event of a subsequent competing proposal and all of the other terms and conditions of the Merger.

  August 3, 1996 EZ Board Meeting. On August 3, 1996, the EZ Board met to consider the proposed merger agreement and other ancillary agreements and the transactions contemplated thereby, including the proposed consideration to be paid to the EZ Stockholders. Mr. Box and other members of EZ management, representatives of Hunton & Williams and CS First Boston, EZ's financial advisor, made presentations to the EZ Board and discussed with the EZ Board their views and analyses of various aspects of the proposed transaction. The EZ Board reviewed and discussed, among other things, (i) the background of the proposed transaction; (ii) EZ's strategic alternatives; (iii) financial and valuation analyses of the transactions, (iv) the terms of the proposed merger agreement; (v) regulatory and tax aspects of the Merger; and (vi) other matters described below under "--Recommendation of the EZ Board; EZ's Reasons for the Merger". CS First Boston rendered its oral opinion (subsequently confirmed in a written opinion to the EZ Board dated as of August 5, 1996, a copy of which is attached hereto as Appendix III) that, based upon and subject to the matters set forth in its opinion, as of such date, the consideration to be received by the EZ Stockholders pursuant to the Merger was fair to the EZ Stockholders from a financial point of view. After deliberation, the EZ Board unanimously approved and adopted the terms of the Merger Agreement and the ancillary documents presented to them and the transactions contemplated thereby and authorized the execution of the Merger Agreement and such ancillary documents.

  August 4, 1996 American Board Meeting. On August 4, 1996, the American Board convened by telephone to consider the proposed merger agreement and other ancillary agreements and the transactions contemplated thereby, including the proposed consideration to be paid to the EZ Stockholders. Messrs. Dodge and Winn, representatives of Sullivan & Worcester and Morgan Stanley, American's financial advisor, made presentations to the American Board and discussed with the American Board their views and analyses of various aspects of the proposed transaction. The American Board reviewed and discussed, among other things,
(i) the background of the proposed transactions; (ii) financial and valuation analyses of the transactions; (iii) the terms of the proposed merger agreement, including those with respect to registration rights, the rights of the principal EZ Stockholders to nominate directors and the Voting Agreements;
(iv) regulatory and tax aspects of the Merger; and (vi) other matters described below under "--Recommendation of the American Board; American's Reasons for the Merger". Morgan Stanley rendered its oral opinion (subsequently confirmed in a written opinion to the American Board dated as of August 5, 1996, a copy of which is attached hereto as Appendix II) that, based upon the matters presented to the American Board and as set forth in its opinion, as of such date, the consideration to be received by the EZ Stockholders pursuant to the Merger was fair to American from a financial point of view. After deliberation, the American Board unanimously approved and adopted the terms of the Merger Agreement and the ancillary documents presented to them and the transactions contemplated thereby and authorized the execution of the Merger Agreement and such ancillary documents.

RECOMMENDATION OF THE AMERICAN BOARD; AMERICAN'S REASONS FOR THE MERGER

  The American Board believes that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, its stockholders. Accordingly, the American Board unanimously recommends that the American Stockholders vote FOR the approval of the Merger Agreement and the transactions contemplated thereby, including the Charter Amendment. The American Board, in reaching its conclusions, considered the factors discussed below. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the American Board did not find it practicable, nor did it attempt, to quantify or otherwise to assign relative weights to the specific factors it considered in reaching its determinations.

  Market Diversification. In light of the changes effected by the Telecommunications Act, American has aggressively pursued the acquisition of additional radio stations in new and existing markets, in order to achieve, among other things, increased size and greater geographic diversification. American's intention has been to increase its presence in these markets through further acquisitions, as well as to expand into new markets. American has concentrated these efforts in markets ranked in the top 50 (with an emphasis on markets ranked 10 through 50) in terms of advertising revenues where management believes it can ultimately achieve a substantial market position. When evaluating acquisition opportunities in new markets, American assesses the potential to achieve such a position in audience share and to generate significant cash flow growth through owning multiple stations and through improved programming, marketing, sales and operating efficiencies. Consistent with American's acquisition strategy, since January 1, 1996, American has consummated or entered into agreements, exclusive of the Merger and station asset swaps, to acquire 49 stations for an aggregate consideration of approximately $673.6 million.

  With the increasing competitive nature of acquisitions in the radio broadcasting industry, American management began to consider alternative means of implementing its acquisition strategy and achieving greater diversification of markets. To that end, it evaluated several large publicly traded and private radio broadcasting companies, including EZ, and concluded that EZ was the most appropriate merger partner. Among the factors which attracted American to EZ were the nature of the markets in which EZ operates, primarily the 10 to 30 largest markets in terms of radio advertising revenues. These markets dovetailed with the markets which are American's primary focus. Moreover, American's management believed that many of both EZ's markets and EZ's stations represent significant growth opportunities. Moreover, consistent with its acquisition strategy, management viewed as favorable the fact that EZ had not, in any of its markets, achieved the maximum potential ownership of stations and that there was, therefore, attractive acquisition potential in many of those markets. Finally, the fact that there was a market overlap between American stations and EZ stations only in Sacramento, where a limited number of stations will be required to be disposed of, was also a favorable factor considered by American management and the American Board.

  Increased Financial Strength. The American Board considered American's need for future capital to fund American's aggressive program of radio station acquisitions, the financial needs to its subsidiary which owns and manages communications towers, and other possible equity investments and capital requirements. The American Board concurred in the view expressed by American's management that large, well-capitalized enterprises will be at a competitive advantage in the new radio broadcasting industry. The American Board concluded that, through the Merger, the combined organization's ability to finance the acquisition of additional stations and communications towers should be strengthened.

  American's Business, Condition and Prospects. In evaluating the terms of the Merger, the American Board reviewed, among other things, information with respect to the financial condition, results of operations and businesses of American, on both an historical and prospective basis, and current industry, economic and market conditions. The members of the American Board were generally familiar with and knowledgeable about American's business and further reviewed these matters in the course of their deliberations. In evaluating American's prospects, the American Board considered, among other things, the strengths of American's radio broadcasting business, including the markets in which it was operating, the acquisitions which were pending or in the process of negotiation, its management team, marketing expertise, commitment to customer service and community relations, leadership in regulatory and other industry matters, as well as the challenges facing the business, including increased capital commitments, greater consolidation of ownership and competition from other larger radio broadcasting companies, potential competition from new entrants into the radio broadcasting industry, new technologies and the difficulty of maintaining historical cash flow growth rates in an increasingly competitive media environment.

  EZ's Business, Condition and Prospects. The American Board also reviewed information presented by management with respect to the financial condition, results of operations and business of EZ on both an historical and prospective basis, and current industry, economic and market conditions. In evaluating EZ's prospects, the American Board considered, among other things, the strengths of EZ's radio broadcasting business, including the markets in which it was operating, various station swap potentials, its management team and other industry matters.

  Terms of the Merger Agreement. The American Board considered, with the assistance of Messrs. Dodge and Winn and representatives from Sullivan & Worcester and Morgan Stanley, the terms of the Original Agreement, including but not limited to the amount and form of consideration, the fact that two representatives of EZ would be joining the American Board, and the termination provisions. The American Board considered the provisions of the Original Agreement that (i) prohibit EZ and its subsidiaries, and their respective directors, officers, employees, and representatives from soliciting or encouraging any Purchase Proposals (as defined in the Original Agreement) by third parties, or, subject to the fiduciary duties of the EZ Board, from negotiating with any other parties with respect to a Purchase Proposal, and
(ii) permit the EZ Board, in the exercise of its fiduciary duties, to terminate the Original Agreement upon payment of a fee of $15.0 million if such termination were to occur prior to September 4, 1996 or, if thereafter, at American's option, $15.0 million or the right to purchase EZ's stations in any market selected by American at Station Fair Market Value (as defined in the Original Agreement) less $10.0 million. The American Board reviewed the terms of the American Voting Agreement pursuant to which, among other things, Messrs. Dodge and Stoner, who together controlled slightly more than 40.0% of the voting power of the American Voting Stock, would agree to grant EZ a proxy to vote their shares in favor of the Merger. The American Board also considered the terms of the EZ Voting Agreement pursuant to which, among other things, Messrs. Kellar and Box, who together controlled 100% of the voting power of the EZ Class B Common Stock, would agree to grant American a proxy to vote their shares in favor of the transactions contemplated by the Original Agreement. See "The Special Meetings--Required Votes--EZ".

  Charter Amendment. In order to consummate the Merger, the American Restated Certificate will be required to be amended to increase the authorized number of shares of Class A Common Stock. The American Board also deemed it advisable and in the best interests of the American Stockholders, for the reasons discussed elsewhere in this Proxy Statement, to increase the authorized number of shares of Preferred Stock and Class B Common Stock. See "Proposal to Approve and Adopt the Charter Amendment".

  Opinion of Morgan Stanley. The American Board considered as favorable to its determination the oral opinion delivered by Morgan Stanley on August 4, 1996, subsequently confirmed in a written opinion to the American Board, dated August 5, 1996, that, as of such date, the consideration to be received by the EZ Stockholders pursuant to the Merger was fair to American from a financial point of view. The American Board also considered the oral and written presentation made to it by Morgan Stanley. See "--Opinion of Financial Advisor to American." A copy of the opinion of Morgan Stanley is attached as Appendix II and is incorporated herein by reference.

  Amended and Restated Merger Agreement. Subsequent to the execution and delivery of the Original Agreement, American and EZ agreed that it would be in the best interests of their respective stockholders to amend the Original Agreement to deal with the possibility that the holders of the EZ Senior Notes would not agree to amendments to the EZ Senior Note Indenture on satisfactory terms. Accordingly, the American Board by written consent dated September 26, 1996 unanimously approved the Merger Agreement which provided for, among other things, either the Direct Merger or the Subsidiary Merger and, thereafter, it was executed and delivered by American and EZ.

  THE AMERICAN BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AMERICAN VOTING STOCK VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE CHARTER AMENDMENT.

OPINION OF FINANCIAL ADVISOR TO AMERICAN

  Morgan Stanley was engaged by American to act as a financial advisor and render a fairness opinion letter to the American Board in connection with the Merger. At the August 4, 1996 meeting of the American Board, Morgan Stanley delivered its oral opinion to the American Board that, as of such date, the Merger Consideration to be paid by American to holders of shares of EZ Common Stock pursuant to the Merger Agreement was fair from a financial point of view to American. Morgan Stanley confirmed its oral opinion in a written opinion dated August 5, 1996 (the "Morgan Stanley Opinion").

  A copy of the Morgan Stanley Opinion is attached hereto as Appendix II. American Stockholders are urged to read the Morgan Stanley Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Morgan Stanley in rendering the Morgan Stanley Opinion. References to the Morgan Stanley Opinion herein and the summary of the Morgan Stanley Opinion set forth below are qualified by Appendix II, which is incorporated herein by reference. The Morgan Stanley Opinion is directed to the American Board and the fairness of the consideration to be paid by American from a financial point of view to American, and it does not address any other aspect of the Merger nor does it constitute a recommendation to any American Stockholder as to how to vote at the American Special Meeting.

  In arriving at its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of American and EZ, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning American and EZ prepared by managements of American and EZ, respectively; (iii) analyzed certain financial projections concerning American and EZ prepared by managements of American and EZ, respectively; (iv) discussed the past and current operations and financial condition and the prospects of American and EZ with senior executives of American and EZ, respectively; (v) discussed with American senior management their views regarding future business, financial and operating benefits arising from the Merger; (vi) analyzed the pro forma financial impact of the Merger, including the impact on American's consolidated capitalization and financial ratios; (vii) reviewed the reported prices and trading activity of American Class A Common Stock and EZ Class A Common Stock; (viii) compared the financial performance of American and EZ and the prices and trading activity of American Class A Common Stock and EZ Class A Common Stock with that of certain other comparable publicly-traded companies; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (x) reviewed the Merger Agreement and certain related documents; and (xi) performed such other analyses and examinations as Morgan Stanley deemed appropriate.

  In connection with its review, Morgan Stanley did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial projections supplied to Morgan Stanley by American, including estimates of the business, financial and operating benefits expected to result from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of American and EZ, respectively. Furthermore, Morgan Stanley assumed no responsibility for conducting a physical inspection of the properties or facilities of American or EZ or for making or obtaining any independent valuation or appraisal of the assets or liabilities of American or EZ, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley assumed, with the consent of the American Board, that the transaction described in the Merger Agreement would be consummated on the terms set forth therein. In addition, Morgan Stanley relied as to certain matters relating to the FCC upon the advice of FCC counsel to American. Morgan Stanley's opinion is necessary based on economic, market and other conditions as in effect on, and any information and agreements made available to it as of, the date thereof. Interested stockholders are encouraged to review the Morgan Stanley Opinion in its entirety.

  At the August 4, 1996 meeting of the American Board, Morgan Stanley reviewed with the members of the American Board certain financial, industry and market information with respect to EZ and the procedures used and the analyses underlying the Morgan Stanley Opinion. The summary set forth below does not purport to be a complete description of the Morgan Stanley Opinion or Morgan Stanley's analysis related thereto.

  Implied Transaction Valuation. Morgan Stanley reviewed the implied transaction valuation. The total amount of American shares issued, based on EZ fully diluted shares outstanding of approximately 9.622 million, was approximately 8.7 million. The value of the shares issued, based on Morgan Stanley's estimate of American's unaffected trading price of $39.43 and the Exchange Ratio of 0.9x, was approximately $342 million. The pro forma EZ Stockholders' ownership of American, based on American's fully diluted shares outstanding of approximately 22.518 million, was 27.8%. Morgan Stanley noted that the implied EZ valuation was as follows: equity value, $455 million; asset value, $683 million; and operating broadcast asset value, $655 million.

  Precedent Transaction Analysis. Using publicly available information, Morgan Stanley reviewed and analyzed selected acquisition transactions involving other companies in the radio industry that it deemed relevant.

 Acquisition Multiples.

  In analyzing the multiple of forward year broadcast cash flow ("BCF") represented by the aggregate acquisition price, Morgan Stanley reviewed the following transactions, each involving a purchase price for the operating assets of the target company in excess of $250 million: (i) Westinghouse Electric Corporation ("Westinghouse")/Infinity Broadcasting Corporation ("Infinity"), (ii) American Radio/EZ, (iii) Infinity/Alliance Broadcasting, L.P. ("Alliance"), (iv) Infinity/Granum Holdings LP ("Granum"), (v) Chancellor Broadcasting Company ("Chancellor")/Shamrock Broadcasting, Inc. ("Shamrock"),
(vi) Jacor Communications, Inc. ("Jacor")/Citicasters Inc. ("Citicasters"), and (vii) Evergreen Media Corporation ("Evergreen")/Pyramid Communications Inc. ("Pyramid"). The Morgan Stanley analysis yielded the following acquisition multiples paid for each of the above referenced transactions:
Westinghouse/Infinity, 17.0x; American/EZ, 13.6x; Infinity/Alliance, 13.3x; Infinity/Granum, 13.0x; Chancellor/Shamrock, 12.6x; Jacor/Citicasters, 11.8x; and Evergreen/Pyramid, 9.9x. The average purchase price as a multiple of forward BCF was 12.9x, excluding the American/EZ transaction. Morgan Stanley noted that the multiples for transactions announced after the passage of the Telecommunications Act were generally higher than those announced before such passage and that the transactions which involve principally or exclusively capital stock tended to be higher than those which involve principally or exclusively cash. No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EZ or American such as the impact of competition on the business of EZ and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of EZ or the industry or in the financial markets in general.

 Premium to Unaffected Market Price.

  Morgan Stanley presented an analysis of the acquisition premium paid in selected radio transactions in relation to the unaffected market price of certain acquired companies. The transactions reviewed by Morgan Stanley included the following, which are listed by acquiror/target: (i) American/EZ;
(ii) Jacor/Citicasters; (iii) Evergreen/Broadcasting Partners L.P.; and (iv) Westinghouse/Infinity. In addition, Morgan Stanley presented the average acquisition premium paid in all media stock and all public stock transactions with aggregate consideration between $100 million and $1 billion since January 1989. The Morgan Stanley analysis yielded the following premiums to unaffected market price for each of the above referenced transactions: American/EZ, 89% (based on the unaffected price of EZ Class A Common Stock of $24.95) and 45% (based on the closing price of EZ Class A Common Stock on August 2, 1996), in each case based on the implied nominal acquisition price of $47.24 per share; Jacor/Citicasters, 30%; Evergreen/Broadcasting Partners, L.P., 24%; and Westinghouse/Infinity, 15%. The acquisition premium paid in all media stock transactions was 70% and the acquisition premium paid in all public stock transactions was 44%.

  EZ Discounted Cash Flow Analysis. Morgan Stanley performed a five-year discounted cash flow analysis of EZ based upon the internal projections of the management of EZ, as well as discussions with American and

EZ management regarding the business of EZ. However, Morgan Stanley's discounted cash flow analysis did not give effect to potential cost saving or revenue enhancement opportunities from the Merger.

  In conducting the discounted cash flow analysis, Morgan Stanley assumed discount rates of between 11% and 13%, year 2000 BCF multiples of 11x to 13x. The assumed discount rates were chosen based upon an analysis of the weighted average cost of capital of EZ and certain comparable companies. The range of exit multiples used reflected different assumptions regarding the growth and profitability prospects of EZ beyond the year 2000. Based on the aforementioned projections and assumptions, the discounted cash flow analysis yielded a mid-point per share value of approximately $42.00 per share of EZ Common Stock.

  EZ Stock Trading Comparison. Morgan Stanley compared the historical trading prices of the EZ Class A Common Stock to a composite of radio stocks (consisting of Chancellor, Clear Channel Communications, Inc. ("Clear Channel"), Emmis Broadcasting Corp. ("Emmis"), Evergreen, Jacor, Saga Communications, Inc. ("Saga") and SFX Broadcasting Inc. ("SFX")) and the study showed that for much of the period the EZ Class A Common Stock traded at a discount from such composite. Another study showed that the EZ Class A Common Stock had, for the most part, and until very recently, increased in value less than that of the American Class A Common Stock since American's initial public offering in June 1995.

  Comparable Radio Company Trading Analysis. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of EZ, American and companies in the radio broadcasting sector (the "American Comparable Companies"). The companies analyzed were: Chancellor, Clear Channel, Emmis, Evergreen, Infinity, Jacor, Saga and SFX. The American Comparable Companies were selected based on general business, operating and financial characteristics representative of companies in the radio broadcasting industry. Historical financial information used in connection with the ratios provided below with respect to the American Comparable Companies is as of the most recent financial statements publicly available for each company. Market information used in calculating the financial ratios below is as of August 2, 1996.

  Morgan Stanley analyzed the relative performance and value for EZ by comparing certain market trading statistics for EZ with the American Comparable Companies. Among the market trading information considered in the analysis was aggregate value to BCF for calendar years 1996 and 1997, respectively. The ratio of aggregate value to BCF for calendar years 1996 and 1997 for the American Comparable Companies was 9.6x to 19.8x and 8.4x to 17.5x, respectively.

  Using the financial information and forecasts provided by management of EZ and American, Morgan Stanley derived an implied aggregate value of American's proposed acquisition of EZ of 16.8x 1996 BCF and 13.6x and 1997 BCF. In addition, Morgan Stanley noted that American traded at 18.4x 1996 BCF and 14.4x 1997 BCF, respectively.

  No company utilized in the American Comparable Companies analysis as a comparison is identical to EZ or American. In evaluating the American Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EZ or American, such as the impact of competition on the business of EZ or American and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of EZ, American, the industry or the financial markets in general. Mathematical analysis (such as determining the average or median) is not, in the opinion of Morgan Stanley and American, in itself a meaningful method of using comparable company data.

  Pro Forma Merger Analysis. Morgan Stanley prepared a pro forma merger analysis of the financial impact of the Merger on American. The analysis assumed no synergies or cost savings as a result of the Merger. Based on American's 1997 estimated BCF trading multiple and the closing price of American Class A Common Stock on August 2, 1996, Morgan Stanley estimated that American would need to obtain approximately $0.4 million of synergies or cost savings in order for the transaction to be non-dilutive to the American Stockholders.

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

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process of underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of EZ or American.

  In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EZ or American. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration to be paid by American from a financial point of view to American and was provided to the American Board in connection with the delivery of Morgan Stanley's written opinion dated August 5, 1996. The analyses do not purport to be appraisals or to reflect the prices at which EZ or American might actually be sold. Because such estimates are inherently subject to uncertainty, none of EZ, American, Morgan Stanley or any other person assumes any responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the American Board was one of many factors taken into consideration by the American Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analysis described above should not be viewed as determinative of the opinions of the EZ Board or the American Board with respect to the value of EZ and American or whether such Boards would have been willing to agree to a different consideration.

  The American Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking financing and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities or senior loans of EZ or American. In the past, Morgan Stanley and its affiliates have provided financing services to American and have received customary fees for the rendering of these services.

  Pursuant to a letter agreement dated as of August 2, 1996, American has agreed to pay Morgan Stanley a fee of $1.5 million in consideration for its services. In addition to the foregoing compensation, American has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

  A COPY OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED AS OF AUGUST 5, 1996, IS ATTACHED HERETO AS APPENDIX II. THE AMERICAN STOCKHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED, SCOPE AND LIMITS OF THE REVIEW UNDERTAKEN AND PROCEDURES FOLLOWED BY MORGAN STANLEY IN CONNECTION WITH SUCH OPINION.

RECOMMENDATION OF THE EZ BOARD; EZ'S REASONS FOR THE MERGER

  The EZ Board believes that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, its stockholders. Accordingly, the EZ Board unanimously recommends that the EZ

Stockholders vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The EZ Board, in reaching its determinations, considered the factors discussed below. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the EZ Board did not find it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

  Terms of the Merger Agreement. The EZ Board considered, with the assistance of Messrs. Kellar and Box and representatives from Hunton & Williams and CS First Boston, the terms of the Merger Agreement and related documents. The EZ Board gave consideration to, among other things, the structure of the proposed Merger and the amount and form of consideration offered to the EZ Stockholders (i.e., $11.75 cash and 0.9 shares of American Class A Common Stock per share of EZ Common Stock), which represented a significant premium to the trading prices of EZ Common Stock during the period prior to the announcement of the execution of the Merger Agreement. The EZ Board further considered the provisions of the Merger Agreement that (i) permit EZ and its subsidiaries and their respective directors, officers, employees and representatives to participate in discussions and negotiations with, and furnish information to, third parties regarding Purchase Proposals if the EZ Board determined in good faith that such action is required for the discharge of its fiduciary obligations, and (ii) permit the EZ Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement upon payment of a fee of $15.0 million if such termination were to occur prior to September 4, 1996 or, if thereafter, at American's option, $15.0 million or the right to purchase EZ's stations in any market selected by American at Station Fair Market Value (as defined in the Original Agreement) less $10.0 million. Finally, the EZ Board considered the absence of any term or condition in the Merger Agreement which was unduly onerous or could materially impede or impair the consummation of the Merger.

  Trading History of EZ and American Common Stock. The EZ Board also considered historical market prices and trading volume of the EZ Class A Common Stock and historical and projected earnings, the historical market prices and trading volume of the American Class A Common Stock and historical and projected earnings, the premium American's offer represented over the historical trading prices of the EZ Class A Common Stock during the period prior to the announcement of the execution of the Merger Agreement, the market prices and financial data relating to companies engaged in similar businesses to EZ, and prices and premiums paid in recent acquisitions of similar companies.

  Market Diversification. In light of changes effected by the Telecommunications Act, EZ has aggressively pursued the acquisition of additional radio stations, particularly in markets where it has an existing ownership interest, in order to achieve, among other things, the potential cost savings of operating multiple stations in the same geographic market. EZ's intention has been to increase its presence in these markets through further acquisitions, as well as to expand into new markets where it anticipates that it can ultimately operate multiple stations.

  With the increasing competitive nature of acquisitions in the radio broadcasting industry, EZ's management began to consider alternative means of implementing its acquisition strategy. The EZ Board considered, among other options, strategic mergers with several radio broadcasting companies, including American, and concluded that American was the most appropriate merger partner. Among the factors which attracted EZ to American was the nature of the markets in which American operates. These markets dovetailed well with the markets in which EZ operates. Moreover, EZ's management believes that many of American's markets and many of its stations represent significant growth opportunities. Finally, the fact that there was market overlap between American-owned and EZ-owned stations only in Sacramento, where a limited number of stations will be required to be disposed of, was also a favorable factor considered by the EZ Board.

  EZ's Business, Conditions and Prospects. In evaluating the terms of the Merger, the EZ Board reviewed, among other things, information with respect to the financial condition, results of operations and businesses of EZ, on both an historical and prospective basis, and current industry, economic and market conditions. In evaluating EZ's prospects and the terms of the Merger, the EZ Board considered, among other things, the strengths of EZ's radio broadcasting business, including the markets in which it operates, its management team, sales/marketing expertise, commitment to community relations and customer service, and its leadership role in broadcast industry affairs. The EZ Board also considered the current industry-specific challenges facing the business including, among other things, increased capital requirements, competition from new entrants into the radio broadcasting industry, competition from new broadcast technologies and competition from larger and rapidly growing competitors established pursuant to the changes effected by the Telecommunications Act.

  Terms of the Voting Agreement. The EZ Board reviewed the terms of the EZ Voting Agreement pursuant to which, among other things, Messrs. Kellar and Box, who together controlled 100% of the voting power of the EZ Class B Common Stock, would agree to grant American a proxy (effective on the 31st day following the date of that agreement) to vote their shares in favor of the transactions contemplated by the Merger Agreement. The EZ Board also considered the terms of the American Voting Agreement pursuant to which, among other things, Messrs. Dodge and Stoner, who together controlled more than 40.0% of the voting power of the American Voting Stock, would agree to grant EZ a proxy to vote their shares in favor of the transactions contemplated in the Merger Agreement. See "The Special Meetings--Required Votes" and "-- Ownership of Securities".

  American's Business, Condition and Prospects. The EZ Board also reviewed information presented by CS First Boston with respect to the financial condition, results of operations and businesses of American on both an historical and prospective basis, and current industry, economic and market conditions. In evaluating a possible merger with American, the EZ Board considered, among other things, the strengths of American's radio broadcasting business, including the markets in which it operates, its management team, and other industry matters.

  Opinion of CS First Boston. The EZ Board considered as favorable to its determination the oral opinion delivered by CS First Boston on August 3, 1996, subsequently confirmed in a written opinion to the EZ Board dated as of August 5, 1996, that, as of such date, the consideration to be received by the EZ Stockholders pursuant to the Merger was fair to such stockholders from a financial point of view. The EZ Board also considered the presentations made to it by CS First Boston. See "Opinion of Financial Advisor to EZ". A copy of the written opinion of CS First Boston is attached as Appendix III and is incorporated herein by reference.

  Amended and Restated Merger Agreement. Subsequent to the execution and delivery of the Original Agreement, American and EZ agreed that it would be in the best interests of their respective stockholders to amend the Original Agreement to deal with the possibility that the holders of the EZ Senior Notes would not agree to amendments to the EZ Senior Note Indenture on satisfactory terms. Accordingly, on September 24, 1996, the EZ Board unanimously approved the Merger Agreement which provided for, among other things, either the Direct Merger or the Subsidiary Merger and, thereafter, it was executed and delivered by American and EZ.

  THE EZ BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF EZ COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO EZ

  CS First Boston acted as exclusive financial adviser to EZ in connection with the Merger and has assisted the EZ Board in its examination of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of EZ Common Stock.

  On August 3, 1996, CS First Boston delivered its oral opinion to the EZ Board (subsequently confirmed in writing as of August 5, 1996) to the effect that as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the EZ Stockholders in the Merger was fair to such stockholders from a financial point of view. The full text of CS First Boston's written opinion dated as of August 5, 1996, which sets forth the assumptions made, matters considered and limitation on review undertaken, is attached as Appendix III to this Proxy Statement and is incorporated herein by reference. CS First Boston's opinion is directed to the EZ Board and the fairness of the consideration to be received by the EZ Stockholders in the Merger from a financial point of view and does not address any other aspect of the Merger or any related transaction and does not constitute a recommendation to any EZ Stockholder as to how such stockholder should vote at the EZ Special Meeting. The summary of the opinion of CS First Boston set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

  In connection with its opinion, CS First Boston reviewed the Merger Agreement and certain publicly available business and financial information relating to EZ and American. CS First Boston also has reviewed certain other information, including financial forecasts, provided to CS First Boston by EZ and American, and met with the respective managements of EZ and American to discuss the businesses and prospects of EZ and American. CS First Boston also considered certain financial and stock market data of EZ and American, and compared that data with similar data for other publicly held companies in businesses similar to those of EZ and American and considered, to the extent publicly available, the financial terms of certain other business combinations that have recently been effected. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. For purposes of its opinion, CS First Boston assumed the consummation of (i) the EZ Probable Transactions with respect to which agreements were executed and publicly announced prior to August 3, 1996 and (ii) the American Probable Transactions with respect to which agreements were executed and publicly announced prior to July 25, 1996.

  In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of EZ and American as to the future financial performance of EZ and American. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EZ or American, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston's opinion is necessarily based upon information available to it and financial, stock market and other conditions as they existed and could be evaluated on the date of its opinion. CS First Boston expressed no opinion as to what the value of the American Class A Common Stock actually would be when issued to the EZ Stockholders pursuant to the Merger or the prices at which such American Class A Common Stock will trade subsequent to the Merger. In connection with its engagement, CS First Boston was requested to approach third parties to solicit indications of interest in a possible acquisition of EZ and held discussions with certain of these parties prior to the date on which its opinion was rendered. Although CS First Boston evaluated the Merger Consideration from a financial point of view, CS First Boston was not requested to, and did not, recommend the specific consideration payable in the Merger. No other limitations were imposed by the EZ Board on CS First Boston with respect to the investigations made or procedures followed by CS First Boston in rendering its opinion.

  In preparing its opinion for the EZ Board, CS First Boston performed a variety of financial and comparative analyses, including those described below. The summary of CS First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying CS First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.

  In arriving at its opinion, CS First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, CS First Boston made numerous assumptions with respect to EZ, American, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EZ and American. No company, transaction or business used in such analyses as a comparison is identical to EZ, American or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

  The following is a summary of the material analyses performed by CS First Boston.

  EZ Comparable Company Analysis. CS First Boston reviewed and compared certain actual and forecasted financial, operating and stock market information of EZ to selected publicly traded radio broadcasting companies considered by CS First Boston to be reasonably comparable to EZ. These companies included American, Chancellor, Clear Channel, Emmis, Evergreen, Infinity, Jacor, Saga and SFX (the "EZ Comparable Companies"). CS First Boston calculated a range of market multiples for the EZ Comparable Companies by dividing the market capitalization (total common shares outstanding plus "in the money" exercisable options multiplied by the closing market price per share on August 2, 1996 plus latest reported total debt, preferred stock and minority interest, minus cash and cash equivalents and option proceeds, the "Market Capitalization") of each of the EZ Comparable Companies by net revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") plus corporate expenses ("BCF") and EBITDA estimates of selected investment banking firms for each of the EZ Comparable Companies for fiscal 1997. This analysis indicated that the average multiples of 1997 estimated net revenues, BCF and EBITDA were 5.3x, 12.7x and 13.5x, respectively. CS First Boston derived the appropriate valuation range for EZ by comparing EZ's business and performance to those of the EZ Comparable Companies (specifically considering market presence, same station growth and BCF as a percentage of net revenues). CS First Boston determined that the relevant ranges of multiples derived from the EZ Comparable Companies were: (i) net revenues:
5.0x--5.5x; (ii) BCF: 11.5x--12.5x; and (iii) EBITDA: 13.0x--13.5x. CS First
Boston then calculated imputed valuation ranges for EZ by applying EZ management's forecasted results for EZ for fiscal year 1997 to the multiples derived from its analysis of the EZ Comparable Companies. This analysis resulted in a reference range of values for EZ of $585 million to $660 million. This reference range of values was then adjusted for non-operating assets and liabilities including (i) net debt (total debt less cash and cash equivalents) of $220.1 million and (ii) option proceeds of $7.0 million (collectively, the "EZ Corporate Adjustments") to yield an equity reference range of values which was then divided by 9,622,054 fully diluted shares outstanding of EZ Common Stock (including 521,333 shares issuable upon exercise of options) to yield a valuation reference range for EZ of $38.65 to $46.45 per share.

  EZ Comparable Acquisition Analysis. CS First Boston analyzed the purchase prices and multiples paid or proposed to be paid in selected merger or acquisition transactions using publicly available information in the radio broadcasting industry which occurred since August 1995 including: Heftel Broadcasting Corp. ("Heftel") and Clear Channel/Tichenor Media Systems, Inc.; Westinghouse/Infinity; Clear Channel/Heftel; Cox Radio, Inc./NewCity Communications, Inc.; Chancellor/OmniAmerica Communications, Inc.; Clear Channel/Radio Equity Partners L.P.; SFX/Multi-Market Radio; American/Henry Broadcasting Company; Infinity/Granum Holdings L.P.; Jacor/Citicasters Inc.; SFX/Prism Radio Partners L.P.; Jacor/Noble Broadcast Group; SFX/Liberty Broadcasting; Infinity/Alliance Broadcasting; Chancellor/Shamrock Broadcasting; and Evergreen/Pyramid Communications, Inc. (the "EZ Comparable Transactions"). CS First Boston selected these acquisitions based on the comparability of businesses conducted by the acquired company to that of EZ. CS First Boston calculated the adjusted purchase price (purchase price plus total assumed debt less assumed cash) as a multiple of BCF for fiscal year 1996 (and 1995 and 1997, where appropriate). CS First Boston determined that the relevant ranges of multiples derived from the EZ Comparable Transactions were 15.5x to 16.5x 1996 BCF and 12.5x to 13.0x 1997 BCF. CS First Boston then calculated imputed valuation ranges for EZ by applying EZ management's forecasted results for EZ for fiscal years 1996 and 1997 to the multiples derived from its analysis of the EZ Comparable Transactions. Using such information, CS First Boston derived a reference range for values for EZ of $625 million to $660 million. This reference range of values was then adjusted for the EZ Corporate Adjustments to yield an equity reference range of values which was then divided by 9,622,054 fully diluted shares outstanding of EZ Common Stock (including 521,333 shares issuable upon exercise of options) to yield a valuation reference range for EZ of $42.81 to $46.45 per share. CS First Boston also determined a range of multiples derived from the EZ Comparable Transactions which was relevant for valuing EZ's cash flowing stations only, rather than the entire company. These ranges were 13.0x to 14.0x 1996 BCF and 10.5x to 11.5x 1997 BCF. CS First Boston then calculated imputed valuation ranges for EZ by applying EZ management's forecasted results for EZ's cash flowing stations for fiscal years 1996 and 1997 to the multiples derived from its analysis of the EZ Comparable Transactions and adding EZ management's estimates regarding the value of EZ's non-cash flowing or underperforming stations. Using such information, CS First Boston derived a reference range of values for EZ of $620 million to $675 million. This reference range of values was then adjusted for the EZ Corporate Adjustments to yield an equity reference range of values which was then divided by 9,622,054 fully diluted shares outstanding of EZ Common Stock (including 521,333 shares issuable upon exercise of options) to yield a valuation reference range for EZ of $42.29 to $48.00 per share.

  EZ Discounted Cash Flow Analysis. CS First Boston performed a discounted cash flow analysis of the projected cash flow of EZ for the period 1996 through 2005 based in part upon certain operating and financial assumptions, forecasts and other information provided by the management of EZ. Using the financial information set forth by management, CS First Boston calculated the estimated free cash flow based on forecasted unleveraged net income (earnings before interest and after taxes) adjusted for (i) certain non-cash items (i.e., depreciation and amortization); (ii) forecasted capital expenditures; and (iii) forecasted non-cash working capital investments. CS First Boston analyzed the financial information provided by management and discounted the stream of free cash flows provided in such forecast back to December 31, 1996 using discount rates ranging from 11.0% to 12.0%. To estimate the residual value of EZ at the end of the forecast, CS First Boston applied a range of terminal multiples of 9.0x to 12.0x to the forecasted fiscal year 2006 BCF and discounted such value estimates back to December 31, 1996 using discount rates ranging from 11.0% to 12.0%. The range of discount rates was selected based on a variety of factors including analysis of the estimated cost of capital and capital structure for companies operating in businesses similar to that in which EZ operates, and the range of terminal year multiples was selected based on the trading multiples for such companies. CS First Boston then summed the present values of the free cash flows and the present value of the residual values to derive a reference range of values for EZ. CS First Boston performed this analysis based on two sets of assumptions: (i) EZ management's projections (the "EZ Management Case") and (ii) a more conservative base case of projections (the "EZ Base Case"). These analyses resulted in reference ranges of values for EZ of $575 million to $730 million based on the EZ Management Case and $555 million to $685 million based on the EZ Base Case. These reference ranges of values were then adjusted for the EZ Corporate Adjustments to yield equity reference ranges of values which were then divided by 9,622,054 fully diluted shares outstanding of EZ Common Stock (including 521,333 shares issuable upon exercise of options) to yield valuation reference ranges for EZ of $37.61 to $53.72 per share based on the EZ Management Case and $35.53 to $49.04 per share based on the EZ Base Case.

  American Comparable Company Analysis. CS First Boston reviewed and compared certain actual and forecasted financial, operating and stock market information of American to selected publicly traded radio broadcasting companies considered by CS First Boston to be reasonably comparable to American. These companies included EZ, Chancellor, Clear Channel, Emmis, Evergreen, Infinity, Jacor, Saga and SFX (the "American (EZ) Comparable Companies"). CS First Boston calculated a range of market multiples for the American (EZ) Comparable Companies by dividing the Market Capitalization of each of the American (EZ) Comparable Companies by net revenues, BCF and EBITDA estimates of selected investment banking firms for each of the American Comparable Companies for fiscal 1997. This analysis indicated that the average multiples of 1997 estimated net revenues, BCF and EBITDA were 5.3x, 12.5x and 13.3x, respectively. CS First Boston derived the appropriate valuation range for American by comparing American's business and performance to those of the American (EZ) Comparable Companies (specifically considering market presence, same station growth and BCF as a percentage of net revenues). CS First Boston determined that the relevant ranges of multiples derived from the American Comparable Companies were: (i) net revenues: 5.0x--5.5x; (ii) BCF: 13.5x-- 15.5x; and (iii) EBITDA: 14.5x--15.5x. CS First Boston then calculated imputed valuation ranges for American by applying American management's forecasted results for American for fiscal year 1997 to the multiples derived from its analysis of the American (EZ) Comparable Companies. This analysis resulted in a reference range of values for American of $1.2 billion to $1.3 billion. This reference range of values was then adjusted for non-operating assets and liabilities including (i) net debt (total debt less cash and cash equivalents) of $301.2 million; (ii) $137.5 million of convertible exchangeable preferred stock; and (iii) option proceeds of $4.1 million (collectively, the "American Corporate Adjustments") to yield an equity reference range of values which was then divided by 21,506,412 fully diluted shares outstanding of American Common Stock (including 271,200 shares issuable upon exercise of options) to yield a valuation reference range for American of $35.59 to $40.24 per share.

  American Comparable Acquisition Analysis. CS First Boston analyzed the purchase prices and multiples paid or proposed to be paid in the EZ Comparable Transactions. CS First Boston selected these acquisitions based on the comparability of businesses conducted by the acquired company to that of American. CS First Boston calculated the adjusted purchase price (purchase price plus total assumed debt less assumed cash) as a multiple of BCF for fiscal year 1996 (and 1995 and 1997, where appropriate). CS First Boston determined that the relevant range of multiples derived from the EZ Comparable Transactions were 19.0x to 20.0x 1996 BCF and 14.0x to 15.0x 1997 BCF. CS First Boston then calculated imputed valuation ranges for American by applying American management's forecasted results for American for fiscal years 1996 and 1997 to the multiples derived from its analysis of the EZ Comparable Transactions. Using such information, CS First Boston derived a reference range for values for American of $1.25 billion to $1.34 billion. This reference range of values was then adjusted for the American Corporate Adjustments to yield an equity reference range of values which was then divided by 21,506,412 fully diluted shares outstanding of American Common Stock (including 271,200 shares issuable upon exercise of options) to yield a valuation reference range for American of $37.91 to $42.10 per share. CS First Boston also determined a range of multiples derived from the EZ Comparable Transactions which was relevant for valuing American's cash flowing stations only, rather than the entire company. These ranges were 16.5x to 17.5x 1996 BCF and 13.0x to 14.0x 1997 BCF. CS First Boston then calculated imputed valuation ranges for American by applying American management's forecasted results for American's cash flowing stations for fiscal years 1996 and 1997 to the multiples derived from its analysis of the EZ Comparable Transactions and adding American management's estimates regarding the value of American's underperforming stations. Using such information, CS First Boston derived a reference range of values for American of $1.3 billion to $1.37 billion. This reference range of values was then adjusted for the American Corporate Adjustments to yield an equity reference range of values which was then divided by 21,506,412 fully diluted shares outstanding of American Common Stock (including 271,200 shares issuable upon exercise of options) to yield a valuation reference range for American of $40.24 to $43.49 per share.

  American Discounted Cash Flow Analysis. CS First Boston performed a discounted cash flow analysis of the projected cash flow of American for the period 1996 through 2005 based in part upon certain operating and financial assumptions, forecasts and other information provided by the management of American. Using the financial information set forth by management, CS First Boston calculated the estimated free cash flow based on forecasted unleveraged net income (earnings before interest and after taxes) adjusted for (i) certain non-cash items (i.e., depreciation and amortization); (ii) forecasted capital expenditures; and (iii) forecasted non-cash working capital investments. CS First Boston analyzed the financial information provided by management and discounted the stream of free cash flows provided in such forecast back to December 31, 1996 using discount rates ranging from 11.0% to 12.0%. To estimate the residual value of American at the end of the forecast, CS First Boston applied a range of terminal multiples of 10.0x to 13.0x to the forecasted fiscal year 2006 BCF and discounted such value estimates back to December 31, 1996 using discount rates ranging from 11.0x to 12.0x. The range of discount rates was selected based on a variety of factors including analysis of the estimated cost of capital and capital structure for companies operating in businesses similar to that in which American operates, and the range of terminal year multiples was selected based on the trading multiples for such companies. CS First Boston then summed the present values of the free cash flows and the present value of the residual values to derive a reference range of values for American. CS First Boston performed this analysis based on two sets of assumptions: (i) American management's projections (the "American Management Case") and (ii) a more conservative base case of projections (the "American Base Case"). These analyses resulted in reference ranges of values for American of $1.4 billion to $1.8 billion based on the American Management Case and $1.2 billion to $1.6 billion based on the American Base Case. These reference ranges of values were then adjusted for the

American Corporate Adjustments to yield equity reference ranges of values which were then divided by 21,506,412 fully diluted shares outstanding of American Common Stock (including 271,200 shares issuable upon exercise of options) to yield valuation reference ranges for American of $44.89 to $63.49 per share based on the American Management Case and $35.59 to $54.19 per share based on the American Base Case.

Other Factors and Analyses

  In the course of preparing its opinion, CS First Boston performed certain other analyses and reviewed certain other matters including, among other things, (i) implied exchange ratios; (ii) pro forma capitalization of the combined company; and (iii) EZ's and American's contributions to the combined company.

  Implied Exchange Ratios. CS First Boston reviewed the at-market exchange ratios of EZ Class A Common Stock to American Class A Common Stock at intervals of one day, one month, three months and one year preceding the announcement of the Merger and compared these ratios to a conversion ratio of 1.201, which is the exchange ratio implied if the Merger Consideration were 100% stock, based upon a trading price of $39 1/8 per share of American Class A Common Stock. This analysis demonstrated that the at-market exchange ratios of EZ Class A Common Stock to American Class A Common Stock at intervals of one day, one month, three months and one year preceding the announcement of the Merger were 0.823, 0.687, 0.601 and 0.652, respectively. The implied exchange ratio of 1.201 was also compared to the exchange ratio ranges implied by the discounted cash flow analyses described above and the contribution analysis described below. The exchange ratio ranges implied by the discounted cash flow analyses and the contribution analysis were 0.552 to 1.487 and 1.023 to 1.382, respectively.

  Contribution Analysis. CS First Boston reviewed certain financial information (including net revenues, BCF and EBITDA) for EZ, American and the pro forma combined entity resulting from the Merger based on estimated future results of EZ and American forecasted by their respective managements. Based on such review, CS First Boston analyzed the contribution of each of EZ and American to the pro forma combined entity resulting from the Merger and compared the results of such analysis to the approximately 28.7% ownership interest of holders of shares of EZ Common Stock in the combined entity (EZ Stockholders will also receive $11.75 per share in cash, which was not taken into consideration for the purposes of this analysis). Such analysis indicated that EZ would contribute to the pro forma combined entity resulting from the Merger (i) based on projected results for fiscal 1996, 38.2% of net revenues, 38.2% of BCF and 37.7% of EBITDA; and (ii) based on projected results for fiscal 1997, 31.4% of net revenues, 36.1% of BCF and 35.9% of EBITDA.

  Merger Analysis. CS First Boston also analyzed certain pro forma effects resulting from the Merger on the forecasted BCF per share of American for its 1997 fiscal year based on financial forecasts provided by EZ's and American's managements for fiscal 1997. This analysis indicated that the Merger would be accretive to BCF per share of American for its 1997 fiscal year.

General

  CS First Boston is an internationally recognized investment banking firm and, as part of its investment banking business, CS First Boston is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The EZ Board selected CS First Boston as its financial adviser because of CS First Boston's experience and expertise.

  Pursuant to the terms of CS First Boston's engagement, EZ has agreed to pay CS First Boston for its services in connection with the Merger fees payable as follows: (i) a financial advisory fee of $100,000, payable upon execution of CS First Boston's engagement letter; and (ii) a transaction fee of 0.60% of the aggregate consideration payable to the EZ Stockholders in connection with the Merger, payable upon the closing of the Merger. The financial advisory fee will be credited, to the extent paid, against the transaction fee. EZ also has agreed to reimburse CS First Boston for its out-of-pocket expenses, including the fees and expenses of legal counsel and any other adviser retained by CS First Boston, and to indemnify CS First Boston and certain related entities against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of business, CS First Boston and its affiliates may actively trade the equity and debt securities of EZ and American for their own accounts and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. CS First Boston has in the past performed certain financial advisory services for both EZ and American and has received customary fees for such services.

  A COPY OF THE WRITTEN OPINION OF CS FIRST BOSTON, DATED AS OF AUGUST 5, 1996, IS ATTACHED HERETO AS APPENDIX III. THE EZ STOCKHOLDERS ARE URGED TO READ THE CS FIRST BOSTON OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED, SCOPE AND LIMITS OF THE REVIEW UNDERTAKEN AND PROCEDURES FOLLOWED BY CS FIRST BOSTON IN CONNECTION WITH SUCH OPINION.

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix I to this Proxy Statement and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement. Capitalized terms used in this Section describing the provisions of the Merger Agreement which are not otherwise defined in this Proxy Statement shall have the meaning prescribed therefor in the Merger Agreement.

THE MERGER

  If the Direct Merger is effected, pursuant to the Merger Agreement and subject to the terms and conditions thereof, EZ will be merged with and into American, with American continuing as the surviving corporation. If the Subsidiary Merger is effected, pursuant to the Merger Agreement and subject to the terms and conditions thereof, EZ will be merged with and into American Subsidiary, with American Subsidiary continuing as the surviving corporation and a wholly-owned subsidiary of American. As a result of the Merger, the separate corporate existence of EZ will cease.

  Subject to the terms and conditions of the Merger Agreement, the Closing of the transactions contemplated thereby will take place on the Closing Date which is the later of (i) the tenth business day after the date on which the last of the conditions set forth in the Merger Agreement, other than those to be satisfied on the Closing Date, is fulfilled or waived, and (ii) January 8, 1997, unless another date is agreed to by EZ and American. The Merger will become effective at the Effective Time, which will be the time at which a Certificate of Merger is filed with the Secretary of State of the State of Delaware and Articles of Merger are filed with the State Corporation Commission of the Commonwealth of Virginia and such Commission shall have issued a Certificate of Merger, or such later time as is specified in such documents.

CONVERSION OF SECURITIES

  Conversion of EZ Common Stock. Upon consummation of the Merger, each share of EZ Common Stock, including each share of EZ Class A Common Stock and each share of EZ Class B Common Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive a (a) $11.75 and (b) 0.9 shares of American Class A Common Stock.

  Conversion of EZ Options. Upon consummation of the Merger, each EZ Option to purchase shares of EZ Common Stock outstanding immediately prior to the Effective Time will be exchanged for an Exchanged Option to purchase a number of shares of American Class A Common Stock equal to the product of the number of shares of EZ Common Stock which the holder is entitled to purchase under the EZ Option multiplied by the Exchange Ratio (0.9), at a price per share equal to the quotient obtained by dividing (a) the per share option exercise price determined pursuant to the EZ Option less $11.75, by (b) the Exchange Ratio.

  American or American Subsidiary Capital Stock. If the Direct Merger is effected, upon consummation of the Merger, each share of American capital stock (including each share of Convertible Preferred Stock and each share of American Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will not be changed in any respect by the Merger. If the Subsidiary Merger is effected, upon consummation of the Merger, each share of American Subsidiary capital stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will not be changed in any respect by the Merger.

EXCHANGE PROCEDURES

  As soon as reasonably practicable after the Effective Time, Harris Trust and Savings Bank, in its capacity as Exchange Agent (the "Exchange Agent"), will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of EZ Common Stock (other than

Dissenting Shares and other than shares owned by EZ as treasury stock and shares owned by American or by any wholly owned subsidiary of American or EZ) ("EZ Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the EZ Certificates in exchange for the Merger Consideration.

  Upon surrender of an EZ Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, and such other documents as American or the Exchange Agent may reasonably request, the holder of such EZ Certificate will be entitled to receive promptly in exchange therefor (i) the Cash Consideration that such holder has the right to receive pursuant to the Merger Agreement (together with any cash in lieu of fractional shares) and (ii) certificates representing that number of shares of American Class A Common Stock that such holder has the right to receive (in each case less the amount of any required withholding taxes, if any), and the EZ Certificate so surrendered shall forthwith be canceled. Until surrendered, each EZ Certificate will, at any time after the Effective Time, represent only the right to receive the Merger Consideration with respect to the shares of EZ Common Stock formerly represented thereby.

  HOLDERS OF EZ COMMON STOCK SHOULD NOT SEND EZ CERTIFICATES WITH THE ENCLOSED PROXY CARD. EZ STOCKHOLDERS SHOULD SEND EZ CERTIFICATES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING, THE LETTER OF TRANSMITTAL.

  No fractional shares of American Class A Common Stock will be issued upon the surrender for exchange of EZ Certificates. In lieu of any such fractional shares, the holders thereof will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price per share of American Class A Common Stock on Nasdaq, as reported by the Wall Street Journal, on the last trading day immediately preceding the Effective Date.

  No dividends or other distributions declared after the Effective Time on American Class A Common Stock will be paid with respect to any shares of American Class A Common Stock represented by an EZ Certificate until such EZ Certificate is surrendered for exchange in accordance with the procedures described above. EZ Stockholders will not be entitled to interest or other income on the Cash Consideration.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain customary representations and warranties relating to, among other things: (a) each of EZ's and American's organization and similar corporate matters; (b) each of EZ's and American's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to EZ and American; (d) the financial statements and certain other documents filed by EZ and American with the Commission and the accuracy of the information contained therein; (e) the absence of undisclosed material litigation relating to EZ and American;
(f) the absence of material adverse changes with respect to the business of EZ and American; (g) certain tax and employee benefit matters with respect to EZ and American; (h) the holding of all FCC licenses and other governmental and private authorizations by EZ and American; and (i) certain environmental and tax matters with respect to EZ and American. The Merger Agreement provides that the representations and warranties of the parties do not survive consummation of the Merger.

CERTAIN COVENANTS

  The Merger Agreement contains certain customary covenants and agreements, including, without limitation, the following:

  Conduct of Business. American has agreed that, during the period from August 5, 1996 until the Effective Time, except as otherwise contemplated by the Merger Agreement or as otherwise consented to in writing by EZ, American will, and will cause its Subsidiaries to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, which includes the acquisition of other radio broadcasting stations and communications towers;

    (b) not (i) amend or propose to amend their respective Organic Documents in any manner Materially Adverse to the EZ stockholders or (ii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, on the American Common Stock;

    (c) not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities, except to the extent required by the terms thereof, (ii) take or fail to take any action which action or failure, to the knowledge of American, would cause American, EZ or any of their respective stockholders (except to the extent of the Cash Consideration or the receipt of cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iii) sell or otherwise dispose of any assets or businesses other than sales in the ordinary course of business and other than sales of one or more of the American Stations (x) pursuant to agreements in effect on August 5, 1996,
  (y) pursuant to agreements thereafter entered into and accounting for less than twenty percent (20%) of Broadcast Cash Flow of American, or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) use all reasonable business efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely affect the transactions contemplated by the Merger Agreement;

    (e) confer on a regular and frequent basis with one or more representatives of EZ to report Material operational matters and the general status of ongoing operations; and

    (f) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice.

  EZ has agreed that, during the period from August 5, 1996 until the Effective Time, except as otherwise contemplated by the Merger Agreement or as otherwise consented to in writing by American, EZ will, and will cause its Subsidiaries to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective Organic Documents,
  (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise on the EZ Common Stock, except for the payment of dividends or distributions by a direct or indirect wholly-owned Subsidiary of EZ;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of EZ Common Stock, Convertible Securities or Option Securities, except that EZ may issue shares upon (i) conversion of Convertible Securities and (ii) exercise of Option Securities outstanding on August 5, 1996;

    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness,
  (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities, (iii) take or fail to take any action which action or failure, to the knowledge of EZ, would cause American, EZ or any of their respective stockholders (except to the extent of the Cash Consideration or the receipt of cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement;

    (f) confer on a regular and frequent basis with one or more representatives of American to report Material operational matters and the general status of ongoing operations;

    (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice or reasonable performance or severance bonuses related to the transactions contemplated by the Merger Agreement; provided, however, that EZ and its Subsidiaries shall in no event enter into any written employment agreement which provides for an annual base salary in excess of $100,000 and has a term in excess of one year or enter into or amend any severance or termination arrangement;

    (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in Applicable Law; and

    (i) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice.

  Notwithstanding the foregoing covenants, the Merger Agreement provides that nothing contained therein shall give to (a) American, directly or indirectly, rights to control or direct EZ's operations prior to the Effective Time, or
(b) EZ, directly or indirectly, rights to control or direct American's operations prior to the Effective Time. The Merger Agreement further provides that prior to the Effective Time, consistent with the terms and conditions of the Merger Agreement, (a) EZ shall exercise, complete control and supervision of its operations, and (b) American shall exercise complete control and supervision of its operations.

  Meetings of Stockholders. American and EZ have agreed, as promptly as practicable after the execution of the Original Agreement, to duly call, give notice of, convene and hold the American Special Meeting and the EZ Special Meeting, respectively. As discussed under "--Conditions to the Merger", consummation of the Merger is conditioned upon adoption of the Charter Amendment by the American Stockholders. Certain holders of American Voting Stock and EZ Class B Common Stock have agreed to vote such shares in favor of adoption of the Merger. See "Ancillary Agreements--Voting Agreements".

  Subject to the fiduciary duties of the American Board and the EZ Board, respectively, under applicable law and to the right of the EZ Board to terminate the Merger Agreement as described in clause (b) of the third paragraph under "--Termination--Termination Events", American and EZ have agreed, through the American Board and the EZ Board, respectively, to recommend, and to use their reasonable business efforts to solicit from their respective stockholders proxies in favor of, approval and adoption of the Merger Agreement and, in the case of American, the Charter Amendment, and to take all other action necessary to secure such approvals at the American Special Meeting and the EZ Special Meeting, as the case may be.

  No Solicitation. From the date of the Merger Agreement until the Effective Time, EZ has agreed that it will not, nor will it permit any of its Subsidiaries, nor will it authorize or permit any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit or initiate (including by way of furnishing any non-public information concerning EZ's business, properties or assets), discussions, inquiries or proposals or participate in any negotiation for the purpose or with the intention of leading to any proposal concerning any Purchase Proposal for the sale of all or substantially all of EZ's assets (including without limitation the purchase of all or substantially all of the common stock of Professional Broadcasting, Incorporated, a wholly-owned Subsidiary of EZ ("PBI")) or for the purchase of all or substantially all of EZ's equity securities, except for the transactions with American contemplated by the Merger Agreement. Notwithstanding the foregoing restriction, EZ is permitted to furnish information concerning its business, properties or assets, and may engage in negotiations, in connection with a possible Purchase Proposal if the Board of Directors of EZ makes a Fiduciary Determination.

The term "Purchase Proposal" means any proposal or offer to acquire all or substantially all of the assets of EZ and its Subsidiaries (including without limitation all or substantially all of the common stock of PBI) or all or substantially all of EZ's equity securities, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof.

  In the event that EZ shall determine to provide any information or negotiate as described in the preceding paragraph, or shall receive any offer of the type referred to in the preceding paragraph, unless the EZ Board concludes that such disclosure is inconsistent with its fiduciary duties under Applicable Law, it shall (i) immediately provide American a copy of all information provided to the third party, (ii) inform American that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to American the identity of the Person receiving such information or the proponent of such offer, if applicable, and, if any offer has been received, a copy of such offer or, if oral, a description of the Material terms thereof.

  If, prior to the approval of the Merger by the EZ Stockholders, EZ shall receive a firm, bona fide written proposal or proposals from any Person relating to any Purchase Proposal, and the EZ Board shall determine in good faith, based upon the advice of independent counsel, and after receiving advice from EZ's financial advisor, that fiduciary obligations under Applicable Law require the EZ Board to terminate the Merger Agreement and accept the Purchase Proposal (a "Fiduciary Determination"), then EZ may, subject to the following provisions, terminate the Merger Agreement; provided, however, that (i) EZ is required to give its termination notice on or before the later of (A) the 30 Day Date (as defined below) and (B) the day that is five (5) business days after EZ's receipt of the Purchase Proposal, and (ii) upon EZ's notification to American of such termination, EZ is required to comply with the following provisions. If EZ receives a Purchase Proposal in accordance with the provisions of the Merger Agreement which the EZ Board wishes to accept: (i) EZ shall promptly notify American in writing of such Purchase Proposal and of the material terms and conditions thereof; (ii) American shall be entitled, within five (5) days after such notification, to revise its offer to consummate the Merger and to communicate such revised offer in writing to EZ; and (iii) EZ shall consider any such revised offer in connection with its Fiduciary Determination. The rights of American described above terminate upon any proper termination of the Merger Agreement other than pursuant to the provisions dealing with a Fiduciary Determination. If EZ terminates the Merger Agreement pursuant to the foregoing provisions or paragraph (g) under "--Termination--Termination Events":

    (a) on or before the day thirty (30) days after the date of the Original Agreement (the "30 Day Date"), or in the event American does not elect to exercise its rights to purchase assets of EZ pursuant to the provisions of paragraph (b) below, then EZ shall promptly pay American the cash sum of $15.0 million; and

    (b) after the 30 Day Date, then American shall have the right to purchase the assets of all of the EZ Stations in any one of EZ's geographic markets (i.e., one of the markets in which EZ owns (and not subject to a contract for sale) stations at the time of such termination) at a purchase price payable in cash equal to the Station Fair Market Value of such stations as of the date EZ so terminates the Merger Agreement less $10.0 million.

The term "Station Fair Market Value" shall mean the fair market value of the EZ Stations which American has elected to purchase pursuant to the provisions of paragraph (b) above as determined by mutual agreement of American and EZ or, in the event they are unable to so agree within thirty (30) days, by arbitration determined by the agreement of two investment bankers knowledgeable in radio station valuations selected one by American and one by EZ. In the event such investment bankers are unable to agree on the Station Fair Market Value within thirty (30) days, they shall appoint a third investment banker, so knowledgeable, or failing agreement on such third investment banker, it shall be appointed by the President of the New York City Chapter of the American Arbitration Association. The decision of the third investment banker however so appointed shall be binding on American and EZ. In the event American shall elect to exercise its rights to so purchase the EZ Stations, it shall, within ten (10) days after EZ's termination of the Merger Agreement, notify EZ in writing of such election and identify the EZ Stations it has elected to purchase. Thereafter, American and EZ shall negotiate in good faith an asset purchase agreement with respect to such transaction containing terms and conditions customary in the radio industry for the purchase and sale of radio stations, including, without limitation, representations and warranties, covenants, closing conditions and survival of the representations and warranties for a reasonable period of time.

  Indemnification. From and after the Effective Time, American (if the Direct Merger is effected) or American Subsidiary (if the Subsidiary Merger is effected), as the case may be, has agreed to indemnify, defend and hold harmless the present and former officers, directors and employees of EZ (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (a "claim"), based in whole or in part on the fact that such person is or was a director, officer or employee of EZ and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with the Merger Agreement, the Merger and the transactions contemplated hereby), in each case to the fullest extent permitted under the DGCL (and has agreed to pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the DGCL). So long as American shall maintain directors' and officers' liability insurance for its then current directors and officers, American has agreed to maintain in effect for a period of six
(6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by EZ (provided that American may substitute therefor policies which it is then maintaining for its directors and officers so long as such policies are not materially less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred at or before the Effective Time.

  Employee Benefits. Prior to Closing, all officers of EZ who are parties to agreements that would provide to them cash compensation upon a change of control (as defined therein) of EZ are required to execute amendments and/or waivers of the cash compensation provisions applicable upon such a change of control or upon a voluntary termination of employment by any such employee.

  Certain Efforts. Pursuant to the Merger Agreement, each of American and EZ have agreed to use reasonable business efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger, subject to any fiduciary obligations of the EZ Board or the American Board, including, in all cases, without limitation, using its reasonable business efforts (a) to prepare and file with the applicable Authorities as promptly as practicable after the execution of the Original Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, each of which is required to be obtained or become final in order to satisfy the condition applicable to it set forth in the Merger Agreement, (b) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under the HSR Act, and all filings necessary for American to own and operate the EZ Stations), (iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in the Merger Agreement, including without limitation the truth and correctness as of the Closing Date as if made on and as of the Closing Date of the representations and warranties of such party and the performance and satisfaction as of the Closing Date of all agreements and conditions to be performed or satisfied by such party. Within thirty (30) business days following the date of the Merger Agreement, EZ and American are required to file with the FCC appropriate applications for FCC Consents, which applications shall include a request for a temporary waiver of Section 73.3555(a) of the FCC's rules and regulations with respect to American's proposed ownership of radio stations in the Sacramento, California market. The grant of a temporary waiver by the FCC requiring American to file with the FCC, within no less than six (6) months following the Closing Date, one or more assignment or transfer applications proposing divestiture of one or more radio stations in the Sacramento radio market, is not to be deemed a Material Adverse Effect and American has agreed to accept an FCC grant of the FCC Consents including such a condition. American and EZ filed their respective FCC applications on October 1, 1996. American and EZ have agreed to prosecute such applications with all reasonable diligence and otherwise use reasonable business efforts to obtain the grant of FCC Consents to such applications as expeditiously as practicable. If the FCC Consents, or any of them, imposes any condition on either American or EZ, it is required to use reasonable business efforts to comply with such condition unless compliance would be unduly burdensome or would have a Material Adverse Effect upon it. If reconsideration or judicial review is sought with respect to any FCC Consent, EZ and American have agreed to oppose such efforts to obtain reconsideration or judicial review, although such agreements do not, and are not intended to, limit the right to terminate the Merger Agreement pursuant to the provisions thereof dealing with termination. The Merger is expressly conditioned upon the grant of the Final Order as to the FCC Consents for the transfer of the FCC Licenses for the EZ Stations without any condition Materially Adverse to American.

  American and EZ have also undertaken and agreed to file as soon as practicable after the execution of the Original Agreement a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. American and EZ made such filings on October 24, 1996. Each of the parties have agreed to (a) use its reasonable business efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (b) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties to the Merger Agreement. See "--Regulatory Matters" below.

  Certain Other Covenants. Both EZ and American have also agreed, among other things: (a) to consult with each other prior to issuing any press release or public statement; (b) that each party and its representatives be granted access to the management, accounts, books, records, contracts, and other materials, as well as to the directors, officers, employees and independent accountants, of the other party; (c) that American will use its reasonable business efforts to cause the shares of American Class A Common Stock to be issued in the Merger to be listed on Nasdaq; (d) that EZ will use its reasonable business efforts to cause to be delivered to American, prior to the Closing, a letter from each "affiliate" of EZ agreeing not to dispose of shares of American Class A Common Stock to be received pursuant to the Merger in violation of the Securities Act; and (e) to use reasonable business efforts to cause the Merger to be treated as a tax-free reorganization for federal income tax purposes.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the EZ Board with respect to the Merger, the EZ Stockholders should be aware that certain members of EZ's management and the EZ Board have certain interests in the Merger that may present them with actual or potential conflicts of interest.

  Director and Officer Positions. At the Closing, Messrs. Kellar and Box will enter into a stockholder agreement with American (the "Stockholder Agreement") pursuant to which such persons jointly shall have the right to nominate two
(2) persons to the Board of Directors of American so long as they collectively continue to hold (i) more than fifty percent (50%) of the American Class A Common Stock received by them pursuant to consummation of the Merger and (ii) shares of American Class A Common Stock representing not less than 4.5% of the number of shares of American Common Stock outstanding on a pro forma fully diluted basis (i.e., giving effect to the conversion of all Convertible Securities and the exercise of all Option Securities at the time outstanding). The Stockholder Agreement will also provide that so long as Messrs. Kellar and Box continue to own collectively shares of American Class A Common Stock satisfying one but not both of the requirements of clauses (i) and (ii) of the preceding sentence, they shall jointly be entitled to nominate one (1) person to the Board of Directors of American, and if they cease to own collectively a sufficient number of shares of American Class A Common Stock to satisfy either of such requirements they shall no longer have any right to nominate a director. The Stockholder Agreement will permit Messrs. Kellar and Box to transfer the stock subject to such Agreement to their immediate family members or a trust for the benefit of such persons, and the holdings of such persons (of such transferred stock) shall be included in the determination of whether the requirements of clauses (i) and (ii) of the first sentence of this paragraph are satisfied. The Stockholder Agreement will also provide that any nominee other than Mr. Kellar or Mr. Box must be reasonably acceptable to the American Board. It is anticipated that Messrs. Kellar and Box will, pursuant to the Stockholder Agreement, become directors of American. It is also anticipated that Mr. Kellar will be elected to the Executive Committee and the Compensation Committee of the American Board and Mr. Box will become an Executive Vice President of American. The existing employment agreements of each of Messrs. Kellar and Box will be terminated and Mr. Kellar will receive a payment of $250,000 in lieu of the severance payments to which he is entitled under his employment agreement.

  Indemnification. The directors and officers of EZ will be indemnified by American and American is obligated, subject to certain conditions, to provide insurance for such directors and officers as described under "--Certain Covenants--Indemnification" above.

  Registration Rights. American will enter into a registration rights agreement with Messrs. Kellar, Box and each other Person executing an Affiliate Agreement (the "Registration Rights Agreement"), in the form of the presently existing registration rights agreement of American. The Registration Rights Agreement provides that, subject to certain limitations and conditions, all stockholders that are a party thereto, including existing stockholders who are parties thereto, will be entitled to three "demand" registration rights and unlimited "piggyback" registration rights to register American Class A Common Stock held by such persons under the Securities Act.

REGULATORY MATTERS

  The receipt of certain federal and state governmental or regulatory approvals are required in order to consummate the Merger, including the approval of the FCC, and the expiration or termination of the applicable waiting period under the HSR Act. American and EZ have agreed in the Merger Agreement to use all reasonable efforts to obtain such approvals or waivers, but there can be no assurance as to when or if such approvals or waivers will be obtained.

  FCC Approvals. On October 1, 1996, American and EZ filed an application (the "EZ Transfer Application") with the FCC requesting the FCC's consent to transfer control of the subsidiaries of EZ holding the FCC licenses for each of EZ's radio stations, from the holders of EZ Common Stock to American. As a result of the transfer and giving effect to the American Probable Transactions, American and its subsidiaries would have an attributable interest in seven FM stations and four AM stations in two separate contour-based markets in the vicinity of Sacramento. In the first market, American would have an attributable interest in nine radio stations (4 AM and 5 FM), one above the limit allowed by the FCC's rules. Similarly, in the second market, American would have an attributable interest in ten radio stations (6 FM and 4 AM), two above the limit allowed by the FCC's rules. American has requested a temporary twelve-month waiver to divest itself of one AM station and one FM station that are a part of both contour-defined markets so as to bring itself into compliance with the FCC's radio multiple ownership rules. If the FCC does not grant a temporary waiver, but otherwise consents to the Merger, American could not consummate the Merger unless the excess Sacramento stations were assigned to third parties. There can be no assurance that American will be able to obtain full value for such stations nor that such sales would not have a material adverse impact upon American's business, financial condition and results of operations, particularly if a temporary waiver were not obtained. In such event, American's intention would be to seek reconsideration and/or appellate court review of the FCC's decision. See "Business--Recent Transactions--Pending Acquisitions and Dispositions-- Sacramento" in Appendix V for information with respect to agreements relating to the disposition of one AM and one FM station in Sacramento.

  On October 11, 1996, the EZ Transfer Application was accepted by the FCC. Pursuant to the Communications Act and the FCC's rules, interested third parties will have until November 12, 1996 to file petitions to deny the EZ Transfer Application, and thereafter may file informal objections until the EZ Transfer Application is granted. As of October 28, 1996, no party, to American's or EZ's knowledge, had filed a petition to deny or other objection to the EZ Transfer Application. To date, the FCC has not acted on the EZ Transfer Application.

  In the event that an opposition against the EZ Transfer Application is filed that raises substantial issues, the FCC will determine on the basis of the opposition, responses to the opposition that may be filed by American and/or EZ, and such other facts as it may officially notice, whether there are substantial and material issues of fact that will require an evidentiary hearing to resolve. In the absence of issues requiring an evidentiary hearing, and upon a finding that a grant of the EZ Transfer Application (and the associated waivers noted above) would serve the public interest, convenience and necessity, the FCC, or the FCC's staff acting by delegated authority, will grant the EZ Transfer Application. In the unlikely event that there are any issues of fact which cannot be resolved without an evidentiary hearing, the FCC must designate the EZ Transfer Application for such a hearing, and the consummation of the Merger could be jeopardized due to the length of time ordinarily required to complete such proceedings.

  Within thirty days following FCC public notice of such a grant, parties in interest may file a petition for reconsideration requesting that the FCC (or the FCC's staff in the case of a staff grant which is unlikely in the case of a transfer of control or assignment involving an unusual waiver request), reconsider its action. Alternatively, in the case of a staff grant, parties in interest may within the same thirty-day period file an "Application for Review" requesting that the FCC review and set aside the staff grant. In the event of a staff grant, a party in interest could take both actions, by first filing a petition for reconsideration with the staff and later, within thirty days following public notice of denial of that petition, filing an Application for Review. In the case of a staff grant, the FCC may also review the staff action on its own motion within forty days following public notice of the staff's action. The FCC may review any of its own actions on its own motion within thirty days following public notice of the action.

  Within thirty days of public notice of an action by the FCC (i) granting the EZ Transfer Application, (ii) denying a petition for reconsideration of such a grant or (iii) denying an Application for Review of a staff grant, parties in interest may appeal the FCC's action to the U.S. Court of Appeals for the District of Columbia Circuit.

  In the event that the EZ Transfer Application should be denied or the requested waivers not granted by the FCC or its staff, American and EZ would have the same rights to seek reconsideration or review to an appeal as set forth above with respect to adverse parties.

  If the FCC does not, on its own motion, or upon a request by an interested party for reconsideration or review, review a staff grant or its own action within the time periods set forth above, an action by the FCC or its staff granting the EZ Transfer Application would become final. The Merger Agreement provides that the parties are not obligated to consummate the Merger upon the issuance of an FCC grant of the EZ Transfer Application, until such grant has become final.

  FCC License Renewals. On August 1, 1996, an application for regular renewal of the license of KFNS- AM in the St. Louis market was filed, and, on October 1, 1996, applications for the regular renewal of the licenses of KSD-AM, KSD-FM, KYKY-FM, and KEZK-FM in the St. Louis market and KOWW-AM and KBEQ-FM in the Kansas City market were filed. In normal course, the KFNS-AM application would be granted by December 1, 1996, and the applications filed on October 1, 1996 would be granted by February 1, 1997. A similar renewal applications is due to be filed by February 1, 1997 for KFKF-FM, EZ's remaining Kansas City station. Such application would normally be granted by June 1, 1997. For information with respect to other FCC license renewals, see "Business--Federal Regulations of Radio Broadcasting--FCC Station License Renewal Dates" in Appendices V and VI.

  Neither American nor EZ anticipates any material difficulty in obtaining license renewals for full terms in the future, except as described below with respect to EZ's Pittsburgh station.

  When the FCC considers a proposed transfer of control of an FCC licensee that holds multiple FCC licenses, some of which licenses are subject to pending renewal applications, the FCC's past policy has been either to defer action on the transfer application until the pending renewals have been granted or to grant the transfer application conditioned on the transfer not being consummated until the renewals have been granted. The FCC has recently modified that policy to provide that so long as there are no unresolved issues pertaining to the qualifications of the transferor or the transferee and so long as the transferee is willing to substitute itself as the renewal applicant, the FCC will grant a transfer application for a licensee holding applications for one or several of the licensee's stations. This new policy should permit the parties to consummate the Merger (assuming satisfaction or waiver of all other conditions and the FCC's grant of the EZ Transfer Application) during those periods when renewal applications are pending for one or more EZ's stations. However, because the policy is so new, there can be no assurance that further clarifications of the policy will not make it impossible or inadvisable to consummate the Merger during such periods.

  In June 1991, Allegheny Communications Group, Inc. filed a competing application and a Petition to Deny against the license renewal application of EZ for station WBZZ-FM serving Pittsburgh which is presently pending in M M Docket No. 93-88 (the "WBZZ Renewal Proceedings"). Under FCC precedent, an incumbent is entitled to renewal expectancy if it has provided meritorious service to its listeners during the license term. EZ believes that WBZZ-FM has provided such service. After the FCC denied the petition of such company, a hearing was conducted on the license renewal application and the competing application before an administrative judge who has yet to render a decision. Given American's belief that EZ is entitled to a renewal expectancy, American believes the station's license will be renewed. However, if the FCC grants approval of the transfer of the FCC license of WBZZ--FM to American without granting the renewal application, American would not, if the Merger is consummated, be entitled to such renewal expectancy. Therefore, the Merger Agreement provides that, as a condition of American's obligation to consummate the Merger, the FCC shall not have released on or before the Closing Date any ruling, order or other pronouncement Materially Adverse to the interests of EZ or American in the WBZZ Renewal Proceedings or, if the WBZZ Renewal Proceedings are still pending, arrangements shall have been made, reasonably satisfactory to American, pursuant to which (i) EZ's renewal expectations with respect to WBZZ-FM shall be preserved, (ii) during the period when such renewal is pending the Entity holding the FCC license with respect to WBZZ-FM shall enter into a local marketing agreement with American with respect to WBZZ-FM, and (iii) American shall have the right to acquire such FCC license and related assets with respect to WBZZ-FM upon such license renewal. American has agreed that any such arrangements must be reasonably satisfactory to the Entity holding such FCC license. American and EZ believe that, if it becomes necessary to so transfer the FCC license to such an Entity, arrangements reasonably satisfactory to American and such Entity can be agreed upon.

  Antitrust. Under the HSR Act and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. American and EZ each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on October 24, 1996.

  The Antitrust Division and the FTC determine between themselves which agency is to review a proposed transaction. The Antitrust Division or the FTC, as the case may be, may then issue a formal request for additional information (the "Second Request"). Under the HSR Act, if a Second Request is issued, the waiting period then would be extended and would expire at 11:59 p.m., on the twentieth calendar day after the date of substantial compliance by both parties with such Second Request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. In light of the continuing consolidation occurring in the radio broadcasting industry, the Antitrust Division and the FTC may be expected to give increased attention to the Merger. At any time before or after the Special Meetings, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the proposed Charlotte transactions or the Merger or seeking the divesture of substantial assets of American or EZ.

  In addition, state antitrust authorities may also bring legal action under the antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of American or EZ. No state authorities have indicated that they will undertake an investigation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result of such challenge may be.

  Certain of the American Probable Transactions and the EZ Probable Transactions will be subject to review by the Antitrust Division and the FTC pursuant to the provisions of the HSR Act. Generally, acquisitions involving assets valued at $15.0 million or more, and certain acquisitions of voting securities, come within the purview of the HSR Act. As noted above, because of the continuing consolidation occurring in the radio broadcasting industry, the antitrust agencies may choose to investigate one or more of the proposed acquisitions, particularly if it appears that such acquisition will result in substantial consolidation within a specific market. Any decision by an antitrust agency to challenge a proposed acquisition could affect the ability of American or EZ to consummate the proposed acquisition, or to consummate the acquisition on the proposed terms. See "Business--Recent Transactions--Pending Acquisitions--Rochester" and "--Sacramento" in Appendix V and "Business-- Recent Transactions--Pending Acquisitoins--Philadelphia-Charlotte Station Asset Exchange and Purchase" in Appendix VI for information with respect to questions raised by the Antitrust Division with respect to pending acquisitions by American and EZ, respectively.

  S.E.C. Matters. On August 6, 1996 each of EZ and American received an informal inquiry from the Division of Enforcement of the Securities and Exchange Commission ("S.E.C.") regarding trading activity in the stock of EZ prior to the announcement of the Merger. On September 11, 1996, the Division of Enforcement informally requested that each of EZ and American voluntarily provide certain documents in connection with the Division's inquiry. Such documents were provided to the Division by EZ on September 26, 1996 and by American on September 27, 1996.

OTHER CONSENTS

  Consummation of the Merger will require the consent of the lenders under American Credit Agreement. American believes that such consent will be obtained. The consent of the holders of the American Senior Notes is not required for consummation of the Merger. If the Direct Merger is effected, the EZ Credit Facility will be refinanced as part of an amended American Credit Agreement. Consummation of the Direct Merger will require the consent of the holders of the EZ Senior Notes to amend the EZ Senior Note Indenture to conform certain covenants to those of the American Senior Note Indenture. If the Subsidiary Merger is effected, (a) it is anticipated that the EZ Credit Facility will be amended and restated and the lenders thereunder may be aligned with those under the American Credit Agreement and (b) the consent of the holders of the EZ Senior Notes will not be required. American has the right to effect the Merger in the form of the Subsidiary Merger if the consent of the holders of the EZ Senior Notes cannot be obtained on terms satisfactory to American.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase", as such term is used under generally accepted accounting principles. Accordingly, from and after the Effective Date, EZ's consolidated results of operations will be included in American's consolidated results of operations. For purposes of preparing American's consolidated financial statements, American will establish a new accounting basis for EZ's assets and liabilities based upon the fair market values thereof and American's purchase price, including the fees and other costs associated with the Merger. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed financial information appearing elsewhere in this Proxy Statement are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information to comply with disclosure requirements of the Commission. Although the final allocation will differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information. See "Unaudited Pro Forma Financial Statements of American".

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

FEDERAL SECURITIES LAW CONSEQUENCES

  All American Class A Common Stock received by the EZ Stockholders in the Merger will be freely transferable, except that shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of EZ prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of American) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of American or EZ generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires EZ to use its reasonable business efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of any of the American Common Stock issued to such affiliate pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

CONDITIONS TO THE MERGER

  The obligations of EZ and American to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) The Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the stockholders of American and EZ under Applicable Law and applicable Nasdaq requirements;

    (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect; American and EZ have agreed to use their respective reasonable business efforts to have any such injunction, order or decree lifted;

    (c) All authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all filings, submissions, registrations, notices or declarations required to be made by American and EZ with any Authority, prior to the consummation of the Merger, shall have been obtained from, and made with, the FCC and all other required Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure of which to obtain or make would not, in the reasonable business judgment of each of American and EZ, have a Material Adverse Effect on American. Without limiting the generality of the foregoing, the Merger Agreement provides that the FCC shall have issued all necessary consents and approvals in connection with the transactions contemplated by the Merger Agreement, the same shall have become Final Orders, and any conditions precedent to the effectiveness of such Final Orders which are specified therein shall have been satisfied as provided in the Merger Agreement;

    (d) The shares of American Class A Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, upon official notice of issuance;

    (e) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (f) The Registration Statement (of which the Prospectus is a part) shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities; and

    (g) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Authority in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

  The obligations of EZ to consummate the Merger are also subject to the satisfaction of the following additional conditions:

    (a) All agreements, certificates, opinions and other documents delivered by American shall be reasonably satisfactory in form, scope and substance to EZ and its counsel, and EZ and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where reasonably appropriate to be certified by proper corporate officers;

    (b) American shall have furnished EZ and, at EZ's request, any bank or other financial institution providing credit to EZ or any Subsidiary, with favorable opinions, dated the Closing Date, of Sullivan & Worcester LLP, counsel for American, and of Dow, Lohnes & Albertson, FCC counsel for American, in each case, with respect to such matters incident to the Merger, as EZ or its counsel may reasonably request or which may be reasonably requested by any such bank or financial institution or their respective counsel;

    (c) The representations, warranties, covenants and agreements of American contained in the Merger Agreement or otherwise made in writing by it or on its behalf pursuant thereto or otherwise made in connection with the Merger shall be true and correct in all Material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all Material respects as of the Closing Date (including without limitation, giving effect to any later obtained knowledge, information or belief of American or EZ); each and all of the agreements and conditions to be performed or satisfied by American under the Merger Agreement at or prior to the Closing Date shall have been duly performed or satisfied in all Material respects; and American shall have furnished EZ with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as EZ or its counsel shall have reasonably requested;

    (d) All authorizations, consents, waivers, modifications, orders or approvals required to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation all Private Authorizations and consents related to Material Agreements of American and its Subsidiaries and all modifications of Contractual Obligations reasonably requested by EZ within ten (10) business days of the date of the Original Agreement, shall have been obtained, other than such authorizations, consents, waivers, modifications, orders or approvals, the failure of which to obtain would not, individually or in the aggregate, Materially Adversely Affect American, without the imposition, individually or in the aggregate, of any condition or requirement which would Materially Adversely Affect American;

    (e) Between the date of the Original Agreement and the Closing Date, there shall not have occurred and be continuing any Material Adverse Change in American from that reflected in the most recent American Financial Statements, and, as of the Closing Date, the FCC Licenses with respect to each of the American Stations shall not have been Materially Adversely Affected;

    (f) EZ shall have received "comfort" letters in customary form from Deloitte & Touche LLP, certified public accountants for American and its Subsidiaries, dated the date of the Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to EZ) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, stockholders' equity, net revenues, Broadcast Cash Flow, net income and net income per share;

    (g) American shall have executed and delivered to each of the Persons executing an Affiliate Agreement the Registration Rights Agreement (in the form heretofore executed and delivered by American and certain of its stockholders) and permitting each of such Persons to become a party thereto;

    (h) EZ shall have received from its counsel, Hunton & Williams, a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, EZ and its stockholders will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, except that gain will be recognized to the extent of the Cash Consideration and gain or loss will be recognized with respect to cash received in lieu of fractional shares or with respect to Dissenting Shares, and in connection with such opinion, American and each of its stockholders owning five percent (5%) or more of the American Common Stock shall have

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

  furnished to EZ and such counsel such representations, warranties, covenants and agreements as such counsel shall have reasonably requested in order to enable them to render such opinion;

    (i) American shall have executed and delivered to EZ the Stockholder Agreement, in form, scope and substance reasonably satisfactory to EZ, and any individuals nominated as directors of American pursuant to the provisions thereof shall have been elected, subject to consummation of the Merger, directors of American;

    (j) Each of the individuals listed in Section 7.3(j) of the EZ Disclosure Schedule shall have been elected, subject to consummation of the Merger, to the positions as officers of American set forth opposite his or her name in such Section; and

    (k) The employment agreements between EZ and each of Arthur Kellar and Alan Box shall have been amended on terms reasonably satisfactory to each of them.

  The parties have subsequently agreed that those employment agreements will be terminated and Mr. Kellar will be paid $250,000 in lieu of the severance payments to which he is entitled under his employment agreement.

  The obligation of American to consummate the Merger is also subject to the satisfaction of the following additional conditions:

    (a) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to American and its counsel, and American and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where reasonably appropriate to be certified by proper corporate officers;

    (b) EZ shall have furnished American and, at American's request, any bank or other financial institution providing credit to American or any Subsidiary, with favorable opinions, dated the Closing Date, of Hunton & Williams, counsel for EZ, and of Koteen & Naftalin, LLP, FCC counsel for EZ, in each case, with respect to such matters incident to the Merger, as American or its counsel may reasonably request or which may be reasonably requested by any such bank or financial institution or their respective counsel;

    (c) The representations, warranties, covenants and agreements of EZ contained in the Merger Agreement or otherwise made in writing by it or on its behalf pursuant thereto or otherwise made in connection with the Merger shall be true and correct in all Material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all Material respects as of such date on the Closing Date (including without limitation giving effect to any later obtained knowledge, information or belief of EZ or American); each and all of the agreements and conditions to be performed or satisfied by EZ under the Merger Agreement at or prior to the Closing Date shall have been duly performed or satisfied in all Material respects; and EZ shall have furnished American with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as American or its counsel shall have reasonably requested;

    (d) All authorizations, consents, waivers, modifications, orders or approvals required to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation all Private Authorizations and consents related to Material Agreements of EZ and its Subsidiaries and all modifications of Contractual Obligations reasonably requested by American within ten (10) business days of the date of the Original Agreement, shall have been obtained, other than such authorizations, consents, waivers, modifications, orders or approvals, the failure of which to obtain would not, individually or in the aggregate, Materially Adversely Affect EZ, without the imposition, individually or in the aggregate, of any condition or requirement which would Materially Adversely Affect EZ;

    (e) Between the date of the Original Agreement and the Closing Date, there shall not have occurred and be continuing any Material Adverse Change in EZ from that reflected in the most recent EZ Financial Statements, and, as of the Closing Date, the FCC Licenses with respect to each of the EZ Stations shall not have been Materially Adversely Affected;

    (f) American shall have received "comfort" letters in customary form from Ernst & Young LLP, certified public accountants for EZ and its Subsidiaries, dated the date of the Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to American) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, stockholders' equity, net revenues, Broadcast Cash Flow, net income and net income per share;

    (g) American shall have received from its counsel, Sullivan & Worcester LLP, a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, American and its stockholders will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and in connection with such opinion, EZ and each of its stockholders owning five percent (5%) or more of the EZ Common Stock shall have furnished to American and such counsel such representations, warranties, covenants and agreements as such counsel shall have reasonably requested in order to enable them to render such opinion;

    (h) The employment agreements between EZ and each of Arthur Kellar and Alan Box shall have been amended on terms reasonably satisfactory to American;

    (i) Arthur Kellar and Alan Box shall have executed and delivered to American the Stockholder Agreement, in form, scope and substance reasonably satisfactory to American;

    (j) Each of the persons who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of EZ shall have executed and delivered to American an Affiliate Agreement; and

    (k) The FCC shall not have released on or before the Closing Date any ruling, order or other pronouncement Materially Adverse to the interests of EZ or American in the WBZZ Renewal Proceedings or, if the WBZZ Renewal Proceedings are still pending, arrangements shall have been made, reasonably satisfactory to American, pursuant to which (i) EZ's renewal expectations with respect to WBZZ(FM) shall be preserved, (ii) during the period when such renewal is pending the Entity holding the FCC License with respect to WBZZ(FM) shall enter into a local marketing agreement with American with respect to WBZZ(FM), and (iii) American shall have the right to acquire such FCC License and related assets with respect to WBZZ(FM) upon such license renewal. American has agreed that any such arrangements must be reasonably satisfactory to the Entity holding such FCC License.

  Any or all of the foregoing conditions to American's and EZ's obligations to effect the Merger may be waived, in whole or in part, to the extent permitted by Applicable Law.

TERMINATION

  Termination Events. The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of American and EZ:

    (a) by mutual consent of EZ and American; or

    (b) by either American or EZ if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Merger shall have become final and nonappealable, unless the party seeking such injunction, decree or judgment was the terminating party or any Affiliate thereof; or

    (c) by either American or EZ if the American Stockholder Approval or the EZ Stockholder Approval is not obtained, so long as the terminating party is not in Material breach of the Merger Agreement and none of its representations and warranties shall have been or become and continue to be untrue in any Material respect; or

    (d) by EZ in the event (i) EZ is not in Material breach of the Merger Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any Material respect, and (ii) either
  (A) the Merger has not been consummated prior to the Termination Date and American is in Material breach of the Merger Agreement or any of its representations or warranties shall have become and continue to be untrue in any Material respect, or (B) such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date; or

    (e) by American in the event (i) American is not in Material breach of the Merger Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any Material respect, and
  (ii) either (A) the Merger has not been consummated prior to the Termination Date and EZ is in Material breach of the Merger Agreement or any of its representations or warranties shall have become and continue to be untrue in any Material respect, or (B) such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date; or

    (f) by EZ pursuant to and in compliance with the provisions of described above under "--No Solicitation"; or

    (g) by EZ, if the opinion letter that EZ received from CS First Boston, to the effect that the Merger is fair, from a financial point of view, to EZ's stockholders, shall have been withdrawn prior to the receipt of the EZ Stockholder Approval; or

    (h) by American, if the opinion letter that American received from Morgan Stanley, to the effect that the Merger is fair, from a financial point of view, to American, shall have been withdrawn prior to the receipt of the American Stockholder Approval.

"Termination Date" means September 30, 1997 or such other date as the parties may, from time to time, mutually agree. The right of American or EZ to terminate the Merger Agreement as described above shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of the Merger Agreement.

  Effect of Termination. Except as specifically provided in the Merger Agreement, in the event of the termination of the Merger Agreement as described above, or in the event the Merger shall not have become effective prior to the end of business on the day prior to the Termination Date, the Merger Agreement shall forthwith become void, there shall be no liability on the part of either party, or any of their respective stockholders, officers or directors, to the other and all rights and obligations of each party shall cease; provided, however, that such termination shall not relieve either party from liability for any misrepresentation or breach of any of its warranties, covenants or agreements set forth in the Merger Agreement. The Merger Agreement provides that in the event the Merger Agreement is terminated (i) by the parties pursuant to the provisions of paragraph (a) under "--Termination Events", or (ii) by EZ or American pursuant to the provision of paragraph (b) or (c) under "--Termination Events" (other than a termination under the provisions of paragraph (c) resulting from a failure of EZ to obtain the EZ Stockholder Approval, which failure was caused by a withdrawal by CS First Boston of its opinion letter to EZ described elsewhere herein), except as described below, neither of the parties shall have any further rights or remedies. The Merger Agreement also provides that in the event it is terminated by (i) EZ pursuant to the provisions of paragraph (d) under "-- Termination Events", or (ii) American pursuant to the provisions of paragraph
(e) under "--Termination Events", then the terminating party shall be entitled to liquidated damages in the amount of $15.0 million, together with the reasonable fees and expenses of the terminating party incurred in connection with the Merger Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of its investment bankers, counsel, accountants, banks and other lenders and other consultants and agents, it being agreed that such amount shall constitute full payment for any and all damages suffered by the terminating party by reason of other party's failure to consummate the Merger. The Merger Agreement also provided that in the event it is terminated by EZ pursuant to the provisions of paragraph (g) under "-- Termination Events", then American shall be entitled to its rights described under "--No Solicitation" above. Finally, the Merger Agreement provides that in the event it is terminated by American pursuant to the provisions of paragraph (h) under "--Termination Events", then EZ shall be entitled to liquidated damages in the amount of $15.0 million. American and EZ have agreed that actual damages would be difficult to ascertain and that $15.0 million and, to the extent applicable, such reasonable fees and expenses of the terminating party, and rights of American described under "--No Solicitation" above are a fair and equitable amount to reimburse EZ or American, as the case may be, for damages sustained due to American's or EZ's failure to consummate the Merger for the reasons specified above. Notwithstanding the foregoing, the Merger Agreement provides that each party shall have the right to seek specific performance of the Merger Agreement pursuant to the provisions of the Merger Agreement, and, if such breach relates to the provisions described under "--No Solicitation" above, to the extent applicable, American shall have the rights described thereunder.

FEES AND EXPENSES

  Except as described above under "--Effect of Termination", each of EZ and American has agreed to pay the fees and expenses of its respective counsel, accountants and other experts and to pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby. All filing fees (including HSR Act and FCC filing fees) and all transfer and other taxes will be shared equally by American and EZ.

AMENDMENT; WAIVER

  The Merger Agreement may be amended, modified or supplemented only by written agreement of EZ and American at any time prior to the Effective Time, and, after the Merger Agreement is adopted by the American Stockholders or the EZ Stockholders, subject to Applicable Law.

  At any time prior to the Effective Time, EZ or American may, to the extent permitted by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

                             ANCILLARY AGREEMENTS

VOTING AGREEMENTS

  American. In connection with the execution of the Merger Agreement, Messrs. Dodge and Stoner, who collectively are entitled to exercise voting power with respect to an aggregate of 68,500 shares of American Class A Common Stock and 2,673,662 shares of American Class B Common Stock, which as of October 1, 1996 in the aggregate represented approximately 43.0% of the voting power of the American Voting Stock, and EZ entered into the American Voting Agreement, pursuant to which such American stockholders agreed, among other things, to vote all of their shares of American Voting Stock (and granted to EZ their proxies to vote all such shares) (i) in favor of the adoption of the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of American under the Merger Agreement, and (iii) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination, or other material charge in American's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. Such stockholders have also agreed not to convert any shares of American Class B Common Stock into shares of American Class A Common Stock and not to sell, transfer, pledge, hypothecate, encumber or otherwise dispose of shares of American Common Stock owned by them. Such stockholders have also agreed not to assert any claims or rights he may have against any director of American in respect of approval or adoption of the Merger or the consummation of the Merger or the other transactions contemplated thereby. The American Voting Agreement provides that the obligations of each such stockholder are subject to his fiduciary duties as a director of American. The American Voting Agreement terminates upon the earliest to occur of (a) the mutual consent of EZ and all of the stockholders party thereto, (b) the termination of the Merger Agreement prior to the consummation of the Merger (including without limitation a termination by EZ pursuant to the provisions described above under "--No Solicitation"), and (c) the consummation of the Merger.

  EZ. In connection with the execution of the Merger Agreement, Messrs. Kellar and Box, who collectively are entitled to exercise voting power with respect to an aggregate of 2,697,897 shares of EZ Class B Common Stock, which in the aggregate represents 100% of the voting power of the EZ Class B Common Stock, and American entered into the EZ Voting Agreement, pursuant to which such EZ stockholders agreed, among other things, to vote all of their shares of EZ Common Stock (and granted to American their proxies to vote all such shares)
(i) in favor of the adoption of the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of EZ under the Merger Agreement, and (iii) against any proposal for any merger, consolidation, recapitalization, sale of assets, business combination, or other material charge in EZ's corporate structure or business that is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. Such stockholders have also agreed not to convert any shares of EZ Class B Common Stock into shares of EZ Class A Common Stock and not to sell, transfer, pledge, hypothecate, encumber or otherwise dispose of shares of EZ Common Stock owned by them. Such stockholders have also agreed to waiver their appraisal rights and not to assert any claims or rights he may have against any director of EZ in respect of approval or adoption of the Merger or the consummation of the Merger or the other transactions contemplated thereby. The EZ Voting Agreement provides that the obligations of each such stockholder are subject to his fiduciary duties as a director of EZ. The EZ Voting Agreement terminates upon the earliest to occur of (a) the mutual consent of American and all of the stockholders party thereto, (b) the termination of the Merger Agreement prior to the consummation of the Merger (including without limitation a termination by EZ pursuant to the provisions described above under "--No Solicitation"), and (c) the consummation of the Merger.

REGISTRATION RIGHTS AGREEMENT

  It is a condition of EZ's obligation to consummate to the Merger Agreement that American shall have entered into the Registration Rights Agreement with Messrs. Kellar, Box and each other Person executing an Affiliate Agreement, in the form of the presently existing registration rights agreement of American. The Registration Rights Agreement provides that, subject to certain limitations and conditions, all stockholder party thereto, including existing stockholders who are parties thereto, will be entitled to three "demand" registration rights and unlimited "piggy back" registration rights to register under the Securities Act.

STOCKHOLDER AGREEMENT

  Messrs. Kellar and Box will enter into the Stockholder Agreement with American pursuant to which such persons jointly shall have the right to nominate two persons to the Board of Directors of American so long as they collectively continue to hold (i) more than fifty percent (50%) of the American Class A Common Stock received by them pursuant to consummation of the Merger and (ii) shares of American Class A Common Stock representing not less than 4.5% of the number of shares of American Common Stock outstanding on a pro forma fully diluted basis (i.e., giving effect to the conversion of all Convertible Securities and the exercise of all Option Securities at the time outstanding). The Stockholder Agreement will also provide that so long as Messrs. Kellar and Box continue to own collectively shares of American Class A Common Stock satisfying one but not both of the requirements of clauses (i) and (ii) of the preceding sentence, they shall jointly be entitled to nominate one (1) person to the Board of Directors of American, and if they cease to own collectively a sufficient number of shares of American Class A Common Stock to satisfy either of such requirements they shall no longer have any right to nominate a director. The Stockholder Agreement will permit Messrs. Kellar and Box to transfer the stock subject to such Agreement to their immediate family members or a trust for the benefit of such Persons, and the holdings of such Persons (of such transferred stock) will be included in the determination of whether the requirements of clauses (i) and (ii) of the first sentence of this paragraph are satisfied. The Stockholder Agreement will also provide that any nominee other than Mr. Kellar or Mr. Box must be reasonably acceptable to the American Board.

AFFILIATE LETTERS

  All shares of American Class A Common Stock received by the EZ Stockholders in the Merger will be freely transferable, except that shares of American Class A Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of EZ prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of American) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of EZ are generally defined as individuals or entities that control, are controlled by, or are under common control with, EZ and include certain executive officers and directors, as well as principal stockholders, of EZ. The Merger Agreement requires EZ to use reasonable business efforts to cause to be delivered to American, prior to the Closing, from each EZ affiliate a letter agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of American Class A Common Stock issued to such persons in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  It is the policy of the Internal Revenue Services (the "IRS") not to rule directly on the tax status of the transactions such as the Merger, so no such ruling will be sought. It is a condition to the obligation of each of American and EZ to consummate the Merger that its tax counsel render an opinion (dated the Closing Date) to it to the effect that the Merger will be a tax-free reorganization under section 368(a) of the Code and that, as a consequence, no gain of loss will be recognized by it upon consummation of the Merger and, in the case of EZ, that the Merger will result in the federal income tax consequences summarized below for the EZ Stockholders upon the exchange of EZ Common Stock for the Merger Consideration. Such opinions are not binding on the IRS and would not, in any event, prevent the IRS from challenging the tax-free nature of the Merger under the Code.

  Set forth below is a description of material federal income tax consequences of the Merger applicable to holders of American Common Stock and EZ Common Stock. Except as otherwise expressly indicated, the following only describes certain tax consequences to United States persons (e.g., citizens or residents of the United States and domestic corporations) who hold shares of American Common Stock and EZ Common Stock as capital assets and will hold the American Class A Common Stock received in the Merger as capital assets. It does not discuss the tax consequences that might be relevant to holders of such stock who may be subject to special rules under the federal income tax law, such as persons who acquired American Common Stock, EZ Common Stock or options to acquire such stock in connection with their employment, life insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, securities broker-dealers and persons subject to alternative minimum tax and persons who hold American Common Stock or EZ Common Stock as part of a hedging or conversion transaction.

TAX CONSEQUENCES TO HOLDERS OF EZ COMMON STOCK

  EZ has received the opinion of Hunton & Williams, counsel to EZ, to the effect that (among other things) for federal income tax purposes: (i) an EZ Stockholder will recognize any gain realized up to the amount of Cash Consideration received (excluding cash paid in lieu of a fractional share of American Class A Common Stock), but will not recognize any loss realized, on the exchange of EZ Common Stock for the Merger Consideration; (ii) if an EZ Stockholder receives cash in lieu of a fractional share of American Class A Common Stock, the stockholder will recognize gain or loss as if the fractional share had been received and then sold for the cash; (iii) an EZ Stockholder's aggregate tax basis in the shares of American Class A Common Stock (including any fractional share interest) received in the Merger will equal such stockholder's aggregate tax basis in the shares of EZ Common Stock exchanged therefor, reduced by the amount of Cash Consideration received (excluding cash paid in lieu of a fractional share) and increased by the amount of gain recognized by such stockholder on the exchange (excluding gain recognized with respect to the receipt of cash in lieu of a fractional share); and (iv) an EZ Stockholder's holding period for shares of American Class A Common Stock (including any fractional share interest) received in the Merger will include such stockholder's holding period for the shares of EZ Common Stock exchanged therefor if they are held as a capital asset at the Effective Time. EZ's receipt of substantially the same opinion of Hunton & Williams as of the Closing Date is a condition to consummation of the Merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the Closing Date will be based on, certain customary assumptions and representations regarding, among other things, the existing and future ownership of EZ Common Stock and American Class A Common Stock and the future plans for American. See "The Merger Agreement--Conditions to the Merger".

  The gain recognized by an EZ Stockholder on the exchange of shares of EZ Common Stock for the Merger Consideration generally will be capital gain unless, as is highly unlikely, the receipt of Cash Consideration is treated as having the effect of a dividend. The determination of whether the receipt of Cash Consideration has the effect of a dividend is to be made separately for each EZ Stockholder by treating the EZ Stockholder as first receiving solely shares of American Class A Common Stock in the Merger and then receiving Cash Consideration from American in a hypothetical redemption of part of those shares. The recognized gain will not be treated as having the effect of a dividend if the hypothetical redemption satisfies the requirements for a stock redemption to be treated as a sale of stock under Section 302 of the Code. The hypothetical redemption will satisfy those requirements if it results in a "meaningful reduction" in the percentage of American Common Stock actually owned and, under Section 318 of the Code, constructively owned by the stockholder (including all American Class A Common Stock deemed received in the Merger). The hypothetical redemption should result in a meaningful reduction in an EZ Stockholder's ownership of American Common Stock unless the stockholder (or another person whose stock the stockholder is treated as owning under Section 318 of the Code) acquires shares of American Common Stock or a right to acquire such shares, other than pursuant to the Merger, as part of a plan that includes the hypothetical redemption. Any EZ Stockholder planning to acquire (or obtain any right to acquire) any American Common Stock other than as part of the Merger Consideration should consult a tax advisor to determine whether any such acquisition could cause the receipt of Cash Consideration to have the effect of a dividend.

  The receipt of cash for shares of EZ Common Stock pursuant to the exercise of dissenter's rights will be a taxable transaction. Although a dissenting stockholder arguably should be treated for income tax purposes simply as having sold stock, the Internal Revenue Service's rulings in similar cases indicate that it likely would view an EZ Stockholder who receives cash for shares of EZ Common Stock pursuant to the exercise of dissenter's rights as receiving the cash in redemption of such shares. In that case, a dissenting stockholder ordinarily would recognize gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in such shares of EZ Common Stock, and such gain or loss generally would be capital gain or loss. However, if a dissenting stockholder is treated under Section 318 of the Code as constructively owning shares of EZ Common Stock owned by one or more non-dissenting EZ Stockholders, and if the redemption of shares actually owned by the EZ Stockholder would not result in at least a meaningful reduction in the EZ Stockholder's total interest in EZ Common Stock represented by all shares actually or constructively owned by such stockholder (determined by disregarding the Merger), the entire amount of cash received could be taxable as a dividend. Any EZ Stockholder considering the exercise of dissenter's rights should consult a tax advisor about the tax consequences of receiving cash for shares of EZ Common Stock pursuant to the exercise of such rights.

TAX CONSEQUENCES TO HOLDERS OF AMERICAN COMMON STOCK

  American has been advised by its counsel, Sullivan & Worcester, that the American Stockholders, as such, will not recognize gain or loss as a result of the Merger. Such advice is based, in part, on the anticipated receipt by such counsel of certain representations, warranties, covenants and agreements which are a condition of the consummation of the Merger from certain stockholders of American and EZ. See "The Merger Agreement--Conditions to the Merger".

BACKUP WITHHOLDING

  Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all payments to which a holder of EZ Common Stock or other payee is entitled pursuant to the Merger, unless the holder or other payee provides a tax identification number (social security number in the case of any individual, or employer identification number in the case of other EZ stockholders) and certifies under penalties of perjury that such number is correct. Each holder of EZ Common Stock, and, if applicable, each other payee, should complete and sign the substitute Form W-9 which will be included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent. Certain holders (including, among others, corporations) are not subject to these backup withholding requirements. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for such year.

  THE FOREGOING IS A SUMMARY DESCRIPTION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND RELATED TRANSACTIONS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER OF AMERICAN COMMON STOCK OR EZ COMMON STOCK. IN ADDITION, IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH AMERICAN STOCKHOLDER AND EZ STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THE HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

              PROPOSAL TO APPROVE AND ADOPT THE CHARTER AMENDMENT

  One of the purposes of the American Special Meeting is to obtain the approval and adoption of the Charter Amendment by the American Stockholders. The American Board unanimously approved the Charter Amendment at a meeting held on August 4, 1996 and found that it was advisable and in the best interests of the American Stockholders. The American Restated Certificate is required to be amended to increase the authorized number of shares of American Class A Common Stock in order to have sufficient shares available to be issued upon consummation of the Merger. In addition, the American Board has determined it is advisable and in the best interests of the American Stockholders to increase the number of authorized shares of Preferred Stock, American Class A Common Stock and American Class B Common Stock to accommodate future corporate transactions. At the present time, there are 1,000,000 shares of Preferred Stock authorized, of which 137,500 are issued as the Convertible Preferred Stock; 25,000,000 million shares of American Class A Common Stock, of which as of October 1, 1996, an aggregate of 24,868,280 had been issued or reserved for issue; and 10,000,000 million shares of American Class B Common Stock, of which as of October 1, 1996, an aggregate of 6,326,827 had been issued or reserved for issue. The Charter Amendment provides for an aggregate of 10,000,000 shares of Preferred Stock, 100,000,000 shares of American Class A Common Stock and 15,000,000 shares of American Class B Common Stock. The Charter Amendment does not change the number of authorized shares of American Class C Common Stock (6,000,000), of which 1,295,518 are outstanding. The Charter Amendment requires the affirmative vote of the holders of the American Voting Stock entitled to cast not less than 66 2/3% of the aggregate votes of such stock, voting as a single class.

  After giving effect to the consummation of the Merger (and the reservation of shares of American Class A Common Stock for issue upon conversion of the Convertible Preferred Stock (3,235,295) exercise of all options outstanding or available for granted under the American Amended and Restated Stock Option Plan (2,000,000), and the Exchanged Options (532,200), assuming approval of the Charter Amendment, American would have an aggregate of 9,862,500 Preferred Stock, 66,408,872 shares of American Class A Common Stock, 8,673,173 shares of American Class B Common Stock and 4,704,482 shares of Class C Common Stock authorized and unissued and not reserved for issue. The Board of Directors believes that it is in the best interests of American and its stockholders to have available a significant number of shares of American Preferred Stock and American Class A Common Stock, which would be available to be issued in connection with public and private equity financings, mergers and acquisitions or other corporate transactions, including benefit programs, or stock splits or stock dividends. All such shares, including any such Preferred Stock, could be issued by the Board of Directors, without the necessity of any stockholder action, except to the extent otherwise required by the DGCL or the rules of Nasdaq. The DGCL, in the case of a merger, and those rules generally require stockholder approval if more than 20% of the outstanding common stock of a company is to be issued in a single transaction or group of related transactions.

  If approved by the American Stockholders, American intends to effect the Charter Amendment even if the Merger is not consummated.

  THE AMERICAN BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT.

                                CAPITALIZATION

  The following table sets forth at June 30, 1996 the actual and the pro forma capitalization of American after giving effect to the American Pro Forma Transactions and the Merger (including the EZ Probable Transactions), as if each had occurred on June 30, 1996.

                                                   JUNE 30, 1996
                                      ----------------------------------------
                                                     PRO FORMA
                                      ----------------------------------------
                                                 AMERICAN PRO FORMA   AFTER
                                      HISTORICAL    TRANSACTIONS      MERGER
                                      ---------- ------------------ ----------
                                                   (IN THOUSANDS)
Cash and cash equivalents............  $149,175       $105,567      $  107,993
                                       ========       ========      ==========
Long-term debt, including current
 portion(1):
  Borrowings under the American
   Credit Agreement..................                 $170,000      $  308,581
  American Senior Notes(2)...........  $173,618        173,618         173,618
  EZ Senior Notes(3).................                                  148,887
  Other long-term debt...............     1,468          1,468           1,468
                                       --------       --------      ----------
      Total long-term debt...........   175,086        345,086         632,554
                                       --------       --------      ----------
Stockholders' equity(4)(5):
  Preferred Stock:
    Convertible Preferred Stock......         1              1               1
  American Common Stock:
    American Class A Common Stock....       126            145             227
    American Class B Common Stock....        53             53              53
    American Class C Common Stock....        13             13              13
  Additional paid-in capital.........   326,505        390,486         695,505
  Retained earnings..................     7,414          7,414           7,414
  Other (net)(6).....................      (648)          (648)           (648)
                                       --------       --------      ----------
      Total stockholders' equity.....   333,464        397,464         702,565
                                       --------       --------      ----------
      Total capitalization...........  $508,550       $742,550      $1,327,619
                                       ========       ========      ==========

--------
(1) See Notes to Consolidated Financial Statements of American in the American 10-K and of EZ in the EZ 10-K for additional information regarding the components and terms of American's and EZ's, respectively, long-term debt. The pro forma information includes approximately $170.0 million of long-term debt expected to be incurred to finance the American Pro Forma Transactions, including debt to be assumed or repaid in connection therewith. The pro forma information after the Merger assumes the Direct Merger; if the Subsidiary Merger is effected, borrowings under the American Credit Agreement and the EZ Credit Facility will be $170.0 million and $138.6 million, respectively. See Note (3) below. Approximately $155.8 million of additional long-term debt will be required (on a net basis) to finance the American Probable Transactions which are not included in the American Pro Forma Transactions.
(2) Net of unamortized discount of ($1,381.8).
(3) Net of unamortized discount of ($1,113.0). The holders of the EZ Senior Notes have the right to require repurchase of their Notes at 101% of the principal amount of the Notes upon consummation of the Merger. American intends to borrow any funds required for such purpose under the American Credit Agreement (or, in the event of the Subsidiary Merger, under a credit facility of American Merger Corporation).
(4) Consists of (a) Preferred Stock, par value $.01 per share, authorized 1,000,000 shares (historical); 10,000,000 shares (pro forma for the Merger); 137,500 shares issued and outstanding (historical and pro forma for the Merger); (b) American Class A Common Stock, par value $.01 per share, authorized 25,000,000 shares (historical and pro forma); 100,000,000 shares (pro forma for the Merger); 12,548,130 shares issued and outstanding (historical and pro forma); 14,427,164 shares issued and outstanding (pro forma for the Pro Forma Transactions); and 22,617,813 shares issued and outstanding (pro forma for the Merger); (c) American Class B Common Stock, par value $.01 per share, authorized 10,000,000 shares

   (historical and pro forma); 15,000,000 shares (pro forma for the Merger); 5,350,403 shares issued and outstanding (historical, pro forma and pro forma for the Merger); and (d) American Class C Common Stock, par value $.01 per share, authorized 6,000,000 shares (historical, pro forma and pro forma for the Merger); 1,295,518 shares issued and outstanding (historical, pro forma and pro forma for the Merger).
(5) Outstanding share figures do not include, except as otherwise indicated:
    (a) shares of American Class A Common Stock issuable upon conversion of American Class B Common Stock or American Class C Common Stock; (b) shares issuable upon exercise of options currently outstanding to purchase an aggregate of 1,678,100 shares of American Class B Common Stock, at prices ranging from $6.375 to $39.125 per share, all of which become exercisable, on a cumulative basis, at the rate of 20% per year, commencing one year from the date of grant; (c) 18,449 shares held in the treasury of the Company; (d) pro forma for the Merger, shares of American Class A Common Stock issuable upon exercise of options currently outstanding to purchase an aggregate of 591,333 shares of EZ Class A Common Stock which will become options to purchase an aggregate of 532,200 shares of American Class A Common Stock upon consummation of the Merger; and (e) 3,235,295 shares of American Class A Common Stock issuable upon the conversion of the Convertible Preferred Stock. See Notes to Consolidated Financial Statements of American in the American 10-K.
(6) Consists of unearned compensation of $(343.9), dividends payable of $133.7 and treasury stock of 18,449 shares at a cost of $(438.2). See Notes to Consolidated Financial Statements of American in the American 10-K for information with respect to unearned compensation.

          UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF AMERICAN AND EZ

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements of EZ consist of an unaudited pro forma condensed consolidated balance sheet as of June 30, 1996 and an unaudited pro forma condensed consolidated statement of operations for the year ended December 31,1995 and for the six months ended June 30, 1996. The pro forma financial information gives effect to the EZ Probable Transactions with the exception of the sale of KMPS-AM, Seattle and KSD-AM, St. Louis. See "Summary--EZ Summary Combined Financial Information" and "Business--Recent Transactions--Pending Acquisitions and Dispositions" in Appendix VI.

  The following unaudited pro forma condensed consolidated financial statements of American consist of an unaudited pro forma condensed consolidated balance sheet as of June 30, 1996 and an unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996. With respect to acquisitions other than the Merger, the pro forma financial information gives effect only to the Pro Forma Transactions (which means the Hartford Transaction, the HBC Merger, the BayCom Transaction, the Baltimore Transaction and the acquisition of WKGR-FM, West Palm Beach). See "Business--Recent Transactions--Consummated Acquisitions" and "--Pending Acquisitions and Dispositions" in Appendix V and "Business--Post-Combination Transactions" in the American 10-K.

  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with American's consolidated financial statements and notes thereto, as well as the consolidated financial statements and notes thereto of EZ and certain businesses that have been or may be acquired, which appear or are incorporated by reference in this Proxy Statement.

  The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of American's or EZ's future results of operations.

                            EZ COMMUNICATIONS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                                ADJUSTMENTS
                                            FOR EZ DISPOSITIONS
                                 HISTORICAL  AND ACQUISITIONS          PRO FORMA
                                 ---------- -------------------        ---------
             ASSETS
 Cash and cash equivalents.....   $  2,676        $  (250)(a)          $  2,426
 Accounts receivable, net......     21,103                               21,103
 Other current assets..........      9,401         (2,750)(a)             6,651
 Property and equipment, net...     24,895          2,169 (a)            27,064
 Intangible assets, net........    172,068         53,331 (a)(b)(c)(d)  225,399
 Deposits and other assets.....      6,695                                6,695
                                  --------        -------              --------
   Total.......................   $236,838        $52,500              $289,338
                                  ========        =======              ========
 LIABILITIES AND STOCKHOLDERS'
             EQUITY
 Current liabilities, excluding
  current portion of long-term
  debt.........................   $  9,540                             $  9,540
 Deferred income taxes.........      7,896        $21,920 (d)            29,816
 Long-term debt, including
  current portion..............     28,500         (2,300)(a)(b)(c)(d)   26,200
 Senior subordinated notes.....    148,887                              148,887
 Common stockholders' equity...     42,015         32,880 (d)            74,895
                                  --------        -------              --------
   Total.......................   $236,838        $52,500              $289,338
                                  ========        =======              ========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  (a) Adjusted to reflect the acquisition of stations KEZK-FM and KFNS-AM, St. Louis as if it had occurred on June 30, 1996. The acquisition will be accounted for using the purchase method of accounting. EZ estimates that the purchase price of approximately $48.0 million will be allocated as follows (in thousands):

       Broadcast equipment............................................. $ 2,169
       Goodwill and broadcast license..................................  45,831
                                                                        -------
                                                                        $48,000
                                                                        =======

The adjustments reflect the funding of the purchase price with approximately $45.0 million from borrowings under the EZ Credit Facility, $2.8 million being funded from a previously established escrow deposit and the remainder being provided from cash from operations.

  (b) Adjusted to reflect the asset exchange of EZ's stations WEZB-FM, WRNO-FM and WBYU-AM, New Orleans and $7.5 million for stations KBKS-FM and KRPM-AM, Seattle through a Section 1031 like-kind exchange as if the transaction had occurred on June 30, 1996. The transaction will be accounted for as a non-monetary exchange of similar productive assets. The $7.5 million paid by EZ, which will be funded from proceeds from the EZ Credit Facility, will be added to the basis of the assets acquired.

  (c) Adjusted to reflect the asset exchange of EZ's stations WIOQ-FM and WUSL-FM, Philadelphia for stations WRFX-FM, WPEG-FM, WBAV-AM/FM and WFNZ-AM, Charlotte through a Section 1031 like-kind exchange and the purchase of WNKS-FM, Charlotte for $10.0 million in cash, as if the transactions had occurred on June 30, 1996. The asset exchange transaction will be accounted for as a non-monetary exchange of similar productive assets. The $10.0 million to be paid by EZ, which will be funded from proceeds from the EZ Credit Facility, will be allocated to the assets acquired.

  (d) Adjusted to reflect the asset exchange of EZ's station WSSS-FM, Charlotte for station WTDR-FM, Charlotte through a Section 1031 like-kind exchange and the sale of stations WRFX-FM and WNKS-FM, Charlotte for $64.8 million in cash, as if the transactions had occurred on June 30, 1996. The asset exchange transaction will be accounted for as a non-monetary exchange of similar productive assets. The $64.8 million to be received by EZ, will be used to reduce amounts outstanding under the EZ Credit Facility. A gain of $32.9 million, net of deferred taxes of $21.9 million, has been recorded on the transactions to reflect the cash to be received on the sale of the two stations and the temporary differences associated with the difference between the book and tax basis of the assets exchanged.

                            EZ COMMUNICATIONS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                       ADJUSTMENTS FOR    ADJUSTMENTS FOR
                          HISTORICAL  EZ DISPOSITIONS(A) EZ ACQUISITIONS(A) PRO FORMA
                          ----------  ------------------ ------------------ ---------
Net revenues............  $  47,351        $(10,842)           $9,501       $  46,010
Operating expenses......     32,201          (7,574)            5,829 (b)      30,456
Depreciation and amorti-
 zation.................      4,292                               948           5,240
Corporate general and
 administrative
 expenses...............      1,826                                             1,826
                          ---------        --------            ------       ---------
Operating income
 (loss).................      9,032          (3,268)            2,724           8,488
Other (income) expense:
 Interest expense--net..      9,634                              (886)(c)       8,748
 Other non-operating ex-
  penses................         41                                                41
                          ---------        --------            ------       ---------
  Total other (income)
   expense..............      9,675                              (886)          8,789
                          ---------        --------            ------       ---------
Income (loss) before in-
 come taxes.............       (643)         (3,268)            3,610            (301)
Provision (benefit) for
 income taxes...........       (804)         (1,307)(d)         1,444 (d)        (667)
                          ---------        --------            ------       ---------
Net income (loss).......  $     161        $ (1,961)           $2,166       $     366
                          =========        ========            ======       =========
Net income (loss) per
 common share...........  $    0.02                                         $    0.04
                          =========                                         =========
Weighted average common
 shares outstanding.....  9,073,996                                         9,073,996
                          =========                                         =========

      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1996 gives effect to the EZ Dispositions and EZ Acquisitions, as if each of the foregoing had occurred on January 1, 1996.

  (a) Adjusted for the following transactions as if each of the foregoing has occurred at the beginning of the period presented:

     (1) the May 1996 acquisition of station KYCW-FM, Seattle (EZ began programming and marketing the station effective March 1996 pursuant to the terms of an LMA);
     (2) the July 1996 acquisition of stations KEZK-FM and KFNS-AM, St. Louis (EZ began programming and marketing the stations effective April 1996 pursuant to the terms of an LMA);
     (3) the pending acquisition of stations KBKS-FM and KRPM-AM, Seattle (EZ began programming and marketing the stations effective March 1996 pursuant to the terms of an LMA);
     (4) the pending exchange of stations WEZB-FM, WRNO-FM and WBYU-AM, New Orleans (an unrelated party began programming and marketing the stations effective March 1996 pursuant to the terms of an LMA);
     (5) the pending acquisition of stations, WPEG-FM, WBAV-AM/FM, WFNZ-AM, WRFX-FM and WNKS-FM, Charlotte;
     (6) the pending exchange of stations WIOQ-FM and WUSL-FM, Philadelphia;
     (7) the pending acquisition of station WTDR-FM, Charlotte; and
     (8) the pending exchange of stations WSSS-FM, Charlotte and disposition of stations WRFX-FM and WNKS-FM, Charlotte.

  This adjustment reflects revenue and broadcasting expenses of the acquired stations from the beginning of the period presented to the date of the commencement of the LMA or TBA and pro forma depreciation and amortization (assuming useful lives of ten years for broadcast equipment and 40 years for goodwill and broadcast licenses), based on the allocated purchase prices of these stations, from the beginning of the period presented to the date of the acquisition. The preliminary allocation of the purchase price to property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the unaudited pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by EZ. Because EZ maintains a separate corporate headquarters which provides to all stations services substantially similar to those represented by these costs, they are not expected to recur following acquisition. EZ believes that it has existing management capacity sufficient to provide such services without incurring incremental costs.

  (b) Reflects the elimination of $0.2 million of salary expenses relating to employees who have been terminated and not replaced, and certain other expenses which would have been eliminated had EZ's operating strategy been in effect as of the beginning of the period.

  (c) Represents additional adjustment to increase or decrease interest expense under the EZ Credit Facility associated with the additional indebtedness related to the transactions previously described in (a) above, as if the foregoing, had occurred at the beginning of the periods presented. Each 1/4% change in the interest rate applicable to the change in debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.03 million.

  (d) Assumes an effective tax rate of 40%.

                            EZ COMMUNICATIONS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           ADJUSTMENTS
                                       ADJUSTMENT FOR    ADJUSTMENTS FOR     FOR THE
                          HISTORICAL EZ DISPOSITIONS(A) EZ ACQUISITIONS(A)    NOTES         PRO FORMA
                          ---------- ------------------ ------------------ -----------      ---------
Net revenues............  $  83,668       $(23,614)          $36,757                        $  96,811
Operating expenses......     55,652        (16,444)           23,356(b)                        62,564
Depreciation and amorti-
 zation.................      6,757                            3,024                            9,781
Corporate general and
 administrative
 expenses...............      3,556                                                             3,556
                          ---------       --------           -------                        ---------
Operating income
 (loss).................     17,703         (7,170)           10,377                           20,910
Other (income) expense:
 Interest expense--net..     10,799                            1,766(e)      $ 5,388 (c)(d)    17,953
 Other non-operating ex-
  penses................        685                                                               685
                          ---------       --------           -------         -------        ---------
  Total other (income)
   expense..............     11,484                            1,766           5,388           18,638
                          ---------       --------           -------         -------        ---------
Income (loss) before in-
 come taxes.............      6,219         (7,170)            8,611          (5,388)           2,272
Provision (benefit) for
 income taxes...........      2,975         (2,868)(f)         3,444(f)       (2,155)(f)        1,396
                          ---------       --------           -------         -------        ---------
Net income (loss) before
 extraordinary item.....  $   3,244       $ (4,302)          $ 5,167         $(3,233)       $     876
                          =========       ========           =======         =======        =========
Net income (loss) per
 common share before ex-
 traordinary item.......  $    0.36                                                         $    0.10
                          =========                                                         =========
Weighted average common
 shares outstanding.....  9,029,230                                                         9,029,230
                          =========                                                         =========

      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 gives effect to the EZ Dispositions, EZ Acquisitions and the EZ Senior Notes offering, as if each of the foregoing had occurred on January 1, 1995.

  (a) Adjusted for the following transactions as if each of the foregoing had occurred at the beginning of the period presented:

     (1) the March 1995 acquisition of stations KBEQ AM/FM, Kansas City (an unrelated party began immediately programming and marketing the stations pursuant to the terms of an LMA effective upon closing);
     (2) the January 1996 acquisition of KFKF-FM, Kansas City;
     (3) the May 1996 acquisition of station KYCW-FM, Seattle (EZ began programming and marketing the station effective March 1996 pursuant to the terms of an LMA);
     (4) the July 1996 acquisition of stations KEZK-FM and KFNS-AM St. Louis (EZ began programming and marketing the stations effective April 1996 pursuant to the terms of an LMA);
     (5) the pending acquisition of stations KBKS-FM and KRPM-AM, Seattle (EZ began programming and marketing the stations effective March 1996 pursuant to the terms of an LMA);
     (6) the pending exchange of stations WEZB-FM, WRNO-FM and WBYU-AM, New Orleans (an unrelated party began programming and marketing the stations effective March 1996 pursuant to the terms of an LMA);
     (7) the pending acquisition of stations, WPEG-FM, WBAV AM/FM, WFNZ-AM, WRFX-FM and WNKS-FM, Charlotte;
     (8) the pending exchange of stations WIOQ-FM and WUSL-FM, Philadelphia;
     (9) the pending acquisition of station WTDR-FM, Charlotte; and
     (10) the pending exchange of station WSSS-FM, Charlotte and dispositions of stations WRFX-FM and WNKS-FM, Charlotte.

  This adjustment reflects revenue and broadcasting expenses of the acquired stations from the beginning of the period presented to the date of the commencement of the LMA or TBA and pro forma depreciation and amortization (assuming useful lives of ten years for broadcast equipment and 40 years for goodwill and broadcast licenses), based on the allocated purchase prices of these stations, from the beginning of the period presented to the date of the acquisition. The preliminary allocation of the purchase price to property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the unaudited pro forma condensed financial statements as these costs represent duplicative facilities and compensations to owners and/or executives not retained by EZ. Because EZ maintains a separate corporate headquarters which provides to all stations services substantially similar to those represented by these costs, they are not expected to recur following acquisition. EZ believes that it has existing management capacity sufficient to provide services without incurring incremental costs.

  (b) Reflects the elimination of $0.8 million of salary expenses relating to employees who have been terminated and not replaced and certain other expenses which would have been eliminated had EZ's operating strategy been in effect as of the beginning of the period.

  (c) Adjusted to reflect the amortization of offering costs of $5.0 million over the term of the Notes.

  (d) Represents adjustment to increase interest expense associated with the Notes and the Kansas City Notes as if they were issued at the beginning of the period presented. The following table presents a detail of the pro forma interest expense (in thousands):

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
       Pro forma interest expense
        For the Notes..............................................   $ 14,625
        For the Kansas City Notes at 8.49%.........................      1,104
                                                                      --------
       Pro forma interest expense..................................     15,729
       Less: aggregate historical interest expense.................    (10,799)
                                                                      --------
       Pro forma adjustment........................................   $  4,930
                                                                      ========

  (e) Represents additional adjustment to increase or decrease interest expense under the EZ Credit Facility associated with the additional indebtedness related to the transactions previously described in (a) above, as if the foregoing had occurred at the beginning of the periods presented. Each 1/4% change in the interest rate applicable to the change in debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.05 million.

  (f) Assumes an effective tax rate of 40%.

                       AMERICAN RADIO SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                       ADJUSTMENTS
                                          FOR                  ADJUSTMENTS
                                        PRO FORMA    AMERICAN    FOR EZ
                          HISTORICAL TRANSACTIONS(A) PRO FORMA  MERGER(B)  PRO FORMA
                          ---------- --------------- --------- ----------- ----------
         ASSETS
Cash and cash
 equivalents............   $149,175     $(43,608)    $105,567   $  2,426   $  107,993
Accounts receivable,
 net....................     32,028                    32,028     21,103       53,131
Other current assets....      5,577          149        5,726      6,651       12,377
Property and equipment,
 net....................     45,739       42,000       87,739     51,000      138,739
Station investment
 notes..................     41,377                    41,377                  41,377
Intangible assets, net..    177,885      298,050      475,935    615,879    1,091,814
Deposits and other
 assets.................     25,438       (9,882)      15,556                  15,556
Restricted cash.........     18,000      (18,000)
Net assets held under
 exchange agreement.....     46,825                    46,825                  46,825
                           --------     --------     --------   --------   ----------
  Total.................   $542,044     $268,709     $810,753   $697,059   $1,507,812
                           ========     ========     ========   ========   ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities,
 excluding current
 portion of long-term
 debt...................   $ 21,411     $     59     $ 21,470   $  9,540   $   31,010
Deferred income taxes...     10,240       34,650       44,890     94,950      139,840
Other long-term
 liabilities............      1,843                     1,843                   1,843
Long-term debt,
 including current
 portion................    175,086      170,000      345,086    287,468      632,554
Stockholders' equity....    333,464       64,000      397,464    305,101      702,565
                           --------     --------     --------   --------   ----------
  Total.................   $542,044     $268,709     $810,753   $697,059   $1,507,812
                           ========     ========     ========   ========   ==========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  (a) The Pro Forma Transactions will be accounted for under the purchase method of accounting. The following adjustments have been recorded as of June 30, 1996: (i) American will borrow approximately $170.0 million, issue $64.0 million of Class A Common Stock, and use currently outstanding escrow deposits and restricted cash to finance the Pro Forma Transactions; (ii) the excess of purchase price over property, plant and equipment and FCC licenses has been recorded in intangible assets; and (iii) a deferred tax liability has been recorded to reflect temporary differences associated with the book and tax basis of assets acquired. The preliminary estimates of fair value of property, plant and equipment and FCC licenses may change upon final appraisal.

  (b) The Merger will be accounted for under the purchase method of accounting. The following adjustments have been recorded as of June 30, 1996:
(i) American will borrow approximately $138.6 million, which includes $112.4 of additional debt and the refunding of approximately $26.2 million of existing EZ debt, $150.0 million principal amount of EZ Senior Notes will either be assumed or continue to exist, and American will issue approximately 8,190,600 shares of Class A Common Stock valued at $305.1 million, (based on the closing price of the American Class A Common Stock during a reasonable period before and after August 5, 1996); (ii) the excess of purchase price over property, plant and equipment and FCC licenses has been recorded in intangible assets; and (iii) a deferred tax liability has been recorded to reflect the temporary differences associated with the book and tax basis of assets acquired. Transaction costs estimated at approximately $5.4 million have been included in the estimated purchase price allocation. The preliminary estimates of fair value of property, plant and equipment and FCC licenses may change upon final appraisal.

                       AMERICAN RADIO SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                         ADJUSTMENTS
                                        FOR PRO FORMA   AMERICAN  ADJUSTMENTS FOR
                            HISTORICAL TRANSACTIONS(A)  PRO FORMA  EZ MERGER(B)    PRO FORMA
                            ---------- ---------------  --------- ---------------  ----------
Net revenues..............  $   61,426    $  30,806      $92,232     $  46,010     $  138,242
Operating expenses........      45,696       18,846       64,542        30,456         94,998
Depreciation and
 amortization.............       4,839        7,590       12,429        13,163         25,592
Corporate general and
 administrative expenses..       2,340                     2,340           500          2,840
                            ----------    ---------      -------     ---------     ----------
Operating income (loss)...       8,551        4,370       12,921         1,891         14,812
Other (income) expense:
 Interest expense--net....       5,324        8,766       14,090        13,339         27,429
 Loss on sale of assets,
  net.....................          36                        36                           36
                            ----------    ---------      -------     ---------     ----------
 Total other (income)
  expense.................       5,360        8,766       14,126        13,339         27,465
                            ----------    ---------      -------     ---------     ----------
Income (loss) before
 income taxes.............       3,191       (4,396)      (1,205)      (11,448)       (12,653)
Provision (benefit) for
 income taxes.............       1,436       (1,612)(c)     (176)       (2,759)(c)     (2,935)
                            ----------    ---------      -------     ---------     ----------
Net income (loss).........       1,755       (2,784)      (1,029)       (8,689)        (9,718)
Redeemable common and
 preferred stock
 dividends................         134                       134                          134
                            ----------    ---------      -------     ---------     ----------
Net income (loss)
 applicable to
 common stockholders......  $    1,621    $  (2,784)     $(1,163)    $  (8,689)    $   (9,852)
                            ==========    =========      =======     =========     ==========
Net income (loss) per
 common share.............  $     0.09                                             $    (0.35)
                            ==========                                             ==========
                                           (950,386)(d)
Weighted average common
 shares outstanding.......  19,025,668    1,879,034 (d)              8,190,649 (e) 28,144,965
                            ==========    =========                  =========     ==========

      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1996 gives effect to the Hartford Transaction, the HBC Merger, the BayCom Transaction and the Baltimore Transaction (collectively, the Pro Forma Transactions) and the Merger, as if each of the foregoing had occurred on January 1, 1996.

  (a) To record the results of operations for the Pro Forma Transactions. The results of operations have been adjusted to reverse historical interest expense of $7.1 million and $1.3 million of interest income recorded on the Hartford Transaction station investment notes and record interest expense of $7.4 million for the six months ended June 30, 1996, as a result of approximately $170.0 million of additional debt, bearing interest at an assumed rate of 8.75%, to be incurred to finance the Pro Forma Transactions. Each 1/4% change in the interest rate applicable to the change in debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.2 million.

  The results of operation have also been adjusted to reverse historical depreciation and amortization expense of $3.6 million for the six months ended June 30, 1996 and record depreciation and amortization expense of $7.6 million for the six months ended June 30, 1996 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of ten years. Costs of acquired FCC licenses and goodwill for the transactions are amortized over 25 and 40 years, respectively. The preliminary estimates of the fair value of property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by American. Because American maintains a separate corporate headquarters which provides to all stations services substantially similar to those represented by these costs, they are not expected to recur following acquisition. American believes that it has existing management capacity sufficient to provide such services without incurring incremental costs.

  The following table sets forth the historical results of operations for the Pro Forma Transactions for the periods in which they were not owned by American for the six months ended June 30, 1996.

                           HARTFORD     HBC      BAYCOM     BALTIMORE   PRO FORMA
                          TRANSACTION MERGER   TRANSACTION TRANSACTION ADJUSTMENTS  TOTAL
                          ----------- -------  ----------- ----------- ----------- -------
Net revenues............    $4,117    $12,409    $ 8,241     $6,039                $30,806
Operating expenses......     2,594      5,448      6,303      4,501                 18,846
Depreciation and amorti-
 zation.................       129        629      2,012        865      $ 3,955     7,590
Corporate general and
 administrative.........                4,391        441      1,074       (5,906)
                            ------    -------    -------     ------      -------   -------
Operating income
 (loss).................     1,394      1,941       (515)      (401)       1,951     4,370
Other (income) expense
 Interest expense
  (net).................                3,044      4,105                   1,617     8,766
 Other expense (in-
  come).................         7                   (22)       (12)          27
                            ------    -------    -------     ------      -------   -------
Income (loss) from
 operations before
 income taxes...........    $1,387    $(1,103)   $(4,598)    $ (389)     $   307   $(4,396)
                            ======    =======    =======     ======      =======   =======

  (b) To record the results of operations for the Merger. The results of operations have been adjusted to reverse historical interest expense of $8.7 million and record interest expense of $13.3 million for the six months ended June 30, 1996, as a result of approximately $112.4 million of additional debt, the refunding of approximately $26.2 million of existing EZ debt, both bearing interest at an assumed rate of 8.75%, and $150.0 million principal amount of EZ Senior Notes bearing interest at 9.75%. Each 1/4% change in the interest rate applicable to the additional and refunded debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.3 million.

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $5.2 million for the six months ended June 30, 1996 and record depreciation and amortization expense of $13.2 million for the six months ended June 30, 1996, based on an estimated allocation of the purchase price. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of ten years. Costs of acquired FCC licenses and goodwill for the transactions are amortized over 25 and 40 years, respectively. The preliminary estimates of the fair value of property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of EZ have been adjusted to eliminate duplicative facilities and compensation to executives and other officers who will not be retained by American.

  (c) To record the tax effect of the pro forma adjustments and impact on American's effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

  (d) Consists of 1,879,034 shares of American Class A Common Stock issued to consummate the HBC Merger and the reversal of common stock equivalents included in earnings per share due to a pro forma net loss for the six months ended June 30, 1996. Such equivalent shares would become anti-dilutive due to such loss.

  (e) Consists of shares which would have been outstanding had the Merger taken place on January 1, 1995.

                       AMERICAN RADIO SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                      ADJUSTMENTS FOR
                                         PRO FORMA     AMERICAN   ADJUSTMENTS FOR
                          HISTORICAL  TRANSACTIONS(A)  PRO FORMA   EZ MERGER(B)      PRO FORMA
                          ----------  ---------------  ---------  ---------------   -----------
Net revenues............  $   97,772     $  62,622     $160,394     $   96,811      $   257,205
Operating expenses......      67,048        37,898      104,946         62,564          167,510
Depreciation and
 amortization...........      12,364        15,594       27,958         30,683           58,641
Corporate general and
 administrative
 expenses...............       3,908                      3,908          1,000            4,908
                          ----------     ---------     --------     ----------      -----------
Operating (loss)
 income.................      14,452         9,130       23,582          2,564           26,146
                          ----------     ---------     --------     ----------      -----------
Other (income) expense:
 Interest expense--net..      10,062        17,390       27,452         27,690           55,122
 Gain on disposal of
  assets, net...........     (11,544)                   (11,544)                        (11,544)
                          ----------     ---------     --------     ----------      -----------
 Total other (income)
  expense...............      (1,482)       17,390       15,908         27,690           43,578
                          ----------     ---------     --------     ----------      -----------
Income (loss) before
 income taxes...........      15,934        (8,260)       7,674        (25,106)         (17,432)
Provision (benefit) for
 income taxes...........       6,829        (3,045)(c)    3,784         (6,555)(c)       (2,771)
                          ----------     ---------     --------     ----------      -----------
Income (loss) before
 extraordinary item.....       9,105        (5,215)       3,890        (18,551)         (14,661)
Preferred Stock and
 Series C Common Stock
 dividends..............         815                        815                             815
                          ----------     ---------     --------     ----------      -----------
Net income (loss) before
 extraordinary item
 applicable to common
 stockholders...........  $    8,290     $  (5,215)    $  3,075     $  (18,551)     $   (15,476)
                          ==========     =========     ========     ==========      ===========
Net loss per common
 share..................  $     0.66                                                $     (0.71)
                          ==========                                                ===========
                                          (792,747)(d)
Weighted average common
 shares outstanding.....  12,645,556     1,879,034(d)                8,190,649(e)    21,922,492
                          ==========     =========                  ==========      ===========

      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 gives effect to the Hartford Transaction, the HBC Merger, the BayCom Transaction and the Baltimore Transaction (collectively, the Pro Forma Transactions), the West Palm Beach (WKGR-FM) acquisition which was consummated in the third quarter of 1995 and the Merger as if each of the foregoing had occurred on January 1, 1995.

  (a) To record the results of operations for the Pro Forma Transactions. The results of operations have been adjusted to reverse historical interest expense of $14.3 million and $1.3 million of interest income recorded on the Hartford Transaction station investment notes and record interest expense of $16.1 million for the year ended December 31, 1995, as a result of approximately $170.0 million of additional debt, bearing interest at an assumed rate of 8.75%, to be incurred to finance the Pro Forma Transactions, and $28.8 million bearing interest at an assumed rate of 8.75% to finance the WKGR-FM acquisition. Each 1/4% change in the interest rate applicable to the additional debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.5 million.

  The results of operation have also been adjusted to reverse historical depreciation and amortization expense of $7.7 million for the year ended December 31, 1995 and record depreciation and amortization expense of $15.6 million for the year ended December 31, 1995, based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of ten years. Costs of acquired FCC licenses and goodwill for the transactions are amortized over 25 and 40 years, respectively. The preliminary estimates of the fair value of property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by the American. Because American maintains a separate corporate headquarters which provides to all stations services substantially similar to those represented by these costs, they are not expected to recur following acquisition. American believes that it has existing management capacity sufficient to provide such services without incurring incremental costs.

  The following table sets forth the historical results of operations for the Pro Forma Transactions and WKGR-FM for the periods in which they were not owned by American for the year ended December 31, 1995.


                          WKGR-   HARTFORD     HBC     BAYCOM     BALTIMORE   PRO FORMA
                            FM   TRANSACTION MERGER  TRANSACTION TRANSACTION ADJUSTMENTS  TOTAL
                          ------ ----------- ------- ----------- ----------- ----------- -------
Net revenues............  $2,091   $10,463   $20,604   $16,485     $12,979               $62,622
Operating expenses......   1,500     7,294     9,776    11,217       8,111                37,898
Depreciation and amorti-
 zation.................     503       304       871     4,182       1,843     $ 7,891    15,594
Corporate general and
 administrative.........               260     4,401     1,056       1,310      (7,027)
                          ------   -------   -------   -------     -------     -------   -------
Operating income
 (loss).................      88     2,605     5,556        30       1,715        (864)    9,130
Other (income) expense
 Interest expense
  (net).................                       3,442    10,888                   3,060    17,390
 Other expense (in-
  come).................       3       (10)      335    (1,341)                  1,013
                          ------   -------   -------   -------     -------     -------   -------
Income (loss) from
 operations before
 income taxes...........  $   85   $ 2,615   $ 1,779   $(9,517)    $ 1,715     $(4,937)  $(8,260)
                          ======   =======   =======   =======     =======     =======   =======

  (b) To record the results of operations for the Merger. The results of operations have been adjusted to reverse historical interest expense of $17.5 million and record interest expense of $27.7 million for the year December 31, 1995 as a result of approximately $112.4 million of additional debt, the refunding of approximately $36.7 million of existing EZ debt, both bearing interest at an assumed rate of 8.75%, and

$150.0 million principal amount of EZ Senior Notes bearing interest at 9.75%. Each 1/4% change in the interest rate applicable to the additional and refunded debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.4 million.

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $10.2 million for the year ended December 31, 1995 and record depreciation and amortization expense of $30.6 million for the year ended December 31, 1995, based on an estimated allocation of the purchase price. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of ten years. Costs of acquired FCC licenses and goodwill for the transactions are amortized over 25 and 40 years, respectively. The preliminary estimates of the fair value of property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of EZ have been adjusted to eliminate duplicative facilities and compensation to executives and other officers who will not be retained by American.

  (c) To record the tax effect of the pro forma adjustments and impact on American's effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

  (d) Consists of 1,879,034 shares of American Class A Common Stock issued to consummate the HBC Merger and the reversal of common stock equivalents included in earnings per share due to a pro forma net loss for the year ended December 31, 1995. Such equivalent shares would become anti-dilutive due to such loss.

  (e) Consists of shares which would have been outstanding had the merger taken place on January 1, 1995.

                        MARKET PRICES AND DIVIDEND DATA

  The following table sets forth the high and low sales prices on Nasdaq of the American Class A Common Stock and the EZ Class A Common Stock for the periods indicated.

                                                                  HIGH     LOW
                                                                 ------- -------
   AMERICAN CLASS A COMMON STOCK
    1995
     Second Quarter (from June 8, 1995)......................... $26     $18 3/4
     Third Quarter..............................................  29 3/4  23
     Fourth Quarter.............................................  28 1/2  19 1/2
    1996
     First Quarter..............................................  34 1/4  25
     Second Quarter.............................................  43      30 3/4
     Third Quarter..............................................  43      33 1/4
     Fourth Quarter (through October 29, 1996)..................  37 3/4  28 1/4
   EZ CLASS A COMMON STOCK
    1994
     First Quarter..............................................  16 3/4  12 3/8
     Second Quarter.............................................  13       9 1/8
     Third Quarter..............................................  14      10 1/2
     Fourth Quarter.............................................  14 1/4  11 5/8
    1995
     First Quarter..............................................  17      12 1/4
     Second Quarter.............................................  19      15
     Third Quarter..............................................  20 3/4  17 3/4
     Fourth Quarter.............................................  19 1/4  15 1/4
    1996
     First Quarter..............................................  21 3/4  16 1/4
     Second Quarter.............................................  24 3/4  18 1/2
     Third Quarter..............................................  45 1/2  23 3/4
     Fourth Quarter (through October 29, 1996)..................  44 1/4  36 1/2

  On August 2, 1996, the trading day prior to the announcement of the Merger, the closing sales prices of the American Class A Common Stock and the EZ Class A Common Stock, as reported on Nasdaq, were $39.50 and $32.50, respectively. On October 29, 1996, the closing sales prices of the American Class A Common Stock and the EZ Class A Common Stock, as reported on Nasdaq, were $28 1/4 and $36 1/2, respectively. As of November 4, 1996, there were . shares of American Class A Common Stock and 6,402,824 shares of EZ Class A Common Stock outstanding and . holders of record of American Class A Common Stock and 146 holders of record of EZ Class A Common Stock. There is no public trading market for the American Class B or Class C Common Stock or the EZ Class B Common Stock and, therefore, no market price information is included.

  Dividends have never been paid on the American Class A Common Stock or the EZ Class A Common Stock. The American Board does not currently pay dividends on the American Class A Common Stock. The American Board currently intends to retain future earnings, if any, for the development of the its businesses and does not anticipate paying cash dividends on the American Class A Common Stock in the foreseeable future. Future determinations by the American Board to pay dividends on the American Class A Common Stock would be based primarily upon the respective financial condition, results of operations and business requirements of American. The American Credit Agreement and the American Senior Note Indenture restrict, and the EZ Senior Note Indenture (and, in the event of the Subsidiary Merger, the EZ Credit Facility) will restrict, the payment of cash dividends on the American Class A Common Stock. In the event of the Subsidiary Merger, the EZ Credit Facility and the EZ Senior Note Indenture will restrict the ability of EZ to pay cash dividends or make other distributions to American and, as a consequence, will restrict American's ability to pay cash dividends on the American Class A Common Stock. See "Description of American Capital Stock--Common Stock--Dividends."

                     DESCRIPTION OF AMERICAN CAPITAL STOCK

GENERAL

  The authorized capital stock of American consists of 25,000,000 shares of American Class A Common Stock, $.01 par value per share, 10,000,000 shares of American Class B Common Stock, $.01 par value per share, 6,000,000 shares of American Class C Common Stock, $.01 par value per share, and 1,000,000 shares of American Preferred Stock, $.01 par value per share. The outstanding shares of American Common Stock as of October 1, 1996 were as follows: American Preferred Stock--137,500; American Class A Common Stock--15,050,740; American Class B Common Stock--4,726,827; and American Class C Common Stock--1,295,518. See "Proposal to Approve and Adopt the Charter Amendment" for information with respect to the proposed increase in the number of authorized shares of American Preferred Stock and American Common Stock.

COMMON STOCK

  Dividends. Holders of record of shares of American Common Stock on the record date fixed by the American Board are entitled to receive such dividends as may be declared by the American Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of American Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of American Common Stock. In the case of any stock dividend, holders of each class of American Common Stock are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of each other class.

  American is currently prohibited under the terms of the American Credit Agreement from paying cash dividends on its Common Stock except that, beginning on January 1, 1998, American may pay cash dividends if (a)(i) the ratio of Total Debt to Consolidated Annual Operating Cash Flow is less than
4.5 to one or (ii) the ratio of Total Debt to Consolidated Annual Operating Cash Flow is less than 5.0 to one and the ratio of Senior Debt to Consolidated Annual Operating Cash Flow is less than 3.0 to one, and (b) then only to the extent that Restricted Payments do not exceed 50% of Cumulative Excess Cash Flow for the period commencing January 1, 1997 minus aggregate Restricted Payments, (as each such term is defined in the American Credit Agreement). Accordingly, American's ability to pay dividends to its stockholders is, and under the new $1.0 billion credit agreement currently being negotiated will be, restricted. Even if funds were to be available, American does not intend to pay dividends in the foreseeable future. The American Senior Note Indenture also restricts, and the EZ Senior Note Indenture (and, in the event of the Subsidiary Merger, the EZ Credit Facility) will restrict, the ability of American to pay dividends. See the Notes to Consolidated Financial Statements of American in the American 10-K and "Market Prices and Dividend Data".

  Voting Rights. Except as otherwise required by law and in the election of directors, holders of shares of American Class A Common Stock and American Class B Common Stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders, with each share of American Class A Common Stock entitled to one vote and each share of American Class B Common Stock entitled to ten votes. The holders of the American Class A Common Stock, voting as a separate class, have the right to elect two independent directors.

  Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of common stock. Under the Restated Certificate, the affirmative vote of the holders of not less than 66 2/3% of the American Voting Stock is required in order to amend most of the provisions of the American Restated Certificate, including those relating to the provisions of the various classes of Common Stock, indemnification of directors, exoneration of directors for certain acts, and such super-majority provision.

  Conversion Provisions. Shares of American Class B Common Stock and, except as hereinafter noted, American Class C Common Stock, are convertible, at any time at the option of the holder, on a share for share basis into shares of American Class A Common Stock. American Class C Common Stock may not be converted into American Class A Common Stock if, as a result thereof, the holder would be a Disqualified Person (as defined in the American Restated Certificate) or would cause a violation of the alien ownership restrictions set forth in the American Restated Certificate. In addition, the owner of American Class C Common Stock can convert such stock only in the event of a Conversion Event (as defined in the American Restated Certificate). Shares of American Class B Common Stock automatically convert into shares of American Class A Common Stock upon any sale, transfer, assignment or other disposition other than to Permitted Transferees (as defined in the American Restated Certificate), which term includes certain family members, trusts and other family entities and charitable organizations and upon pledges but not to the pledgee upon foreclosure.

  Liquidation Rights. Upon liquidation, dissolution or winding-up of American, the holders of each class of American Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of the American Preferred Stock then outstanding of any amount required to be paid under the terms of the American Preferred Stock.

  Other Provisions. The holders of American Common Stock are not entitled to preemptive or subscription rights. The shares of American Common Stock presently outstanding are, and the shares of American Class A Common Stock to be issued upon consummation of the Merger will be, upon issuance, validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of each class of American Common Stock must be identical to that received by holders of the other class of American Common Stock, except that in any such transaction in which shares of American Common Stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the different classes of American Common Stock. No class of American Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of American Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

  Each new issuance of American Common Stock shall be an issuance of American Class A Common Stock or American Class C Common Stock, except for up to an aggregate of 1,600,000 shares of American Class B Common Stock issuable pursuant to the American Plan or except in connection with stock splits, dividends or combinations.

PREFERRED STOCK

  All authorized and unissued shares of American Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the American Board may authorize, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of American or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. Although American has no present intention to issue any additional shares of American Preferred Stock, the issuance of American Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal.

  Convertible Preferred Stock. American has issued an aggregate of 137,500 shares of Convertible Preferred Stock, liquidation value $1,000 per share. The Convertible Preferred Stock ranks, with respect to dividend rights and rights on liquidation, winding upon and dissolution, senior to all classes of American Common Stock. Holders of the Convertible Preferred Stock are entitled to receive, when, as and if declared by the American Board out of funds legally available for payment, cash dividends at an annual rate of 7% ($70 per share). In the event of any liquidation, winding up or dissolution of American, before any distribution of assets is made on any American Common Stock, the holders of the Convertible Preferred Stock are entitled to receive a liquidation preference of $1,000 per share, together with all accrued and unpaid dividends through the date of distribution. The Convertible Preferred Stock is convertible at any time (except in the case of Convertible Preferred Stock called for redemption which shall be convertible at any time prior to the close of business on the Business Day prior to the redemption date), at the option of the holder thereof, into shares of American Class A Common Stock at an initial conversion price of $42.50 per share, subject to adjust in certain events. The Convertible Preferred Stock is redeemable for cash at any time after July 15, 1999 at the option of American, in whole or in part, at a redemption price initially of $1,049, declining ratably immediately after July 15 of each year thereafter to a redemption price of $1,000 per share after July 15, 2006, together in each case with accrued and unpaid dividends. Except as provided by the DGCL or with respect to an amendment of the American Restated Certificate adversely affecting the rights of the Convertible Preferred Stock, the holders of the Convertible Preferred Stock will not be entitled to any voting rights except as follows: (i) in the event the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of American will be increased by two and the holders of the Convertible Preferred Stock, voting separately as a class with the holders of shares of any other series of parity preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors, who shall serve until all dividends in arrears have been paid or declared and set apart for payment or (ii) with respect to the creation, authorization or issuance of capital stock ranking senior (in certain respects) to the Convertible Preferred Stock. In the event of a Change in Control of American (as defined in the American Restated Certificate), each share of Convertible Preferred Stock may, at the option of the holder, be convertible for a limited period into the number of shares of American Class A Common Stock determined by dividing the $1,000 liquidation preference of the Convertible Preferred Stock, plus accrued and unpaid dividends, if any, by the Special Conversion Price. The term Special Conversion Price means, in effect, the greater of (i) the average of the Last Sale Price (as defined in the American Restated Certificate) of a share of Class A Common Stock prior to the Change in Control or (ii) $23.00. Upon a Change in Control, American may elect to pay holders of the Convertible Preferred Stock exercising their special conversion rights an amount in cash equal to the $1,000 liquidation preference thereof, plus accrued and unpaid dividends, if any. The Convertible Preferred Stock will be exchangeable, subject to certain conditions, at the option of American, in whole but not in part, on any dividend payment date commencing June 30, 1997, for American's 7% Convertible Subordinated Debentures due 2011 (the "American Exchange Debentures") at a rate of $1,000 principal amount of American Exchange Debentures for each share of Convertible Preferred Stock. The American Exchange Debentures will have substantially the same economic terms as the Convertible Preferred Stock except that upon a Change of Control the holders thereof will have the right to require American to purchase their American Exchange Debentures at a price equal to the principal amount thereof, plus accrued and unpaid interest, if any.

OWNERSHIP RESTRICTIONS

  The American Restated Certificate restricts the ownership, voting and transfer of American's capital stock, including the American Class A Common Stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of American's outstanding capital stock (or the voting rights it represents) by or for the account of aliens or corporations otherwise subject to domination or control by aliens. The American Restated Certificate also has provisions designed to restrict the ownership of the American Common Stock to ameliorate a breach or violation of or default under the FCC's "cross-ownership" or multiple ownership rules, "cross-interest" policy and other rules and policies. The American Restated Certificate provides that, in the event of a violation of any of these prohibitions, American has the right, in its sole and absolute discretion, to require a conversion of American Class B Common Stock into American Class C Common Stock. In addition, the American Restated Certificate authorizes the American Board to adopt such provisions as it deems necessary to enforce these prohibitions. See "Business--Federal Regulation of Radio Broadcasting-- Ownership Matters" in Appendix V.

DELAWARE BUSINESS COMBINATION PROVISIONS

  Under the Delaware General Corporation Law, certain "business combinations" (including the issuance of equity securities) between a Delaware corporation and any person who owns, directly or indirectly, 15% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by the holders of at least 66 2/3% of the voting stock not owned by the Interested Stockholder if it occurs within three years of the date such person became an Interested Stockholder unless prior to such date the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder. The transactions pursuant to which each of Messrs. Dodge and Stoner became an Interested Stockholder were approved by the American Board.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the American Class A Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606 (telephone number is (312) 461-3309).

LISTING

  The American Class A Common Stock is quoted on Nasdaq under the symbol
"AMRD".

            COMPARISON OF RIGHTS OF STOCKHOLDERS OF AMERICAN AND EZ

  At the Effective Time, the EZ Stockholders will become stockholders of American. Set forth below is a comparison of the terms of the American Class A Common Stock and the terms of the EZ Common Stock, as well as a summary of other material differences between the rights of holders of American Class A Common Stock and the rights of holders of EZ Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the American Restated Certificate, American's Bylaws (the "American Bylaws"), the EZ Articles of Incorporation, as amended (the "EZ Articles"), the EZ Bylaws (the "EZ Bylaws") and the more detailed description of the American Common Stock contained herein. See "Description of American Capital Stock-- Common Stock."

TERMS OF COMMON STOCK

                          AMERICAN COMMON STOCK                 EZ COMMON STOCK
                          ---------------------                 ---------------
BUSINESS:           All businesses of American.        All business of EZ.
LISTING:            Nasdaq under the symbol "AMRD"     Nasdaq under the symbol "EZCIA"
DIVIDENDS:          American currently does not pay    EZ currently does not pay divi-
                    dividends on the American Common   dends on the EZ Common Stock.
                    Stock. Dividends on the Common     Dividends on the EZ Common Stock
                    Stock may be paid in the discre-   may be paid in the discretion of
                    tion of the American Board based   the EZ Board based primarily upon
                    primarily upon the financial con-  the financial condition, results dition, results of operations and  of operations and business re-
                    business requirements of Ameri-    quirements of EZ. Dividends, if
                    can. Dividends, if any, are pay-   any, are payable out of the funds
                    able out of the funds of American  of EZ legally available for the legally available for the payment  payment of dividends, subject to of dividends, subject to restric-  restrictions contained in financ-
                    tions contained in financing       ing agreements. The EZ Board is
                    agreements and to the preference   required to pay dividends, if
                    rights of the Convertible Pre-     any, on each class in equal
                    ferred Stock. The American Board   amounts.
                    is required to pay dividends, if
                    any, on each class in equal
                    amounts.
VOTING RIGHTS:      Except as otherwise required by    Except as otherwise required by
                    the DGCL, holders of the American  the VSCA, holders of the EZ Class
                    Class A Common Stock and American  A Common Stock and EZ Class B
                    Class B Common Stock vote to-      Common Stock vote together as a
                    gether as a single class. The      single class. The EZ Class A Com-
                    American Class A Common Stock has  mon Stock has one vote per share one vote per share and the Ameri-  and the EZ Class B Common Stock
                    can Class B Common Stock has ten   has ten votes per share. The
                    votes per share. The American      holders of EZ Class A Common
                    Class C Common Stock does not      Stock have the right to elect two
                    have any voting rights except as   independent directors.
                    otherwise required by the DGCL.
                    The holders of American Class A
                    Common Stock have the right to
                    elect two independent directors.
PREEMPTIVE RIGHTS:  The holders of American Common     The holders of EZ Common Stock do
                    Stock do not have any preemptive   not have any preemptive rights.
                    rights.

                    AMERICAN COMMON STOCK                 EZ COMMON STOCK
                    ---------------------                 ---------------
CONVERSION:   Shares of American Class B Common  Shares of EZ Class B Common Stock
              Stock will automatically convert   will automatically convert into
              into shares of American Class A    shares of EZ Class A Common Stock
              Common Stock upon any transfer of  upon any transfer of such shares
              such shares of American Class B    of EZ Class B Common Stock, un-
              Common Stock, unless the trans-    less the transferee is an affili-
              feree is an affiliate of the       ate of the holder, such as a fam-
              holder, such as a family member,   ily member, a family trust or
              a family trust or other entity     other trust controlled by the
              controlled by the holder of Amer-  holder of EZ Class B Common Stock
              ican Class B Common Stock, or is   or other entity controlled or
              a holder of American Class B Com-  owned by the holder of EZ Class B
              mon Stock.                         Common Stock.
              A holder of shares of American     A holder of shares of EZ Class B
              Class B Common Stock or of Ameri-  Common Stock may at any time, at can Class C Common Stock (subject  such holder's election, convert
              to certain restrictions in the     such shares into shares of EZ
              case of the present holder) may    Class A Common Stock.
              at any time, at such holder's
              election, convert such shares
              into shares of American Class A
              Common Stock.
LIQUIDATION:  In the event of a liquidation of   In the event of a liquidation of
              American, holders of American      EZ, holders of EZ Common Stock
              Common Stock will be entitled to   will be entitled to receive the
              receive the net assets of Ameri-   net assets of EZ, if any, remain-
              can, if any, remaining for dis-    ing for distribution to holders
              tribution to holders of Common     of EZ Common Stock.
              Stock.

OTHER STOCKHOLDER RIGHTS

 Amendments to the Certificate of Incorporation

  Under the American Restated Certificate, amendments to the American Restated Certificate must be adopted by the holders of a majority of the voting power of the American Voting Stock, except that amendments to the provisions relating to (i) the number, rights and powers of any class of stock; (ii) the composition and powers of the American Board; (iii) release of directors' liability; (iv) indemnification of directors as a result of a breach of fiduciary duties, officers, employees and agents; (v) amendments to the American By-laws; and (vi) amendments to foregoing provisions, require adoption by the holders of 66 2/3% of the total number of the voting power of the outstanding shares of American Voting Stock.

  Under the EZ Articles, amendments to the EZ Articles must be approved by the EZ Board and must then be adopted by a majority of the votes cast on such amendment by the holders of EZ Common Stock entitled to vote on such amendment at a meeting at which a quorum of such votes exists, except that amendments of the provisions relating to (i) the number, rights and powers of any class of stock; (ii) the composition and powers of the EZ Board; and (iii) amendments to the foregoing provisions, require adoption by the holders of a majority of the votes cast by the holders of EZ Class A Common Stock and a majority of the votes cast by the holders of EZ Class B Common Stock, voting as separate groups, at a meeting at which a quorum of such votes exists.

 Amendments to Bylaws

  The American Restated Certificate and the American Bylaws provide that bylaws may be adopted, amended, altered, changed or repealed by either the affirmative vote of the holders of 66 2/3% of the outstanding shares of American Voting Stock or by the affirmative vote of a majority of the entire American Board.

  The VSCA provides that the EZ Bylaws may be amended or repealed by the affirmative vote of a majority of the members of the EZ Board present at any meeting at which a quorum is present, or by the EZ stockholders.

 Directors

  Under the American Bylaws, the number of directors is determined by the American Board from time to time, but can not be less than three. The American Bylaws do not provide for a classified board. The American Restated Certificate provides that the holders of the American Class A Common Stock shall be entitled to vote as a class to elect two directors, all other directors are elected by the holders of the American Class A Common Stock and the American Class B Common Stock, voting together as a single class, with each share of American Class A Common Stock entitled to one vote and each share of the American Class B Common Stock entitled to ten votes.

  The EZ Articles and EZ Bylaws provide that the number of directors shall be nine. The EZ Bylaws do not provide for a classified board. The EZ Articles provide that the holders of the EZ Class A Common Stock shall be entitled to vote as a class to elect two directors; all other directors are elected by the holders of the EZ Class A Common Stock and the EZ Class B Common Stock, voting together as a single class, with each share of the EZ Class A Common Stock entitled to one vote and each share of the EZ Class B Common Stock entitled to ten votes.

 Removal of Directors

  Under the American Restated Certificate and Bylaws, (a) directors elected by the American Stockholders may be removed, with or without cause, by vote of the holders of a majority of the American Voting Stock; and (b) any directors elected by the holders of American Class A Common Stock may be removed, with or without cause, by a vote of the holders of the American Class A Common Stock holding not less than a majority of the issued and outstanding shares of American Class A Common Stock. Under the EZ Articles, (a) directors who were elected by all of the EZ Stockholders may be removed with or without cause, by a vote of the holders of not less than 66 2/3% of the votes entitled to be cast for the election of such directors; and (b) any director elected by the holders of EZ Class A Common Stock may be removed, with or without cause, by a vote of the holders of EZ Class A Common Stock holding not less than 66 2/3% of the issued and outstanding shares of EZ Class A Common Stock.

 Newly Created Directorships and Vacancies

  Under the American Restated Certificate and the American Bylaws, vacancies in the American Board and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, the DGCL provides that any officer or stockholder may call a special meeting of stockholders in accordance with the American Restated Certificate and American Bylaws, at which meeting such vacancies shall be filled.

  Under the EZ Articles and the EZ Bylaws, vacancies and newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the EZ Articles and EZ Bylaws, at which meeting such vacancies shall be filled.

 Special Meetings of Stockholders; Action by Written Consent

  Under the American Bylaws, special meetings of the stockholders may be called for any purpose or purposes by the Chairman of the American Board or, if there be none, the President, or by the American Board, and shall be called by the President or Secretary of American at the request in writing of the stockholders holding of record a majority in interest of the voting power of the shares of stock of American issued and outstanding and entitled to vote. Under the DGCL, any action required or permitted by law or the American Restated

Certificate to be taken at any meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action so taken, is signed by the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present or present by proxy and voted.

  Under the EZ Bylaws, special meetings of stockholders may be called for any purpose or purposes any time by the Chairman of the Board, the President or a majority of the EZ Board. Under the VSCA, any action required or permitted by law to be taken at any meeting of the stockholders may be taken without a meeting and without action by the EZ Board if the action is taken by all the stockholders entitled to vote on the action and is evidenced by a written consent signed by all the stockholders entitled to vote on the action.

 Stockholder Proposals and Nominations

  The American Bylaws do not contain specific requirements which must be met in order for a stockholder to present a proposal for action at an annual meeting of stockholders or to nominate an individual for election to the American Board.

  The EZ Bylaws do not contain specific requirements which must be met in order for a stockholder to present a proposal for action at an annual meeting of stockholders or to nominate an individual for election to the EZ Board.

 Business Combinations Following a Change in Control

  American, as a Delaware corporation, is subject to Section 203 of the DGCL, which governs business combinations with interested stockholders. See "Description of American Capital Stock--Delaware Business Combination Provisions."

  EZ, as a Virginia corporation, is subject to Section 13.1-728.1 through .9 of the VSCA, which governs combinations with interested stockholders.

                       RIGHTS OF DISSENTING STOCKHOLDERS

 American.

  Holders of American Common Stock will not have the right to dissent from the Merger and demand and perfect dissenters rights in accordance with the provisions of Section 262 of the DGCL.

 EZ.

  Each holder of EZ Common Stock has the right to dissent from the Merger and demand and perfect dissenters' rights in accordance with the conditions established by Section 13.1-730 of the VSCA. All of the stockholders whose shares of EZ Common Stock are subject to the EZ Voting Agreement have waived their dissenters rights with respect to such shares of EZ Common Stock.

  SECTION 13.1-730 OF THE VSCA IS REPRINTED IN ITS ENTIRETY AS APPENDIX IV TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX IV. THIS DISCUSSION AND APPENDIX IV SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

  Any holder of EZ Common Stock who exercises his right to dissent is entitled to receive the "fair value" of his shares from EZ. The notice of the EZ Special Meeting accompanying this Proxy contains a statement that any holder of EZ Common Stock is entitled to assert dissenter's rights pursuant to
Article 15 of the VSCA and a copy of that article is attached hereto. Any holder of EZ Common Stock who wishes to assert dissenters' rights must deliver to EZ, before the vote on adoption of the Merger Agreement is taken, written notice of his intent to exercise his dissenters' rights, and must not vote in favor of adoption of the Merger Agreement. If the Merger Agreement is subsequently adopted at the EZ Special Meeting, EZ shall deliver a dissenters' notice in writing to each such dissenting stockholder (i) stating where the payment demand shall be sent and where and when certificated shares shall be deposited; (ii) informing holders of uncertificated shares to what extent transfer of such shares may be restricted after the payment demand is received; (iii) supplying a form for demanding payment; (iv) setting a date between 30 and 60 days after the date of the dissenters' notice by which EZ must receive the payment demand; and (v) containing a copy of Article 15 of the VSCA. The dissenting stockholder must then demand payment, certify that he acquired the shares of EZ Common Stock before or after the date set forth in the dissenters' notice, and deposit his share certificates in accordance with the dissenters' notice. EZ will then pay such dissenting stockholder the amount EZ estimates to be the fair market value of such shares of EZ Common Stock, plus accrued interest, within 30 days after receipt of the payment demand, accompanied by certain financial statements, an explanation of how the fair market value and the interest was calculated, and a statement of the dissenters' right to demand payment under (S) 13.1-735 of the VSCA. Section 13.1-739 of the VSCA permits a dissenting stockholder to notify the corporation in writing of his own estimate of the fair value of his shares and interest due and to demand payment of his estimate, or reject the corporation's offer and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount offered by the corporation is less than the fair value of his shares. Any dispute between the corporation and a dissenting stockholder as to the fair value of shares or interest due will be resolved by court action in accordance with (S) 13.1-740 of the VSCA.

                                 LEGAL MATTERS

  The validity of the American Class A Common Stock to be issued in the Merger will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts. Certain legal matters, including the tax-free nature of the Merger, relating to the Merger will be passed upon, on behalf of American, by Sullivan & Worcester LLP, Boston, Massachusetts, and for EZ by Hunton & Williams, McLean, Virginia. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 6,000 shares of American Class A Common Stock and 41,900 shares of American Class B Common Stock and certain partners and/or associates of that firm serve as secretary or assistant secretaries of American and certain of its subsidiaries.

                                    EXPERTS

  The following financial statements and related financial statement schedules incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

    (1) The consolidated financial statements as of December 31, 1994 and 1995 and for the period November 1, 1993 to December 31, 1993 and for the years ended December 31, 1994 and 1995 of American Radio Systems Corporation and subsidiaries and the related financial statement schedules;

    (2) The consolidated statement of operations, stockholders' deficit, and cash flows for the ten months ended October 31, 1993 of SBS Holding, Inc. and subsidiary and the related financial statement schedule;

    (3) The consolidated statement of operations, partners' deficiency, and cash flows for the ten month period ended October 31, 1993 of Atlantic Radio, L.P. and subsidiaries (a Partnership) and the related financial statement schedule;

    (4) The statements of operations, stockholders' equity (deficiency) and cash flows for the year ended August 31, 1993 and the two month period ended October 31, 1993 of Multi Market Communications Inc. and the related financial statement schedule; and

    (5) The statement of operations and accumulated deficit, and cash flows for the ten month period ended October 31, 1993 of Boston AM Radio Corporation and the related financial statement schedule.

  The following financial statements incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

    (1) The consolidated financial statements as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 of BayCom Partners, L.P. (a Limited Partnership); and

    (2) The statement of net assets to be sold as of December 31, 1995 and of income and cash flows derived from net assets to be sold for the year then ended of The Ten Eighty Corporation.

  The financial statements of Henry Broadcasting Company Special Financial Statement Presentation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Miller, Kaplan, Arase & Co., independent auditors, as stated in their report incorporated by reference in this Prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of CBC of Baltimore, Inc. (d/b/a WOCT-FM) and WWMX-FM, Inc. (wholly-owned subsidiaries of Capitol Broadcasting Company, Inc.) as of December 31, 1995 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The combined financial statements of WBAV-AM/FM and WPEG-FM as of December 31, 1995 and September 30, 1996 and for the periods from January 1, 1995 to May 12, 1995 and from May 13, 1995 to December 31, 1995 and the nine months ended September 30, 1996 are included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon authority of said firm as experts in accounting and auditing. The report of KMPG Peat Marwick LLP contains an explanatory paragraph that refers to a different cost basis in the financial information of WBAV-AM/FM and WPEG-FM for periods before and after their acquisition by Evergreen Media Corporation. As a result of such different cost basis, the financial information for periods before and after the acquisition is not comparable.

  The following financial statements incorporated by reference in the Proxy Statement of American Radio Systems Corporation which is referred to and made part of this Prospectus and Registration Statement, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing:

    (1) The consolidated financial statements of EZ Communications, Inc. as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994, and the nine months ended December 31, 1993;

    (2) The financial statements of Alliance Broadcasting Rainier I.P. (A Partnership) as of December 31, 1995 and for the year then ended;

    (3) The financial statements of Compass Radio of St. Louis, Inc. as of December 31, 1994 and 1995 and for the two years then ended; and

    (4) The financial statements of KFKF Broadcasting, Inc as of December 31, 1994 and for the year then ended.

  The portion of this Proxy Statement under the caption "Certain Federal Income Tax Considerations" has been reviewed by Sullivan & Worcester and Hunton & Williams.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       AMERICAN RADIO SYSTEMS CORPORATION

                          AMERICAN MERGER CORPORATION

                                      AND

                            EZ COMMUNICATIONS, INC.

                                  DATED AS OF

                                 AUGUST 5, 1996

                          AND AS AMENDED AND RESTATED

                            AS OF SEPTEMBER 27, 1996

                               TABLE OF CONTENTS

 ARTICLE 1 DEFINED TERMS.................................................    1
 ARTICLE 2 THE MERGER....................................................    2
      2.1  The Merger....................................................    2
      2.2  Closing.......................................................    2
      2.3  Effective Time................................................    2
      2.4  Effect of the Merger..........................................    2
      2.5  Certificate of Incorporation..................................    2
      2.6  Bylaws........................................................    3
      2.7  Directors and Officers........................................    3
 ARTICLE 3 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES................    3
      3.1  Conversion of Capital Stock...................................    3
      3.2  Exchange of Certificates......................................    4
      3.3  Closing of EZ's Transfer Books................................    6
      3.4  Dissenting Shares.............................................    7
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF EZ..........................    7
      4.1  Organization and Business; Power and Authority; Effect of
           Transaction...................................................    7
      4.2  Financial and Other Information...............................    9
      4.3  Changes in Condition..........................................    9
      4.4  Materiality...................................................    9
      4.5  Title to Properties; Leases...................................    9
      4.6  Compliance with Private Authorizations........................   10
      4.7  Compliance with Governmental Authorizations and Applicable
           Law...........................................................   10
      4.8  Related Transactions..........................................   11
      4.9  Tax Matters...................................................   11
      4.10 Employee Retirement Income Security Act of 1974...............   12
      4.11 Inapplicability of Specified Statutes.........................   13
      4.12 Authorized Capital Stock......................................   13
      4.13 Employment Arrangements.......................................   14
      4.14 Material Agreements...........................................   14
      4.15 Ordinary Course of Business...................................   14
      4.16 Broker or Finder..............................................   15
      4.17 Environmental Matters.........................................   15
 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF AMERICAN....................   16
      5.1  Organization and Business; Power and Authority; Effect of
           Transaction...................................................   16
      5.2  Financial and Other Information...............................   17
      5.3  Changes in Condition..........................................   18
      5.4  Materiality...................................................   18
      5.5  Title to Properties; Leases...................................   18
      5.6  Compliance with Private Authorizations........................   18
      5.7  Compliance with Governmental Authorizations and Applicable
           Law...........................................................   18
      5.8  Related Transactions..........................................   20
      5.9  Tax Matters...................................................   20
      5.10 Employee Retirement Income Security Act of 1974...............   20
      5.11 Inapplicability of Specified Statutes.........................   22
      5.12 Authorized Capital Stock......................................   22
      5.13 Employment Arrangements.......................................   22
      5.14 Material Agreements...........................................   22
      5.15 Ordinary Course of Business...................................   23
      5.16 Broker or Finder..............................................   23

      5.17 Environmental Matters.........................................    23
      5.18 American Financing............................................    23
 ARTICLE 6 COVENANTS.....................................................    23
      6.1  Access to Information; Confidentiality........................    23
      6.2  Agreement to Cooperate........................................    24
      6.3  Public Announcements..........................................    25
      6.4  Notification of Certain Matters...............................    25
      6.5  Stockholder Approval..........................................    25
      6.6  Registration Statement and Proxy Statement....................    26
      6.7  Affiliates of EZ..............................................    27
      6.8  Nasdaq Listing................................................    27
      6.9  Other Offers; No Solicitation.................................    27
      6.10 Option Plans..................................................    28
      6.11 Conduct of Business by American Pending the Merger............    29
      6.12 Conduct of Business by EZ Pending the Merger..................    29
      6.13 Control of EZ's Operations....................................    30
      6.14 Control of American's Operations..............................    30
      6.15 Directors', Officers' and Employees' Indemnification and
           Insurance.....................................................    30
      6.16 Employment Agreements.........................................    31
      6.17 Irrevocable Proxies...........................................    31
      6.18 Tax-Free Treatment of Merger..................................    31
 ARTICLE 7 CLOSING CONDITIONS............................................    31
      7.1  Conditions to Obligations of Each Party to Effect the Merger..    31
      7.2  Conditions to Obligations of American.........................    32
      7.3  Conditions to Obligations of EZ...............................    34
 ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER.............................    35
      8.1  Termination...................................................    35
      8.2  Effect of Termination.........................................    36
 ARTICLE 9 GENERAL PROVISIONS............................................    37
      9.1  Amendment.....................................................    37
      9.2  Waiver........................................................    37
      9.3  Fees, Expenses and Other Payments.............................    37
      9.4  Notices.......................................................    37
      9.5  Specific Performance; Other Rights and Remedies...............    38
      9.6  Non-Survival of Representations and Warranties................    38
      9.7  Severability..................................................    38
      9.8  Counterparts..................................................    38
      9.9  Section Headings..............................................    39
      9.10 Governing Law.................................................    39
      9.11 Further Acts..................................................    39
      9.12 Entire Agreement..............................................    39
      9.13 Assignment....................................................    39
      9.14 Parties in Interest...........................................    39
      9.15 Mutual Drafting...............................................    39
      9.16 American Agent for American Subsidiary........................    39

 APPENDIX A:   Definitions
 EXHIBITS:
    EXHIBIT A: EZ Voting Agreement (Section 6.17)
    EXHIBIT B: American Voting Agreement (Section 6.17)

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger, dated as of August 5, 1996, and as amended and restated as of September 27, 1996 by and among American Radio Systems Corporation, a Delaware corporation ("American"), American Merger Corporation, a Delaware and direct wholly owned subsidiary of American ("American Subsidiary"), and EZ Communications, Inc., a Virginia corporation ("EZ").

                                  WITNESSETH:

  WHEREAS, American and EZ have entered into an Agreement and Plan of Merger, dated as of August 5, 1996 (the "Original Agreement"), providing for the merger of EZ with and into American (the "Direct Merger");

  WHEREAS, American and EZ desire to amend and restate the Original Agreement in its entirety to permit an alternate merger structure providing for the merger of EZ into American Subsidiary (the "Subsidiary Merger") and to make certain other amendments to the Original Agreement, and American Subsidiary desires to become a party thereto; and

  WHEREAS, the Boards of Director of EZ and American have determined that the Direct Merger and the Subsidiary Merger on the terms and conditions set forth in the Original Agreement, as amended and restated by this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, is desirable, generally to the welfare and advantage of each, and is fair to, and in the best interests of, American, EZ and the stockholders of each; and

  WHEREAS, the Board of Directors of American Subsidiary has determined that the Subsidiary Merger on the terms and conditions set forth in this Agreement is fair to, and in the best interests of, American Subsidiary and its stockholders; and

  WHEREAS, American, American Subsidiary and EZ intend that the Direct Merger and the Subsidiary Merger shall each qualify as a tax-free reorganization under the provisions of Section 368 of the Code; and

  WHEREAS, the Boards of Directors of EZ, American and American Subsidiary have approved and adopted this Agreement and have directed that this Agreement be submitted to the respective stockholders of EZ, American and American Subsidiary for their approval;

  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

  As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in either Disclosure Schedule and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

                                     A-I-1

                                   ARTICLE 2

                                  THE MERGER

  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL") and the Virginia Stock Corporation Act (the "VCA"), at the Effective Time, EZ shall be merged with and into American; provided, however, in the event that the Board of Directors of American determines that the consent (the "EZ Senior Note Consent") of the holders of the 9 3/4% Senior Subordinated Notes due 2005 of EZ (the "EZ Senior Notes") issued and outstanding under the indenture dated as of November 21, 1995 by and among EZ, the Guarantors (as defined therein) and State Street Bank and Trust Company, as Trustee (the "EZ Senior Note Indenture") cannot be obtained on terms satisfactory to American, EZ shall be merged with and into American Subsidiary. As used herein, the "Merger" shall refer to the Subsidiary Merger or the Direct Merger, as applicable. At the Effective Time, the separate corporate existence of EZ shall cease, and American Subsidiary or American, as applicable, shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights, properties, liabilities and obligations of EZ in accordance with the DCL and the VCA.

  2.2 Closing. Unless this Agreement shall have been terminated pursuant to
Section 8.1 and the Merger shall have been abandoned, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, on the later of (a) January 8, 1997 and (b) the date that is the tenth (10th) day after the date on which the last of the conditions set forth in Article 7 (other than conditions requiring delivery at the Closing) is fulfilled or waived, unless another date, time or place is agreed to in writing by the parties or provided for herein. The date on which the Closing occurs is herein referred to as the "Closing Date."

  2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger and any related filings required under the DCL with the Secretary of State of the State of Delaware and Articles of Merger and any related filings required under the VCA with the State Corporation Commission of the Commonwealth of Virginia. The Merger shall become effective at such time (but not prior to the Closing Date) as such documents are duly filed with the Secretary of State of the State of Delaware and the State Corporation Commission of the Commonwealth of Virginia shall have issued a Certificate of Merger, or at such later time as is specified in such documents (the "Effective Time").

  2.4 Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of American and EZ, and the Merger shall otherwise have the effects provided for under the DCL and the VCA.

  2.5 Certificate of Incorporation. If the Direct Merger is effected, the Restated Certificate of Incorporation of American in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation unless amended in accordance with Applicable Law, except that the first paragraph of Article Fourth of such Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

    "The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 131,000,000 shares of which 10,000,000 shall be shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and 121,000,000 shall be shares of Common Stock, $.01 par value per share (the "Common Stock"), of which 100,000,000 shall be shares of Class A Common Stock, $.01 par value per share, 15,000,000 shall be shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), and 6,000,000 shall be shares of Class C Common Stock, $.01 par value per share (the "Class C Common Stock")."

The name of the Surviving Corporation shall be "American Radio Systems Corporation."

                                     A-I-2

  If the Subsidiary Merger is effected, the Certificate of Incorporation of American Subsidiary as in effect immediately prior to the Effective Time shall be amended at the Effective Time so that Article I thereof reads in its entirety as follows: "The name of the corporation is EZ Communications, Inc." and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DCL. If the Subsidiary Merger is effected, the Restated Certificate of Incorporation of American shall be amended so that Article Fourth thereof is amended and restated in its entirety as provided in the preceding paragraph of this Section (the "Charter Amendment").

  2.6 Bylaws. If the Direct Merger is effected, the bylaws of American in effect at the Effective Time shall be the bylaws of the Surviving Corporation unless amended in accordance with Applicable Law.

  If the Subsidiary Merger is effected, the bylaws of American Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation unless amended in accordance with Applicable Law.

  2.7 Directors and Officers. If the Direct Merger, is effected, from and after the Effective Time, until successors are duly elected or appointed and qualified (or upon their earlier resignation or removal) in accordance with Applicable Law (a) the directors of American at the Effective Time shall be the directors of the Surviving Corporation, together with such persons, if any, as shall have been nominated pursuant to the provisions of the Stockholder Agreement, and (b) the officers of American at the Effective Time shall be the officers of the Surviving Corporation, together with the persons referred to in Section 7.3(k) of the EZ Disclosure Schedule, who shall be elected to the respective positions set forth therein.

  If the Subsidiary Merger, is effected, from and after the Effective Time, until successors are duly elected or appointed and qualified (or upon their earlier resignation or removal) in accordance with Applicable Law (a) the directors of American at the Effective Time shall be the directors of the Surviving Corporation, together with such persons, if any, as shall have been nominated pursuant to the provisions of the Stockholder Agreement, and (b) the officers of American at the Effective Time shall be the officers of the Surviving Corporation, together with the persons referred to in Section 7.3(k) of the EZ Disclosure Schedule, who shall be elected to the respective positions set forth therein.

                                   ARTICLE 3

                CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

  3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of American, American Subsidiary or EZ or their respective stockholders:

    (a) Each share of 7% Convertible Exchangeable Preferred Stock, par value $.01 per share, of American issued and outstanding immediately prior to the Effective Time shall remain outstanding;

    (b) Each share of Common Stock, par value $.01 per share, of American (the "American Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding;

    (c) Each share of Class A Common Stock, par value $.01 per share, and each share of Class B Common Stock, par value $.01 per share, of EZ (collectively, the "EZ Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $11.75 (the "Cash Consideration") and nine-tenths (0.9) of a share (the "Exchange Ratio") of Class A Common Stock, par value $.01 per share, of American (the "American Class A Common Stock") (the "Common Stock Consideration" and collectively with the Cash Consideration, the "Merger Consideration");

    (d) Each share of EZ Common Stock owned by American or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

                                     A-I-3

    (e) If the Subsidiary Merger is effected, each share of common stock, par value $.01 per share, of American Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $.01 per share, of the Surviving Corporation.

    (f) Subject to and as more fully provided in Section 6.10, each unexpired option to purchase EZ Common Stock ("EZ Options") that is outstanding at the Effective Time shall automatically be converted into an option (the "Exchanged Options") to purchase a number of shares of American Class A Common Stock equal to the product of the number of shares of EZ Common Stock which the holder is entitled to purchase under such EZ Options multiplied by the Exchange Ratio; and

    (g) Each option to purchase shares of American Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding.

  If, prior to Closing, American

      (i) pays a dividend or makes a distribution on any class of American Class A Common Stock in shares of any class of American Common Stock;

      (ii) subdivides its outstanding shares of American Class A Common Stock into a greater number of shares;

      (iii) combines its outstanding shares of American Class A Common Stock into a smaller number of shares;

      (iv) pays a dividend or makes a distribution on American Class A Common Stock in shares of its capital stock other than American Common Stock; or

      (v) issues by reclassification of any American Class A Common Stock any shares of its capital stock;

then the Common Stock Consideration in effect immediately prior to such action shall be proportionately adjusted so that the holder of any shares of EZ Common Stock or any EZ Options thereafter shall receive the aggregate number and kind of shares of American capital stock which it would have owned immediately following such action if such shares of EZ Common Stock or such EZ Option had been converted to American Class A Common Stock or Exchanged Options, as the case may be, immediately prior to such action. The adjustment provided for in this Section shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of EZ Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of EZ Common Stock shall thereafter cease to have any rights with respect to such shares of EZ Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of American Class A Common Stock in accordance with the provisions of
Section 3.2(d) upon the surrender of a certificate representing such shares of EZ Common Stock or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 13.1-733 of the VCA. The American Class A Common Stock comprising part of the Merger Consideration, when issued to the holders of EZ Common Stock, will be duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights created by statute, American's Restated Certificate of Incorporation or Bylaws or any agreement to which American is a party or by which American is bound.

  3.2 Exchange of Certificates.

  (a) Pursuant to an agreement reasonably satisfactory to American and EZ (the "Exchange Agent Agreement") to be entered into at or prior to the Closing Date between American, EZ and the transfer agent for the American Class A Common Stock (the "Exchange Agent"), at or immediately following the Effective Time, American shall deposit or cause to be deposited in trust for the benefit of the EZ stockholders an amount of cash equal to the aggregate Cash Consideration and shares of American Class A Common Stock representing the

                                     A-I-4
aggregate Common Stock Consideration to which holders of EZ Common Stock shall be entitled at the Effective Time pursuant to the provisions of this Section. The Exchange Agent shall invest the cash deposited with it in such manner as American directs; provided, however, that substantially all of such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding One Billion Dollars ($1,000,000,000) (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments; provided further, however, that the maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment of the Cash Consideration at and after the Effective Time. Any net profit from, or interest or income produced by, Permitted Investments shall be payable to the Surviving Corporation as and when requested by the Surviving Corporation. The Surviving Corporation shall be required to replace any Cash Consideration lost as a result of any Permitted Investment.

  (b) Not less than five (5) business days subsequent to the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of EZ Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of American Class A Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor cash and a certificate representing that number of whole shares of American Class A Common Stock into which the shares of EZ Common Stock, theretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section 3.1(c), and the Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of EZ Common Stock for any shares of American Class A Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Certificates surrendred for exchange by any Person constituting an "affiliate", as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of EZ shall not be exchanged until American has received a written agreement from such Person as provided in Section 6.7.

  (c) Promptly following the date which is six (6) months after the Closing Date, the Exchange Agent shall deliver to American all cash, certificates (including any American Class A Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the Merger Consideration to which such holder is entitled, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of EZ Common Stock for any American Class A Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

  (d) Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of American Class A Common Stock shall be issued in the Merger or pursuant to the exercise of any Exchanged Options and no American Class A Common Stock dividend, stock split or interest shall relate to any fractional interest, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of EZ Common Stock who would otherwise have been entitled to receive a fraction of a share of American Class A Common Stock upon surrender of Certificates for exchange pursuant to this Article, or upon the exercise of any Exchanged Option shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price per share of American Class A Common Stock on the Nasdaq National Market ("Nasdaq"), as reported by the Wall Street Journal, on the last trading day immediately preceding the Effective Time with respect to shares issued in the Merger and on the last trading day immediately preceding the date of exercise of any Exchanged Option.

                                     A-I-5

  (e) If the Merger Consideration (or any portion thereof) is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal form) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid.

  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond or other surety in such sum as it may reasonably direct as indemnity against any Claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

  (g) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on American Class A Common Stock shall be paid with respect to any whole shares of American Class A Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the shares of American Class A Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of American Class A Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of American Class A Common Stock, less the amount of any withholding taxes which may be required thereon.

  (h) At and after the Effective Time, the holder of a Certificate or of Dissenting Shares shall cease to have any rights as a EZ stockholder, except for, in the case of a holder of a Certificate or a holder of Dissenting Shares to whom the proviso in Section 3.4(a) applies, the right to surrender Certificates in the manner prescribed by Section 3.2(b) or (c) in exchange for payment of the Merger Consideration, or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 13.1-733 of the VCA.

  (i) American shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of EZ Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by American or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of EZ Common Stock in respect of which such deduction and withholding was made by American or the Exchange Agent.

  3.3 Closing of EZ's Transfer Books. At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of EZ, except for, in addition to the rights specified in Section 3.2(h), the right to receive cash and shares of American Class A Common Stock pursuant to Section
3.2 and the right to receive cash for payment of fractional shares pursuant to
Section 3.2(d). At the Effective Time, the stock transfer books of EZ shall be closed and no transfer of shares of EZ Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of

                                     A-I-6
this Agreement, Certificates formerly representing EZ Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and American Class A Common Stock in accordance with this Article.

  3.4 Dissenting Shares.

  (a) Notwithstanding any other provision of this Agreement to the contrary, shares of EZ Common Stock that are outstanding immediately prior to the Effective Time and which are held by EZ stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal rights for such shares of EZ Common Stock in accordance with Section 13.1-733 of the VCA and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration payable in respect of each share of EZ Common Stock represented thereby. Such EZ stockholders shall be entitled to receive payment of the appraised value of such shares of EZ Common Stock held by them in accordance with the provisions of the VCA; provided, however, that all Dissenting Shares held by EZ stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their appraisal rights with respect to such shares of EZ Common Stock under the VCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the appropriate Merger Consideration upon surrender, in the manner provided in Section 3.2, of the Certificate or Certificates that formerly evidenced such shares of EZ Common Stock. American shall contribute to American Merger funds sufficient from time to time to make all payments with respect to Dissenting Shares.

  (b) EZ shall give American prompt notice of any demands for appraisal rights received by it, withdrawals of such demands, and any other instruments served pursuant to the VCA and received by EZ and relating thereto. EZ and American shall jointly direct all negotiations and proceedings with respect to demands for appraisal rights under the provisions of the VCA. EZ shall not, except with the prior written consent of American, make any payment with respect to any demands for appraisal rights, or offer to settle, or settle, any such demands.

                                    ARTICLE

                     REPRESENTATIONS AND WARRANTIES OF EZ

  Except as set forth in the EZ Disclosure Schedule, EZ hereby represents, warrants and covenants to, and agrees with, American as follows:

  4.1 Organization and Business; Power and Authority; Effect of Transaction.

  (a) EZ is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and has in full force and effect all Governmental Authorizations pertaining to EZ or any of the EZ Stations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business as currently conducted; EZ is not required to be qualified or authorized to do business in any jurisdiction because of the character of the property owned or leased by it or the nature of its business or operations.

  (b) EZ has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations pertaining to EZ or any of the EZ Stations and Private Authorizations, except for (i) those contemplated by this Agreement that must be obtained prior to the Closing Date, including without limitation the consents of its lenders under its bank credit agreement and other debt instruments, and (ii) such, the failure of which to obtain, would not, individually or in the aggregate, (A) have a Material Adverse Effect on EZ, or (B) prohibit it from executing and delivering, and performing its obligations under, this Agreement and

                                     A-I-7
each Collateral Document executed or required to be executed by EZ pursuant hereto or thereto or consummating the Merger; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of EZ, other than the approval of the EZ stockholders contemplated by this Agreement. This Agreement has been duly executed and delivered by EZ and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger when executed and delivered by EZ, will constitute, legal, valid and binding obligations of EZ, enforceable in accordance with their respective terms. The provisions of Section 13.1-728.1 through .9 of the VCA will not apply to this Agreement or the Merger.

  (c) Except for (x) consents as set forth in Section 4.1(c) of the EZ Disclosure Schedule and (y) such consents, the failure of which to obtain, would not, individually or in the aggregate, have a Material Adverse Effect on EZ, neither the execution and delivery by EZ of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation by EZ of the Merger, nor compliance with the terms, conditions and provisions hereof or thereof by EZ:

    (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of EZ or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of EZ, except for such conflicts, breaches, violations or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect on EZ; or

    (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by EZ; or

    (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the FCC Consents, filings under the Hart-Scott-Rodino Act, and other filing requirements under Applicable Law in connection with the consummation of the Merger.

  (d) EZ does not have any direct or indirect Subsidiaries other than those set forth on Section 4.1(d) of the EZ Disclosure Schedule, each of which is
(i) wholly-owned unless noted otherwise in Section 4.1(d) of the EZ Disclosure Schedule, (ii) a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on Section 4.1(d) of the EZ Disclosure Schedule, and
(iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(d) of the EZ Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on EZ. Each Subsidiary has in full force and effect all Governmental Authorizations pertaining to EZ or any of the EZ Stations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except for such Governmental Authorizations, Private Authorizations, and Governmental Filings which, if not obtained or made, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect on EZ. EZ owns, directly or indirectly, all of the outstanding capital stock and equity interests (as shown in Section 4.1(d) of the EZ Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except for Permitted Liens or except as set forth in Section 4.1(d) of the EZ Disclosure Schedule), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock of any Subsidiary of EZ. Except as the context otherwise requires, the representations and warranties of EZ set forth in this Article shall apply to each of such Subsidiaries with the same force and effect as though each of them were named in each Section hereof.

                                     A-I-8

  4.2 Financial and Other Information. EZ has heretofore furnished to American copies of the audited consolidated financial statements of EZ and its Subsidiaries set forth in its Report on Form 10-K (the "EZ 10-K") for the fiscal year ended December 31, 1995 and the unaudited consolidated financial statements of EZ and its Subsidiaries set forth in its Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (collectively, the "EZ Financial Statements"). The EZ Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete, do not contain any untrue statement of a Material fact or omit to state a Material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the results of operations of EZ and its Subsidiaries on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals. EZ has also furnished to American its Proxy Statement with respect to the Annual Meeting of Shareholders of EZ held April 23, 1996, the EZ 1995 Annual Report to Stockholders and the Prospectus, dated November 25, 1995, with respect to its 9.75% Senior Subordinated Notes due 2005 and Reports on Form 8-K for the period between March 31, 1996 and July 31, 1996 (collectively, with the EZ 10-K, the "EZ SEC Documents"). EZ has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act. Neither the EZ Disclosure Schedule, the EZ Financial Statements, the EZ SEC Documents or this Agreement, nor any Collateral Document, data, information or statement furnished or to be furnished by or on behalf of EZ pursuant to this Agreement (including without limitation the information to be furnished pursuant to the provisions of Section 6.6), nor any Collateral Document executed or required to be executed by or on behalf of EZ pursuant hereto or thereto or to consummate the Merger, contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading, and all such Collateral Documents, data, information or statements are and will be true, accurate and complete in all Material respects.

  4.3 Changes in Condition. Except as set forth in Section 4.3 of the EZ Disclosure Schedule, since March 31, 1996, there has been no Material Adverse Change in EZ. Except as disclosed in the EZ SEC Documents or otherwise disclosed herein, there is no Event known to EZ which Materially Adversely Affects EZ.

  4.4 Materiality. The representations and warranties set forth in this Article would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein or set forth in the EZ Disclosure Schedule, except for such exceptions and qualifications, including without limitation those set forth in the EZ Disclosure Schedule which, in the aggregate for all such representations and warranties, are not and could not reasonably be expected to be Materially Adverse to EZ.

  4.5 Title to Properties; Leases.

  (a) EZ has good indefeasible and marketable title to all real property and good indefeasible and merchantable title to all other property and assets, tangible and intangible, owned by it, in each case free and clear of all Liens, except (i) Permitted Liens and (ii) Liens set forth in the EZ Financial Statements. Each Material Lease or other occupancy or other agreement under which EZ holds real property has been duly authorized, executed and delivered by EZ and, to EZ's knowledge, information and belief, each of the other parties thereto, and is a legal, valid and binding obligation of EZ, and, to EZ's knowledge, information and belief, each of the other parties thereto, enforceable in accordance with its terms. EZ has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Material Leases pursuant to which it holds any such real property. All of such Leases are valid and subsisting and in full force and effect; neither EZ nor, to EZ's knowledge, information and belief, any other party thereto, is in default in any Material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

  (b) Section 4.5(b) of the EZ Disclosure Schedule contains a true, accurate and complete description of all real property (including communication towers) owned or leased by EZ and all Leases under which real property is leased by it.

                                     A-I-9

  4.6 Compliance with Private Authorizations. EZ has obtained all Private Authorizations which are necessary for the ownership and operation by EZ of each of the EZ Stations and the conduct of business thereof as now conducted or as presently proposed to be conducted or which, if not obtained and maintained, could, individually or in the aggregate, Materially Adversely Effect EZ. All such Private Authorizations are in full force and effect and EZ is not in breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of the giving of notice or passage of time or both would constitute, such a breach, violation or default, under any such Private Authorization, except for such defaults, breaches or violations as do not and will not, individually or in the aggregate, have any Material Adverse Effect on EZ. No such Private Authorization is the subject of any pending or, to EZ's knowledge, information or belief, threatened attack, revocation or termination.

  4.7 Compliance with Governmental Authorizations and Applicable Law.

  (a) The EZ SEC Documents or Section 4.7 of the EZ Disclosure Schedule contain a description of:

    (i) all Legal Actions pending or, to EZ's knowledge, information and belief, threatened against EZ with respect to the business, operation or ownership of any of the EZ Stations (to its knowledge, information and belief with respect to the EZ Brokered Stations);

    (ii) all Claims and Legal Actions pending or, to EZ's knowledge, information and belief, threatened against EZ with respect to the business, operation or ownership of any of the EZ Stations (to its knowledge, information and belief with respect to the EZ Brokered Stations) which, individually or in the aggregate, could, under sanctions available at the FCC, be reasonably likely to result in the revocation or termination of any of the FCC Licenses or the imposition of any restriction of such a nature as would Adversely Affect the ownership or operations of any of the EZ Stations (to its knowledge, information and belief with respect to the EZ Brokered Stations); in particular, but without limiting the generality of the foregoing, there are no applications, complaints or Legal Actions pending or, to EZ's knowledge, information and belief, threatened before any Authority involving charges of illegal discrimination by any of the EZ Stations (to its knowledge, information and belief with respect to the EZ Brokered Stations) under any federal or state employment Laws; and

    (iii) each Governmental Authorization (including without limitation all FCC Licenses) required under Applicable Laws to own and operate each of the EZ Stations (to its knowledge, information and belief with respect to the EZ Brokered Stations), as currently operated or proposed to be operated on or prior to the Closing Date, all of which are in full force and effect.

  (b) EZ is the authorized legal holder of the FCC Licenses listed in Section 4.7(b) of the EZ Disclosure Schedule, none of which is subject to any restriction or condition which would limit in any Material respect the operations of any of the EZ Stations (except with respect to the EZ Brokered Stations) as currently conducted or proposed to be conducted on or prior to the Closing Date. The FCC Licenses listed in Section 4.7(b) of the EZ Disclosure Schedule are valid and in good standing, are in full force and effect and are not impaired in any Material respect by any act or omission of EZ or its officers, directors, employees or agents, and the operation of each of the EZ Stations (except with respect to the EZ Brokered Stations) is in accordance in all Material respects with such FCC Licenses. All Material reports, forms and statements required to be filed by EZ with the FCC with respect to each of the EZ Stations have been filed and are true, complete and accurate in all Material respects. EZ has obtained all Governmental Authorizations in addition to the FCC Licenses listed in Section 4.7(b) of the EZ Disclosure Schedule which are necessary for the ownership or operations or the conduct of the business of each of the EZ Stations (except with respect to the EZ Brokered Stations) as now conducted or as presently proposed to be conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any Material Adverse Effect on EZ. Except as set forth in
Section 4.7(b) of the EZ Disclosure Schedule, no such Governmental Authorization is the subject of any pending or, to EZ's knowledge, information and belief, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization, except as set forth in Section 4.7(b) of the EZ Disclosure Schedule. EZ has no reason to believe that any such

                                    A-I-10

Governmental Authorization would not be renewed in the name of EZ by the granting Authority in the ordinary course.

  Except as otherwise specifically described in Section 4.7(b) of the EZ Disclosure Schedule, neither EZ nor any officer or director (in connection with the ownership, operation or the conduct of the business of any of the EZ Stations, to its knowledge, information and belief with respect to the EZ Brokered Stations) is in or is charged by any Authority with or, to EZ's knowledge, information and belief, at any time since January 1, 1993 has been in or has been charged by any Authority with, or is threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Governmental Authorization listed in Section 4.7(b) of the EZ Disclosure Schedule or any Applicable Law relating to the ownership, operation and conduct of the business of any of the EZ Stations (to its knowledge, information and belief with respect to the EZ Brokered Stations), and no Event exists or has occurred, which constitutes, or but for any requirement of the giving of notice or passage of time or both would constitute, such a breach, violation or default, under

    (x) any Governmental Authorization pertaining to EZ or any of the EZ Stations (to its knowledge, information and belief with respect to the EZ Brokered Stations) or any Applicable Law, except for such breaches, violations or defaults as do not and will not, individually or in the aggregate, have any Material Adverse Effect on EZ, or

    (y) any Material requirement of any insurance carrier, applicable to the business or operations of any of the EZ Stations.

  (c) With respect to matters, if any, of a nature referred to in Section 4.7 of the EZ Disclosure Schedule, all such information and matters, with the exception of the noted challenges to the pending WEZB(FM) and WBZZ(FM) renewal applications, set forth in the EZ Disclosure Schedule, if Adversely determined against EZ, will not, individually or in the aggregate, Materially Adversely Affect EZ.

  4.8 Related Transactions. Except as set forth in Section 4.8 to the EZ Disclosure Schedule, EZ is not a party or subject to any Contractual Obligation or other transactions (including without limitation any providing for the furnishing of services to or by, providing for the rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer or director) between EZ and any of its officer or directors or, to the knowledge, information and belief of EZ, any Affiliate of any thereof (other than reasonable compensation for services as officers or directors), now existing or which, to EZ's knowledge, information and belief, at any time during the past three (3) years, existed or occurred, including without limitation, any providing for the furnishing of services to or by, providing for the rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer or director, or any Affiliate of any thereof. All such Contractual Obligations and transactions which are to continue after the Effective Time will be on terms and conditions no less favorable to American, as the Surviving Corporation, or any of its Subsidiaries than would be customary for similar Contractual Obligations and transactions between Persons who are not Affiliates or upon terms and conditions on which similar Contractual Obligations and transactions with Persons who are not Affiliates could fairly and reasonably be expected to be entered into, except as otherwise specifically described in Section 4.8 of the EZ Disclosure Schedule.

  4.9 Tax Matters.

  (a) EZ has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed by it, except with respect to failures to file which in the aggregate would not have a Material and Adverse Effect on EZ, and has paid, or made adequate provision for the payment of, all Material Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the EZ Financial Statements. The Tax Returns of EZ have been prepared, in all Material respects, in accordance with all Applicable Laws and generally accepted principles

                                    A-I-11
applicable to taxation consistently applied. All Material Taxes which EZ is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable. EZ has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of EZ for the fiscal years prior to and including the most recent fiscal year. To the extent required by GAAP, adequate provision has been made on the most recent balance sheet forming part of the EZ Financial Statements for all Taxes of any kind accrued through the date of such balance sheet, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and there are no past transactions or matters which could result in additional Taxes of a Material nature to EZ for which an adequate reserve has not been provided on such balance sheet. EZ is not a "consenting corporation" within the meaning of Section 341(f) of the Code. EZ has at all times been taxable as a Subchapter C corporation under the Code. EZ has never been a member of any consolidated group (other than with EZ and its Subsidiaries) for Tax purposes.

  (b) From the end of its most recent fiscal year to the date of the Original Agreement EZ has not made any payment on account of any Taxes except regular payments required in the ordinary course of business with respect to current operations or property presently owned.

  (c) EZ is not a party to any tax sharing agreement or arrangement.

  (d) EZ is not, and within five (5) years of the date of the Original Agreement has not been, a "United States real property holding corporation" as defined in Section 897 of the Code.

  4.10 Employee Retirement Income Security Act of 1974.

  (a) EZ (which for purposes of this Section shall include any ERISA Affiliate) currently sponsors, maintains and contributes to the Plans and Benefit Arrangements set forth in Section 4.10(a) of the EZ Disclosure Schedule. Except as set forth in Section 4.10(a) of the EZ Disclosure Schedule, as to all Plans and Benefit Arrangements listed in Section 4.10(a) of the EZ Disclosure Schedule:

    (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation with all Applicable Laws in all Material respects, and EZ has not received any notice from any Authority questioning or challenging such compliance;

    (ii) all such Plans maintained by EZ that are intended to comply with Sections 401 and 501 of the Code comply in all Material respects in form and in operation with all applicable requirements of such sections, and no event has occurred which will or could give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code;

    (iii) none of the assets of any such Plan are invested in employer securities or employer real property;

    (iv) there have been no "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Plan and EZ has not otherwise engaged in any prohibited transaction that would result in any Material liability or Tax;

    (v) there have been no acts or omissions by EZ which have given rise to or may give rise to any Material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which EZ may be liable;

    (vi) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to EZ's knowledge, information and belief, threatened involving such Plans or the assets of such Plans, and, to EZ's knowledge, information and belief, no facts exist which could give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

    (vii) no such Plan is subject to Title IV of ERISA, or, if subject, there have been no "reportable events" (as described in Section 4043 of ERISA), and no steps have been taken to terminate any such Plan;

                                    A-I-12

    (viii) all group health Plans of EZ have been operated in compliance in all Material respects with the group health plan continuation coverage requirements of COBRA;

    (ix) actuarially adequate accruals for all obligations under the Plans are reflected in the most recent balance sheet forming part of the EZ Financial Statements and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Closing Date;

    (x) neither EZ nor any of its directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA or any similar Applicable Law that would subject EZ or any of its respective directors, officers or employees to Material liability under ERISA or any similar Applicable Law;

    (xi) no such Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code applied, nor would have had an accumulated funding deficiency on such date if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code applied;

    (xii) no Material liability to the PBGC has been or is expected by EZ to be incurred by EZ with respect to any Plan, and there has been no event or condition which presents a material risk of termination of any Plan by the PBGC;

    (xiii) EZ is not and, to EZ's knowledge, information and belief, never has been a party to any Multiemployer Plan or made contributions to any such Plan; and

    (xiv) except as set forth in the EZ Financial Statements (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, EZ does not maintain any Plan that provides benefits described in Section 3(1) of ERISA, except as the provisions of COBRA may apply to any former employees or retirees of EZ.

  (b) The execution, delivery and performance by EZ of this Agreement and the Collateral Documents executed or required to be executed by EZ pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

  4.11 Inapplicability of Specified Statutes. EZ is not a "holding company," or a "subsidiary company" or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company," as defined in the Investment Company Act of 1940, as amended, or a "carrier" or a Person which is in control of a "carrier," as defined in section 11301 of Title 49, U.S.C.

  4.12 Authorized Capital Stock. The authorized and outstanding capital stock, Option Securities and Convertible Securities of EZ, as of March 31, 1996, are set forth in the EZ SEC Documents. Except as set forth in Section 4.12 of the EZ Disclosure Schedule, since March 31, 1996, EZ has not issued any shares of capital stock of any class, any Option Securities or any Convertible Securities, except for the issue of EZ Common Stock pursuant to the exercise of Option Securities outstanding on March 31, 1996 or as otherwise described or contemplated by the EZ SEC Documents. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. EZ is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security of EZ, except as described in Section
4.12 of the EZ Disclosure Schedule. To EZ's knowledge, information and belief, no Person, and no group of Persons acting in concert, owns as much as five percent (5%) of the EZ Common Stock, and EZ is not controlled by any other Person, except as set forth in the EZ SEC Documents.

                                    A-I-13

  4.13 Employment Arrangements.

  (a) Except as described in the EZ SEC Documents, (i) none of the employees of EZ is now, or, to EZ's knowledge, information and belief, during the past five (5) years has been, represented by any labor union or other employee collective bargaining organization, or are now, or, to EZ's knowledge, information and belief during the past five (5) years have been, parties to any labor or other collective bargaining agreement, (ii) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any union or other such organization, and (iii) neither EZ nor any of its employees is now, or, to EZ's knowledge, information and belief, during the past five (5) years has been, subject to or involved in or, to EZ's knowledge, information and belief, threatened with, any union elections, petitions therefor or other organizational or recruiting activities. EZ has performed all obligations required to be performed under all Employment Arrangements and is not in breach or violation of or in default or arrears under any of the Material terms, provisions or conditions thereof.

  (b) Except as set forth on Section 4.13(b) of the EZ Disclosure Schedule, no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employment Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result, directly or indirectly, of the transactions contemplated by this Agreement.

  4.14 Material Agreements. Listed on Section 4.14 of the EZ Disclosure Schedule are all Material Agreements relating to the ownership, operation or conduct of the business of any of the EZ Stations presently held or used by EZ or to which EZ is a party or to which it or any of its property is subject or bound. All of the Material Agreements are valid, binding and legally enforceable obligations of EZ and, to EZ's knowledge, information and belief, all other parties thereto, and EZ is validly and lawfully operating its business in all Material respects and owning its property under each of the Material Agreements. EZ has duly complied with all of the Material terms and conditions of each Material Agreement and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge, information and belief of EZ, threatened Claim that EZ has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of EZ, under any of the Material Agreements. The time brokerage, local marketing and other similar agreements to which EZ is a party comply in all Material respects with the FCA. The joint sales and other similar agreements to which EZ is a party do not create attributable interests under the FCA.

  4.15 Ordinary Course of Business. EZ, from the end of its most recent fiscal quarter to the date of the Original Agreement, except as may be described in the EZ SEC Documents or on Section 4.15 of the EZ Disclosure Schedule:

    (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

    (b) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $500,000, other than in the ordinary course of business;

    (c) except in each case in the ordinary course of business, consistent with prior practice:

      (i) has not incurred any obligations or liabilities (fixed, contingent or other) having a value in excess of $500,000;

      (ii) has not entered into any commitments having a value in excess of $500,000;

      (iii) has not canceled any debts or Claims having a value in excess of $500,000; and

      (iv) has not made or committed to make any additions to its property or any purchases of equipment, except for normal maintenance and replacements;

                                    A-I-14

    (d) has not increased the compensation payable or to become payable to any of its employees other than in the ordinary course of business or otherwise altered, modified or changed the terms of their employment;

    (e) has not suffered any Material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

    (f) has not waived any rights of Material value without fair and adequate consideration;

    (g) has not experienced any work stoppage;

    (h) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization applicable to EZ or any of the EZ Stations, Private Authorization, Material Agreement, Employment Arrangement or Contractual Obligation, or any transaction, agreement or arrangement with any Affiliate of EZ; and

    (i) has not entered into any trade or barter arrangements with respect to any of the EZ Stations (i) which are outside the ordinary course of business, or (ii) otherwise than in accordance with EZ's prior policies and practices.

  4.16 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger or the subject matter of either thereof in the capacity of broker, agent or finder or in any similar capacity on behalf of EZ, other than CS First Boston Corporation.

  4.17 Environmental Matters. Except as set forth in the EZ SEC Documents, EZ:

    (a) to the knowledge, information and belief of EZ, has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, or any similar state Law;

    (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

    (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any final order issued pursuant to any Environmental Law;

    (d) is, to the knowledge, information and belief of EZ, in substantial compliance in all Material respects with all Environmental Laws, has, to EZ's knowledge, information and belief, obtained all Environmental Permits required under Environmental Laws, and is not the subject of or, to EZ's knowledge, information and belief, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to Material violations or Material breaches of any Environmental Law; and

    (e) has no knowledge of any past or present Event related to any of the property and assets of EZ which Events, individually or in the aggregate, will interfere with or prevent continued Material compliance with all Environmental Laws, or which, individually or in the aggregate, will form the basis of any Material Claim for the release or threatened release into the environment, of any Hazardous Material.

                                    A-I-15

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF AMERICAN

  American represents, warrants and covenants to, and agrees with, EZ as follows (provided that the representations and warranties set forth herein with respect to American Subsidiary shall be made as of September , 1996):

  5.1 Organization and Business; Power and Authority; Effect of Transaction.

  (a) American is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and has in full force and effect all Governmental Authorizations pertaining to American or any of the American Stations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, as currently conducted; each of American and American Subsidiary is duly qualified and authorized to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations require such qualification or authorization.

  (b) Each of American and American Subsidiary has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations pertaining to American or American Subsidiary or any of the American Stations and Private Authorizations, except for (i) those contemplated by this Agreement which must be obtained prior to the Closing Date, including without limitation the consents of its lenders under its bank credit agreement and other debt instruments, and (ii) such, the failure of which to obtain would not, individually or in the aggregate, (A) have a Material Adverse Effect on American, or (B) prohibit it from executing and delivering, and performing its obligations under, this Agreement and each Collateral Document executed or required to be executed by American pursuant hereto or thereto or to consummating the Merger; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by American or American Subsidiary pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of American and American Subsidiary, other than the approvals of the American stockholders contemplated by this Agreement, including without limitation approval of the Charter Amendment. This Agreement has been duly executed and delivered by each of American and American Subsidiary and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger when executed and delivered by American or American Subsidiary will constitute legal, valid and binding obligations of American and/or American Subsidiary, as the case may be, enforceable in accordance with their respective terms. The provisions of
Section 203 of the DCL will not apply to this Agreement or the Merger.

  (c) Except for (x) consents of lenders under its bank credit agreement and other debt instruments or as otherwise contemplated by this Agreement, and (y) such consents, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on American, neither the execution and delivery by American of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation by American of the Merger, nor compliance with the terms, conditions and provisions hereof or thereof by American or American
Subsidiary:

    (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of American or American Subsidiary or any Applicable Law applicable to American or American Subsidiary, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of American or American Subsidiary, except for such conflicts, breaches, violations or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect on American; or

                                    A-I-16

    (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by American or American Subsidiary; or

    (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the FCC Consents, filings under the Hart-Scott-Rodino Act, and other filing requirements under Applicable Law in connection with the consummation of the Merger.

  (d) Each of American's direct or indirect Subsidiaries (including without limitation American Subsidiary) is (i) wholly-owned, (ii) a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation, and (iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for (i) a non-Material, non-wholly-owned joint venture partnership which owns a communications tower, and (ii) such qualifications, the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on American. Each Subsidiary (including without limitation American Subsidiary) has in full force and effect all Governmental Authorizations pertaining to American or any of the American Stations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct and operations of its business, except for such Governmental Authorizations, Private Authorizations, and Governmental Filings which, if not obtained or made, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect on American. Except to the extent set forth in the American Financial Statements and except for such non-Material, non-wholly-owned joint venture partnership, American owns, directly or indirectly, all of the outstanding capital stock or equity interests of each Subsidiary (including without limitation American Subsidiary), free and clear of all Liens (except for Permitted Liens or except as set forth in the American Financial Statements), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock of any Subsidiary (including without limitation American Subsidiary) of American. Except as the context otherwise requires, the representations and warranties of American set forth in this Article shall apply to each of such Subsidiaries (including without limitation American Subsidiary) with the same force and effect as though each of them were named in each Section hereof.

  (e) American Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

  5.2 Financial and Other Information. American has heretofore furnished to EZ copies of the audited consolidated financial statements of American and its Subsidiaries set forth in its Report on Form 10-K (the "American 10-K") for the fiscal year ended December 31, 1995 and the unaudited consolidated financial statements of American and its Subsidiaries set forth in its Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (collectively, the "American Financial Statements"). The American Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete, do not contain any untrue statement of a Material fact or omit to state a Material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the results of operations of American and its Subsidiaries on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals. American has also furnished to EZ its Proxy Statement with respect to the Annual Meeting of Stockholders of American held May 22, 1996, the American 1995 Annual Report to Stockholders and the Offering Circular, dated June 19, 1996, with respect to its 7% Convertible Exchangeable Preferred Stock and Reports on Form 8-K for the period between March 31, 1996 and July 31, 1996, (collectively, with the American 10-K, the "American SEC Documents"). American has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act. Neither the American Financial Statements, the American SEC Documents or this Agreement, nor any Collateral Document, data,

                                    A-I-17
information or statement furnished or to be furnished by or on behalf of American pursuant to this Agreement (including without limitation the information to be furnished pursuant to the provisions of Section 6.6), nor any Collateral Document executed or required to be executed by or on behalf of American pursuant hereto or thereto or to consummate the Merger, contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading, and all such Collateral Documents, data, information or statements are and will be true, accurate and complete in all Material respects.

  5.3 Changes in Condition. Since March 31, 1996, there has been no Material Adverse Change in American. Except as disclosed in the American SEC Documents or otherwise disclosed herein, there is no Event known to American which Materially Adversely Affects American.

  5.4 Materiality. The representations and warranties set forth in this Article would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein, except for such exceptions and qualifications which, in the aggregate for all such representations and warranties, are not and could not reasonably be expected to be Materially Adverse to American.

  5.5 Title to Properties; Leases. American has good indefeasible and marketable title to all real property and good indefeasible and merchantable to all other property and assets, tangible and intangible, owned by it in each case free and clear of all Liens, except (i) Permitted Liens and (ii) Liens set forth or described in the American Financial Statements. Each Material Lease or other occupancy or other agreement under which American holds real property has been duly authorized, executed and delivered by American and, to American's knowledge, information and belief, each of the other parties thereto, and is a legal, valid and binding obligation of American, and, to American's knowledge, information and belief, each of the other parties thereto, enforceable in accordance with its terms. American has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Material Leases pursuant to which it holds any such real property. All of such Leases are valid and subsisting and in full force and effect; neither American nor, to American's knowledge, information and belief, any other party thereto, is in default in any Material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

  5.6 Compliance with Private Authorizations. American has obtained all Private Authorizations which are necessary for the ownership and operation by American of each of the American Stations and the conduct of business thereof as now conducted or as presently proposed to be conducted or which, if not obtained and maintained, could, individually or in the aggregate, Materially Adversely Affect American. All such Private Authorizations are in full force and effect and American is not in breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of the giving of notice or passage of time or both would constitute, such a breach, violation or default, under any such Private Authorization, except for such defaults, breaches or violations as do not and will not, individually or in the aggregate, have any Material Adverse Effect on American. No such Private Authorization is the subject of any pending or, to American's knowledge, information or belief, threatened attack, revocation or termination.

  5.7 Compliance with Governmental Authorizations and Applicable Law.

  (a) The American SEC Documents contain a description of:

    (i) all Material Legal Actions pending or, to American's knowledge, information and belief, threatened against American with respect to the business, operation or ownership of any of the American Stations (except with respect to the American Brokered Stations, as to which, to American's knowledge, information and belief, there are no such Legal Actions); and

    (ii) all Claims and Legal Actions pending or, to American's knowledge, information and belief, threatened against American with respect to the business, operation or ownership of any of the American Stations (except with respect to the American Brokered Stations, as to which, to American's knowledge,

                                    A-I-18
  information and belief, there are no such Claims or Legal Actions) which, individually or in the aggregate, could, under sanctions available at the FCC, be reasonably likely to result in the revocation or termination of any of the FCC Licenses or the imposition of any restriction of such a nature as would Adversely Affect the ownership or operations of the American Stations (to its knowledge, information and belief with respect to the American Brokered Stations) taken as a whole; in particular, but without limiting the generality of the foregoing, there are no applications, complaints or Legal Actions pending or, to American's knowledge, information and belief, threatened before any Authority involving charges of illegal discrimination by any of the American Stations (except with respect to the American Brokered Stations, as to which, to American's knowledge, information and belief, there are no such Claims or Legal Actions) under any federal or state employment Laws.

  Each Governmental Authorization (including without limitation all FCC Licenses) required under Applicable Laws to own and operate each of the American Stations (to the knowledge, information and belief of American with respect to the American Brokered Stations) as currently operated or proposed to be operated on or prior to the Closing Date is in full force and effect.

  (b) American is the authorized legal holder of its FCC Licenses, none of which is subject to any restriction or condition which would limit in any Material respect the operations of any of the American Stations (except with respect to the American Brokered Stations) as currently conducted or proposed to be conducted on or prior to the Closing Date. The FCC Licenses of American are valid and in good standing, are in full force and effect and are not impaired in any Material respect by any act or omission of American or its officers, directors, employees or agents, and the operation of each of the American Stations (except with respect to the American Brokered Stations) is in accordance in all Material respects with such FCC Licenses. All Material reports, forms and statements required to be filed by American with the FCC with respect to each of the American Stations have been filed and are true, complete and accurate in all Material respects. American has obtained all Governmental Authorizations in addition to the FCC Licenses which are necessary for the ownership or operations or the conduct of the business of each of the American Stations (except with respect to the American Brokered Stations) as now conducted or as presently proposed to be conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any Material Adverse Effect on American. No such Governmental Authorization is the subject of any pending or, to American's knowledge, information and belief, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization. American has no reason to believe that any such Governmental Authorization would not be renewed in the name of American by the granting Authority in the ordinary course.

  Except as otherwise specifically described in the American SEC Documents, neither American nor any officer or director (in connection with the ownership, operation or the conduct of the business of any of the American Stations, to its knowledge, information and belief with respect to the American Brokered Stations) is in or is charged by any Authority with or, to American's knowledge, information and belief, at any time since November 1, 1993 has been in or has been charged by any Authority with, or is threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Governmental Authorization or any Applicable Law relating to the ownership, operation and conduct of the business of any of the American Stations (to its knowledge, information and belief with respect to the American Brokered Stations), and no Event exists or has occurred, which constitutes, or but for any requirement of the giving of notice or passage of time or both would constitute, such a breach, violation or default, under

    (x) any Governmental Authorization pertaining to American or any of the American Stations (to its knowledge, information and belief with respect to the American Brokered Stations) or any Applicable Law, except for such breaches, violations or defaults as do not and will not, individually or in the aggregate, have any Material Adverse Effect on American, or

    (y) any Material requirement of any insurance carrier, applicable to the business or operations of any of the American Stations;

except as otherwise specifically described in the American SEC Documents.

                                    A-I-19

  5.8 Related Transactions. Except as set forth in the American SEC Documents or the Prospectus dated February 1, 1996 relating to a public offering of American Class A Common Stock, American is not a party or subject to any Contractual Obligation or other transactions (including without limitation any providing for the furnishing of services to or by, providing for the rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer or director) between American and any of its officers or directors or, to the knowledge, information and belief of American, any Affiliate of any thereof (other than reasonable compensation for services as officers or directors), now existing or which, to American's knowledge, information and belief, at any time since November 1, 1993, existed or occurred, including without limitation any providing for the furnishing of services to or by, providing for the rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer or director, or any Affiliate of any thereof. All such Contractual Obligations and transactions which are to continue after the Effective Time will be on terms and conditions no less favorable to American than would be customary for similar Contractual Obligations and transactions between Persons who are not Affiliates or upon terms and conditions on which similar Contractual Obligations and transactions with Persons who are not Affiliates could fairly and reasonably be expected to be entered into, except as otherwise set forth in the American SEC Documents or such Prospectus.

  5.9 Tax Matters.

  (a) American has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed by it, except with respect to failures to file which in the aggregate would not have a Material Adverse Effect on American, and has paid, or made adequate provision for the payment of, all Material Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the American Financial Statements. The Tax Returns of American have been prepared, in all Material respects, in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied. All Material Taxes which American is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable. American has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of American for the fiscal years prior to and including the most recent fiscal year. To the extent required by GAAP, adequate provision has been made on the most recent balance sheet forming part of the American Financial Statements for all Taxes of any kind accrued through the date of such balance sheet, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and there are no past transactions or matters which could result in additional Taxes of a Material nature to American for which an adequate reserve has not been provided on such balance sheet. American is not a "consenting corporation" within the meaning of Section 341(f) of the Code. American has at all times been taxable as a Subchapter C corporation under the Code. American has never been a member of any consolidated group (other than with American and its Subsidiaries) for Tax purposes.

  (b) From the end of its most recent fiscal year to the date of the Original Agreement, American has not made any payment on account of any Taxes except regular payments required in the ordinary course of business with respect to current operations or property presently owned.

  (c) American is not a party to any tax sharing agreement or arrangement.

  (d) American is not, and since its organization has not been, a "United States real property holding corporation" as defined in Section 897 of the Code.

  5.10 Employee Retirement Income Security Act of 1974.

  (a) With respect to all Plans and Benefit Arrangements which American (which for purposes of this Section shall include any ERISA Affiliate) currently contributes to, sponsors or maintains:

                                    A-I-20

    (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation with all Applicable Laws in all Material respects, and American has not received any notice from any Authority questioning or challenging such compliance;

    (ii) all such Plans maintained by American that are intended to comply with Sections 401 and 501 of the Code comply in all Material respects in form and in operation with all applicable requirements of such sections, and no event has occurred which will or could give rise to disqualification of any such Plan under such sections or to a Tax under Section 511 of the Code;

    (iii) one of the assets of any such Plan are invested in employer securities or employer real property;

    (iv) there have been no "prohibited transactions" (as defined in Section 506 of ERISA or Section 5975 of the Code) with respect to any such Plan and American has not otherwise engaged in any prohibited transaction that would result in any Material liability or Tax;

    (v) there have been no acts or omissions by American which have given rise to or may give rise to any Material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 or ERISA or Chapter 43 of the Code for which American may be liable;

    (vi) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to American's knowledge, information and belief, threatened involving such Plans or the assets of such Plans, and, to American's knowledge, information and belief, no facts exist which could give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

    (vii) no such Plan is subject to Title IV of ERISA, or, if subject, there have been no "reportable events" (as described in Section 5043 of ERISA), and no steps have been taken to terminate any such Plan;

    (viii) all group health Plans of American have been operated in compliance in all Material respects with the group health plan continuation coverage requirements of COBRA;

    (ix) actuarially adequate accruals for all obligations under the Plans are reflected in the most recent balance sheet forming part of the American Financial Statements and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Closing Date;

    (x) neither American nor any of its directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA or any similar Applicable Law that would subject American or any of its respective directors, officers or employees to Material liability under ERISA or any similar Applicable Law;

    (xi) no such Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 512 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 512 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 512 of the Code applied, nor would have had an accumulated funding deficiency on such date if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 512 of the Code applied;

    (xii) no Material liability to the PBGC has been or is expected by American to be incurred by American with respect to any Plan, and there has been no event or condition which presents a material risk of termination of any Plan by the PBGC;

    (xiii) American is not and, to American's knowledge, information and belief, never has been a party to any Multiemployer Plan or made contributions to any such Plan; and

    (xiv) except as set forth in the American Financial Statements (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, American does not maintain any Plan that provides benefits described in Section 3(1) of ERISA, except as the provisions of COBRA may apply to any former employees or retirees of American.

                                    A-I-21

  (b) The execution, delivery and performance by American of this Agreement and the Collateral Documents executed or required to be executed by American pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 5975 of the Code.

  5.11 Inapplicability of Specified Statutes. American is not a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended, or a "carrier" or a person which is in control of a "carrier", as defined in section 11301 of Title 49, U.S.C.

  5.12 Authorized Capital Stock. The authorized and outstanding capital stock, Option Securities and Convertible Securities of American, as of March 31, 1996, is as set forth in the American SEC Documents. Since March 31, 1996, American has not issued any shares of capital stock of any class, any Option Securities or any Convertible Securities, except for the issue of American Common Stock pursuant to the exercise of Option Securities outstanding on March 31, 1996 or as otherwise described or contemplated by the American SEC Documents. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. American is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security of American, except as described in the American SEC Documents. To American's knowledge, information and belief, no Person, and no group of Persons acting in concert, owns as much as five percent (5%) of the American Common Stock, and American is not controlled by any other Person, except as set forth in the American SEC Documents. The shares of American Class A Common Stock to be issued pursuant to the Merger will have been, when issued, duly authorized and validly issued, fully paid and nonassessable and will not be subject to any preemptive or similar rights.

  5.13 Employment Arrangements.

  (a) Except as described in the American SEC Documents, (i) none of the employees of American is now, or, to American's knowledge, information and belief, since November 1, 1993 has been, represented by any labor union or other employee collective bargaining organization, or are now, or, to American's knowledge, information and belief since November 1, 1993 have been, parties to any labor or other collective bargaining agreement, (ii) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any union or other such organization, and (iii) neither American nor any of its employees is now, or, to American's knowledge, information and belief, since November 1, 1993 has been, subject to or involved in or, to American's knowledge, information and belief, threatened with, any union elections, petitions therefor or other organizational or recruiting activities. American has performed all obligations required to be performed under all Employment Arrangements and is not in breach or violation of or in default or arrears under any of the Material terms, provisions or conditions thereof.

  5.14 Material Agreements. All Material Agreements relating to the ownership, operation or the conduct of the business of any of the American Stations presently held or used by American or to which American is a party or to which it or any of its property is subject or bound are valid, binding and legally enforceable obligations of American and, to American's knowledge, information and belief, all other parties thereto, and American is validly and lawfully operating its business in all Material respects and owning its property under each of the Material Agreements. American has duly complied with all of the Material terms and conditions of each Material Agreement and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge, information and belief of American, threatened Claim that American has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of American, under any of the Material Agreements. The time brokerage, local marketing and other similar agreements to which American is a party comply in all Material respects with the FCA. The joint sales and other similar agreements to which American is a party do not create attributable interests under the FCA.

                                    A-I-22

  5.15 Ordinary Course of Business. American, from the end of its most recent fiscal quarter to the date of the Original Agreement, except as may be described in or contemplated by the American SEC Documents, has operated its business in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice.

  5.16 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger or the subject matter of either thereof in the capacity of broker, agent or finder or in any similar capacity on behalf of American, other than Morgan Stanley & Co. Incorporated.

  5.17 Environmental Matters. Except as set forth in the American SEC Documents, American:

    (a) to the knowledge, information and belief of American, has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, or any similar state Law;

    (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

    (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any final order issued pursuant to any Environmental Law;

    (d) is, to the knowledge, information and belief of American, in substantial compliance in all Material respects with all Environmental Laws, has, to American's knowledge, information and belief, obtained all Environmental Permits required under Environmental Laws, and is not the subject of or, to American's knowledge, information and belief, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to Material violations or Material breaches of any Environmental Law; and

    (e) has no knowledge of any past or present Event related to any of the property and assets of American which Events, individually or in the aggregate, will interfere with or prevent continued Material compliance with all Environmental Laws, or which, individually or in the aggregate, will form the basis of any Material Claim for the release or threatened release into the environment, of any Hazardous Material.

  5.18 American Financing. American has, or on the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement and to pay all transaction related fees and expenses.

                                   ARTICLE 6

                                   COVENANTS

  6.1 Access to Information; Confidentiality.

  (a) Each party shall afford to the other party and its accountants, counsel, investment bankers, financial advisors and other agents and representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon request (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of any Applicable Law (including without limitation the FCA) or filed by it or any of its Subsidiaries with any Authority in connection with the Merger or which may have a Material effect on it or its businesses, operations, properties, prospects, personnel, condition, (financial or other), or results of operations, and (ii) such other information concerning any of the foregoing as American or EZ shall reasonably request. All non-public information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party

                                    A-I-23
disclosing such information, be disclosed by the other party in any manner whatsoever, in whole or in part, and shall not be used for any purposes, other than in connection with the Merger. In no event shall any party or any of its Representatives use such information to the detriment of the other party. Each party agrees to reveal such information only to those of its Representatives or other Persons who need to know such information for the purpose of evaluating the Merger, who are informed of the confidential nature of such information and who shall undertake in writing (a copy of which, if requested, will be furnished to the disclosing party) to act in accordance with the terms and conditions of this Agreement.

  (b) Subject to the terms and conditions of Section 6.1(a), each party may disclose such information as may be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all non-public written material provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and shall not retain any copies, extracts or other reproductions in whole or in part of such written material other than one copy thereof which shall be delivered to independent counsel for such party.

  (c) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties hereto.

  6.2 Agreement to Cooperate.

  (a) Each of the parties hereto shall use reasonable business efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, any thing which could impede or impair the consummation of the Merger, subject to any fiduciary obligations of EZ's or American's Board of Directors, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of the Original Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, each of which must be obtained or become final in order to satisfy the condition applicable to it set forth in Section 7.1(c), (ii) to obtain all necessary or appropriate waivers, consents and approvals, including without limitation the EZ Senior Note Consent, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under the Hart-Scott-Rodino Act and all filings necessary for American to own and operate the EZ Stations), (iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 7, including without limitation the truth and correctness as of the Closing Date as if made on and as of the Closing Date of the representations and warranties of such party and the performance and satisfaction as of the Closing Date of all agreements and conditions to be performed or satisfied by such party.

  (b) Without limiting the generality of the foregoing, the parties acknowledge and agree that the assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Within thirty (30) business days following the date of this Agreement, EZ and American shall file with the FCC appropriate applications for FCC Consents, which applications shall include a request for a temporary waiver of Section 73,3555(a) of the FCC's rules and regulations with respect to American's proposed ownership of radio stations in the Sacramento, California market. The grant of a temporary waiver by the FCC requiring American to file with the FCC, within no less than six (6) months following the Closing Date, one or more assignment or transfer applications proposing divestiture of one or more radio stations in the Sacramento radio market, shall not be deemed a Material Adverse Effect and American agrees to accept an FCC grant of the FCC Consents including such a condition. The parties shall prosecute said applications with all reasonable diligence and otherwise use reasonable business efforts to obtain the grant of FCC Consents to such applications as expeditiously as practicable. If the FCC Consents, or any of them, imposes any condition on any party hereto, such party shall use reasonable business efforts to comply with such condition unless compliance would be

                                    A-I-24
unduly burdensome or would have a Material Adverse Effect upon it. If reconsideration or judicial review is sought with respect to any FCC Consent, EZ and American shall oppose such efforts to obtain reconsideration or judicial review (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to the provisions of Section 8.1). The Merger is expressly conditioned upon the grant of the Final Order as to the FCC Consents for the transfer of the FCC Licenses for the EZ Stations without any condition Materially Adverse to American.

  (c) The parties also undertake and agree to file as soon as practicable after the date of the Original Agreement a Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of the parties shall (i) use its reasonable business efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the Hart-Scott-Rodino Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

  (d) The parties shall cooperate with one another in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Closing Date.

  6.3 Public Announcements. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case, to the extent practicable, they will consult with the other regarding the nature, content and form of such press release or public statement.

  6.4 Notification of Certain Matters. Each party shall give prompt notice to the other, of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any respect such that one or more of the conditions of Closing might not be satisfied, or (ii) any covenant, condition or agreement made by it contained in this Agreement not to be complied with or satisfied, or (iii) any change to be made in the EZ Disclosure Schedule or the American Disclosure Schedule, as the case may be, in any respect such that one or more of the conditions of Closing might not be satisfied, and any failure made by it to comply with or satisfy, or be able to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder (or thereunder) in any respect such that one or more of the conditions of Closing might not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  6.5 Stockholder Approval.

  (a) EZ shall promptly submit this Agreement and the Merger for the approval of its stockholders at a special meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of EZ under Applicable Law, and to the receipt of a written opinion from CS First Boston Corporation to the effect that the terms of the Merger are fair to the stockholders of EZ from a financial point of view (which opinion EZ represents and warrants it has received as of the date of the Original Agreement), shall use its reasonable business efforts to obtain stockholder approval and adoption (the "EZ Stockholder Approval") of this Agreement and the Merger. Such meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of EZ under Applicable Law and the receipt of the written opinion set forth in the preceding sentence, EZ shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger.

                                    A-I-25

  (b) American shall promptly submit this Agreement and the Merger for the approval of its stockholders at a special meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of American under Applicable Law, and to the receipt of a written opinion from Morgan Stanley & Co. Incorporated to the effect that the terms of the Merger are fair to the stockholders of American from a financial point of view (which opinion American represents and warrants it has received as of the date of the Original Agreement), shall use its reasonable business efforts to obtain stockholder approval and adoption (the "American Stockholder Approval") of this Agreement and the Merger. Such meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of American under Applicable Law and the receipt of the written opinion set forth in the preceding sentence, American shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger. American shall also submit the Charter Amendment for the approval of its stockholders at the special meeting of stockholders referred to in this Section, shall use its reasonable business efforts to obtain stockholder approval and adoption of the Charter Amendment and shall, through its Board of Directors, recommend to its stockholders approval of the Charter Amendment.

  (c) American shall, as the sole stockholder of American Subsidiary, and, subject to the fiduciary duties of the Board of Directors of American under Applicable Law, and to the receipt of a written opinion from Morgan Stanley & Co. Incorporated to the effect that the terms of the Merger are fair to the stockholders of American from a financial point of view (which opinion American represents and warrants it has received as of the date of the Original Agreement) approve and adopt this Agreement and the Merger.

  6.6 Registration Statement and Proxy Statement.

  (a) American and EZ shall prepare and file with the Commission as soon as is reasonably practicable after the date of the Original Agreement a joint proxy statement prospectus (the "Joint Proxy Statement/Prospectus") for use in connection with the special meetings of stockholders of American and of EZ and shall use all reasonable business efforts to file a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with the Commission in connection with the Merger for the purpose of registering the shares of American Class A Common Stock to be issued in the Merger and to have the Registration Statement declared effective by the Commission as promptly as practicable. American and EZ shall also take any action required to be taken under Applicable Law in connection with the consummation of the transactions contemplated by this Agreement, including without limitation in the case of American all filings under applicable state blue sky or securities laws in connection with the issuance of American Class A Common Stock. American and EZ shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the provisions of this Section.

  (b) Prior to the date of approval of the Merger by their respective stockholders, each of EZ and American shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct such Joint Proxy Statement/Prospectus or Registration Statement and cause it to be disseminated to the stockholders of EZ and American, in each case to the extent required by Applicable Law. Without limiting the generality of the foregoing, EZ and American shall notify each other promptly of the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to the Joint Proxy Statement/Prospectus and Registration Statement, or for additional information, and shall supply each other with copies of all correspondence between them or their respective representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus and Registration Statement. If at any time prior to the stockholder meetings of EZ and American any event should occur relating to EZ or American or their respective officers or directors which should be described in an amendment or supplement to the Joint Proxy Statement/Prospectus and Registration Statement, the parties shall promptly inform each other. Whenever any event occurs which should be described in an amendment or a supplement to the Joint Proxy Statement/Prospectus and Registration Statement, EZ and

                                    A-I-26

American shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the Commission and mailing to the stockholders of EZ and American such amendment or supplement; provided, however, that, prior to such mailing, (i) EZ and American shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon, and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

  6.7 Affiliates of EZ. EZ shall, within thirty (30) days after the date of the Original Agreement, use its reasonable business efforts to cause each principal executive officer, each director and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of EZ, to deliver to American on or prior to the Effective Time a written agreement (an "Affiliate Agreement"), reasonably satisfactory in form, scope and substance to American, to the effect that such Person will not offer to sell, sell or otherwise dispose of any shares of American Class A Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to American, is exempt from the registration requirements of the Securities Act.

  6.8 Nasdaq Listing. American shall use its reasonable business efforts to effect, at or before the Effective Time, authorization for listing on Nasdaq upon official notice of issuance, of the additional shares of the American Class A Common Stock to be issued pursuant to the Merger.

  6.9 Other Offers; No Solicitation.

  (a) If, prior to the approval of the Merger by EZ's stockholders, EZ shall receive a firm, bona fide written proposal or proposals from any Person relating to any Purchase Proposal (as defined in subsection (e) below), and EZ's Board of Directors shall determine in good faith, based upon the advice of independent counsel, and after receiving advice from EZ's financial advisor, that fiduciary obligations under Applicable Law require EZ's Board of Directors to terminate this Agreement and accept the Purchase Proposal (a "Fiduciary Determination"), then EZ may, subject to the provisions of subsection (b) below, terminate this Agreement; provided, however, that (i) EZ shall give its termination notice on or before the later of (A) the 30 Day Date and (B) the day that is five (5) of the business days after EZ's receipt of the Purchase Proposal, and (ii) upon EZ's notification to American of such termination, EZ shall comply with the provisions of subsection (c) below.

  (b) If EZ receives a Purchase Proposal in accordance with subsection (a) above which EZ's Board of Directors wishes to accept: (i) EZ shall promptly notify American in writing of such Purchase Proposal and of the material terms and conditions thereof; (ii) American shall be entitled, within five (5) days after such notification, to revise its offer to consummate the Merger and to communicate such revised offer in writing to EZ; and (iii) EZ shall consider any such revised offer in connection with its Fiduciary Determination. The rights of American under this subsection (b) shall terminate upon any proper termination of this Agreement under Section 8.1 other than paragraph (f) thereof.

  (c) If EZ terminates this Agreement pursuant to Section 6.9(a) or Section 8.1(g):

    (i) on or before the day thirty (30) days after the date of the Original Agreement (the "30 Day Date"), or in the event American does not elect to exercise its rights to purchase assets of EZ pursuant to the provisions of paragraph (ii) below, then EZ shall promptly pay American the cash sum of $15,000,000;

    (ii) after the 30 Day Date, then American shall have the right to purchase the assets of all of the EZ Stations in any one of EZ's geographic markets (i.e., one of the markets in which EZ owns (and not subject to a contract for sale ) Stations at the time of such termination) at a purchase price payable in cash equal to the Station Fair Market Value (as defined below) of such Stations as of the date EZ so terminates this Agreement less $10,000,000. The term "Station Fair Market Value" shall mean the fair market value of the EZ Stations which American has elected to purchase as determined by mutual agreement of American and EZ or, in the event they are unable to so agree within thirty (30) days, by arbitration determined by the agreement of two investment bankers knowledgeable in radio station valuations selected one by American

                                    A-I-27
  and one by EZ. In the event such investment bankers are unable to agree on the Station Fair Market Value within thirty (30) days, they shall appoint a third investment banker, so knowledgeable, or failing agreement on such third investment banker, it shall be appointed by the President of the New York City Chapter of the American Arbitration Association. The decision of the third investment banker however so appointed shall be binding on American and EZ. In the event American shall elect to exercise its rights to so purchase EZ Stations, it shall, within ten (10) days after EZ's termination of this Agreement, notify EZ in writing of such election and identify the EZ Stations it has elected to purchase. Thereafter, American and EZ shall negotiate in good faith an asset purchase agreement with respect to such transaction containing terms and conditions customary in the radio industry for the purchase and sale of radio stations, including without limitation, representations and warranties, covenants, closing conditions and survival of the representations and warranties for a reasonable period of time.

  (d) During the term hereof, EZ shall not, and shall not permit any of its Subsidiaries, any officer or director of EZ or any of its Subsidiaries, or any of its Representatives, directly or indirectly, to solicit or initiate (including by way of furnishing any non-public information concerning EZ's business, properties or assets) discussions, inquiries or proposals or participate in any negotiation for the purpose or with the intention of leading to any proposal concerning any Purchase Proposal for the sale of all or substantially all of EZ's assets (including without limitation the purchase of all or substantially all of the common stock of Professional Broadcasting, Incorporated, a wholly-owned Subsidiary of EZ ("PBI")) or for the purchase of all or substantially all of EZ's equity securities, except for the transactions with American contemplated by this Agreement. Notwithstanding the foregoing restriction on participation (i.e., EZ may not solicit or initiate, as above provided), EZ may furnish information concerning its business, properties or assets, and may engage in negotiations, in connection with a possible Purchase Proposal if the Board of Directors of EZ makes a Fiduciary Determination. In the event that EZ shall determine to provide any information or negotiate as described in this subsection, or shall receive any offer of the type referred to in this subsection, unless the Board of Directors of EZ concludes that such disclosure is inconsistent with its fiduciary duties under Applicable Law, it shall (i) immediately provide American a copy of all information provided to the third party, (ii) inform American that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to American the identity of the Person receiving such information or the proponent of such offer, if applicable, and, if any offer has been received, a copy of such offer or, if oral, a description of the material terms thereof.

  (3) The term "Purchase Proposal" shall mean any proposal or offer to acquire all or substantially all of the assets of EZ and its Subsidiaries (including without limitation all or substantially all of the common stock of PBI) or all or substantially all of EZ's equity securities, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof.

  6.10 Option Plans. Prior to the Effective Time, American and EZ shall take such action as may be necessary to cause each unexpired and unexercised EZ Option to be automatically converted at the Effective Time into an Exchanged Option to purchase a number of shares of American Class A Common Stock equal to the product of the number of shares of EZ Common Stock which the holder is entitled to purchase under the EZ Option multiplied by the Exchange Ratio, at a price per share equal to the quotient obtained by dividing (a) the per share option exercise price determined pursuant to the EZ Option less $11.75, by (b) the Exchange Ratio. The Exchanged Options will otherwise have the same terms and conditions as the EZ Option, including acceleration and period of exercise. At the Effective Time, American will execute and deliver to each holder of an Exchanged Option a document evidencing American's assumptions of EZ's obligations under the EZ Option and all references in the stock option agreements to EZ shall be deemed to refer to American. As of the Effective Time, American shall assume all of EZ's obligations with respect to EZ Options as so amended and shall, from and after the Effective Time, have reserved for issuance upon exercise of the EZ Options all shares of American Class A Common Stock covered thereby and, as of the Effective Time, shall, if required, have filed an amendment to its or EZ's Registration Statement on Form S-8 to register the additional shares of American Class A Common Stock subject to Exchanged Options granted in replacement of EZ Options. No fractional shares of American Class A Common Stock will be issued upon the exercise of any Exchanged Option, and instead the

                                    A-I-28
exercising holder of such Exchanged Option shall receive cash for any fractional share amounts, in accordance with the provisions of Section 3.2(d).

  6.11 Conduct of Business by American Pending the Merger. Except as otherwise contemplated by this Agreement, after the date of the Original Agreement and prior to the Closing Date or earlier termination of this Agreement, unless EZ shall otherwise agree in writing, American shall, and shall cause its Subsidiaries, to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, which includes the acquisition of other radio broadcasting stations and communications towers;

    (b) not (i) amend or propose to amend its Organic Documents in any manner Materially Adverse to the EZ stockholders or (ii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, on the American Common Stock;

    (c) not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities of American, except to the extent required by the terms thereof, (ii) take or fail to take any action which action or failure to the knowledge of American would cause American, EZ or any of their respective stockholders (except to the extent of the Cash Consideration or the receipt of cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iii) sell or otherwise dispose of any assets or businesses other than sales in the ordinary course of business and other than sales of one or more of the American Stations (x) pursuant to agreements in effect on the date of the Original Agreement, (y) pursuant to agreements hereafter entered into and accounting for less than twenty percent (20%) of Broadcast Cash Flow of American, or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) use all reasonable business efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely affect the transactions contemplated by this Agreement;

    (e) confer on a regular and frequent basis with one or more representatives of EZ to report Material operational matters and the general status of ongoing operations;

    (f) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice; and

    (g) not permit American Subsidiary to engage in any business activities or conduct any operations, other than in connection with the transactions contemplated by this Agreement.

  6.12 Conduct of Business by EZ Pending the Merger. Except as set forth in
Section 6.12 of the EZ Disclosure Schedule or as otherwise contemplated by this Agreement, after the date of the Original Agreement and prior to the Closing Date or earlier termination of this Agreement, unless American shall otherwise agree in writing, EZ shall, and shall cause its Subsidiaries, to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective Organic Documents,
  (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a direct or indirect wholly-owned Subsidiary of EZ;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of EZ Common Stock, Convertible Securities or Option Securities, except that EZ may issue shares upon (i) conversion of Convertible Securities and (ii) exercise of Option Securities outstanding on the date of the Original Agreement;

                                    A-I-29

    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness,
  (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities, (iii) take or fail to take any action which action or failure to the knowledge of EZ would cause American, EZ or any of their respective stockholders (except to the extent of the Cash Consideration or the receipt of cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (f) confer on a regular and frequent basis with one or more representatives of American to report Material operational matters and the general status of ongoing operations;

    (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice or reasonable performance or severance bonuses related to the transactions contemplated by this Agreement; provided, however, that EZ and its Subsidiaries shall in no event enter into any written employment agreement which provides for an annual base salary in excess of $100,000 and has a term in excess of one year or enter into or amend any severance or termination arrangement;

    (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in Applicable Law; and

    (i) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice.

  6.13 Control of EZ's Operations. Nothing contained in this Agreement shall give to American, directly or indirectly, rights to control or direct EZ's operations prior to the Effective Time. Prior to the Effective Time, EZ shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  6.14 Control of American's Operations. Nothing contained in this Agreement shall give to EZ, directly or indirectly, rights to control or direct American's operations prior to the Effective Time. Prior to the Effective Time, American shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  6.15 Directors', Officers' and Employees' Indemnification and Insurance.

  (a) From and after the Effective Time, American (in the event of the Direct Merger) or American Subsidiary (in the event of the Subsidiary Merger) shall indemnify, defend and hold harmless the present and former officers, directors and employees of EZ (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (as used in this Section, a "claim"), based in whole or in part on the fact that such person is or was a director, officer or employee of EZ and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with this Agreement, the Merger and the transactions contemplated hereby), in each case to the fullest extent permitted

                                    A-I-30
under the DCL (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DCL, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the DCL).

  (b) So long as American shall maintain directors' and officers' liability insurance for its then current directors and officers, American shall cause the Surviving Corporation to cause to be maintained in effect for a period of six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by EZ (provided that American may substitute therefor policies which it is then maintaining for its directors and officers so long as such policies are not materially less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred at or before the Effective Time.

  (c) In the event American or American Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of American or American Subsidiary, as the case may be, shall assume the obligations set forth in this Section.

  (d) This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on American and American Subsidiary and its successors and assigns.

  6.16 Employment Agreements. Prior to Closing, any and all officers of EZ who are parties to agreements that would provide to them cash compensation upon a change of control (as defined therein) of EZ shall execute amendments and/or waivers of the cash compensation provisions applicable upon such a change of control or upon a voluntary termination of employment by any such employee.

  6.17 Irrevocable Proxies. Simultaneous with the execution of the Original Agreement, each of the Persons named therein has executed and delivered to American an agreement substantially in the form of Exhibit A attached hereto and made a part hereof (the "EZ Voting Agreement"), and each of the Persons named therein has executed and delivered to EZ an agreement substantially in the form of Exhibit B attached hereto and made a part hereof (the "American Voting Agreement").

  6.18 Tax-Free Treatment of Merger. Each of the parties shall use its reasonable business efforts to cause each of the Direct Merger and the Subsidiary Merger to be treated as a tax-free reorganization for federal income tax purposes.

                                   ARTICLE 7

                              CLOSING CONDITIONS

  7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) This Agreement and the transactions contemplated hereby (including without limitation, in the case of American, the Charter Amendment) shall have been approved and adopted by the requisite vote of the stockholders of American and EZ under Applicable Law and applicable Nasdaq requirements;

    (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable business efforts to have any such injunction, order or decree lifted);

    (c) All authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all filings, submissions, registrations, notices or declarations required to be made by

                                    A-I-31

  American and EZ with any Authority, prior to the consummation of the Merger, shall have been obtained from, and made with, the FCC and all other required Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, in the reasonable business judgment of each of the parties, have a Material Adverse Effect on American. Without limiting the generality of the foregoing, the FCC shall have issued all necessary consents and approvals in connection with the transactions contemplated by this Agreement, the same shall have become Final Orders, and any conditions precedent to the effectiveness of such Final Orders which are specified therein shall have been satisfied as provided in
  Section 6.2(b);

    (d) The shares of American Class A Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, upon official notice of issuance;

    (e) The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

    (f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities; and

    (g) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Authority in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

  7.2 Conditions to Obligations of American. The obligation of American and American Subsidiary to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to American and its counsel, and American and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where reasonably appropriate to be certified by proper corporate officers;

    (b) EZ shall have furnished American and, at American's request, any bank or other financial institution providing credit to American or any Subsidiary, with favorable opinions, dated the Closing Date of Hunton & Williams, counsel for EZ, and of Koteen & Naftalin, LLP, FCC counsel for EZ, in each case, with respect to such matters incident to the Merger, as American or its counsel may reasonably request or which may be reasonably requested by any such bank or financial institution or their respective counsel;

    (c) The representations, warranties, covenants and agreements of EZ contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all Material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all Material respects as of such date on the Closing Date (including without limitation giving effect to any later obtained knowledge, information or belief of EZ or American); each and all of the agreements and conditions to be performed or satisfied by EZ hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all Material respects; and EZ shall have furnished American with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as American or its counsel shall have reasonably requested;

    (d) All authorizations, consents, waivers, modifications, orders or approvals required to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation all Private Authorizations and consents related to Material Agreements of EZ and its Subsidiaries and all modifications of Contractual Obligations reasonably requested by American within ten (10) business days of the date of the Original Agreement, shall have been obtained, other than such authorizations,

                                    A-I-32
  consents, waivers, modifications, orders or approvals, the failure of which to obtain would not, individually or in the aggregate, Materially Adversely Affect EZ, without the imposition, individually or in the aggregate, of any condition or requirement which would Materially Adversely Affect EZ;

    (e) Between the date of the Original Agreement and the Closing Date, there shall not have occurred and be continuing any Material Adverse Change in EZ from that reflected in the most recent EZ Financial Statements, and as of the Closing Date, the FCC Licenses with respect to each of the EZ Stations shall not have been Materially Adversely Affected;

    (f) American shall have received "comfort" letters in customary form from Ernst & Young LLP, certified public accountants for EZ and its Subsidiaries, dated the date of the Joint Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to American) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, stockholders' equity, net revenues, Broadcast Cash Flow, net income and net income per share;

    (g) American shall have received from its counsel, Sullivan & Worcester LLP, a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, American and its stockholders will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and in connection with such opinion, EZ and each of its stockholders owning five percent (5%) or more of the EZ Common Stock shall have furnished to American and such counsel such representations, warranties, covenants and agreements as such counsel shall have reasonably requested in order to enable them to render such opinion;

    (h) The employment agreements between EZ and each of Arthur Kellar and Alan Box shall have been terminated in their entirety and each of them shall have delivered to American a general release on terms reasonably satisfactory to American, against delivery, in the case of Arthur Kellar, of a payment in the amount of $250,000 in lieu of the severance payments provided for in his employment agreement;

    (i) Arthur Kellar and Alan Box shall have executed and delivered to American a stockholder agreement (the "Stockholder Agreement"), in form, scope and substance reasonably satisfactory to American, pursuant to which such persons jointly shall have the right to nominate two (2) persons to the Board of Directors of American so long as they collectively continue to hold (i) more than fifty percent (50%) of the American Class A Common Stock received by them pursuant to consummation of the Merger and (ii) shares of American Class A Common Stock representing not less than 4.5% of the number of shares of American Common Stock outstanding on a pro forma fully diluted basis (i.e., giving effect to the conversion of all Convertible Securities and the exercise of all Option Securities at the time outstanding). The Stockholder Agreement shall also provide that so long as Arthur Kellar and Alan Box continue to own collectively shares of American Class A Common Stock satisfying one but not both of the requirements of clauses (i) and
  (ii) of the preceding sentence they shall jointly be entitled to nominate one (1) person to the Board of Directors of American, and if they cease to own collectively a sufficient number of shares of American Class A common Stock to satisfy either of such requirements they shall no longer have any right to nominate a director. The Stockholder Agreement shall permit Arthur Kellar and Alan Box to transfer the stock subject to such Agreement to their immediate family members or a trust for the benefit of such Persons, and the holdings of such Persons (of such transferred stock) shall be included in the determination of whether the requirements of clauses (i) and (ii) of the first sentence of this paragraph are satisfied. The Stockholder Agreement shall also provide that any nominee other than Arthur Kellar or Alan Box shall be reasonably acceptable to the Board of Directors of American;

    (j) Each of the persons referred to in Section 6.7 shall have executed and delivered to American an Affiliate Agreement; and

    (k) The FCC shall not have released on or before the Closing Date any ruling, order or other pronouncement Materially Adverse to the interests of EZ or American in the comparative renewal

                                    A-I-33
  proceedings pending before the FCC in M M Docket No. 93-18 (the "WBZZ Renewal Proceedings") or, if the WBZZ Renewal Proceedings are still pending, arrangements shall have been made, reasonably satisfactory to American, pursuant to which (i) EZ's renewal expectations with respect to WBZZ(FM) shall be preserved, (ii) during the period when such renewal is pending the Entity holding the FCC License with respect to WBZZ(FM) shall enter into a local marketing agreement with American with respect to WBZZ(FM), and (iii) American shall have the right to acquire such FCC License and related assets with respect to WBZZ(FM) upon such license renewal. American agrees that any such arrangements must be reasonably satisfactory to the Entity holding such FCC License.

  7.3 Conditions to Obligations of EZ. The obligation of EZ to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) All agreements, certificates, opinions and other documents delivered by American and American Subsidiary shall be reasonably satisfactory in form, scope and substance to EZ and its counsel, and EZ and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where reasonably appropriate to be certified by proper corporate officers;

    (b) American shall have furnished EZ and, at EZ's request, any bank or other financial institution providing credit to EZ or any Subsidiary, with favorable opinions, dated the Closing Date of Sullivan & Worcester LLP, counsel for American and American Subsidiary, and of Dow, Lohnes & Albertson, FCC counsel for American and American Subsidiary, in each case, with respect to such matters incident to the Merger, as EZ or its counsel may reasonably request or which may be reasonably requested by any such bank or financial institution or their respective counsel;

    (c) The representations, warranties, covenants and agreements of American contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all Material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all Material respects as of such date on the Closing Date (including without limitation, giving effect to any later obtained knowledge, information or belief of American or EZ); each and all of the agreements and conditions to be performed or satisfied by American and American Subsidiary hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all Material respects; and American and American Subsidiary shall have furnished EZ with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as EZ or its counsel shall have reasonably requested;

    (d) All authorizations, consents, waivers, modifications orders or approvals required to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation all Private Authorizations and consents related to Material Agreements of American and its Subsidiaries and all modifications of Contractual Obligations reasonably requested by EZ within ten (10) business days of the date of the Original Agreement, shall have been obtained, other than such authorizations, consents, waivers, modifications, orders or approvals, the failure of which to obtain would not, individually or in the aggregate, Materially Adversely Affect American, without the imposition, individually or in the aggregate, of any condition or requirement which would Materially Adversely Affect American;

    (e) Between the date of the Original Agreement and the Closing Date, there shall not have occurred and be continuing any Material Adverse Change in American from that reflected in the most recent American Financial Statements, and as of the Closing Date, the FCC Licenses with respect to each of the American Stations shall not have been Materially Adversely Affected;

    (f) EZ shall have received "comfort" letters in customary form from Deloitte & Touche LLP, certified public accountants for American and its Subsidiaries, dated the date of the Joint Proxy

                                    A-I-34

  Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to EZ) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, stockholders' equity, net revenues, Broadcast Cash Flow, net income and net income per share;

    (g) American shall have executed and delivered to each of the Persons executing an Affiliate Agreement, a registration rights agreement in the form heretofore executed and delivered by American and certain of its stockholders and permitting each of such Persons to become a party thereto;

    (h) EZ shall have received from its counsel, Hunton & Williams, a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, EZ and its stockholders will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, except that gain will be recognized to the extent of the Cash Consideration and gain or loss will be recognized with respect to cash received in lieu of fractional shares or with respect to Dissenting Shares, and in connection with such opinion, American and each of its stockholders owning five percent (5%) or more of the American Common Stock shall have furnished to EZ and such counsel such representations, warranties, covenants and agreements as such counsel shall have reasonably requested in order to enable them to render such opinion;

    (i) American shall have executed and delivered to EZ the Stockholder Agreement, in form, scope and substance reasonably satisfactory to EZ, and any individuals nominated as directors of American pursuant to the provisions thereof shall have been elected, subject to consummation of the Merger, directors of American;

    (j) Each of the individuals listed in Section 7.3(j) of the EZ Disclosure Schedule shall have been elected, subject to consummation of the Merger, to the positions as officers of American set forth opposite his or her name in such Section; and

    (k) The employment agreements between EZ and each of Arthur Kellar and Alan Box shall have been terminated and Arthur Kellar shall have received a payment in the amount of $250,000 in lieu of the severance payments provided for in his employment agreement.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of American and EZ:

    (a) by mutual consent of EZ and American; or

    (b) by either American or EZ if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Merger shall have become final and nonappealable, unless the party seeking such injunction, decree or judgment was the terminating party or any Affiliate thereof; or

    (c) by either American or EZ if the American Stockholder Approval or the EZ Stockholder Approval is not obtained, so long as the terminating party is not in Material breach of this Agreement and none of its representations and warranties shall have been or become and continue to be untrue in any Material respect; or

    (d) by EZ in the event (i) EZ is not in Material breach of this Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any Material respect, and (ii) either (A) the Merger has not been consummated prior to the Termination Date and American is in Material breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any Material respect, or (B) such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date; or

                                    A-I-35

    (e) by American in the event (i) American is not in Material breach of this Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any Material respect, and (ii) either (A) the Merger has not been consummated prior to the Termination Date and EZ is in Material breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any Material respect, or (B) such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date; or

    (f) by EZ pursuant to and in compliance with the provisions of Section
  6.9; or

    (g) by EZ, if the opinion letter that EZ received from CS First Boston Corporation, to the effect that the Merger is fair, from a financial point of view, to EZ's stockholders, shall have been withdrawn prior to the receipt of the EZ Stockholder Approval; or

    (h) by American, if the opinion letter that American received from Morgan Stanley & Co. Incorporated, to the effect that the Merger is fair, from a financial point of view, to American, shall have been withdrawn prior to the receipt of the American Stockholder Approval.

The term "Termination Date" shall mean September 30, 1997 or such other date as the parties may, from time to time, mutually agree.

  The right of American or EZ to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

  8.2 Effect of Termination.

  (a) Except as provided in Sections 6.1, 6.3, 6.9 and 9.3 and this Section, in the event of the termination of this Agreement pursuant to Section 8.1, or in the event the Merger shall not have become effective prior to the end of business on the day prior to the Termination Date, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of its respective stockholders, officers or directors, to the other and all rights and obligations of each party shall cease; provided, however, that such termination shall not relieve any party from liability for any misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement.

  (b) In the event this Agreement is terminated by (i) EZ pursuant to the provisions of Section 8.1(d), or (ii) American pursuant to the provisions of
Section 8.1(e), then the terminating party shall be entitled to liquidated damages in the amount of $15,000,000, together with the reasonable fees and expenses of the terminating party incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of its investment bankers, counsel, accountants, banks and other lenders and other consultants and agents, it being agreed that such amount shall constitute full payment for any and all damages suffered by the terminating party by reason of other party's failure to consummate the Merger. In the event this Agreement is terminated by American pursuant to Section 8.1(h), then EZ shall be entitled to the liquidated damages in the amount of $15,000,000. American and EZ agree in advance that actual damages would be difficult to ascertain and that $15,000,000, to the extent applicable, together with such reasonable fees and expenses of the terminating party or EZ, as the case may be, and rights of American set forth in Section 6.9(c) are a fair and equitable amount to reimburse EZ or American, as the case may be, for damages sustained due to American's or EZ's failure to consummate the Merger for the reasons specified in this Section 8.2(b). In the event this Agreement is terminated by EZ pursuant to Section 8.1(g), then American shall be entitled to its rights set forth in Section 6.9(c). Notwithstanding the foregoing, each party shall have the right to seek specific performance of this Agreement pursuant to the provisions of Section 9.5, and, if such breach relates to the provisions of Section 6.9, to the extent applicable, American shall have the rights set forth in that Section.

                                    A-I-36

  (c) In the event this Agreement is terminated (i) by the parties pursuant to the provisions of Section 8.1(a) or (ii) by EZ or American pursuant to the provision of Section 8.1 (b) or Section 8.1(c) (other than a termination under Section 8.1(c) resulting from a failure of EZ to obtain the EZ Stockholder Approval, which failure was caused by a withdrawal by CS First Boston of its opinion letter to EZ referenced in Sections 6.5(a) and 8.1(g)), except as provided in Sections 8.2(a) and 8.2(b), neither of the parties shall have any further rights or remedies.

                                   ARTICLE 9

                              GENERAL PROVISIONS

  9.1 Amendment. This Agreement may be amended from time to time by the parties hereto at any time prior to the Closing Date but only by an instrument in writing signed by the parties hereto and, after stockholder approval, subject to Applicable Law

  9.2 Waiver. At any time prior to the Closing Date, except to the extent not permitted by Applicable Law, American or EZ may extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the provisions of Section 8.1, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  9.3 Fees, Expenses and Other Payments. All costs and expenses incurred in connection with any filing fees (including without limitation Hart-Scott-Rodino Act filings and FCC filing fees), transfer Taxes, sales Taxes, document stamps or other charges levied by any Authority in connection with this Agreement and the Merger shall be borne equally by American and EZ. All other costs and expenses incurred in connection with this Agreement, the Merger, and in compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including without limitation, fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

  9.4 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, postage prepaid, or by recognized courier service, (b) sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if, other than an individual, shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

  (a)If to American:

    116 Huntington Avenue
    Boston, Massachusetts 02116
    Attention: Steven B. Dodge, President and Chief Executive Officer Telecopier No.: (617) 375-7575

    with a copy to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attention: Norman A. Bikales, Esq.
    Telecopier No.: (617) 338-2880

                                    A-I-37

  (b)If to EZ:

    10800 Main Street
    Fairfax, Virginia 22030
    Attention: Alan Box, Chief Executive Officer
    Telecopier No.: (703) 934-1200

    with a copy to:

    Hunton & Williams
    1751 Pinnacle Drive
    Suite 1700
    McLean, Virginia 22102
    Attention: Joseph W. Conroy, Esq.
    Telecopier No.: (703) 714-7410

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

  9.5 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, including without limitation, Section 6.9, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in Article 8, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it under Applicable Law or pursuant to the provisions of, and subject to the limitations contained in, this Agreement for such breach or threatened breach.

  9.6 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Merger, and after effectiveness of the Merger neither American, EZ or their respective officers or directors shall have any further obligation with respect thereto.

  9.7 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to Affect Materially and Adversely any party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Merger is fulfilled and consummated to the maximum extent possible.

  9.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

                                    A-I-38

  9.9 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  9.10 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the corporate laws of the State of Delaware or the Commonwealth of Virginia are applicable. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

  9.11 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as the other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

  9.12 Entire Agreement. This Agreement (together with the Disclosure Schedules and the other Collateral Documents delivered in connection herewith) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof.

  9.13 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to each party by operation of Law, including by way of merger, consolidation or sale of all or substantially all of its assets, and each party may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

  9.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Sections 6.15 and 9.13.

  9.15 Mutual Drafting. This Agreement is the result of the joint efforts of American and EZ, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

  9.16 American Agent for American Subsidiary. Anything in this Agreement to the contrary notwithstanding, American Subsidiary hereby grants American an irrevocably power of attorney and hereby irrevocably appoints American its agent for all purposes of this Agreement, including without limitation for the purpose of executing and delivering extensions of the time for the performance of any of the obligations or other acts of EZ, waivers, terminations or amendments, and any action taken by American pursuant to such power of attorney and agency, and any such extension, waiver, termination or amendment executed and delivered by American, shall be binding upon American Subsidiary whether or not it has specifically approved such action or executed such extension, waiver, termination or amendment.

                                    A-I-39

  IN WITNESS WHEREOF, American, American Subsidiary and EZ have caused this Agreement and Plan of Merger to be executed, pursuant to the authority and approval of each of their respective Boards of Directors, as of the date first written above by their respective officers thereunto duly authorized.

                                          American Radio Systems Corporation

                                                    /s/ Steven B. Dodge
                                          By: _________________________________
                                            Name: Steven B. Dodge
                                            Title: Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer

                                          American Merger Corporation

                                                    /s/ Steven B. Dodge
                                          By: _________________________________
                                            Name: Steven B. Dodge
                                            Title: Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer

                                          EZ Communications, Inc.

                                                     /s/ Arthur Kellar
                                          By: _________________________________
                                            Name: Arthur Kellar
                                            Title: Chairman of the Board

                                    A-I-40

                                                                     APPENDIX A

                                  DEFINITIONS

  As used in this Agreement, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in either Disclosure Schedule, and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" of "this Article" are intended to refer to the entire section or article and not a particular subsection thereof.

  Adverse, Adversely, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean any Event that is reasonably likely, in the reasonable business judgment of American or EZ, as the case may be, to be expected to (a) adversely affect the validity or enforceability of this Agreement or the likelihood of consummation of the Merger, or (b) adversely affect the business, operations, management, properties or prospects, or the condition, financial or other, or results of operation of the EZ Stations or the American Stations (or, in the event that the acquisition of any radio station is consummated prior to the Effective Time in accordance with the terms of this Agreement, the Station so acquired pursuant to such transaction), as the case may be, or (c) impair EZ's or American's, as the case may be, ability to fulfill its obligations under the terms of this Agreement, or (d) adversely affect the aggregate rights and remedies of American or EZ, as the case may be, under this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, any Event affecting the radio broadcasting industry generally shall not be deemed to constitute an Adverse Change, have an Adverse Effect or to Adversely Affect the Stations, American or EZ, as applicable.

  Affiliate, Affiliated shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

  Affiliate Agreement shall have the meaning given to it in Section 6.7.

  Agreement shall have the meaning given to it in the first "Whereas" paragraph and shall include any amendments executed and delivered by the parties pursuant to the provisions of Section 9.1.

  American shall have the meaning given to it in the Preamble.

  American Brokered Stations shall mean the radio broadcast stations which American has the right to acquire but which as of the date of the Original Agreement it is operating pursuant to time brokerage, local marketing or other similar Agreements.

  American Class A Common Stock shall have the meaning given to it in Section 3.1(c).

  American Common Stock shall have the meaning given to it in Section 3.1(b).

  American Disclosure Schedule shall mean the American Disclosure Schedule, if any, delivered by American to EZ.

                                    A-I-41

  American Financial Statements shall have the meaning given to it in Section
5.2.

  American SEC Documents shall have the meaning given to it in Section 5.2.

  American Stations means the radio broadcast stations owned by American, or which it has the right to acquire (and acquires prior to the Closing Date but only from and after such acquisition) as of the date of the Original Agreement; provided, however, that American Stations shall not include any American Station disposed of by American subsequent to the date of the Original Agreement not in violation of the provisions of this Agreement; further, provided, that the term American Stations shall include American Brokered Stations if the context so requires.

  American Stockholder Approval shall have the meaning given to it in Section 6.5(b).

  American Subsidiary shall have the meaning given to it in the Preamble.

  American 10-K shall have the meaning given to it in Section 5.2.

  American Voting Agreement shall have the meaning given to it in Section
6.17.

  American's knowledge (including the term "to the knowledge, information and belief of American") means the knowledge of any American director or executive officer, and that such director or executive officer, after reasonable inquiry of appropriate American executives and reasonable review of appropriate American records, to the extent customary in connection with transactions such as the Merger, shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

  Antitrust Division shall have the meaning given to it in Section 6.2(c).

  Applicable Law shall mean, with respect to any Person, any Law of any Authority, whether domestic or foreign, including without limitation all federal and state securities and Environmental Laws, to which such Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

  Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

  Benefit Arrangement shall mean, with respect to any Person, any material benefit arrangement that is not a Plan, including (a) any employment or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits, (c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, and (f) any deferred compensation plan, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership, operation or conduct of the business of any of the Stations of such Person.

  Broadcast Cash Flow shall mean, with respect to any Person, the excess, if any, of the net revenues (exclusive of trade or barter items) over operating expenses (exclusive of trade or barter items and corporate overhead) of such Person and its Subsidiaries taken as a whole.

  Cash Consideration shall have the meaning given to it in Section 3.1(c).

  Certificates shall have the meaning given to it in Section 3.2(b).

                                    A-I-42

  Charter Amendment shall have the meaning given to it in Section 2.5.

  Claims shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

  Closing shall have the meaning given to it in Section 2.2.

  Closing Date shall have the meaning given to it in Section 2.2.

  COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

  Code shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  Collateral Document shall mean any agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement, including without limitation, the registration rights agreement required to be delivered by American pursuant to the provisions of Section 7.3(h), the Stockholder Agreement, the EZ Voting Agreement, the American Voting Agreement and the Affiliate Agreement.

  Commission or SEC shall mean the Securities and Exchange Commission and shall include any successor Authority.

  Common Stock Consideration shall have the meaning given to it in Section
3.1(c).

  Contract, Contractual Obligation shall mean, with respect to any Person, any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability which involves the ownership, operation or conduct of the business of any of the Stations of such Person.

  Control (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

  Convertible Securities shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

  DCL shall have the meaning given to it in Section 2.1.

  Direct Merger shall have the meaning given to it in the first "Whereas" paragraph.

  Disclosure Schedule shall mean the American Disclosure Schedule, if any, or the EZ Disclosure Schedule, as the case may be.

  Dissenting Shares shall have the meaning given to it in Section 3.4(a).

  Effective Time shall have the meaning given to it in Section 2.3.

                                    A-I-43

  Employment Arrangement shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by such Person or any Affiliate), providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership, operation or conduct of the business of any of the Stations of such Person; provided, however, that none of the foregoing shall be deemed to include any Plan, Benefit Arrangement, or Option Security.

  Encumber shall mean to suffer, accept, agree to or permit the imposition of a Lien.

  Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

  Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation of mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder, all as from time to time in effect, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  Environmental Permit shall mean, with respect to any Person, any Governmental Authorization required by or pursuant to any Environmental Law.

  ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  ERISA Affiliate shall mean any Person that is treated as a single employer with EZ or American, as the case may be, under Sections 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA.

  Event shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

                                    A-I-44

  Exchange Act shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  Exchange Agent shall have the meaning given to it in Section 3.2(a).

  Exchange Agent Agreement shall have the meaning given to it in Section
3.2(a).

  Exchange Ratio shall have the meaning given to it in Section 3.1(c).

  Exchanged Options shall have the meaning given to it in Section 3.1(e).

  EZ shall have the meaning given to it in the Preamble.

  EZ Brokered Stations shall mean the radio broadcast stations which EZ has the right to acquire, but which as of the date of the Original Agreement it is operating pursuant to time brokerage, local marketing or other similar Agreements.

  EZ Common Stock shall have the meaning given to it in Section 3.1(c).

  EZ Disclosure Schedule shall mean the EZ Disclosure Schedule dated as of the date of the Original Agreement delivered by EZ to American simultaneously with the execution and delivery of the Original Agreement, it being understood that disclosure of information in any part thereof shall be deemed to apply to each reference to the EZ Disclosure Schedule, whether or not the particular or applicable section herein is actually referenced.

  EZ Financial Statements shall have the meaning given to it in Section 4.2.

  EZ Options shall have the meaning given to it in Section 3.1(e).

  EZ SEC Documents shall have the meaning given to it in Section 4.2.

  EZ Senior Note Consent shall have the meaning given to it in Section 2.1.

  EZ Senior Note Indenture shall have the meaning given to it in Section 2.1.

  EZ Senior Notes shall have the meaning given to it in Section 2.1.

  EZ Stations means the radio broadcast stations owned by EZ, or which it has the right to acquire (and acquires prior to the Closing Date but only from and after such acquisition) as of the date of the Original Agreement; provided, however, that EZ Stations shall not include any EZ Station disposed of by EZ subsequent to the date of the Original Agreement not in violation of the provisions of this Agreement; further, provided, that EZ Stations shall include EZ Brokered Stations if the context so requires.

  EZ Stockholder Approval shall have the meaning given to it in Section
6.5(a).

  EZ 10-K shall have the meaning given to it in Section 4.2.

  EZ Voting Agreement shall have the meaning given to it in Section 6.17.

  EZ's knowledge (including the term "to the knowledge, information and belief of EZ") means the knowledge of any EZ officer or director, and that such Person, after reasonable inquiry of appropriate executives of EZ and reasonable review of appropriate EZ records, to the extent customary in transactions such as the Merger, shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

                                    A-I-45

  FCA shall mean the Communication Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  FCC shall mean the Federal Communications Commission and shall include any successor Authority.

  FCC Consents shall mean the actions of the FCC granting its consents to the transfer of the FCC Licenses relating to the EZ Stations to American and to any possible change in control of American or EZ.

  FCC Licenses shall mean all Governmental Authorizations issued by the FCC to American or its Subsidiaries in connection with the ownership, operation and conduct of the business of the EZ Stations.

  Fiduciary Determinations shall have the meaning given to it in Section
6.9(a).

  Final Order shall mean, with respect to any Authority, including without limitation the FCC, a consent or approval with respect to which no appeal, no stay, no petition or application for rehearing, reconsideration, review or stay, whether on motion of the applicable Authority or other Person or otherwise, and no other Legal Action contesting such consent or approval, is in effect or pending and as to which the time or deadline for filing any such appeal, petition or application or other Legal Action has expired or, if filed, has been denied, dismissed or withdrawn, and the time or deadline for instituting any further Legal Action has expired.

  FTC shall have the meaning given to it in Section 6.2(c).

  GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

  Governmental Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration and any other Authority in connection with the conduct of business or operations of any of the Stations.

  Governmental Filings shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

  Hart-Scott-Rodino Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  Hazardous Materials shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element or force (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority or subject to any Environmental Law; or (d) the presence of which on the real property owned or leased by a Person causes or threatens to cause a nuisance upon any such real property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such real property; or (e) the presence of which on adjacent properties could constitute a trespass by such Person; or (f) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, lead, asbestos or asbestos-containing materials ("ACM"), or urea formaldehyde foam insulation.

                                    A-I-46

  Joint Proxy Statement/Prospectus shall have the meaning given to it in
Section 6.6(a).

  Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law, including, in all cases, without limitation any particular section, part or provision thereof.

  Leases shall mean any lease of property, whether real, personal or mixed and all amendments thereto.

  Legal Action shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

  Lien shall mean any of the following: mortgage; lien (statutory or other), or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar rights; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

  Material, Materially or materiality for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

  Material Agreement shall mean, with respect to any Person, any Contractual Obligation which (a) was not entered into in the ordinary course of business,
(b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $500,000 during any of the last three fiscal years of such Person, (ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, (c) involves indebtedness for money borrowed, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement, or (e) accounted for more than three percent (3%) of the revenues of the American Stations or the EZ Stations, as the case may be, in any of the last three fiscal years of such Person or is likely to account for more than three percent (3%) of revenues of the American Stations or the EZ Stations, as the case may be, during the current fiscal year of such Person.

  Merger shall have the meaning given to it in Section 2.1.

  Merger Consideration shall have the meaning given to it in Section 3.1(c).

  Multiemployer Plan shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

  Nasdaq shall have the meaning given to it in Section 3.2(d).

  Option Securities shall mean all rights, options, calls, contracts, agreements, warrants, understandings, restrictions, arrangements or commitments, including without limitation, any rights plan or other anti-takeover agreement or arrangement, evidencing the right to subscribe for, purchase or otherwise acquire shares of capital

                                    A-I-47
stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

  Organic Document shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

  PBGC shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

  Permitted Investments shall have the meaning given to it in Section 3.2(a).

  Permitted Liens shall mean (a) Liens for current Taxes not yet due and payable, and (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not Materially detract from the value, or Materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise Materially impair the business or operations of the EZ Stations or the American Stations, as the case may be.

  Person shall mean any natural individual or any Entity.

  Plan shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the assets or the conduct of the business of any of the Stations of such Person.

  Private Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to copyrights, computer software programs, patents, service marks, trademarks, trade names, technology and know-how.

  Purchase Proposal shall have the meaning given to it in Section 6.9(e).

  Registration Statement shall have the meaning given to it in Section 6.6(a).

  Regulations shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

  Representatives shall have the meaning given to it in Section 6.1(a).

  Securities Act shall mean the Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  Station Fair Market Value shall have the meaning given it in Section
6.9(c)(ii).

  Stations shall mean, collectively, the EZ Stations and the American
Stations.

  Stockholder Agreement shall have the meaning given to it in Section 7.2(i).

                                    A-I-48

  Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

  Subsidiary Merger shall have the meaning given to it in the first "Whereas" paragraph.

  Surviving Corporation shall have the meaning given to it in Section 2.1.

  Tax (and "Taxable," which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition, and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

  Tax Claim shall mean any Claim which relates to Taxes.

  Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

  Taxing Authority shall mean any Authority responsible for the imposition of any Tax.

  Termination Date shall have the meaning given to it in Section 8.1.

  30 Day Date shall have the meaning given to it in Section 6.9(c)(i).

  VCA shall have the meaning given to it in Section 2.1.

  WBZZ Renewal Proceedings shall have the meaning given to it in Section
7.2(k).

                                    A-I-49

                                                                    APPENDIX II

                                                                 August 5, 1996

Board of Directors
American Radio Systems Corporation
116 Huntington Avenue
Boston, MA 02116

Members of the Board:

  We understand that American Radio Systems Corporation ("American Radio") and EZ Communications, Inc. ("EZ Communications") have entered into an Agreement and Plan of Merger, dated as of August 5, 1996 (the "Merger Agreement"), which provides, among other things, for the merger of EZ Communications with and into American Radio (the "Merger"), with American Radio as the surviving corporation in the Merger. Pursuant to the Merger, the separate existence of EZ Communications will cease and each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of EZ Communications (the "EZ Class A Common Stock") and each issued and outstanding share of Class B Common Stock, par value $0.01 per share, of EZ Communications (the "EZ Class B Common Stock" and, together with the EZ Class A Common Stock, the "EZ Common Stock"), other than shares of EZ Common Stock held in treasury or as to which appraisal rights have been perfected, will be converted into the right to receive (i)
0.9 shares of Class A Common Stock, par value $0.01 per share, of American Radio (the "American Class A Common Stock") and (ii) $11.75 in cash (collectively, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Merger Consideration to be paid to holders of shares of EZ Common Stock pursuant to the Merger Agreement is fair from a financial point of view to American Radio.

  In connection with our opinion set forth herein, we have, among other things:

    (i) reviewed certain publicly available financial statements and other information of American Radio and EZ Communications, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning American Radio and EZ Communications prepared by managements of American Radio and EZ Communications, respectively;

    (iii) analyzed certain financial projections concerning American Radio and EZ Communications prepared by the managements of American Radio and EZ Communications, respectively;

    (iv) discussed the past and current operations and financial condition and the prospects of American Radio and EZ Communications with senior executives of American Radio and EZ Communications, respectively;

    (v) discussed with American Radio senior management their views regarding future business, financial and operating benefits arising from the Merger;

    (vi) analyzed the pro forma financial impact of the Merger, including the impact on American Radio's consolidated capitalization and financial ratios;

    (vii) reviewed the reported prices and trading activity of American Class A Common Stock and EZ Class A Common Stock;

    (viii) compared the financial performance of American Radio and EZ Communications and the prices and trading activity of American Class A Common Stock and EZ Class A Common Stock with that of certain other comparable publicly-traded companies;

    (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

                                    A-II-1

    (x) reviewed the Merger Agreement and certain related documents; and

    (xi) considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates of the business, financial and operating benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future competitive, operating and regulatory environments and related financial performance of American Radio and EZ Communications, respectively. Furthermore, we have not assumed responsibility for conducting a physical inspection of the properties or facilities of American Radio or EZ Communications or for making or obtaining any independent valuation or appraisal of the assets or liabilities of American Radio or EZ Communications, nor have we been furnished with any such valuations or appraisals. We have assumed, with your consent, that the transactions described in the Merger Agreement will be consummated on the terms set forth therein. In addition, we have relied as to certain matters relating to the Federal Communications Commission upon the advice of counsel to American Radio. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  As you are aware, we have been engaged by American Radio to render an opinion to the Board of Directors of American Radio in connection with the transaction described in this letter and we will receive a fee for our services. Morgan Stanley & Co. Incorporated and its affiliates in the past have provided financing services to American Radio for which we have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of American Radio and, except for inclusion of this letter in its entirety in a proxy statement-prospectus of American Radio relating to the issuance of American Class A Common Stock in the Merger, may not be used or quoted for any other purpose without our prior written consent. In addition, we express no opinion or recommendation to any shareholder as to how such shareholder should vote at the shareholders' meetings to be held in connection with the Merger.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of shares of EZ Common Stock pursuant to the Merger Agreement is fair from a financial point of view to American Radio.

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

                                          /s/ Paul J. Taubman
                                          _____________________________________
                                          Paul J. Taubman
                                          Managing Director

                                    A-II-2

                                                                   APPENDIX III

                                                                 August 5, 1996

Board of Directors
EZ Communications, Inc.
10800 Main Street
Fairfax, Virginia 22030

Members of the Board:

  You have asked us to advise you with respect to the fairness to the holders of the common stock of EZ Communications, Inc. ("EZ") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 5, 1996 (the "Merger Agreement"), by and between American Radio Systems Corporation ("American Radio") and EZ. The Merger Agreement provides for, among other things, the merger of EZ with and into American Radio pursuant to which American Radio will be the surviving corporation (the "Merger") and each outstanding share of the Class A Common Stock, par value $.01 per share, of EZ ("EZ Class A Common Stock") and each outstanding share of the Class B Common Stock, par value $.01 per share, of EZ ("EZ Class B Common Stock" and, together with the EZ Class A Common Stock, the "EZ Common Stock") will be converted into the right to receive (i) nine-tenths (0.9) of a share of Class A Common Stock, par value $.01 per share, of American Radio ("American Radio Class A Common Stock") and (ii) cash in the amount of $11.75, all as more fully described in the Merger Agreement (the "Merger Consideration").

  In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to EZ and American Radio. We also have reviewed certain other information, including financial forecasts, provided to us by EZ and American Radio, and have met with the respective managements of EZ and American Radio to discuss the businesses and prospects of EZ and American Radio.

  We also have considered certain financial and stock market data of EZ and American Radio, and we have compared that data with similar data for other publicly held companies in businesses similar to those of EZ and American Radio and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. For purposes of this opinion, we have assumed the consummation of pending acquisitions and dispositions of radio stations (i) by EZ with respect to which agreements were executed and publicly announced prior to August 3, 1996 and (ii) by American Radio with respect to which agreements were executed and publicly announced prior to July 25, 1996.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of EZ and American Radio as to the future financial performance of EZ and American Radio. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EZ or American Radio, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, stock market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the American Radio Class A Common Stock actually will be when issued to the holders of EZ Common Stock pursuant to the Merger or the prices at which such American Radio Class A Common Stock will trade subsequent to the Merger. In connection with our engagement, we were requested to approach third parties to solicit indications of interest in a possible acquisition of EZ and held discussions with certain of these parties prior to the date hereof.

                                    A-III-1

  We have acted as financial advisor to the Board of Directors of EZ in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past we have performed certain financial advisory services for both EZ and American Radio and have received customary fees for such services. In the ordinary course of our business, CS First Boston and its affiliates may actively trade the equity and debt securities of both EZ and American Radio for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of EZ in connection with its evaluation of the Merger and is not intended to be and shall not be deemed to constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of EZ Common Stock in the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/ CS First Boston Corporation
                                          CS FIRST BOSTON CORPORATION

                                    A-III-2

                                                                    APPENDIX IV

                        VIRGINIA STOCK CORPORATION ACT

                                  ARTICLE 15
                              DISSENTER'S RIGHTS

(S) 13.1-729. DEFINITIONS.

  In this article:

  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporations.

  "Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1-730 and who exercises that right when and in the manner required by (S)(S) 13.1-732 through 13.1-739.

  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

  "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 13.1-730. RIGHT TO DISSENT.

  A. A Shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    I. Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S) 13.1-719;

    2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

                                    A-IV-1

  B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation;

  C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

    1. The articles of incorporation of the corporation issuing such shares provide otherwise;

    2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

      a. Cash;

      b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

      c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

    3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in (S) 13.1-725.

  D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

    1. The proposed corporate action is abandoned or rescinded;

    2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    3. His demand for payment is withdrawn with the written consent of the corporation.

(S) 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

(S) 13.1-732. NOTICE OF DISSENTERS' RIGHTS.

  A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

                                    A-IV-2

  B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-734.

(S) 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT.

  A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

  B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

(S) 13.1-734. DISSENTERS' NOTICE.

  A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.

  B. The dissenters' notice shall:

    1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

    2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

    4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

    5. Be accompanied by a copy of this article.

(S) 13.1-735. DUTY TO DEMAND PAYMENT.

  A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of (S) 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

  B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

  C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 13.1-736. SHARE RESTRICTIONS.

  A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

                                    A-IV-3

  B. The person for whom dissenters, rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporated action.

(S) 13.1-737. PAYMENT.

  A. Except as provided in (S) 13.1-738, within thirty days after receipt of a payment demand made pursuant to (S) 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

  B. The payment shall be accompanied by:

    1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

    3. A statement of the dissenters' right to demand payment under (S) 13.1-739; and

    4. A copy of this article.

(S) 13.1-738. AFTER-ACQUIRED SHARES.

  A. A corporation may elect to withhold payment required by (S) 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

  B. to the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739.

(S) 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

  A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's offer under (S) 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under (S) 13.1-737 or offered under (S) 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

(S) 13.1-740. COURT ACTION.

  A. If a demand for payment under (S) 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or

                                    A-IV-4
county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

  E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738.

(S) 13.1-741. COURT COSTS AND COUNSEL FEES.

  A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under (S) 13.1-739.

  B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

    1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of (S)(S) 13.1-732 through 13.1-739; or

    2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

  D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                    A-IV-5

                                                                     APPENDIX V

                     BUSINESS AND MANAGEMENT OF AMERICAN+

                                   BUSINESS

GENERAL

  American will, upon consummation of the American Probable Transactions* and prior to the Merger, be among the ten largest radio groups in the nation owning and/or operating 70 radio stations in 13 markets across the United States. American is a national radio broadcasting company committed to acquiring, developing and operating radio stations in markets where it can be a leading radio operator (i.e., one of the top two radio operators in terms of local market revenues). Consistent with this objective and the opportunities created by the enactment of the Telecommunications Act, since January 1, 1996, American has, exclusive of the Merger and certain station asset swaps, acquired or entered into agreements to acquire 49 radio stations for approximately $673.6 million. Giving effect to the American Probable Transactions, immediately prior to the Merger, American will have multiple station groups (including at least two FM stations in each group) in each of its markets: Boston, Baltimore, Portland, Sacramento, Hartford, Austin, Buffalo, Las Vegas, San Jose, West Palm Beach, Rochester, Dayton and Fresno. Based on the 1996 edition of the Duncan Guide and giving effect to the American Probable Transactions but not the Merger, American station groups ranked first or second among station operators in radio advertising revenues in 12 of its 13 markets. Giving effect to the American Probable Transactions and the Merger (including the EZ Probable Transactions), American will be among the five largest radio groups in the nation owning and/or operating 93 radio stations in 18 markets across the United States.

  American's stations have demonstrated significant same station growth in net revenues and broadcast cash flow. Net revenues from American's then currently owned and/or operated stations (including periods prior to their acquisition by American) increased by approximately 18.1% from $82.2 million in 1994 to $97.1 million in 1995 and 10.8% from $49.9 million in the first six months of 1995 to $55.3 million in the first six months of 1996. Broadcast cash flow of such stations increased by approximately 33.6% from $23.5 million in 1994 to $31.4 million in 1995 and 24.4% from $11.9 million in the first six months of 1995 to $14.8 million in the first six months of 1996. Net revenues for currently owned and/or operated stations (including periods prior to their acquisition by American) increased by approximately 11.9% from $40.5 million in the third quarter of 1995 to $45.3 million in the third quarter of 1996, while broadcast cash flow of those stations increased approximately 17.9% from $11.2 million in the third quarter of 1995 to $13.2 million in the third quarter of 1996. Net revenues and broadcast cash flow in 1995, giving pro forma effect to the American Probable Transactions only (and to the American Probable Transactions and the Merger including the EZ Probable Transactions) as though all of them had been consummated as of January 1, 1995, would have been $220.6 million ($317.4 million) and $64.5 million ($98.7 million), respectively. See "American Summary Combined Financial Information" and "Unaudited Pro Forma Financial Statements of American and EZ" in this Proxy Statement.

--------
+ Terms used in this Appendix V without definition have the meaning given to them elsewhere in this Proxy Statement.
* The term "American Probable Transactions" consists of the American Acquisitions and the American Dispositions. The terms "American Acquisitions" and "American Dispositions" mean the acquisitions and dispositions, respectively, of radio stations described under "--Recent Transactions--Consummated Acquisitions" and "--Pending Acquisitions and Dispositions"; it does not, however, include those referred to under "-- Other Transactions" nor to the stations owned by EZ.

                                     A-V-1

  The following table sets forth certain information regarding American and its markets, assuming all of the American Probable Transactions (but not the Merger) had been consummated as of January 1, 1995. It does not include the possible acquisition of stations described under "--Recent Transactions--Other Transactions" as to which letters of intent have been entered into, but which are not included among the American Probable Transactions.

                             MARKET DATA             AMERICAN DATA
                             ----------- --------------------------------------
                               MARKET    MARKET    MARKET
                             RANKING BY  REVENUE   REVENUE   AUDIENCE NUMBER OF
                             REVENUE(1)  RANK(1) PERCENT((1) SHARE(1) STATIONS
                             ----------- ------- ----------- -------- ---------
                                                                       FM   AM
                                                                      ---- ----
Boston......................       9         2      29.9       20.0      3    3
Baltimore...................      19         1      33.3       16.7      3    2
Portland....................      23         2      21.2       17.2      4    1
Sacramento..................      25         2      22.6       23.2      4    3
Hartford....................      34         1      52.0       33.2      3    1
Austin(2)...................      37         4      15.1       13.2      2    1
Buffalo.....................      41         2      31.1       32.6      4    1
Las Vegas...................      42         1      30.3       21.8      4    2
San Jose....................      43         1      37.6       13.9      3    1
West Palm Beach(3)..........      48         1      54.5       30.0      6    2
Rochester...................      54        1       42.3       25.9      3    1
Dayton......................      55         1      50.8       33.0      5    1
Fresno......................      62         1      47.6       22.4      5    2

--------
(1) For information concerning the source and calculation of "Market Ranking by Revenue", "Market Revenue Rank", "Market Revenue Percent" and "Audience Share" see the first table under "Summary--The Companies--American" in this Proxy Statement.
(2) Operated by American under a local marketing agreement; American also has an option to acquire these stations. See Notes to Consolidated Financial Statements of American in the American 10-K.
(3) Consummation of the American Probable Transactions will require American to dispose of one FM station in West Palm Beach.

OPERATING PHILOSOPHY

  American's objective is to operate leading radio station groups in each of its markets as measured by audience ratings and revenue share. Management believes that station groups create the opportunity to develop leadership positions within American's markets, which significantly improve its stations' appeal to advertisers and their revenue and profit potential. American believes that group, rather than individual station, results present a more meaningful measure of performance because a significant percentage of revenues in most of its markets is earned by companies owning multiple stations. Consistent with such belief, American seeks to enhance the overall performance of its groups through means such as complementary programming and joint marketing of its individual stations.

  In order to maintain or improve its position in each market, American combines extensive research with an assessment of its competitors' vulnerabilities in order to identify specific audience opportunities within each market. American then tailors the programming, marketing and promotion of each station to maximize its appeal to its target audience. Management seeks to create a distinct and marketable personality for each of its stations in order to enhance audience share and listener loyalty, and to protect against vulnerability to other format competition. To help achieve this objective, American employs and promotes distinct, high-profile on-air personalities in many of its stations.

  American's radio stations employ a number of programming formats, each of which is designed to appeal to a specific target audience in each local market. American's portfolio of stations is diversified in terms of format, target audience and geographic location. Management believes this diversification helps to insulate its

                                     A-V-2
performance from potential local economic downturns, competitive attacks and changes in listening preferences. American's station groups are, in many instances, composed of stations in different phases of development. Management believes this configuration enables it to maximize the growth potential of those station groups, while reducing the risks associated with launching new formats and undertaking other means of improving underperforming properties.

  Management employs an operating philosophy designed to achieve market leadership which includes: (i) owning multiple stations and establishing program formats within its individual markets that target specific diverse demographics, (ii) developing and maintaining popular programming to attract a large share of the target audience, (iii) promoting its radio stations frequently to develop high awareness among its target listeners, (iv) leveraging the skills of experienced general managers with strong local market knowledge, and (v) developing well trained client-oriented local sales professionals.

  Strategic Programming of Station Groups. Giving effect to the American Probable Transactions, American will own and/or operate at least two FM stations in each of its markets and at least three FM stations in each of its markets other than Austin. American customizes the programming of its groups to maximize their combined audience share and revenue potential. American does not utilize a predetermined formula to target demographic niches; instead, American believes that each market has individual characteristics and should be evaluated independently.

  In certain cases, American utilizes stations to superserve a demographic group by operating stations with formats that target similar or complementary audiences. For example, in Boston, American owns two AM stations with complementary formats (Talk and Sports/Talk) and overlapping demographics (Men 35-54). Management believes that if two of its stations which target similar audiences can achieve a large enough percentage of that audience, it will be able to secure a higher percentage of the advertising directed to that audience than its comparative market share of that audience.

  In markets where one American station is a leader in a demographic group, American may use its second station to expand audience reach. In Dayton, where WMMX-FM with a Hot Adult Contemporary format ranks first in the Women 25-44 demographic, American purchased WTUE-FM, with an Album Oriented Rock format that targets Men 18-34. American sought to create a station group in Dayton that would expand its listenership without competing for the audience base of its original station. As a result, American's station group ranks first among Persons 12+ and Adults 25-54 in Dayton, according to the Spring 1996 Arbitron report, and has strong performance among men and women aged 25-54. Finally, American may utilize a strongly performing group to enhance the relative position of one of its leading stations by initiating a format competition between American's second station and another leading station in the market. An example of this strategy was American's launch in the fall of 1994 of WEGQ-FM in Boston which has been programmed as a 70's Rock-oriented Oldies station. This format is intended to allow the station to seek additional shares from market leaders in Rock, Classic Rock and Adult Top 40 formats, among others.

  Popular Programming. American tailors the programming, marketing and promotion of each station to maximize its appeal to that station's target audience and to create a distinct and marketable personality for each station. An important element of this approach is American's strong preference for employing and promoting high profile and marketable on-air personalities, especially in the morning drive day part, which is 6-10 a.m. In order to adjust to developing trends and identify new opportunities, American conducts frequent market research to provide its stations with the information necessary to refine and improve their programming and assess the vulnerabilities of competitors. The success of American's programming approaches is exemplified in Boston, where its station, WBMX-FM, rose from a station ranked twelfth in Adults 25-54 when it was launched in 1991, to a generally consistent top five station in Adults 25-54 (although it ranked seventh in the Spring 1996 Arbitron report) and ranked third in its target demographic of Women 25-44 in the Spring 1996 Arbitron report. In addition, WMMX-FM in Dayton has emerged as a top two station in Adults 25-54 and number one in its target demographic of Women 25-44, according to the Spring 1996 Arbitron report. WZMX-FM in Hartford, which American launched as a 70's Oldies station in the Fall of 1994, has achieved a number four rank among Adults

                                     A-V-3

25-54 and number one in its target demographic Adults 25-44 in the Spring 1996 Arbitron report, and WQSR-FM in Baltimore achieved a number one ranking among Adults 25-54 according to the Spring 1996 Arbitron Report. Finally, three of American's FM stations in Las Vegas, KLUC-FM, KMZQ-FM and KMXB-FM, which target a female audience, each ranked in the top five among Women 25-44 in the Spring 1996 Arbitron report.

  Aggressive Station Promotion. American's stations typically engage in significant local promotional activities, including extensive community involvement. American's stations also typically advertise on local television, utilize billboards and print media, participate in telemarketing and direct mailings and sponsor local contests, concerts and events. In Boston, WBMX-FM sponsors events such as "MIX Fest", WRKO-AM sponsors "Taste of Boston" and WEEI-AM sponsors "The Hot Dog Safari". In Hartford, WZMX-FM sponsors an annual "penny pitch" charity event designed to raise funds for the Hartford Children's Hospital. See "--Community Involvement". American has also invested in database marketing programs with the objective of developing more personal contact with listeners.

  Strong Local Management and Sales Effort. In each of its markets, American employs a highly experienced general manager who is responsible for the performance of the stations in his or her market. The general managers of American's stations have an average of six years experience as general managers and an average of more than twenty years experience in the radio industry. A portion of each general manager's compensation is dependent on the financial results of the stations in his or her markets, aligning the manager's goals with those of American. As incentive compensation, American's general managers and executive officers have been granted options to purchase shares of American Common Stock which are subject to vesting provisions over a five-year period. Since a significant portion of American's revenues are generated from local advertising, American also focuses on developing a high quality, client-oriented local sales force at each radio station. Such a sales force allows American to establish and maintain direct relationships with advertisers and capture significant advertising dollars.

ACQUISITION STRATEGY

  American intends to continue to pursue the acquisition of additional radio stations in new and existing markets in order to achieve, among other things, increased size and greater geographic diversification. American expects to concentrate these efforts in markets ranked in the top 60 (with an emphasis on markets ranked 10 through 50) in terms of radio advertising revenues where management believes it can achieve a substantial market position. When evaluating acquisition opportunities in new markets, American also assesses the potential to achieve a leading position in audience share and to generate strong cash flow growth through improved programming, marketing, sales and operating efficiencies. While American intends to continue to focus its principal acquisition efforts on radio stations, it also intends to expand its ownership and operation of communications towers and to explore the syndication of radio programming.

  American intends to pursue acquisitions opportunistically and to evaluate both market and station characteristics.

  Market Selection Considerations. American intends to make acquisitions in markets that provide the opportunity to obtain a leadership position in both audience share and revenue share. In assessing its potential to achieve this leadership, American evaluates the existence of underserved audience segments and competitors with perceived vulnerabilities. In addition, American considers the potential to acquire two or more FM stations in the market. American believes the potential to acquire two or more FM stations is essential to its ability to achieve leading audience shares, broad acceptance with advertisers, and sustainable growth in profitability. American will also consider the acquisition of AM stations which it believes have profit potential and whose ownership will enhance American's overall appeal to advertisers.

  American seeks to acquire stations in markets that have already witnessed or are poised for significant group activity. American also closely examines the state of the economy in its potential markets, specifically the size,

                                     A-V-4
historical growth rates and projected future growth rates of the market's radio advertising revenue, population and retail sales.

  Station Factors. Within markets meeting the above criteria, American intends to acquire stations in varying stages of development, based primarily on management's evaluation of the target station's facilities, including the relative strength and market coverage of its signal, and its past and current operating performance. When entering a new market, American generally plans to employ a "core station" strategy, acquiring a well-established and profitable station, thereby reducing the risk of entering a new market. Having established its presence in a new market, American may then continue its selective acquisition of underperforming stations which generally represent greater growth potential than well-established and profitable stations. By applying its turnaround expertise, and leveraging the core station's management and market presence, American believes that it will be able to promote the development of underperforming stations and thereby enhance asset value.

  Purchase Price Considerations. American has never applied a fixed formula to determine the purchase price of radio stations. In determining the purchase price for an acquisition, management places emphasis on multiples of projected broadcast cash flow rather than historical measures. This is because American frequently considers acquisitions of radio stations requiring significant reconfiguration which have nominal or negative historical station broadcast cash flow.

  American believes that its acquisition strategy, if properly implemented, could have a number of benefits, including the following: (i) diversification of revenues and broadcast cash flow across a greater number of stations and markets, (ii) more efficient utilization of its senior management team, (iii) enhanced appeal to top industry management talent, and (iv) increased overall scale which should broaden the range of and facilitate American's capital raising activities. See "Risk Factors--Acquisition Strategy" in this Proxy Statement.

  Although American has had discussions with a number of other radio operators concerning potential acquisitions, it is not currently a party to any binding agreement or letter of intent relating to any such acquisition, except as described elsewhere in this Proxy Statement.

HISTORY

  On November 1, 1993 the American Reorganization became effective with the merger of four radio broadcasting entities: Stoner Broadcasting Systems, Inc. ("Stoner"), Atlantic Radio, L.P. ("Atlantic"), Multi Market Communications, Inc. ("Multi Market") and Boston AM Radio Corporation ("Boston AM") (collectively, the "American Predecessor Entities"). As a result, American owned and operated 11 FM and seven AM stations in eight markets consisting of Boston, Hartford, Buffalo, Rochester, Dayton, Des Moines, Binghamton and Louisville. Between November 1, 1993 and January 1, 1996, American entered three new markets, Baltimore, Austin and West Palm Beach, and disposed of all of its stations in Des Moines, Binghamton and Louisville. During such period, American also agreed to purchase or acquired options to purchase additional stations in several existing and new markets. See "Business--Post-Combination Transactions" in the American 10-K. See "--Recent Transactions" below.

RECENT TRANSACTIONS

  Consistent with American's acquisition strategy, in 1996 American has, exclusive of the Merger and station asset swaps, acquired or entered into agreements to acquire 49 stations for an aggregate consideration of approximately $673.6 million.

 Consummated Acquisitions

  Marlin Transaction: In May 1996, American consummated the transactions contemplated by a merger agreement (the "Marlin Transaction") with Marlin Broadcasting, Inc. ("Marlin"). American acquired WFLN-FM in Philadelphia, WQRS-FM in Detroit and WTMI-FM in Miami for an aggregate purchase price of approximately $58.5 million, together with the assumption of approximately $9.0 million of long-term debt

                                     A-V-5
which was paid in full at closing. The principal stockholder of Marlin immediately thereafter acquired WTMI-FM from American for approximately $18.7 million. In June 1996, American entered into an agreement pursuant to which it will exchange the Philadelphia and Detroit stations, respectively, for two stations in Sacramento and approximately $20.0 million in cash, with an unaffiliated party which is currently programming and marketing the Philadelphia and Detroit stations under LMAs. See "--Pending Acquisitions-- Sacramento". American retained certain Philadelphia real estate and tower assets valued at approximately $4.0 million.

  Baltimore: In October 1996, American acquired WBGR-AM serving the Baltimore area for a purchase price of approximately $2.8 million.

  Portland, Oregon: In July 1996, American consummated a merger (the "HBC Merger") pursuant to which Henry Broadcasting Company ("HBC") merged into American. Pursuant to the HBC Merger, American issued an aggregate of 1,879,034 shares of American Class A Common Stock with an agreement determined current market value of $64.0 million, paid approximately $10.4 million in cash, and assumed long-term debt of approximately $36.0 million which was paid in full at closing. As part of a related transaction, American acquired certain real estate used in the business of HBC for approximately $2.0 million and obtained a five-year option to acquire certain other real estate for approximately $1.0 million. HBC owned an aggregate of twelve stations, of which nine were included as part of the HBC Merger as follows: KUFO-FM and KBBT-AM in Portland, Oregon, KYMX-FM and KCTC-AM in Sacramento, KGOR-FM and KFAB-AM in Omaha and KSKS-FM, KKDJ-FM and KMJ-AM in Fresno.

  In July 1996, American acquired KDBX-FM serving Portland for a purchase price of approximately $14.0 million. As part of such arrangement, American granted the seller the right, effective at any time after August 31, 1998, to cause American to exercise its option to acquire WBNW-AM in Boston for $6.0 million and to sell such station to the seller of KDBX-FM. See Notes to Consolidated Financial Statements of American in the American 10-K for information concerning that option.

  In August 1996, American acquired KUPL-FM and KKJZ-FM serving Portland, together with two FM stations in San Jose (the "BayCom Transaction"), for an aggregate purchase price of approximately $103.0 million.

  Sacramento: As part of the HBC Merger, American acquired KYMX-FM and KCTC-AM in Sacramento in July 1996. See "--Portland, Oregon" above.

  In July 1996, American acquired KSTE-AM serving Sacramento for a purchase price of approximately $7.25 million. American had been programming and marketing this station pursuant to an LMA since July 1996. See "--Pending Acquisitions and Dispositions--West Palm Beach" for information with respect to the disposition of this station pursuant to a station asset swap agreement.

  In September 1996, American acquired KSSJ-FM serving Sacramento for a purchase price of approximately $14.0 million. American had been programming and marketing the station pursuant to an LMA since July 1996.

  Hartford: In May 1996, American consummated the acquisitions of WTIC-FM and WTIC-AM in Hartford. In August 1995, American had entered into a series of transactions (the "Hartford Transaction") with the owner of those stations and certain affiliates, pursuant to which, among other things, American agreed to purchase those stations for approximately $29.0 million (plus working capital), to make payments aggregating $8.5 million pursuant to a consulting and non-competition agreement with an affiliate of the owner and to purchase the tower of one of those stations for $3.5 million. Also as part of the Hartford Transaction, American paid $1.0 million for a two-year option to purchase for $1.00 the New England Weather Service (which provides weather information to subscribers). Because American was prevented under the then current FCC regulations from acquiring these stations, it loaned an aggregate of $35.5 million to the owner of such stations and an affiliate thereof and made a $2.0 million escrow deposit. The tower site was acquired in October 1995. A portion of the

                                     A-V-6
loans was used to finance the acquisition of the stations and the balance may be used to satisfy American's obligations under the consulting and non-competition agreement.

  Buffalo: In August 1996, American acquired WSJZ-FM in Buffalo for a purchase price of approximately $12.5 million. This station had been programmed and marketed by American pursuant to an LMA since April 1996.

  Las Vegas: In July 1996, American acquired KMXB-FM (formerly KJMZ-FM) serving Las Vegas for approximately $8.0 million. American had been programming and marketing the station pursuant to an LMA since April 1996.

  In July 1996, American also acquired KLUC-FM and KXNO-AM serving Las Vegas for approximately $11.0 million.

  In September 1996, American also acquired KVEG-AM for approximately $1.8 million. American had been programming and marketing this station pursuant to an LMA since May 1996.

  In October 1996, American acquired KMZQ-FM and KXTE-FM (formerly KFBI-FM) for a purchase price of approximately $28.0 million. American began programming and marketing the stations pursuant to an LMA in May 1996. As part of such transaction, American paid an additional $0.2 million to acquire the seller's right (and obligation) to purchase KVEG-AM for approximately $1.8 million which, as noted above, it did in September 1996.

  San Jose: As part of the BayCom Transaction, American acquired KSJO-FM and KUFX-FM serving San Jose in August 1996. See "--Portland, Oregon" above.

  Omaha: As part of the HBC Merger, American acquired KGOR-FM and KFAB-AM in Omaha in July 1996. See "--Portland, Oregon" above.

  Fresno: As part of the HBC Merger, American acquired KSKS-FM, KKDJ-FM and KMJ-AM serving Fresno in July 1996. See "--Portland, Oregon" above.

 Pending Acquisitions and Dispositions

  Boston, Worcester: In July 1996, American entered into an agreement to purchase WAAF-FM and WWTM-AM in Worcester, Massachusetts for approximately $24.8 million in cash. American began programming and marketing the stations pursuant to an LMA in August 1996. Subject to the receipt of FCC approval, and expiration or earlier termination of the HSR Act waiting period, American expects to consummate the acquisition in the first quarter of 1997.

  Baltimore: In September 1996, American entered into an agreement (the "Baltimore Transaction") to acquire WWMX-FM and WOCT-FM in Baltimore for approximately $90.0 million. American will begin programming and marketing the stations pursuant to an LMA in November 1996. Subject to the receipt of FCC approval (the HSR Act waiting period having expired), American expects to consummate the acquisition in the first quarter of 1997.

  Hartford: In August 1996, American entered into an agreement to sell WNEZ-AM serving New Britain, Connecticut for approximately $0.75 million. FCC approval has been received and the sale is expected to be consummated in the first quarter of 1997.

  Buffalo: In August 1995, American entered into an agreement to purchase WBLK-FM serving Buffalo for approximately $8.0 million. Because of the then current FCC regulations, American was not permitted to consummate this acquisition and assigned its rights to purchase the station, and agreed to make loans to finance the purchase, to Palm Beach Radio Broadcasting, Inc. ("Palm Beach Broadcasting") which owns WPBZ-FM

                                     A-V-7
serving West Palm Beach, as a consequence of an earlier assignment to it by American. The acquisition was consummated by Palm Beach Broadcasting in March 1996, using the proceeds of loans of approximately $8.0 million from American to do so. This station is currently being programmed and marketed by American pursuant to an LMA. In November 1996, American intends to enter into an agreement to purchase WBLK-FM for approximately $8.0 million. Subject to the receipt of FCC approval, American expects the acquisition to be consummated in the first quarter of 1997 and will use the loan to finance such acquisition. See "--West Palm Beach" below.

  Sacramento: In June 1996, American entered into an agreement to exchange the Philadelphia station which it acquired as part of the Marlin Transaction for KSFM-FM and KMJI-AM serving Sacramento. As part of such transaction (the "Secret Transaction"), American will sell the Detroit station acquired as part of the Marlin Transaction to the owner of the Sacramento stations for approximately $20.0 million. American is currently programming and marketing the Sacramento stations under an LMA and the prospective acquiror of the Philadelphia and Detroit stations is programming and marketing those stations under LMAs. American has received the required FCC approval and, subject to the satisfactory resolution of the matters described in the subsequent sentence, the Secret Transaction is expected to be consummated in the fourth quarter of 1996. On October 11, 1996, American and the seller received Second Requests for additional information about the acquisition from the Antitrust Division. Under the HSR Act, the Secret Transaction may not be consummated until twenty (20) days after American and the seller have substantially complied with such Second Requests. Although American believes the acquisition complies with the antitrust laws, the Antitrust Division has expressed concerns regarding its effect on the Sacramento market. The parties to the Secret Transaction intend to engage in discussions with the Antitrust Division to address those concerns. The Antitrust Division or others could take action under the antitrust laws to enjoin or otherwise challenge the Secret Transaction. There can be no assurance that such a challenge will not be made or, if made, will not be successful.

  In an unrelated transaction, in July 1996, American entered into an agreement to acquire KXOA-AM/FM and KQPT-FM serving Sacramento for approximately $49.8 million in cash. American began programming and marketing the stations pursuant to an LMA in August 1996. Subject to the receipt of FCC approvals and the expiration or earlier termination of the HSR Act waiting period, American expects to consummate the acquisition in the first quarter of 1997.

  In October 1996, American entered into an agreement to sell KXOA-FM for approximately $27.5 million in cash. Subject to the receipt of FCC approvals and the expiration or earlier termination of the HSR waiting period, American expects to consummate the sale in the first half of 1997.

  As a result of Sacramento stations owned and those under agreement to purchase or sell, upon consummation of the Merger, American will be required to sell one radio station in Sacramento (in addition to KXOA-FM and KSTE-AM). See "--West Palm Beach" below for information with respect to a station agreement pursuant to which American would dispose of KSTE-AM in Sacramento.

  San Jose: In August 1996, American entered into an agreement to acquire KBAY-FM and KKSJ-AM serving San Jose for approximately $30.0 million in cash. American began programming and marketing the stations pursuant to an LMA in August 1996. FCC approval has been received and subject to the expiration or earlier termination of the HSR Act waiting period, American expects to consummate the acquisition in the first quarter of 1997.

  West Palm Beach: In August 1995, American purchased options to acquire WSTU-AM in Stuart and WHLG-FM (which is in the process of constructing a signal upgrade) in Jensen Beach, the latter of which is in the same radio market as West Palm Beach, for an aggregate purchase price of approximately $7.2 million. Because American was prevented under then current FCC regulations from acquiring these stations, it assigned its acquisition rights to Palm Beach Broadcasting. American loaned Palm Beach Broadcasting approximately $7.2 million to finance the acquisitions. Palm Beach Broadcasting also owns WPBZ-FM, as a result of an earlier assignment of the right to acquire such station by American. Palm Beach Broadcasting has entered into an

                                     A-V-8
agreement to sell WSTU-AM to a third party and the sale is, subject to the receipt of FCC approval, expected to be consummated in the fourth quarter of 1996. American intends to exercise its option to acquire WHLG-FM and WPBZ-FM (which acquisitions may take the form of a merger of Palm Beach Broadcasting into American) and, in addition to the cancellation of loans in the aggregate principal amount of $17.0 million, will pay approximately $2.75 million for such stations. Subject to the receipt of FCC approval and the expiration or earlier termination of the HSR Act waiting period, American expects to consummate the acquisition in the first half of 1997.

  In July 1996, American entered into a station asset swap agreement to exchange KSTE-AM serving Sacramento plus $33.0 million in cash for WEAT-FM, WEAT-AM and WOLL-FM serving West Palm Beach. The other party to the agreement began programming and marketing KSTE-AM pursuant to an LMA and American began programming and marketing the West Palm stations pursuant to an LMA, in August 1996. Subject to the receipt of FCC approval, and the expiration or earlier termination of the HSR waiting period, American expects to consummate the exchange in the first quarter of 1997. Under the Telecommunications Act, American is permitted to own five FM stations in West Palm Beach; accordingly, it will be required to dispose of one FM station in West Palm Beach.

  Rochester: In February 1996, American entered into an agreement to acquire two FM (WVOR-FM and WPXY-FM) and two AM (WHAM-AM and WHTK-AM) stations serving the Rochester market for a purchase price of approximately $30.5 million (the "Rochester Acquisition"). The FCC has approved the transfer of the FCC licenses and, subject to the terms of a consent decree with the Antitrust Division (the "Rochester Consent Decree") described in the subsequent sentences, American expects to consummate the Rochester Acquisition in the first quarter of 1997. On May 17, 1996, American and the seller received Second Requests for additional information from the Antitrust Division. Although American continues to believe that the acquisition complies with the antitrust laws, the Antitrust Division has expressed concerns regarding its effect on the Rochester market. Under the HSR Act, the Rochester Acquisition could not be consummated until twenty (20) days after American and the seller substantially complied with such Second Requests. American and the seller furnished extensive material to the Antitrust Division in July 1996 and thus substantially complied with the Second Request and subsequently entered into an agreement with the Antitrust Division whereby American agreed not to consummate the Rochester Acquisition unless first providing the Antitrust Division with fifteen (15) days prior notice. American engaged in ongoing negotiations with the Antitrust Division in an effort to reach a settlement of the matter and as a result of those negotiations, on October 24, 1996, American and the seller entered into the Rochester Consent Decree with the Antitrust Division and the Attorney General of the State of New York, pursuant to which, among other things, American may consummate the Rochester Acquisition. However, it must then divest, within a certain specified period of time, WHAM(AM) and WVOR(FM). As part of the Rochester Consent Decree, American agreed not to acquire any additional stations in the Rochester market, other than, with certain specified exceptions, one Class A FM station. Giving effect to the Rochester Consent Decree, American will own three FM stations (WCMF-FM, WRMM-FM, and WPXY-FM), one AM station (WHTK-AM) and may purchase one additional Class A FM station in Rochester. In October 1996, American also entered into a preliminary agreement to purchase WAQB(FM), a newly licensed Class A FM radio station in Rochester which is not yet on-the-air. See "--Other Transactions" below.

  The Rochester Consent Decree also provides that American will terminate the joint sales agreement and assign to a third party its option to purchase another FM station in Rochester (which station has not been included in the American Probable Transactions, or reflected in any of the station information concerning American in this Proxy Statement). The Rochester Consent Decree is subject to approval by the United States District Court for the District of Columbia and a sixty-day public comment period. In the unlikely event that the District Court does not approve the Rochester Consent Decree, the Antitrust Division or others could take action under the antitrust laws to enjoin or otherwise challenge the Rochester Acquisition. In such event, there can be no assurance that such a challenge will not be made or, if made, will not be successful.


                                     A-V-9

  In July 1996, American loaned the owner of the stations to be acquired approximately $28.5 million (the "Rochester Loan"). The Rochester Loan is a nonrecourse loan, collateralized by the assets of the stations, bears interest at a rate equal to American's borrowing rate under the American Credit Agreement and matures in June 2001. Under the terms of the Rochester Acquisition, American has the right to assign its right to acquire those stations which are part of the Rochester Acquisition which it does not acquire. American will use the Rochester Loan (together with an escrow deposit) to acquire the radio stations.

  In an unrelated transaction, American has agreed to contribute the assets of WCMF-AM to an educational institution in the Rochester area.

  Dayton: In December 1995, American loaned approximately $1.1 million to the buyer to finance the acquisition of WXEG-FM serving Dayton and purchased from Mr. Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American, interim loans of approximately $2.2 million (including accrued interest) which he had made to the seller of the station and which had been assumed by the new owner of the station. American intends to exercise its option to acquire the station, subject to receipt of FCC approval, in a transaction which is expected to be consummated in the fourth quarter of 1996.

  In January 1996, American entered into a nonbinding letter of intent to acquire for approximately $12.0 million two FM stations (WLQT-FM and WBTT-FM) serving Dayton. Because of then existing FCC regulations, American assigned its rights under the letter of intent to Palm Beach Broadcasting, which entered into the definitive purchase and sale agreement. American loaned Palm Beach Broadcasting approximately $12.0 million to finance the acquisition (which occurred in March 1996) and has an option to purchase the stations. American has exercised its option to acquire both stations; subject to the receipt of FCC approval, such acquisition is expected to occur in the first quarter of 1997 and American will use such loan to finance the acquisition.

  All of the Dayton stations are currently being programmed and marketed by American pursuant to LMAs.

  Omaha: In October 1996, American entered into an agreement to sell KGOR-FM and KFAB-AM and Business Music Service in Omaha for approximately $39.0 million in cash. Subject to the receipt of FCC approval, and the expiration or earlier termination of the HSR waiting period, American expects to consummate the sale in the first quarter of 1997.

  Fresno: In July 1996, American entered into an agreement to acquire KNAX-FM and KRBT-FM in Fresno for approximately $11.0 million in cash. American began programming and marketing the stations pursuant to an LMA in August 1996. The FCC has approved the assignment of the FCC licenses and American expects to consummate the acquisition in the first quarter of 1997.

  In July 1996, American entered into an agreement to acquire KOQO-AM/FM in Fresno for approximately $6.0 million in cash. American began programming and marketing the stations pursuant to an LMA in August 1996. A petition to deny the assignment of the FCC licenses of KOQO-AM and KOQO-FM to American was filed with the FCC on September 16, 1996. American and the seller have filed oppositions to the petition to deny and believe that it is without merit and will not affect or substantially delay FCC approval of the transaction. Subject to the receipt of FCC approval, American expects to consummate the acquisition in the first quarter of 1997.

 Other Transactions

  American has entered into or is negotiating letters of intent (a) to acquire two FM stations in one of its existing markets for a purchase price of approximately $24.0 million of which between approximately $20.0-21.0 million will be in the form of American Class A Common Stock, and the balance in cash or the assumption of long-term debt, and (b) to acquire WAQB-FM, a Class A FM station in Rochester, for approximately $3.5 million. For information with respect to letters of intent relating to the acquisition of affiliated companies owning and managing tower communication sites, see "--Tower Subsidiary" below. The transactions contemplated by such

                                    A-V-10
letters of intent have not been included in the American Probable Transactions or reflected in the Pro Forma Financial Information included in this Proxy Statement because of, among other things, the absence of definitive purchase and sale agreements.

 Tower Subsidiary

  In July 1995, American organized a wholly-owned subsidiary, American Tower Systems, Inc. (the "Tower Subsidiary"), to acquire, own and operate telecommunications antenna sites and towers, principally for other radio and telecommunications operators. In February 1996, the Tower Subsidiary acquired Skyline Communications Limited Partnership and Skyline Antenna Management, Inc. in exchange for an aggregate of 26,989 shares of American Class A Common Stock, then valued at approximately $0.8 million, $2.1 million in cash and the assumption of approximately $0.3 million of long-term debt which was paid in full at closing. Skyline Communications Limited Partnership owns eight towers, six of which are in West Virginia and the remaining two in Northern Virginia. Skyline Antenna Management, Inc. manages more than 200 antenna sites, primarily in the northeast region of the United States.

  In April 1996, the Tower Subsidiary acquired BDS Communications, Inc. and BRIDAN Communications Corporation for 257,495 shares of American Class A Common Stock, then valued at approximately $7.0 million, and the assumption of $1.7 million of long-term debt of which $1.5 million was paid at closing. BDS Communications, Inc. owns three towers in Pennsylvania and BRIDAN Communications Corporation manages or has sublease agreements on approximately 40 tower sites located throughout the mid-Atlantic Region.

  In July 1996, the Tower Subsidiary entered into letters of intent with three entities which are affiliated to one another to acquire tower sites and a tower site management business in California for an aggregate purchase price of approximately $32.1 million. Consummation of the transaction is conditioned on, among other things, negotiation and execution of definitive purchase and sale agreements and the expiration or earlier termination of the HSR Act waiting period. Subject to such expiration or termination, the acquisitions are expected to be consummated in the first quarter of 1997.

  In July 1996, the Tower Subsidiary entered into a partnership agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts and has a 50.1% interest in the partnership.

  American intends to transfer its towers and tower sites in Philadelphia (acquired as part of the Marlin Transaction and not included in the Secret Transaction) and in Peabody, Massachusetts to the Tower Subsidiary.

  In August, 1996, the Tower Subsidiary executed a commitment letter with The Toronto-Dominion Bank relating to a $90.0 million eight-year secured revolving credit facility. Consummation of the revolving credit facility is conditioned, among other things, on syndication of the $90.0 million facility (The Toronto-Dominion Bank having agreed to fund $30.0 million) and negotiation and execution of a definitive credit agreement.

 Equity and Debt Financings

  February Public Offerings. In February 1996, American consummated an offering of 5,514,707 shares of American Class A Common Stock at an offering price of $27 per share, including 4,501,337 shares sold by American and 1,013,370 shares sold by the selling stockholders. Proceeds to American, net of underwriters' discount and associated costs, were approximately $114.5 million. Concurrent with the stock offering, American sold $175,000,000 principal amount of the American Senior Notes at a discount of $1,419,250 to yield 9.125%. Proceeds of the debt offering to American, net of the underwriters' discount and associated costs, were approximately $167.3 million.

  June Private Offering. In June 1996, American consummated an offering exempt from registration under the Securities Act of 137,500 shares of Convertible Preferred Stock. Net proceeds to American from the offering were approximately $132.8 million. The Convertible Preferred Stock is convertible into shares of American Class A Common Stock at a conversion price of $42.50, subject to adjustment for certain dilutive stock issuances, and exchangeable at American's option after June 30, 1997 for the American Exchange Debentures which are convertible into American Class A Common Stock on the same terms as the Convertible Preferred Stock.

                                    A-V-11

OPERATIONS

  The following table sets forth information about each of American's stations and each of the stations which will be owned by American upon consummation of the American Probable Transactions, together with the Austin stations which are the subject of an LMA with American.

                                                                                             STATION RANK STATION
                           MARKET   MARKET    MARKET           STATION            PRIMARY     IN PRIMARY  RANK IN
                         RANKING BY REVENUE  REVENUE         BROADCASTING       DEMOGRAPHIC  DEMOGRAPHIC   ADULTS
MARKET/STATION(1)        REVENUE(2) RANK(2) PERCENT(2)          FORMAT           TARGET(3)    TARGET(4)   25-54(4)
-----------------        ---------- ------- ----------       ------------       -----------  ------------ --------
Boston, MA..............      9         2      29.9
 WBMX-FM................                               Adult Contemporary       Women 25-44        3          7
 WEGQ-FM................                               70's Oldies              Adults 25-44       5          8
 WEEI-AM................                               Sports/Talk              Men 35-54          3          9
 WRKO-AM................                               Talk                     Adults 35+         2         11
 WAAF-FM*...............                               Album Oriented Rock      Men 18-34          5         19
 WWTM-AM*...............                               Sports/Talk              Men 35-54         --         --
Baltimore, MD...........     19         1      33.3
 WQSR-FM................                               60's Oldies              Adults 35-54       1          1
 WWMX-FM*...............                               Hot Adult Contemporary   Women 25-44        1          3
 WOCT-FM*...............                               70's Oldies              Adults 25-44       4          6
 WBGR-AM................                               Religious                Adults 18+        --         33+
 WBMD-AM................                               Religious                Adults 18+        --         --
Portland, OR............     23         2      21.2
 KUPL-FM................                               Country                  Adults 25-54       4+         4+
 KUFO-FM................                               Album Oriented Rock      Men 18-34          1          8
 KKJZ-FM................                               Smooth Jazz              Adults 35-54       6+        11
 KBBT-AM................                               Alternative Rock         Adults 18-34      15         24+
 KDBX-FM................                               N/A                      N/A               --         --
Sacramento, CA..........     25         2      22.6
 KSFM-FM*...............                               Contemporary Hit Radio   Adults 18-34       2          6+
 KYMX-FM................                               Soft Adult Contemporary  Women 35-54        5          9
 KSSJ-FM................                               Smooth Jazz              Adults 35-54       9         11
 KQPT-FM*...............                               Alternative Rock         Adults 18-34       8         13
 KCTC-AM................                               Nostalgia                Adults 45+         2         16+
 KXOA-AM*...............                               Oldies                   Adults 35-54       3         19+
 KMJI-AM*...............                               Sports                   Men 35-54         25+        27+
Hartford, CT............     34         1      52.0
 WRCH-FM................                               Soft Adult Contemporary  Women 35-54        1          1
 WTIC-AM................                               News/Talk                Adults 35+         1          3
 WZMX-FM................                               70's Oldies              Adults 25-44       1          4
 WTIC-FM................                               Contemporary Hit Radio   Adults 18-34       3+         7
Austin, TX..............     37         4      15.1
 KKMJ-FM(5).............                               Soft Adult Contemporary  Women 35-54        1+         2
 KAMX-FM(5).............                               Hot Adult Contemporary   Women 25-44        4          9+
 KJCE-AM(5).............                               Urban Adult Contemporary Adults 35-54      12         13
Buffalo, NY.............     41         2      31.1
 WJYE-FM................                               Soft Adult Contemporary  Women 35-54        1          2
 WYRK-FM................                               Country                  Adults 25-54       3          3
 WSJZ-FM................                               Smooth Jazz              Adults 35-54       6          8
 WBLK-FM*...............                               Urban                    Adults 18-34       6         10
 WECK-AM................                               Big Band                 Adults 45+         2         15+
Las Vegas, NV...........     42         1      30.3
 KMZQ-FM................                               Soft Adult Contemporary  Women 35-54        4          2+
 KLUC-FM................                               Contemporary Hit Radio   Adults 18-34       3          8
 KMXB-FM................                               Hot Adult Contemporary   Women 25-44        5         10
 KXTE-FM................                               Alternative Rock         Adults 18-34       9         12
 KVEG-AM................                               Sports                   Men 35-54         16+        19+
 KXNO-AM................                               Casino                   Adults 18+        --         --


                                    A-V-12

                                                                                             STATION RANK STATION
                            MARKET   MARKET    MARKET           STATION           PRIMARY     IN PRIMARY  RANK IN
                          RANKING BY REVENUE  REVENUE        BROADCASTING       DEMOGRAPHIC  DEMOGRAPHIC   ADULTS
MARKET/STATION(1)         REVENUE(2) RANK(2) PERCENT(2)         FORMAT           TARGET(3)    TARGET(4)   25-54(4)
-----------------         ---------- ------- ----------      ------------       -----------  ------------ --------
San Jose, CA............      43         1      37.6
 KBAY-FM*...............                                Soft Adult Contemporary Women 35-54        3          2
 KSJO-FM................                                Album Oriented Rock     Men 18-34          1          5
 KUFX-FM................                                Classic Rock            Men 25-49          9+        13+
 KKSJ-AM*...............                                Nostalgia               Adults 45+         4         26+
West Palm Beach, FL(6)..      48         1      54.5
 WEAT-FM*...............                                Soft Adult Contemporary Women 35-54        1          2
 WIRK-FM................                                Country                 Adults 25-54       3          3
 WKGR-FM................                                Classic Rock            Men 25-49          1          4
 WPBZ-FM*...............                                Alternative Rock        Adults 18-34       1          5
 WOLL-FM*...............                                Oldies                  Adults 35-54       5          7
 WBZT-AM................                                News/Talk               Adults 35+         7         18+
 WEAT-AM*...............                                News/Talk               Adults 35+        12         29+
 WHLG-FM*...............                                N/A                     N/A               --         --
Rochester, NY...........      54         1      42.3
 WCMF-FM................                                Album Oriented Rock     Men 18-34          1          1
 WPXY-FM*...............                                Contemporary Hit Radio  Adults 18-34       1          2+
 WRMM-FM................                                Soft Adult Contemporary Women 35-54        1          4
 WHTK-AM*...............                                Sports/Talk             Men 35-54         13+        16
Dayton, OH..............      55         1      50.8
 WMMX-FM................                                Hot Adult Contemporary  Women 25-44        1          2
 WLQT-FM*...............                                Soft Adult Contemporary Women 35-54        3          3
 WTUE-FM................                                Album Oriented Rock     Men 18-34          1          4
 WXEG-FM*...............                                Alternative Rock        Adults 18-34       3+         8
 WONE-AM................                                Nostalgia               Adults 45+         5         17+
 WBTT-FM*(7)............                                Contemporary Hit Radio  Adults 18-34     N/A        N/A
Fresno, CA..............      62         1      47.6
 KMJ-AM.................                                News/Talk               Adults 35+         1          1
 KSKS-FM................                                Country                 Adults 25-54      10+        10+
 KOQO-FM*...............                                Spanish                 Adults 18-54      12         12
 KKDJ-FM(8).............                                Spanish Romance         Adults 18-54     N/A        N/A
 KNAX-FM*...............                                Country                 Adults 25-54      14         14
 KRBT-FM*(8)............                                Hot Adult Contemporary  Women 25-44      N/A        N/A
 KOQO-AM*...............                                Spanish                 Adults 18-54     N/A        N/A

                                     A-V-13

--------
N/A Not applicable.
 * Included in American Probable Transactions. Several of these stations are being programmed and marketed by American pursuant to LMAs.
 + Tied.
(1) Actual community of license may differ from the metropolitan market served. This listing and the accompanying notes do not correspond to the formal call signatures recognized by the FCC, which do not include the "- AM" suffix or, in most instances, the "-FM" suffix.
(2) For information concerning source and calculation of "Market Ranking by Revenue", "Market Revenue Rank" and "Market Revenue Percent", see the first table under "Summary--The Companies--American" in this Proxy Statement.
(3) Due to variations that may exist within the same station programming format (such as variations in the tempo of the music or the age of the songs broadcast), the primary demographic target may be different even though the station programming format is the same.
(4) "Station Rank in Primary Demographic Target" is the ranking of the station among all radio stations in its market that are ranked in its target demographic group and is based on the station's average persons share in the primary demographic target in the applicable Metro Survey Area, Average Quarter Hour Share, Monday through Sunday, 6:00 A.M. to Midnight, according to the Spring 1996 Arbitron reports. Arbitron is the generally accepted industry source for statistical information concerning audience ratings. The table includes stations having at least a 0.1% market share. Due to the nature of listener surveys, other radio rating services may report different rankings; however, American does not believe that any radio rating service other than Arbitron is accorded significant weight in the radio broadcast industry. "Station Rank in Adults 25-54" is also based on the Spring 1996 Arbitron reports. The information provided herein regarding Arbitron's audience listening estimates is based on Arbitron's copyrighted and proprietary data and estimates concerning the applicable station's average quarter hour persons share, Monday-Sunday, 6:00 A.M.- Midnight, from the applicable Spring 1996 Arbitron reports for the demographic, daypart and metro areas listed. Stations referenced herein are ranked according to calculations made by Arbitron based on Arbitron's data and estimates for stations that have met Arbitron's minimum reporting standards for the applicable market and survey.
(5) These stations are subject to an LMA with American, which also has an option to acquire them. See Notes to Consolidated Financial Statements of American in the American 10-K.
(6) Consummation of the American Probable Transactions will require American to dispose of one FM station in West Palm Beach.
(7) The format and target demographic of WBTT-FM were changed in August 1996.
(8) The format and target demographic of KKDJ-FM and KRBT-FM were changed in August 1996.

ADVERTISING SALES

  Virtually all of American's revenues are generated from the sale of local and national advertising for broadcast on its radio stations. During each of 1994 and 1995, approximately 77% and 23% of American's net revenues were generated from local and national advertising, respectively. American believes that radio is an efficient and cost-effective means for advertisers to reach specific demographic groups. Advertising rates charged by radio stations are based primarily on (i) a station's share of the audience in the demographic groups targeted by advertisers, (ii) the number of stations in the market competing for the same demographic groups, and (iii) the supply of and demand for radio advertising time. Rates are generally highest during morning and afternoon commuting hours.

  Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. American determines the number of advertisements broadcast hourly that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year. As is typical of the broadcasting industry, American's stations respond to changing demand for advertising inventory by varying prices based on supply and demand rather than by varying the target inventory level for a particular station. Most changes in revenues are therefore the result of pricing changes rather than changes in the available inventory.


                                    A-V-14

  Local and most regional advertising sales are made by a station's sales staff. To achieve greater access to potential advertising dollars, American's sales force focuses on establishing direct relationships with local advertisers. National sales are made by firms specializing in such sales which are compensated on a commission-only basis. The majority of advertising contracts run for only a few weeks.

  Advertising sales in connection with its sports network generated approximately 7.6% of American's revenues during 1995. American believes that sports broadcasting, absent unusual circumstances, is a stable source of advertising revenues. There is less competition for the sports listener, since only one radio station can offer a particular game. In addition, due to the higher degree of audience predictability, sports advertisers tend to sign contracts which are generally longer term and more stable than those with American's other advertisers. American's sports network also benefits from a dedicated and experienced sales force that has specialized expertise in sports advertising.

  American believes its multi-station combinations give it significant advantages in the competition for advertising dollars. A leading group in a market better positions American to access a significant share of various demographic segments, making its stations more attractive to advertisers seeking to reach a given segment. In addition, management believes the larger size of the American organization attracts a higher quality sales force, a key asset for the profitability of a radio station.

COMPETITION

  Radio broadcasting is a highly competitive business. Each of American's radio stations competes for audience share and advertising revenue directly with other radio stations, as well as with other media such as billboards, newspapers, television, compact discs, music videos and mobile telephones within their respective markets. There are typically other well-capitalized firms competing in the same geographic markets as American, many of which have substantial financial resources. With the elimination of restrictions on the number of radio stations which may be owned nationally by a single entity and the liberalization of local ownership restrictions affected by the Telecommunications Act, the radio industry is experiencing a consolidation of ownership, as a result of which competition may intensify as companies with substantial resources emerge.

  The financial success of each of American's radio stations is dependent principally upon its share of the overall advertising revenue within its geographic market, its promotion and other expenses incurred to obtain that revenue and the economic health of the geographic market. A radio station's advertising revenues are, in turn, highly dependent upon audience share. Radio station operators are subject to the possibility of another station changing programming formats to compete directly for listeners and advertisers or launching an aggressive promotional campaign in support of an already existing competitive format. If a competitor were to attempt to compete in either of these fashions, the broadcast cash flow of American's affected station could decrease due to increased promotional and other expenses and/or lower advertising revenues resulting from lower ratings. There can be no assurance that any one of American's radio stations will be able to maintain or increase its current audience ratings and advertising revenue market share.

  In addition to management experience, factors that may materially influence a station's competitiveness include the station's rank in its market, its signal strength, audience characteristics, local program acceptance and the characteristics of other stations in the market area. American attempts to improve its competitive position in each market by devoting extensive research to its stations' programming, implementing advertising campaigns aimed at the demographic groups for which its stations program and managing its sales efforts to attract a larger share of advertising dollars.

  Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of DAB. DAB may deliver to nationwide and regional audiences by satellite multi-channel, multi-format digital radio services with sound quality equivalent to compact discs. American cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry. Another possible competitor to traditional radio

                                    A-V-15
is IBOC digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services. See "--Federal Regulation of Radio Broadcasting". The radio broadcasting industry historically has grown in terms of total revenues despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks.

EMPLOYEES

  At October 1, 1996, American employed 1,178 full time and 575 part time persons. American has three agreements with the American Federation of Television and Radio Artists ("AFTRA") covering various on-air personnel at its Boston stations and at two of its Hartford stations. American also has agreements with the International Brotherhood of Electrical Workers, AFL-CIO ("IBEW") in Boston expiring on April 30, 1997 and in Fresno, expiring on March 1, 1997. American considers its relations with its employees, AFTRA and IBEW to be satisfactory. See "Risk Factors--Dependence on Key Personnel" for information with respect, among other things, to the dependence of American upon the performance of certain key individuals, particularly the executive officers and general managers and high-profile on-air announcers of its stations.

COMMUNITY INVOLVEMENT

  American considers its community involvement to be of considerable importance, and, to that end, each of its stations participates in many community programs, fund raisers and activities that benefit a wide variety of organizations. Charitable organizations that have been the beneficiaries of American's telethons, marathons, walkathons, swimathons, parades, food banks, fairs and festivals include, among others, the American Cancer Society, American Heart Association, Big Brothers, Big Sisters, Red Cross, United Way, Salvation Army, Jimmy Fund (Dana Farber Cancer Institute), St. Jude's Hospital and many other organizations.

FEDERAL REGULATION OF RADIO BROADCASTING

  The radio broadcasting industry is subject to extensive and changing regulation over, governing among other things, technical operations, ownership and business and employment practices, and certain types of program content (including indecent and obscene program material).

  The ownership, operation and sale of radio broadcast stations (including those licensed to American) are subject to the jurisdiction of the FCC, which acts are under authority granted by the Communications Act. The Communications Act prohibits the assignment of an FCC license or any transfer of control of an FCC licensee without the prior written approval of the FCC. In determining whether to grant requests for consents to such assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and proposed licensee) including compliance with alien ownership restrictions and rules governing the multiple ownership and cross-ownership of broadcast and other media properties, the "character" of the applicant and those persons or entities holding "attributable" interests in the applicant and compliance with the Anti-Drug Abuse Act of 1988. Among other things, the FCC assigns frequency bands for radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates transmitting equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations. The FCC also has the power to impose penalties for violations of its rules and the Communications Act.

  On February 8, 1996, the President signed the Telecommunications Act which substantially amended the Communications Act. The Telecommunications Act, among other things, eliminated the national radio broadcast ownership restrictions in the FCC's broadcast ownership regulations and raised the ceiling on the number of radio broadcast stations that a single entity may own in a local radio market. The precise number of stations that may be commonly owned in a particular local market depends upon the number of commercial radio stations serving the local market.

                                    A-V-16

  The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. Reference should be made to the Communications Act, the FCC's rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.

  License Renewal. Under present FCC rules, radio broadcast licenses are granted for maximum terms of seven years and upon application may be renewed for additional terms. The Telecommunications Act now permits the FCC to grant radio broadcast licenses for terms up to eight years. The FCC has begun a rule making proceeding in which it has proposed to extend the license term for radio broadcast stations to the full eight year term permitted by the Telecommunications Act. Broadcast licenses may be renewed through an application to the FCC and licensees are entitled to renewal expectancies. The Communications Act authorizes the filing of petitions to deny against a license renewal application during specified periods after the renewal application has been filed. Interested parties, including members of the public, may file petitions to deny as a means to raise issues concerning the renewal applicant's qualifications. The Telecommunications Act removed the opportunity for the filing of competing applications against an incumbent licensee at renewal time. Instead, the FCC will renew broadcast licenses if the incumbent meets three requirements: (1) the station has served the public interest, convenience and necessity; (2) the licensee has not seriously violated the Communications Act or the FCC rules; and (3) there have been no other violations, which, taken together, would constitute a pattern of abuse of the Communications Act or the FCC rules. If an applicant for renewal fails to satisfy this tripartite standard, the FCC nevertheless may renew the license on appropriate terms and conditions, including renewal for less than a full license term. The FCC may not consider applications for the channel by other parties until it first has decided to deny renewal to the incumbent. Before denying renewal to an incumbent, the FCC must allow the licensee a hearing on the licensee's alleged failure to satisfy the statutory standard. The Communications Act now prohibits the FCC from considering whether another licensee would be preferable until it first has determined that the incumbent does not qualify for renewal. In recent years, there have been a number of petitions to deny filed with respect to broadcast license renewal applications, but in the vast majority of cases the FCC has renewed incumbent operators' station licenses. Also, during certain periods when a renewal application is pending, the transferability of the applicant's license may be restricted. American is not aware of any facts or circumstances that would prevent it from obtaining renewal of the radio broadcast licenses that it holds. There can be no assurance, however, that each of American's licenses will necessarily be renewed.

                                    A-V-17

  The following table sets forth the expiration date of each station's main FCC broadcast license and certain other information with respect to those stations (a [*] indicates stations for which American (or the Seller) has already filed a renewal application with the FCC and those marked with a [+] indicates American Probable Transactions, except that stations to be disposed of pursuant to American Probable Transactions are not listed):

                       FCC STATION LICENSE RENEWAL DATES

  STATION        GEOGRAPHIC    CURRENT LICENSE     HAAT     STATION POWER
CALL LETTERS  MARKET SERVED(A) EXPIRATION DATE IN METERS(B)   IN WATTS
------------  ---------------- --------------- ------------ -------------
WBMX-FM        Boston, MA       April 1998          349          9,000
WRKO-AM        Boston, MA       April 1998          --          50,000(dir)
WEEI-AM        Boston, MA       April 1998          --          50,000(dir)
WEGQ-FM        Boston, MA       April 1998          131         50,000
+WAAF-FM       Boston, MA       April 1998          250         18,600
+WWTM-AM       Boston, MA       April 1998          --           5,000
WQSR-FM        Baltimore, MD    October 2002        150         50,000
WBMD-AM        Baltimore, MD    October 2002        --             710(non-d)(c)
+WWMX-FM       Baltimore, MD    October 2002        128         50,000
+WOCT-FM       Baltimore, MD    October 2002        371          7,400
WBGR-AM        Baltimore, MD    October 2002        --           2,500/66
KUFO-FM        Portland, OR     February 1998       500        100,000
KDBX-FM        Portland, OR     February 1998       406          2,000
KUPL-FM        Portland, OR     February 1998       337        100,000
KKJZ-FM        Portland, OR     February 1998       304         94,000
KBBT-AM        Portland, OR     February 1998       --           5,000
KYMX-FM        Sacramento, CA   December 1997       145         50,000
+KSFM-FM       Sacramento, CA   December 1997       152         50,000
KSSJ-FM        Sacramento, CA   December 1997       252             41
+KMJI-AM       Sacramento, CA   December 1997       --           5,000
KCTC-AM        Sacramento, CA   December 1997       --           5,000
+KQPT-FM       Sacramento, CA   December 1997       100            115(h)/105(v)
+KXOA-AM       Sacramento, CA   December 1997       --           5,000/1,000
WZMX-FM        Hartford, CT     April 1998          259         17,000
WRCH-FM        Hartford, CT     April 1998          381          7,500
WTIC-AM        Hartford, CT     April 1998          --          50,000(dir)
WTIC-FM        Hartford, CT     April 1998          247         20,000
WYRK-FM       Buffalo, NY      June 1998            119         50,000
WJYE-FM       Buffalo, NY      June 1998            146         50,000
WECK-AM       Buffalo, NY      June 1998            --           1,000(non-d)
+WBLK-FM      Buffalo, NY      June 1998            122         50,000
WSJZ-FM       Buffalo, NY      June 1998            177         93,000
KMZQ-FM       Las Vegas, NV    October 1997         337        100,000
KMBX-FM       Las Vegas, NV    October 1997         369        100,000
KLUC-FM       Las Vegas, NV    October 1997         360        100,000
KXTE-FM       Las Vegas, NV    October 1997       1,138         24,500
KXNO-AM       Las Vegas, NV    October 1997         --          10,000/2,500
KVEG-AM       Las Vegas, NV    October 1997         --          50,000/25,000
KSJO-FM       San Jose, CA     December 1997        142         50,000
KUFX-FM       San Jose, CA     December 1997        773          1,230
+KBAY-FM      San Jose, CA     December 1997        786         14,500
+KKSJ-AM      San Jose, CA     December 1997        --           5,000

                                    A-V-18

  STATION         GEOGRAPHIC      CURRENT LICENSE     HAAT     STATION POWER
CALL LETTERS   MARKET SERVED(A)   EXPIRATION DATE IN METERS(B)   IN WATTS
------------  ------------------- --------------- ------------ -------------
WIRK-FM       West Palm Beach, FL February 2003       106         100,000
WBZT-AM       West Palm Beach, FL February 2003       --            5,000(dir-n)
WKGR-FM       West Palm Beach, FL February 2003       421         100,000
+WPBZ-FM      West Palm Beach, FL February 2003       297          50,000
+WHLG-FM      West Palm Beach, FL February 2003        88          22,000
+WEAT-FM      West Palm Beach, FL February 2003       388         100,000
+WEAT-AM      West Palm Beach, FL February 2003       --            3,000/1,000
+WOLL-FM      West Palm Beach, FL February 2003       138           1,260/
WCMF-FM       Rochester, NY       June 1998           137          50,000
WRMM-FM       Rochester, NY       June 1998           195          27,000
+WPXY-FM      Rochester, NY       June 1998           122          50,000
+WHTK-AM      Rochester, NY       June 1998           --            5,000
WMMX-FM       Dayton, OH          October 2003        128          50,000
WTUE-FM       Dayton, OH          October 2003        152          50,000
WONE-AM       Dayton, OH          October 2003        --            5,000(dir-n)
+WXEG-FM      Dayton, OH          October 2003        100           3,000
+WLQT-FM      Dayton, OH          October 2003        152          50,000
+WBTT-FM      Dayton, OH          October 2003        100           6,000
KSKS-FM       Fresno, CA          December 1997       583          68,000
KKDJ-FM       Fresno, CA          December 1997       597           2,400
KMJ-AM        Fresno, CA          December 1997       --            5,000
+KNAX-FM      Fresno, CA          December 1997       606           2,070
+KRBT-FM      Fresno, CA          December 1997       328          50,000
+KOQO-FM      Fresno, CA          December 1997       594             225
+KOQO-AM      Fresno, CA          December 1997       --            5,000/2,500

--------
(a) A broadcast station's market may be different from its community of license. This listing and the accompanying notes do not correspond to the formal call signs issued by the FCC which do not include the "-AM" suffix or, in most instances, the "-FM" suffix.
(b) The signal coverage area of radio stations is determined, in part, by the station's operating power. The nominal power of an AM station (in watts) is chiefly a function of the station's transmitter power output, less dissipative power losses and any directional antenna adjustments. AM directional ("dir"), AM directional at nighttime only (dir- n), and AM nondirectional ("non-d") antennas are noted in the margin. For FM stations, coverage is chiefly a function of the antenna height above average terrain (HAAT) and the effective radiated power of the station.
(c) Station authorized to operate in the daytime only.
(d) Many AM stations are licensed to operate with reduced power during nighttime broadcasting hours. Both power ratings are shown, where applicable.

  Ownership Matters. The FCC's broadcast multiple ownership rules restrict the number of radio broadcast stations one person or entity may own, operate or control in a local market. The Telecommunications Act eliminated all of the FCC's restrictions on the number of FM and AM radio stations that an entity may own nationwide. The Telecommunications Act raised the limitation on the number of radio broadcast stations that a single entity may own in a given local market, as follows:

    (i) In radio markets with 14 or fewer commercial radio stations, one person or entity may hold attributable interests in up to five radio stations, no more than three of which are in any one service (i.e., AM or FM), as long as the commonly owned stations amount to no more than 50% of the commercial radio stations in that market;

                                    A-V-19

    (ii) In radio markets with between 15 and 29 commercial radio stations, one person or entity may hold attributable interests in up to six radio stations, no more than four of which are in any one service;

    (iii) In radio markets with between 30 and 44 commercial radio stations, one person or entity may hold attributable interest in up to seven radio stations, no more than four of which are in any one service; and

    (iv) In radio markets with 45 or more commercial radio stations, one person or entity may hold attributable interests in up to eight radio stations, no more than five of which are in any one service.

  The FCC rules also generally restrict the common ownership, operation or control of (i) a radio broadcast station and a television broadcast station serving the same local market, and (ii) a radio broadcast station and a daily newspaper serving the same local market. Under these "cross-ownership" rules, American, absent waivers, would not be permitted to acquire an attributable interest in any daily newspaper or television broadcast station (other than a low-power television station) in a local market where it then owned any radio broadcast station. However, on October 1, 1996, the FCC began a proceeding in which it is considering altering or eliminating its newspaper-radio cross-ownership prohibition and its newspaper-radio cross-ownership waiver standards. If certain conditions are satisfied, the FCC's rules provide for the liberal grant of a waiver of the rule prohibiting common ownership of radio and television stations in the same geographic market in the top 25 television markets. The Telecommunications Act now requires that the FCC apply this policy to the top 50 television markets. American is not aware of any reason why these cross-ownership rules would require any change in American's current ownership of radio broadcast stations.

  The FCC generally applies its television/radio/newspaper cross-ownership rules and its broadcast multiple ownership rules by considering the "attributable" or "cognizable" interests held by a person or entity. A person or entity may have an attributable interest in a radio station, television station or daily newspaper by being an officer, director, partner or 5% or greater voting shareholder of a company that owns that station or newspaper. The FCC's attribution rules include a number of exceptions to the general definition of "attributable" interests. If an interest is attributable, the FCC treats the person or entity that holds that interest as an "owner" of the radio station, television station or daily newspaper in question for purposes of ownership rules.

  With respect to a corporation, officers and directors and person or entities that directly or indirectly can vote five percent or more of the corporation's stock (10% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other "passive investors" that hold such stock for investment purposes only) generally are attributed with ownership of whatever radio stations, television stations and daily newspapers the corporation owns.

  With respect to a partnership, the interest of a general partner is attributable, as is the interest of any limited partner who is not "insulated" from "material involvement" in the media-related activities of the partnership within the meaning of applicable FCC rules and policies. Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, limited partnership interests where the limited partner is "insulated" from "material involvement" in the media-related activities of the partnership, and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock, generally do not subject their holders to attribution.

  Because of these multiple and cross-ownership rules, if a stockholder, officer or director of American acquires an "attributable" interest in American, such stockholder, officer or director may violate the FCC's rules if that person or entity also has an attributable interest in television stations, daily newspapers, or other radio broadcast stations that serve the same markets as American's radio broadcast stations. If an attributable stockholder, officer or director of American should be in violation of any of these ownership rules, American might be unable to obtain from the FCC one or more authorizations needed to conduct its radio broadcast business and might be unable to obtain FCC consents for certain future acquisitions. The American Restated Certificate has provisions designed to restrict the ownership of the American Class B Common Stock to prevent a breach or violation of or a default under the "cross-ownership" and multiple ownership rules of the FCC. The

                                    A-V-20

American Restated Certificate provides that, in the event of a violation of any of these prohibitions, American has the right, in its sole and absolute discretion, to require a conversion of American Class B Common Stock into American Class C Common Stock. In addition, the American Restated Certificate authorizes the Board of Directors of American to adopt such provisions as it deems necessary to enforce these prohibitions.

  The FCC also has a "cross-interest" policy that under certain circumstances could prohibit a person or entity with an attributable interest in a broadcast station, daily newspaper or cable system from having a "meaningful" nonattributable interest in another broadcast station or daily newspaper in the same local market. Among other things "meaningful" interests could include significant equity interests (including non-voting stock, voting stock and limited partnership interests) and significant employment positions. The FCC has issued a further notice of proposed rule making in a long-pending proceeding under which the FCC is considering whether to modify this policy.

  Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign government or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, unless the FCC determines that a higher level of non-U.S. ownership or control would not be contrary to the public interest. These restrictions apply in modified form to other forms of business organizations, including partnerships. American, all of whose FCC licenses are owned by one or more subsidiaries, may, therefore, be restricted from having more than one-fourth of its stock owned or voted by aliens, foreign governments or non-U.S. corporations. The American Restated Certificate restricts the voting and transfer of American capital stock, including American Class A Common Stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of American's outstanding capital stock (or the voting rights it represents) by or for the account of aliens or corporations otherwise subject to domination or control by aliens.

  Programming and Operation. The Communications Act requires broadcasters to serve the "public interest". Since the late 1980's, the FCC gradually has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a station's community. Nevertheless, a broadcast licensee continues to be required to present programming in response to community problems, needs and interest and to maintain certain records demonstrating its responsiveness. The FCC will generally consider complaints from listeners concerning a broadcast station's programming when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time. Stations also must follow various FCC rules that regulate, among other things, political advertising, the broadcast of obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries and technical operation (including limits on human exposure to radio frequency energy). From time to time, complaints may be filed against American's stations alleging violations of these or other rules. In addition, a complaint is pending against a station licensed to American alleging violation of the political broadcasting rules by discriminatory political sales practices. American believes that these complaints will not, either separately or in the aggregate, result in either monetary forfeitures of a material nature or any other regulatory action which might have a materially adverse effect on American's stations or FCC licenses.

  In addition, licensees must develop and implement programs designed to promote equal employment opportunities and must submit reports to the FCC on these matters annually and in connection with the licensee's renewal application. The FCC has begun a rule making proceeding to revise its equal employment opportunity rules. At this time, however, American cannot predict what changes, if any, the FCC will implement, or the effect of those changes on American's current equal employment opportunity programs. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (that is, AM-AM or FM-FM). The simulcasting restriction applies if the licensee owns both radio broadcast stations or owns one and programs the other through a local marketing agreement.

                                    A-V-21

  Local Marketing Agreements. In recent years, a number of radio stations, including certain of American's stations, have entered into what are referred to as "local marketing agreements" ("LMAs"), "time brokerage agreements" ("TBAs") or joint sales and service agreements. These agreements take various forms. Separately owned and licensed stations may agree to function cooperatively with respects to certain other matters, subject to compliance with the antitrust laws and the FCC's rules and policies, including the requirement that the licensee of each station maintain independent control over the programming and other operations of its own station. The FCC has held that such agreements do not violate the Communications Act as long as the licensee of the radio broadcast station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its station and otherwise ensures compliance with applicable FCC rules and policies.

  A radio broadcast station that brokers time on another radio broadcast station or engages in a TBA or LMA with a radio broadcast station in the same market will be considered to have an attributable ownership interest in the brokered radio station for purposes of the FCC's local ownership rules, if the arrangement covers more that 15% of the brokered station's weekly broadcast hours. As a result, a radio broadcast station may not enter into a TBA or LMA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local radio broadcast station that it could not own under the FCC's local multiple ownership rules. Also, as described above, FCC rules prohibit a radio broadcast licensee from simulcasting more than 25% of its programming on another radio broadcast station in the same broadcast service (that is, AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns both stations or owns one station and programs the other through a TBA or LMA. Thus far, the FCC has not considered what relevance, if any, a TBA or LMA may have upon its evaluation of a licensee's performance at renewal time.

  Failure to observe these or other FCC rules and policies may result in the imposition of various sanctions, including admonishment, fines, the grant of "short" (less than the full) renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of FCC licenses or the denial of FCC consent to acquire additional broadcast properties.

  Digital Audio Broadcasting. The FCC recently has allocated spectrum to a new technology, digital audio broadcasting ("DAB"), to deliver satellite-based audio programming to a national or regional audience and is considering regulations for a DAB service. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats with compact disc quality sound to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. In addition, applications by several entities currently are pending at the FCC for authority to offer multiple channels of digital, satellite-delivered S-Band aural services that could compete with conventional terrestrial radio broadcasting. These satellite radio services use technology that may permit higher sound quality than is possible with conventional AM and FM terrestrial radio broadcasting. Thus far, the FCC has not granted the pending requests for authorizations to offer satellite radio, nor has it adopted regulations for the proposed satellite radio service. A rule making proceeding is pending before the FCC to adopt DAB regulations, however. There are currently several pending satellite DAB, and the FCC has begun rulemaking to establish services and operational standards for satellite DAB. The FCC has granted at least one applicant a waiver to begin satellite construction. Implementation of DAB would provide an additional audio programming service that could compete with American's radio stations for listeners, but the effect upon American cannot be predicted.

  Future Changes. In January 1995, the FCC issued a further notice of proposed rule making that combined several long-pending proceedings to consider changes in its ownership rules and policies. In the new proceeding, the FCC is considering, among other things, (i) whether to make non-voting stock interests attributable; (ii) whether to change attribution thresholds; (iii) how to treat limited liability companies for purposes of attribution; (iv) whether to extend the cross-interest policy to require review of multi-layered business relationships, including debt relationships, that now are not subject to scrutiny; (v) modification of the single majority stockholder exemption from attribution; and (vi) whether to change the insulation standards for non-attribution

                                    A-V-22
of limited partnership interests. In the event the legislative or regulatory changes discussed in the previous paragraph do not occur and the FCC instead adopts the most restrictive alternatives available to it, American could be required to restructure some business relationships and interests in particular markets and could be required, in assessing acquisition and compliance strategies, to take into account additional interests held by itself and its principals that are now exempt from FCC ownership regulation.

  Also in January 1995, the FCC issued a further notice of proposed rule making to combine pending proceedings on television ownership rules. In the proceeding, the FCC will consider, among other things, revisions to its radio-television cross-ownership rules and policies. At present, one entity may not acquire both a radio and a television station in the same market except with a waiver granted by the FCC. The FCC is considering whether to retain this rule, eliminate it entirely, or develop a standard for same-market radio-television ownership based upon the existence of a sufficient number of other separately owned, operated or controlled broadcast licensees.

                                    *  *  *

  The foregoing is only a brief summary of certain provisions of the Communications Act, the Telecommunications Act and of specific FCC and other regulations. Reference should be made to the Communications Act, the Telecommunications Act, FCC regulations, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations. In addition to the Telecommunications Act, the Congress and the FCC have had under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of American's radio broadcast stations, result in the loss of audience share and advertising revenues for American's radio broadcast stations or affect its ability to acquire additional radio broadcast stations or finance such acquisitions. Such matters may include changes to the comparative licensing and hearing process; proposals to impose spectrum use or other fees on FCC licensees; changes to the FCC's equal employment opportunity regulations and other matters relating to involvement of minorities and women in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; changes in broadcast cross-interest, multiple ownership and cross-ownership policies; changes to technical broadcast requirements; proposals to allow telephone companies to deliver audio and video programming to homes in their service areas; and proposals to alter provisions of the tax laws affecting broadcast operations and acquisitions.

  American cannot predict whether or when any proposed changes will be adopted nor can it predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

                                    A-V-23

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of American are as follows:

NAME                     AGE                          POSITIONS
----                     ---                          ---------
Steven B. Dodge(1)......  51 Chairman of the Board, President and Chief Executive Officer
Thomas H.
 Stoner(1)(2)(3)........  61 Chairman of the Executive Committee of the Board
Joseph L. Winn..........  45 Treasurer, Chief Financial Officer and Director
Don P. Bouloukos........  48 Co-Chief Operating Officer
John R. Gehron..........  50 Co-Chief Operating Officer
David Pearlman..........  46 Co-Chief Operating Officer
Charlton Buckley(1).....  59 Director
Arnold L.
 Chavkin(1)(2)(3).......  45 Director
James H. Duncan,
 Jr.(2)(4)..............  49 Director
Donald B. Hebb, Jr......  54 Director
Charles Peebler(2)(4)...  60 Director

--------
(1) Member of the Executive Committee; Mr. Stoner is the Chairman of the Executive Committee.
(2) Member of the Audit Committee; Mr. Chavkin is the Chairman of the Audit Committee.
(3) Member of the Compensation Committee; Mr. Stoner is the Chairman of the Compensation Committee.
(4) Independent director to be elected by holders of the American Class A Common Stock. See "Certain Transactions--Other Transactions".

  The Board of Directors of American currently consists of eight members. All directors hold office until the annual meeting of the stockholders of American next following their election or until their successors are elected and qualified. The holders of the shares of American Class A Common Stock, voting separately as a class, will be entitled to elect two independent directors. Each executive officer is appointed annually by the Board of Directors and serves at the discretion of the Board. It is a condition of the obligations of American and EZ to consummate the Merger, that American and Arthur Kellar and Alan Box, the principal stockholders of EZ, enter into the Stockholder Agreement, pursuant to which, subject to certain conditions relating to the continued ownership of American Class A Common Stock by such persons, that they will have the right to nominate two persons to serve as directors of American. It is anticipated that Messrs. Kellar and Box will be so nominated and that Mr. Kellar will also be elected to the Executive Committee and the Compensation Committee.

  Steven B. Dodge has been Chairman of the Board, President and Chief Executive Officer since the founding of American. Mr. Dodge was the founder in 1988 of Atlantic. Prior to forming Atlantic, Mr. Dodge served as Chairman and Chief Executive Officer of American Cablesystems Corporation, a cable television company he founded in 1978 and operated as a privately-held company until 1986 when it completed a public offering in which its stock was priced at $14.50 per share. American Cablesystems was merged into Continental Cablevision, Inc. in 1988 in a transaction valued at more than $750 million, or $46.50 per share. Mr. Dodge serves as a director of American Media, Inc. and is a director of the National Association of Broadcasters (the "NAB").

  Thomas H. Stoner has been Chairman of the Executive Committee and the Compensation Committee of the Board since the founding of American. Mr. Stoner founded Stoner in 1965. Stoner operated radio stations for over 25 years in large, medium and small markets; at the time of the American Reorganization, Stoner owned its original station (KGGO-AM in Des Moines) and thirteen other stations in six markets and programmed and marketed another station pursuant to a local marketing agreement. Mr. Stoner is a director of Gaylord Container Corporation, a Trustee of Chesapeake Bay Foundation, and serves on the Advisory Board of St. John's College.

  Joseph L. Winn has been the Treasurer, Chief Financial Officer and a director since the founding of American. In addition to serving as Chief Financial Officer of American, Mr. Winn was Co-Chief Operating

                                    A-V-24

Officer responsible for Boston operations until May 1994 when Mr. Gehron joined American. Mr. Winn served as Chief Financial Officer and a director of the general partner of Atlantic since its organization. He also served as Executive Vice President of the general partner of Atlantic from its organization until June 1992, and as its President from June 1992 until the organization of American. Prior to joining Atlantic, Mr. Winn served as Senior Vice President and Corporate Controller of American Cablesystems since joining that company in 1983.

  Don P. Bouloukos joined American in August 1996 and became a Co-Chief Operating Officer in September 1996. Prior to joining American, Mr. Bouloukos served as President of Capital Cities/ABC owned radio stations for more than ten years, having previously been Vice-President--Operations for ABC owned radio stations. Mr. Bouloukos, as Vice President--Operations for ABC, had been responsible for the daily operations of the station group which consisted of twelve stations. In 1980, Mr. Bouloukos served as Vice President and General Manager of WLS-AM/FM, the ABC owned station in Chicago and headed the AM station there since May 1979. With 25 years of radio experience, Mr. Bouloukos began his career at WFYR in Chicago before joining WLS-AM/FM.

  John R. Gehron joined American in May 1994 as a director and Co-Chief Operating Officer and served as a director from then until February 16, 1995. With more than twenty years of radio experience, Mr. Gehron began his career as a program director in Philadelphia, New York and Chicago before he joined Capital Cities/ABC in 1983 as Vice President--General Manager of WLS-AM/FM in Chicago. In 1987, Mr. Gehron joined CBS and launched WODS-FM in Boston, bringing the station rank from fifteen to first within three years. Mr. Gehron joined Pyramid Broadcasting in 1989 as Vice President--General Manager for WNUA-FM in Chicago which, under his aegis, established a national standard for the "smooth jazz" format and became a major factor in the Chicago market.

  David Pearlman has been Co-Chief Operating Officer since the founding of American, and served as a director from then until February 16, 1995. Mr. Pearlman organized Multi Market in 1990. Mr. Pearlman has over 24 years of radio experience that includes 14 years at Westinghouse where, in a capacity of vice president/general manager, he launched an all news format on WMAQ-AM in Chicago and negotiated the country's first FM sports rights agreement in Houston at KODA-FM, which station became one of Westinghouse's top performing radio stations under his management. Mr. Pearlman was the first three time winner of Westinghouse's Winner's Circle Award, signifying management excellence. In addition, Mr. Pearlman was the president and chief executive officer of First City Broadcasting, a privately owned radio operating group that experienced significant performance gains in key markets under his leadership.

  Mr. Buckley was elected a director in August 1996. In connection with American's merger with Henry Broadcasting Company ("HBC"), American entered into an agreement with certain stockholders of HBC pursuant to which such stockholders are entitled to nominate a member of the Board of Directors. Mr. Buckley, the President, Chairman and Chief Executive Officer of HBC, was nominated for such directorship. Mr. Buckley is the founder, President and Chief Executive Officer of HBC. Mr. Buckley is also President and 100% owner of Steele Park Resort, Inc., which owns and operates a resort on Lake Berryessa in California's Napa Valley, and is a co-founder of World Asphalt Company, a manufacturer of roofing products located in Sacramento, CA. Mr. Buckley has been involved in the radio broadcast industry since 1983 when the company acquired its first stations in Portland, Oregon. Prior to that time, Mr. Buckley was involved in the construction business.

  Arnold L. Chavkin has been a director since the founding of American. Mr. Chavkin is a general partner of Chase Capital Partners ("CCP"), previously known as Chemical Venture Partners ("CVP"), which is a general partner of Chase Equity Associates ("CEA"), one of American's stockholders, and previously a principal stockholder of Multi Market. CEA also provided financing to Back Bay as a part of the Back Bay Transaction and participated in the 1994 Equity Financing. See "Certain Transactions--Back Bay Transaction" and "--1994 Equity Financing." Mr. Chavkin has been a General Partner of CCP and CVP since January 1992 and has served as the President of Chase Investments, Inc. (previously known as Chemical Investments, Inc.) since March 1991. CCP, CEA and Chase Investments, Inc. are affiliates of The Chase Manhattan Bank (National Association) ("Chase"), which, as successor to Chemical Bank "Chemical"), is a co-agent and a lender, with

                                    A-V-25
an approximately 9.2% participation, under the American Credit Agreement. Chase Securities Inc. (previously known as Chemical Securities, Inc.), an affiliate of Chase, was one of the Underwriters in the public offering of the American Senior Notes in February 1996. Mr. Chavkin is also a director of Reading & Bates Corporation, Bell Sports Corporation, Forcenergy Gas Exploration, Inc., CruisePhone, Inc., Truvision Cable, Inc., SMG, Inc., Centennial Security, Inc. and Envirotest Systems, Inc. Prior to joining Chemical Investments, Inc., Mr. Chavkin was a specialist in investment and merchant banking at Chemical for six years.

  James H. Duncan, Jr. has been a director since the founding of American. Mr. Duncan is the founder, chief executive officer and a 50% stockholder of Duncan's American Radio, Inc., which publishes the Duncan Guide and other reports and publications about the radio broadcasting industry. Mr. Duncan had served as a director of Stoner from 1983 until the merger with American in 1993. Mr. Duncan had also served as a director of Price Communications Corporation (from whom American purchased WIRK-FM and WBZT-AM in West Palm Beach) from 1992 to 1994, and as a director of Emmis Broadcasting Corporation from 1985 to 1992.

  Mr. Hebb has served a director of American since February 1996. Since December 1993, he has been principally employed as Managing General Partner of ABS Partners, the general partner of ABS Capital Partners, a private equity fund and stockholder of American. See "Certain Transactions--1994 Equity Financing." Prior to that date, he was principally employed as a Managing Director of Alex. Brown & Sons Incorporated, investing private equity funds, and prior thereto served as President and Chief Executive Officer of Alex. Brown Incorporated, the parent of Alex. Brown & Sons Incorporated. Alex. Brown & Sons Incorporated has served as one of the managing underwriters in each of American's public equity offerings and was one of the purchasers in the June equity private placement of the Convertible Preferred Stock. Mr. Hebb is currently a director of AMISYS Managed Care Systems, Inc., PowerCerv Corporation and several private companies.

  Charles Peebler was elected a director in May 1994. He is president and chief executive officer of Bozell, Jacobs, Kenyon and Eckhardt, Inc., a major advertising organization. Mr. Peebler served as a director of Stoner for more than 12 years, from 1976 to 1988. Mr. Peebler also serves as a director or trustee of Ultrafem Inc., Drake University and several other non-profit organizations.

  For information with respect to ownership of American Common Stock by directors and officers of American, see "The Special Meetings--Ownership of Securities--American".

                                    A-V-26

EXECUTIVE COMPENSATION

  The following table summarizes the annual and long-term compensation for the years ended December 31, 1994 and 1995 of American's Chief Executive Officer and each of the other executive officers whose salary and bonus exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                              ------------------------------------  ------------------------------
        NAME AND                                      OTHER ANNUAL  SHARES UNDERLYING  ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY(1)     BONUS     COMPENSATION     OPTIONS(3)     COMPENSATION
   ------------------    ---- ---------    -------    ------------  ----------------- ------------
Steven B. Dodge......... 1994 $252,250         --           --           150,000          --
 Chairman of the Board,  1995 $252,625         --           --               --           --
  President and Chief
  Executive Officer
Joseph L. Winn(2)....... 1994 $184,247         --           --           160,000          --
 Treasurer and Chief     1995 $227,859         --           --            65,000          --
  Financial Officer
John R. Gehron.......... 1994 $136,509(4)  $50,000(5)   $25,000(6)       160,000          --
 Co-Chief Operating      1995 $227,544         --           --            40,000          --
  Officer
David Pearlman.......... 1994 $217,760         --           --           170,000          --
 Co-Chief Operating      1995 $222,745         --           --            85,000          --
  Officer

--------
(1) Includes Company's matching 401(k) plan contributions.
(2) Mr. Winn also served as Co-Chief Operating Officer until Mr. Gehron joined American in May 1994.
(3) See "--Stock Option Information" below.
(4) For period from May 16, 1994 through December 31, 1994. Mr. Gehron also received a $75,000 demand loan at a variable interest rate (prime) at the time he joined American, $37,500 of which is currently outstanding.
(5) Bonus paid in January 1995 for services rendered in 1994.
(6) One time allowance for relocation expenses.

Don P. Bouloukas joined American in August 1996 and became a Co-Chief Operating Officer in September 1996 at an annual salary of $200,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  For the year ended December 31, 1995, the Compensation Committee of the Board of Directors consisted of Messrs. Stoner (Chairman) and Chavkin. See "Certain Transactions".

DIRECTOR COMPENSATION

  As chairman of the Executive Committee, Mr. Stoner is party to an agreement with American pursuant to which he is entitled to annual compensation at the rate of $50,000 and to a nonaccountable expense allowance of $50,000 until the earlier of (a) October 31, 1998 or (b) his death. The only current outside directors who receive compensation are Messrs. Buckley, Duncan and Peebler, who are paid a fee of $3,000 for each Board of Directors' meeting attended and $1,000 for each committee meeting attended held apart from a board meeting and are reimbursed for expenses. American paid a total of $30,000 in directors fees during 1995. Mr. Duncan was granted an option on December 16, 1993 under American's Amended and Restated Stock Option Plan (the "American Plan") to purchase 10,000 shares of American Class B Common Stock at $6.375 per share. Mr. Duncan exercised the option for 2,000 shares in December 1994. Messrs. Duncan and Peebler were granted options on February 15, 1995 under the American Plan to purchase 4,000 and 10,000 shares, respectively, of American Class B Common Stock at $9.875 per share. Each of the foregoing options is exercisable in 20%

                                    A-V-27
cumulative annual increments commencing one year from the date of the grant and expires at the end of ten years.

STOCK OPTION INFORMATION

  Effective December 16, 1993, American instituted the American Plan, which is administered by the Compensation Committee of American's Board of Directors. The American Plan was designed to encourage directors, consultants and key employees of American and its subsidiaries to continue their association with American and its subsidiaries by providing opportunities for such persons to participate in the ownership of American and in its future growth through the granting of stock options, which may be options designed to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code, or options not intended to qualify for any special tax treatment under the Code ("NQOs"). The term "subsidiary" as used in the American Plan means a corporation or other business organization of which American owns, directly or indirectly, fifty percent or more of the total combined voting power of all classes of stock.

  The duration of the ISOs and NQOs granted under the American Plan may be specified by the Compensation Committee pursuant to each respective option agreement, but in no event can any such option be exercisable after the expiration of ten (10) years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than ten percent of the total combined voting power of all classes of stock of American or any of its subsidiaries, no ISO shall be exercisable after the expiration of five (5) years from the date such option is granted. The option pool under the American Plan consists of 2,000,000 shares of American Class A and Class B Common Stock. The American Plan provides that any options granted with respect to more than an aggregate of 1,600,000 shares will be for American Class A Common Stock.

  The following table sets forth certain information relating to option grants pursuant to the American Plan in the year ended December 31, 1995 to the individuals named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                         NUMBER OF   % OF
                         SHARES OF   TOTAL                       POTENTIAL REALIZABLE VALUE
                         UNDERLYING OPTIONS EXERCISE               AT ASSUMED ANNUAL RATES
                          OPTIONS   GRANTED   PRICE   EXPIRATION OF STOCK PRICE APPRECIATION
NAME                     GRANTED(A) IN YEAR PER SHARE    DATE        FOR OPTION TERMS(B)
----                     ---------- ------- --------- ---------- ----------------------------
                                                                      5%            10%
Joseph L. Winn..........   60,000    16.6    $ 9.875  2/14/2005  $   2,144,043 $   3,764,987
                            5,000     1.4    $15.00   5/18/2005  $     153,045 $     288,124
John R. Gehron..........   40,000    11.1    $ 9.875  2/14/2005  $   1,429,362 $   2,509,992
David Pearlman..........   50,000    13.8    $ 9.875  2/14/2005  $   1,786,702 $   3,137,489
                            5,000     1.4    $15.00   5/18/2005  $     153,045 $     288,124
                           30,000     8.3    $22.25   6/14/2005  $     700,771 $   1,511,244

--------
(a) All options granted to the named executive officers were granted pursuant to the American Plan. The options become exercisable in 20% cumulative annual increments commencing one year from the grant dates (options at $9.875 become exercisable on February 15, 1996; $15.00 on May 19, 1996; and $22.25 on June 15, 1996).
(b) Potential Realizable Value is based on the assumed growth rates for the ten-year option term, as applicable, based on the last sale price of the Class A Common Stock on Nasdaq on December 29, 1995 of $28.00. 5% annual growth results in a stock price per share of $45.61, and 10% results in a stock price per share of $72.62. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

                                    A-V-28

  The following table sets forth certain information with respect to the unexercised options to purchase Class B Common Stock granted under the American Plan to the individuals named in the Summary Compensation Table above. None of such individuals exercised any stock options during the year ended December 31, 1995.

                                                             VALUE OF UNEXERCISED IN-THE-
                             NUMBER OF UNEXERCISED                       MONEY
                         OPTIONS AT DECEMBER 31, 1995       OPTIONS AT DECEMBER 31, 1995(A)
                         --------------------------------   -------------------------------
NAME                      EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                     -------------    ---------------   -------------------------------
Steven B. Dodge.........          30,000            120,000 $        561,000$     2,244,000
Joseph L. Winn..........          64,000            161,000 $      1,384,000$     3,228,500
John R. Gehron..........          32,000            168,000 $        692,000$     3,493,000
David Pearlman..........          68,000            187,000 $      1,470,500$     3,349,500

--------
(a) Based on the last sale price of the Class A Common Stock on the Nasdaq Market on December 29, 1995 of $28.00.

  Additional ten-year options were granted on January 18, 1996 to purchase shares of American Class B Common Stock at $25.00 per share as follows:
Dodge--40,000 shares; Winn--20,000 shares; Pearlman--20,000 shares; Gehron-- 10,000 shares; and each of Duncan and Peebler--3,000 shares. Mr. Bouloukas was granted a ten-year option on August 15, 1996 to purchase 122,000 shares of American Class B Common Stock and 78,000 shares of American Class A Common Stock at $33.33 per share.

                                    A-V-29

                             CERTAIN TRANSACTIONS*

FORMATION TRANSACTION

  American was formed on November 1, 1993 in the American Reorganization, a tax free transaction involving four radio broadcasting companies: Atlantic, Boston AM, Stoner and Multi Market.

  Atlantic was organized by Mr. Dodge in 1988 and, immediately prior to the American Reorganization, he owned approximately 80% of its equity. Upon the contribution to American of all of the assets of Atlantic, Mr. Dodge received 1,767,516 shares of Series A Common Stock and cash in the amount of $0.5 million. In addition, a loan by him to Atlantic in the principal amount of $350,000 was repaid. Mr. Winn and Arthur DelVesco (a director of American from its foundation until February 15, 1995) were also limited partners of Atlantic and received 6,282 and 19,356 shares, respectively, of Series A Common Stock pursuant to the American Reorganization.

  In November 1992, in connection with its acquisition of then WHDH-AM (presently WEEI-AM), Boston AM issued (a) all of its common stock to Mr. Dodge in exchange for a capital contribution of $1.0 million and (b) $4.0 million principal amount of 12% Secured Notes due 1995 (the "Boston AM Notes"). Among the purchasers of the Boston AM Notes were (i) three trusts for the benefit of Mr. Dodge's children (the "Dodge Trusts") that purchased an aggregate of $0.45 million principal amount of the Boston AM Notes, (ii) a corporation controlled by Mr. Dodge's brother-in-law which purchased $1.0 million principal amount of the Boston AM Notes, and (iii) Messrs. Winn and DelVesco who purchased $50,000 and $100,000, respectively, of the Boston AM Notes. The Boston AM Notes were originally secured by all of the assets of Boston AM and certain limited partnership interests in Atlantic owned by Mr. Dodge. As part of the American Reorganization, (a) Mr. Dodge received 71,429 shares of a prior series of preferred stock of American (the "Original Preferred Stock") with a liquidation and redemption price of $1,000,000 in exchange for all of the capital stock of Boston AM, (b) such Original Preferred Stock was substituted for his limited partnership interest as collateral, and (c) Boston AM Noteholders were offered the opportunity to redeem a portion of their notes (which offer was accepted by the Dodge Trusts, Mr. Dodge's brother-in-law's corporation and Mr. Winn to the extent of $75,000, $100,000 and $20,000, respectively). See "--1994 Equity Financing" below for information concerning the exchange of such Preferred Stock for Common Stock.

  Thomas H. Stoner was the founder of Stoner and at the time of the American Reorganization, together with members of his immediate family (or trusts for their benefit or otherwise controlled by them), owned approximately 65% of the holding company of which Stoner was a wholly-owned subsidiary. As a consequence of the merger of the holding company into American, Mr. Stoner and members of his immediate family (and trusts for their benefit or otherwise controlled by them) received an aggregate of 2,079,686 shares of Series A Common Stock. Mr. Stoner and members of his immediate family (and trusts for their benefit or otherwise controlled by them) also received (i) a 10% Subordinated Note due 2000 of American in the principal amount of $1,000,000 as part of the transaction (which note was redeemed out of the proceeds of the initial public offering of American Class A Common Stock in June 1995), (ii) cash in the aggregate amount of approximately $6.4 million and (iii) notes of an unaffiliated person in the aggregate principal amount of $2.25 million.

  Multi Market was organized in 1990 and immediately prior to the American Reorganization was owned as follows: 49.5% by CEA, 49.5% by Wind Point Partners II, L.P. ("Wind Point") and 1% by David Pearlman. Mr. Chavkin, a director of American, is a general partner of CCP, which is a general partner of CEA. Wind Point is a private venture capital partnership which is a stockholder of American. Mr. DelVesco is a general partner of Wind Point Management Partners II, which is the general partner of Wind Point. Mr. DelVesco was also a limited partner of Atlantic and a director of American Cablesystems Corporation and owned Boston AM Notes and, as such, participated in the 1994 Equity Financing as described below. Pursuant to the American
--------
* All share figures (including purchase prices per share) shown under "Certain Transactions" have (except in the case of Original Preferred Stock and Series C Common Stock) been adjusted for the two-for-one share exchange effected by the American Recapitalization.

                                    A-V-30

Reorganization, CEA received 298,092 shares of Series A Common Stock and 302,978 shares of Series B Common Stock, Wind Point received 601,072 shares of Series A Common Stock, and Mr. Pearlman received 6,071 shares of Series A Common Stock.

  As part of the financing of the American Reorganization, CEA invested $8.6 million and received an aggregate of 612,500 shares of Series C Common Stock, which were redeemed out of the proceeds of the initial public offering of the American Class A Common Stock in June 1995 and, as a consequence, CEA received an amount equal to its investment (together with accrued and unpaid dividends) and 671,166 shares of American Class C Common Stock. CEA is an affiliate of Chase, which is a co-agent and a lender under the American Credit Agreement with an approximately 9.2% participation under the American Credit Agreement in the loans outstanding thereunder. Chase Securities Inc., an affiliate of Chase, was one of the Underwriters in the public offering of the American Senior Notes in February 1996.

BACK BAY TRANSACTION

  During 1994 and the first quarter of 1995, American entered into a series of agreements (the "Back Bay Transaction") with Back Bay Broadcasters, Inc. ("Back Bay") and CEA, as a result of which, among other things, (a) American acquired the rights to broadcast all of the Boston Celtics basketball games through the 1998-99 season, (b) Back Bay acquired the radio station then operating under the call letters WEEI-AM from Boston Celtics Communications Limited Partnership, and (c) Back Bay assigned all of its sports and other programming agreements, including those relating to syndicated personalities, to American's WHDH-AM station, which assumed the obligations under those agreements and changed its call letters to WEEI-AM.

  On March 15, 1994, Back Bay agreed to acquire WEEI-AM, and commenced programming and marketing that station under an LMA. Pursuant to the initial arrangements between Back Bay and American, American was obligated to provide office and studio space and utilities and furnish engineering and some administrative support services. American also sold advertising to national accounts for Back Bay. In return for these facilities and services, American was entitled to a percentage (increasing over time) of WEEI-AM's advertising sales revenues from national accounts. In addition, American was entitled to sell, for its own account, certain time on WEEI-AM to American's local sports accounts. All of these arrangements have been either terminated or substantially amended as described below. In connection with these transactions, American also acquired the right to broadcast all of the Boston Celtics basketball games through the 1998-99 season.

  Back Bay purchased WEEI-AM on June 30, 1994, financing for which was provided by CEA in the form of a $5,000,000 loan. CEA received a 16% Secured Note due 2001 (the "Back Bay Original Note") together with rights representing a 75% share in the appreciation in the value of Back Bay (the "Back Bay Original Appreciation Right"). The Back Bay Original Appreciation Right was exercisable upon the earliest of February 28, 1999, or a Change of Control, an Act of Bankruptcy or an Event of Default relating to Back Bay (as each of such terms is defined in the Back Bay Original Appreciation Right). Upon exercise, the holder was entitled to an amount calculated based upon a multiple of Back Bay's trailing cash flow less its aggregate indebtedness, adjusted upward or downward based upon whether Back Bay's working capital was positive or negative at the time of the calculation.

  As part of those arrangements, American had the right, but not the obligation, to purchase from CEA the Back Bay Original Note and the Back Bay Original Appreciation Right for a purchase price equal to the sum of (i) principal of and accrued and unpaid interest on the Back Bay Original Note, and (ii) the value of the Back Bay Original Appreciation Right, except that during the first year of its existence, the Back Bay Original Appreciation Right was deemed to have no value. American also issued to CEA a ten year warrant to purchase an aggregate of 78,838 shares of Series B Common Stock at a purchase price of $0.05 per share, representing 1% of the outstanding Common Stock (on a pro forma basis at that time). American also agreed to issue warrants to purchase Series B Common Stock representing an additional 1/2% of such pro forma outstanding Common Stock at the end of each of the five three-month periods commencing September 15, 1994, unless prior thereto American had purchased (or arranged for the purchase of) the Back Bay Original Note and the Back Bay Original

                                    A-V-31

Appreciation Right. In light of the transactions described below, American was not required to issue any further warrants. CEA exercised the warrant in connection with the initial public offering of the American Class A Common Stock in June 1995.

  American and the stockholders of Back Bay entered into a put/call agreement (the "Back Bay Put/Call Agreement") pursuant to which American has the assignable right to purchase at any time prior to January 1, 2005, and the Back Bay stockholders have the right at any time after March 15, 1997 and prior to January 1, 2005 to require American to purchase, all but not less than all of the capital stock of Back Bay. The purchase price for the stock of Back Bay under the Back Bay Put/Call Agreement is based on a formula similar to that relating to the Back Bay Original Appreciation Right.

  Effective on August 29, 1994, Back Bay assigned to American all of its sports and other programming agreements, including those relating to syndicated personalities. As part of that arrangement, WHDH-AM assumed the obligations under those agreements and changed its call letters to WEEI-AM.

  In September 1994, as part of the 1994 Equity Financing described below: (a) American exercised its right to purchase from CEA the Back Bay Original Note and the Back Bay Original Appreciation Right for an aggregate of $5.0 million in cash; (b) the interest rate on the Back Bay Original Note became 10% per annum; (c) American and Back Bay entered into certain collateral arrangements including a sublease of American's office space, a service agreement and certain arrangements with respect to broadcasts of certain sporting events;
(d) the existing marketing, programming, space and service arrangements between American and Back Bay were terminated; and (e) Back Bay purchased 55,556 shares of American's Common Stock in exchange for a 10% Secured Note due 2001 in the principal amount of $0.5 million (the "Back Bay New Note") and rights representing an additional 10% participation in any increase in the value of Back Bay (the "Back Bay New Appreciation Right").

  In May 1995, American sold the Back Bay Original Note, the Back Bay New Note, the Back Bay Original Appreciation Right and the New Appreciation Right to Back Bay in exchange for (a) $3.0 million in cash, (b) 4.99% of the common stock of Back Bay, and (c) a 10% Convertible Subordinated Debenture of Back Bay in the principal amount of $1.0 million which, at the option of the holder, is convertible into 20% of the common stock of Back Bay. As part of the arrangements, American obtained an assignable right of first refusal with respect to the sale of assets or stock (or other equity securities) by Back Bay and an assignable option, exercisable at any time after August 31, 1998, to purchase all of the assets of Back Bay at a purchase price equal to the greater of (a) "fair saleable value" or (b) seven and one-half times cash flow (with certain adjustments for working capital). Back Bay currently owns three radio stations: WBNW-AM, Boston, WWKX-FM, Woonsocket, Rhode Island, and WPNW-AM (formerly WICE-AM), Pawtucket, Rhode Island. See "Business-- Recent Transactions--Consummated Acquisitions--Portland, Oregon" for information concerning American's grant to a third party of a right to require it to purchase WBNW-AM.

  In August 1996, American advanced an additional $243,000 to Back Bay in exchange for a promissory note, bearing interest at 10% per annum and maturing 2002.

1994 EQUITY FINANCING

  In September 1994, American consummated an approximately $21.2 million private placement (the "1994 Equity Financing") with a group of institutional and other sophisticated investors pursuant to which American issued and sold an aggregate of 2,354,240 shares of its Common Stock at $9.00 per share as follows: (a) an aggregate of 1,999,998 shares (including 888,888 shares to ABS Capital Partners, L.P. ("ABS") and 444,444 shares to CEA) were sold for cash;
(b) 55,556 shares were purchased by Back Bay in exchange for the Back Bay New Note and the Back Bay New Appreciation Right; (c) 22,222 shares were agreed to be purchased (and subsequently were purchased) by two of the stockholders of Back Bay for an aggregate of $0.2 million in cash; (d) 126,464 shares were issued to Mr. Dodge in exchange for his 71,429 shares of Original Preferred Stock that had a liquidation preference of $1,138,176, including accrued and unpaid dividends; and (e) an aggregate of

                                    A-V-32

150,000 shares were issued in exchange for an aggregate of $1.35 million principal amount of the Boston AM Notes. The balance of the Boston AM Notes, together with accrued and unpaid interest on all of the Boston AM Notes was paid in cash. As part of the 1994 Equity Financing, in exchange for their Boston AM Notes, (a) the Dodge Trusts received an aggregate of 20,832 shares, $187,500 in repayment of the principal amount of their unexchanged Boston AM Notes and interest of approximately $75,500, (b) the corporation controlled by Mr. Dodge's brother-in-law received approximately $0.9 million in repayment of its Boston AM Note and interest of approximately $182,100, (c) Mr. Winn received 1,666 shares, $15,000 in repayment of his unexchanged Boston AM Note and interest of approximately $6,000, and (d) Mr. DelVesco received 5,556 shares, approximately $50,000 in repayment of his unexchanged Boston AM Note and interest of approximately $20,200.

  In addition to the transactions described above with respect to Back Bay and WEEI-AM, as part of the 1994 Equity Financing: (a) Boston AM was merged into American Radio Systems, Inc., a wholly-owned subsidiary of American which at the time owned all of American's radio stations (other than Boston AM), and
(b) American entered into a new credit agreement which, among other things, increased the total availability thereunder from $85 million to $150 million, subject to satisfaction at the time of drawing of certain financial covenants.

DAYTON TRANSACTION

  Mr. Dodge entered into an agreement in principle in March 1995 with Tri-City Radio Ltd. Partnership ("Tri-City"), the owner of radio station WXEG-FM (the "Dayton Station") in the Dayton, Ohio market. Under the terms of the agreement, Mr. Dodge purchased the total current debt outstanding of Tri-City (approximately $1.8 million) and agreed to fund the Dayton Station's working capital requirements up to a monetary limit and for a period of time to be negotiated. Further, Mr. Dodge agreed in principle to fund the purchase of the Dayton Station by a corporation to be formed and owned by its current general manager, who held a 23% interest in Tri-City. As part of that financing, Mr. Dodge would have had an option to purchase the station. Tri-City agreed in principle to the sale of the Dayton Station materially in accordance with the terms of such agreement. Mr. Dodge's rights and obligations under each of these agreements would have been assignable at his discretion to American or any affiliate of American subject to the American Board approval. At the time of the initial agreements, the Dayton Station and American's Dayton stations entered into a joint sales agreement.

  Under then current FCC rules, neither American nor Mr. Dodge could own the Dayton Station because American owned two FM stations in Dayton. While American could have entered into the same arrangements as Mr. Dodge, the American Board determined not to do so at that time. In December 1995, American acquired Mr. Dodge's position with respect to this transaction and, as a result, loaned approximately $1.1 million to the buyer to finance the acquisition of the station, and purchased the debt acquired by Mr. Dodge and his subsequent working capital loans (including accrued interest) of approximately $2.2 million which had been assumed by the new owner as part of the acquisition of WXEG- FM. American used borrowings under its credit agreement to finance these transactions. Accordingly, American has an option to acquire the station which has been exercised. Subject to receipt of FCC approval, American expects to consummate the acquisition in the fourth quarter of 1996. American will use its loans to the owner to finance the acquisition. American's loans are in the form of secured debt of approximately $2.2 million and convertible subordinated debentures of approximately $1.1 million which are convertible, at American's option, into 99% of the non-voting or (in the event FCC regulations permit such ownership) voting stock of the owner of the Dayton Station.

AMERICAN RECAPITALIZATION

  As part of the initial public offering of the American Class A Common Stock in June 1995, American effected the American Recapitalization, pursuant to which all of the American Stockholders (including each of the directors, officers and beneficial holders of more than 5% of any class of American Common Stock) had their respective shares of Series A, Series B and Series D Common Stock converted into shares of American Class A, Class B and Class C Common Stock on a basis of two new shares for each old share. All of the American Stockholders received American Class B Common Stock, except for (a) CEA which received solely American Class C Common Stock (1,795,518 shares);
(b) Greylock Equity Limited Partnership which received

                                    A-V-33

American Class A Common Stock (194,444 shares) and American Class B Common Stock (240,000 shares); and (c) ABS Capital Partners, L.P. which received solely American Class A Common Stock (888,888 shares). In addition, as part of the American Recapitalization, all of the Series C Common Stock owned by the stockholders (including CEA) were redeemed out of the proceeds of the initial public offering as a consequence of which they received their original investment (together with accrued and unpaid dividends) and shares of American Class C Common Stock (which, in the case of CEA, aggregate 671,166 shares and which number is included in the aggregate ownership of CEA shown in the preceding sentence).

OTHER TRANSACTIONS

  Prior to February 18, 1994, Mr. Dodge had leased space to American at which its (and, prior to the American Reorganization, Atlantic's) principal executive offices were located; in 1993 the annual base rent under such lease was approximately $60,000; in addition, American paid third parties for real estate taxes, operating and maintenance expenses and utilities. Management believes that the rent paid was equivalent to prevailing market rates at that time for that location.

  Chase is a co-agent and a lender with an approximately 9.2% participation under the American Credit Agreement. Chase is an affiliate of CCP, the general partner of CEA; Mr. Chavkin, a director, is a general partner of CCP. At June 30, 1996, there were no borrowings outstanding under the American Credit Agreement. Chase's share of interest and fees paid by American pursuant to the provisions of the American Credit Agreement were $0.3 million, $1.2 million, $1.7 million and insignificant during 1993, 1994, 1995 and the first six months of 1996, respectively. Chase Securities Inc. is an affiliate of Chase, and was an Underwriter in the public offering of the American Senior Notes in February 1996.

  Mr. Gehron and American are parties to a demand loan agreement pursuant to which American loaned to Mr. Gehron $75,000 at a variable interest rate (prime) at the time he joined American in May 1994. Such loan remains outstanding in the principal amount of $37,500.

  Management believes that the above transactions, to the extent they were with affiliated parties, were on terms, and American intends to continue its policy that all future transactions between it and its officers, directors, principal stockholders and affiliates will be on terms not less favorable to American than those which could be obtained from unaffiliated third parties.

                           INDEBTEDNESS OF AMERICAN

  The summaries contained herein of the material provisions of certain indebtedness of American do not purport to be complete and are qualified in their entirety by reference to the provisions of the American Credit Agreement and the American Senior Note Indenture, which are filed as exhibits to the Registration Statement to which exhibits reference is made hereby. Capitalized terms used in this Section which are not otherwise defined in this Proxy Statement have the respective meanings assigned thereto in the American Credit Agreement or the American Senior Note Indenture, as the case may be.

AMERICAN CREDIT AGREEMENT

  In order to finance acquisitions of radio stations and for general corporate purposes, American has borrowed and expects to continue to borrow under the American Credit Agreement. The American Credit Agreement provides American with a revolving loan commitment based on the lesser of (a) $300.0 million or
(b) an amount based on a financial test based upon which American's total debt, including the American Senior Notes, could not have exceeded $237.0 million at June 30, 1996. In connection with the Merger, American proposes to increase the maximum amount which could be borrowed under the American Credit Agreement (or, in the event of the Subsidiary Merger, the Credit Agreements) to $1.0 billion. The facility may be borrowed, repaid and reborrowed until December 31, 1997; thereafter availability decreases in semi-annual installments of varying

                                    A-V-34
amounts until maturity on September 30, 2003. Until interest rates are fixed or capped at American's request, all outstanding amounts under the American Credit Agreement bear interest at a variable base rate plus a variable margin based on certain of American's financial ratios. Interest rates under the American Credit Agreement are determined, at the option of American, at either the Eurodollar Rate plus 1.25% to 2.50% or the Alternate Base Rate plus 0.00% to 1.25%. The spread over the Eurodollar Rate and the Alternate Base Rate varies from time to time, depending upon American's financial leverage. American pays quarterly commitment fees equal to 0.5% or 0.375% per annum, depending on American's financial leverage, on the aggregate unused portion of the aggregate commitment. American may make borrowings under the American Credit Agreement only so long as it remains in compliance with certain financial covenants and meets certain other conditions.

  American may incur Indebtedness under the American Credit Agreement for acquisitions, capital expenditures, investments in the Tower Subsidiary, working capital and general corporate purposes. All such Indebtedness will be subject to satisfaction of certain conditions with respect to the maintenance of debt levels, including the maintenance of the following ratios: (i) maximum Total Debt to Consolidated Annual Operating Cash Flow ratio of 6.50:1 declining in stages to 5.50:1 by January 1, 1998 and thereafter, (ii) maximum Senior Debt to Consolidated Annual Operating Cash Flow ratio of 4.50:1 declining in stages to 3.00:1 by January 1, 1999 and thereafter, (iii) minimum Consolidated Annual Operating Cash Flow to Interest Expense ratio of 1.75:1 increasing in stages to 2.25:1 at December 31, 1999 and thereafter, (iv) minimum Consolidated Annual Operating Cash Flow to Fixed Charges ratio of 1.05:1 at all times, and (v) minimum Consolidated Annual Operating Cash Flow to Pro Forma Debt Service ratio of 1.20:1 at all times.

  The obligations of American under the American Credit Agreement are secured by a first priority security interest in substantially all of the assets of American (other than the FCC broadcast licenses) including the stock of its subsidiaries holding the FCC broadcasting licenses. These subsidiaries have has also guaranteed the obligations of American under the American Credit Agreement. If American becomes insolvent or is liquidated or if the indebtedness under the American Credit Agreement is accelerated, the lenders under the American Credit Agreement would be entitled to exercise the remedies available to a secured lender. Accordingly, such lenders will have a prior claim on such assets of American and its subsidiaries.

AMERICAN SENIOR NOTES

  The American Senior Note Indenture provides for the issuance of $175.0 million aggregate principal amount of the American Senior Notes, all of which are outstanding, are unsecured obligations of American and mature in 2006. The American Senior Notes are, in the case of each existing Restricted Subsidiary, and will be, in the case of each future direct or indirect Restricted Subsidiary, unconditionally guaranteed, jointly and severally. The Tower Subsidiary is an Unrestricted Subsidiary and, accordingly, has not guaranteed the American Senior Notes. If the Subsidiary Merger is effected, American Subsidiary will be an Unrestricted Subsidiary. The American Senior Notes are subordinated to all Senior Debt (which includes indebtedness under the American Credit Agreement) of American, and the Subsidiary Guarantees are subordinated to all Senior Debt of the respective Subsidiary Guarantors.

  The American Senior Notes are redeemable at the option of American, in whole or in part, at any time on or after February 1, 2001 at the redemption prices set forth in the American Senior Note Indenture (beginning at 104.5% of the principal amount and decreasing annually to 100.0% in 2004 and thereafter) plus accrued and unpaid interest, if any, to but excluding the date of redemption. Also, on or prior to February 1, 1999, American may redeem up to $58.3 million principal amount of the American Senior Notes, in cash, at 109% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as American Senior Notes having an aggregate principal amount of at least $116.7 million remain outstanding immediately after any such redemption. Within 15 days after the occurrence of a Change of Control, American will be required to make an offer to purchase all American Senior Notes then outstanding at a purchase price, in cash, equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

                                    A-V-35

  The American Senior Note Indenture contains certain restrictive covenants, including limitations on (i) the incurrence of indebtedness and the issuance of preferred stock by American and the Restricted Subsidiaries; (ii) the payment of dividends and the making of restricted payments; (iii) transactions with affiliates; (iv) the existence of liens; (v) the disposition of proceeds of asset sales; (vi) Asset Swaps; (vii) the making of guarantees by American and the Restricted Subsidiaries; (viii) transfers and issuances of stock of the Restricted Subsidiaries; (ix) the imposition of restrictions on certain payments by the Restricted Subsidiaries; (x) investment in Unrestricted Subsidiaries; and (xi) certain mergers and sales of assets.

                                    A-V-36

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
                                                                        -------
CBC of Baltimore, Inc. (d/b/a WOCT-FM) and WWMX-FM, Inc. (Wholly-owned subsidiaries of Capitol Broadcasting Company, Inc.)
  Report of Independent Accountants.................................... A-V-F-2
  Combined Balance Sheets as of December 31, 1995 and June 30, 1996
   (unaudited)......................................................... A-V-F-3
  Combined Statements of Income for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 (unaudited)......... A-V-F-4
  Combined Statements of Shareholder's Equity for the year ended
   December 31, 1995 and the six months ended June 30, 1996
   (unaudited)......................................................... A-V-F-5
  Combined Statements of Cash Flows for the year ended December 31,
   1995 and the six months ended June 30, 1995 and 1996 (unaudited).... A-V-F-6
  Notes to Combined Financial Statements............................... A-V-F-7

                                    A-V-F-1

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Capitol Broadcasting Company, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of income, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of CBC of Baltimore, Inc. (d/b/a WOCT-FM) and WWMX-FM, Inc. (collectively referred to as the "Stations"), wholly-owned subsidiaries of Capitol Broadcasting Company, Inc. ("Capitol"), at December 31, 1995 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Stations' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  As described in Note 8, during August of 1996, Capitol entered into an agreement to sell the assets of the Stations to an outside party.

Price Waterhouse LLP
Raleigh, North Carolina
September 11, 1996

                                    A-V-F-2

                             CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash................................................ $   217,357  $   332,831
  Accounts receivable, less allowance for doubtful
   accounts of $55,717 ($61,698 as of June 30, 1996)..   3,588,018    2,982,840
  Prepaid expenses and other assets...................      69,284       92,401
  Barter receivables, net.............................         --        59,858
                                                       -----------  -----------
    Total current assets..............................   3,874,659    3,467,930
                                                       -----------  -----------
Property and equipment, net...........................   1,360,890    1,288,223
Intangible assets, net................................  12,028,389   11,262,807
Affiliate receivables, net............................   2,274,530    2,886,247
Other assets..........................................       8,830       11,840
                                                       -----------  -----------
    Total assets...................................... $19,547,298  $18,917,047
                                                       ===========  ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable.................................... $    59,711  $    14,302
  Barter payables, net................................      97,055          --
  Accrued compensation expenses.......................     148,786      172,379
  Accrued commission expenses.........................     113,097      152,325
  Accrued sales and use taxes.........................      56,114        1,481
  Accrued profit sharing..............................     156,145      116,337
  Other accrued expenses..............................     122,613       53,894
                                                       -----------  -----------
    Total current liabilities.........................     753,521      510,718
                                                       -----------  -----------
    Total liabilities.................................     753,521      510,718
                                                       ===========  ===========
Shareholder's equity:-
  Common stock:
   WWMX-FM, Inc.--$10 par value; 1,000 shares
    authorized, issued and outstanding................      10,000       10,000
   CBC of Baltimore, Inc.--$10 par value; 1,000 shares
    authorized, issued and outstanding................      10,000       10,000
  Additional paid-in capital..........................  11,537,698   11,537,698
  Retained earnings...................................   7,236,079    6,848,631
                                                       -----------  -----------
    Total shareholder's equity........................  18,793,777   18,406,329
                                                       -----------  -----------
    Total liabilities and shareholder's equity........ $19,547,298  $18,917,047
                                                       ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                    A-V-F-3

                             CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

                         COMBINED STATEMENTS OF INCOME

                                                          SIX MONTHS ENDED JUNE
                                             YEAR ENDED            30,
                                            DECEMBER 31, ------------------------
                                                1995        1995         1996
                                            ------------ -----------  -----------
                                                         (UNAUDITED)  (UNAUDITED)
Net revenues..............................  $12,979,117  $5,687,463   $6,039,230
                                            -----------  ----------   ----------
Operating expenses excluding loss on sale
 of operating properties, depreciation and
 amortization, corporate general and
 administrative expenses, and profit
 sharing expenses.........................    8,110,739   4,003,105    4,500,917
Loss on sale of operating properties......      756,116     756,116          --
Depreciation and amortization.............    1,843,270     914,169      864,956
Corporate general and administrative
 expenses.................................    1,310,040     647,858      888,248
Profit sharing expenses...................      277,520     148,908      185,355
                                            -----------  ----------   ----------
    Total operating expenses..............   12,297,685   6,470,156    6,439,476
                                            -----------  ----------   ----------
Operating income (loss)...................      681,432    (782,693)    (400,246)
Other nonoperating income, net............       51,085      23,815       12,798
                                            -----------  ----------   ----------
Net income (loss).........................  $   732,517  $ (758,878)  $ (387,448)
                                            ===========  ==========   ==========
Unaudited pro forma data:
  Historical income (loss) before income
   taxes..................................  $   732,517               $ (387,448)
  Pro forma provision (benefit) for income
   taxes..................................      451,569                 (102,568)
                                            -----------               ----------
Pro forma net income (loss)...............  $   280,948               $ (284,880)
                                            ===========               ==========


   The accompanying notes are an integral part of these financial statements.

                                    A-V-F-4

                             CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                          ADDITIONAL
                                  COMMON    PAID-IN    RETAINED
                                   STOCK    CAPITAL    EARNINGS      TOTAL
                                  ------- ----------- ----------  -----------
Balance, December 31, 1994....... $20,000 $11,537,698 $6,503,562  $18,061,260
  Net income.....................     --          --     732,517      732,517
                                  ------- ----------- ----------  -----------
Balance, December 31, 1995.......  20,000  11,537,698  7,236,079   18,793,777
  Net loss (Unaudited)...........     --          --    (387,448)    (387,448)
                                  ------- ----------- ----------  -----------
Balance, June 30, 1996
 (Unaudited)..................... $20,000 $11,537,698 $6,848,631  $18,406,329
                                  ======= =========== ==========  ===========



   The accompanying notes are an integral part of these financial statements.

                                    A-V-F-5

                             CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS


                                                             SIX MONTHS ENDED
                                            YEAR ENDED          JUNE 30,
                                           DECEMBER 31,  -----------------------
                                               1995         1995        1996
                                           ------------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Cash flows from operating activities:--
  Net income (loss)....................... $   732,517    $(758,878)  $(387,448)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
   Loss on sale of operating properties...     756,116      756,116         --
   Depreciation and amortization..........   1,843,270      914,169     864,956
   Barter expense (revenue)...............     114,455      (44,526)   (156,913)
   Change in assets and liabilities:
    Accounts receivable...................  (1,231,061)    (562,705)    605,178
    Prepaid expenses and other current
     assets...............................      31,086      (16,802)    (23,117)
    Other assets..........................       3,903        1,733      (3,010)
    Accounts payable......................    (190,144)    (197,657)    (45,409)
    Accrued compensation expenses.........      65,026       34,238      23,593
    Accrued commission expenses...........      20,116       41,271      39,228
    Accrued sales and use taxes...........      56,114          --      (54,633)
    Accrued profit sharing................      65,095       58,566     (39,808)
    Other accrued expenses................      83,226        1,174     (68,719)
                                           -----------    ---------   ---------
Cash provided by operating activities.....   2,349,719      226,699     753,898
                                           -----------    ---------   ---------
Cash flows from investing activities:
  Proceeds from sale of property..........     406,942      406,942         --
  Purchase of property and equipment, net
   of normal retirements..................    (457,490)    (271,382)    (26,707)
                                           -----------    ---------   ---------
Cash (used) provided by investing
 activities...............................     (50,548)     135,560     (26,707)
                                           -----------    ---------   ---------
Cash flows from financing activities:
  Change in amount due from affiliates....  (2,109,533)     109,095    (611,717)
                                           -----------    ---------   ---------
Cash (used) provided by financing
 activities...............................  (2,109,533)     109,095    (611,717)
                                           -----------    ---------   ---------
Increase in cash..........................     189,638      471,354     115,474
Cash, beginning of period.................      27,719       27,719     217,357
                                           -----------    ---------   ---------
Cash, end of period....................... $   217,357    $ 499,073   $ 332,831
                                           ===========    =========   =========

   The accompanying notes are an integral part of these Financial Statements.

                                    A-V-F-6

                            CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying combined financial statements include the operations of two radio stations, CBC of Baltimore, Inc. (d/b/a WOCT-FM) and WWMX-FM, Inc. (collectively referred to as the "Stations"). The Stations are wholly-owned by Capitol Broadcasting Company, Inc. ("Capitol").

  The combined financial statements have been prepared as if the Stations had been independent stand-alone entities for the periods presented. Such combined financial statements include the combined revenues and expenses of the Stations. All transactions between the Stations included in the combined financial statements have been eliminated.

 Related party transactions

  Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of Capitol's individual broadcast properties or other subsidiaries. Such expenses, including corporate level salaries, legal, accounting and other expenses, have been allocated based on management's estimate of the portion of time devoted to the Stations' operations.

  The assets of the Stations are security for certain debt of Capitol; however, no interest expense is charged to the Stations. Due to advances of excess funds, the Stations have a net intercompany receivable balance with Capitol which is included within "affiliate receivables, net" on the combined balance sheets; however, interest is not charged/credited on intercompany balances. Minimal balances due from certain subsidiaries of Capitol are also included within "affiliate receivables, net".

  Substantially all of the Stations' employees are covered by a profit sharing plan. The Stations fund and charge to operations the current profit sharing costs which are based on a percentage, as determined annually by Capitol's Board of Directors, of participant compensation.

  Management believes that the methods used to allocate related party charges are reasonable.

 Unaudited pro forma information

  The Stations do not have a tax sharing agreement with Capitol and do not reflect income tax expense in their accounts. The pro forma income tax provision for the year ended December 31, 1995 was calculated by applying the applicable federal and state tax rates to taxable income derived from the Stations' effect on the Capitol federal return and from the Stations' state tax returns, respectively. Interim pro forma income tax provisions are based on pre-tax book income or loss adjusted for estimated permanent and temporary differences.

  The pro forma effective tax rates significantly differ from the statutory rates. The pro forma effective tax rate for the year ended December 31, 1995 is higher than the statutory rate due primarily to certain intangible assets being amortized faster for book purposes than tax purposes. The pro forma effective tax rate for the six months ended June 30, 1996 is lower than the statutory rate due primarily to the seasonality of the Stations' operations which traditionally are stronger during the second half of the year. This, coupled with the fact that permanent and temporary differences occur evenly throughout the year, resulted in an effective benefit rate of 26.5%.

                                    A-V-F-7

                            CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Unaudited interim information

  Interim financial information for the six months ended June 30, 1995 and 1996 included herein is unaudited; however, in the opinion of management, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the six months ended June 30, 1995 and 1996 are not necessarily indicative of the results which would be expected for a full year.

2. SIGNIFICANT ACCOUNTING POLICIES

 Revenue recognition

  Advertising revenues are recognized in the period during which advertisements are broadcast.

 Concentration of credit risk

  A significant portion of the Stations' accounts receivable is due from local and national advertising agencies. Such accounts are generally unsecured.

 Barter transactions

  The Stations barter certain advertising time for various goods and services which are recorded at the estimated fair value of the goods or services received. The related revenue is recognized when the advertisements are broadcast while expenses are recognized as the goods or services are received.

  Barter receivables (payables), net consist of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
Barter payable.........................................   $(99,593)   $(163,775)
Barter receivable......................................      2,538      223,633
                                                          --------    ---------
  Net..................................................   $(97,055)   $  59,858
                                                          ========    =========

  Barter transactions were as follows:

                                                            SIX MONTHS ENDED
                                             YEAR ENDED         JUNE 30,
                                            DECEMBER 31, -----------------------
                                                1995        1995        1996
                                            ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Barter revenues............................   $323,410    $202,967    $297,417
Barter expenses............................   $437,865    $158,441    $140,504

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    A-V-F-8

                            CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Property and equipment and intangible assets

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of the assets which range from five to 25 years.

  Intangible assets consist primarily of goodwill, FCC licenses and non-compete agreements. Such assets are being amortized on a straight-line basis over their estimated useful lives.

  On an ongoing basis, management evaluates the recoverability of the net carrying value of property and equipment and intangible assets to determine whether there has been a permanent impairment in the value of such assets. Factors considered in the evaluation include cash flows from operation of the Stations.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. Effective January 1, 1996, the Stations adopted SFAS 121; this adoption did not have a material impact on the financial position or results of operations of the Stations.

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                      DECEMBER 31,   JUNE 30,
                                                          1995         1996
                                                      ------------  -----------
                                                                    (UNAUDITED)
Broadcasting equipment............................... $ 1,845,362   $ 1,872,069
Land, buildings, and improvements....................     219,568       219,568
Furniture and other equipment........................     543,610       543,610
Construction in progress.............................      46,145        46,145
                                                      -----------   -----------
                                                        2,654,685     2,681,392
Less--accumulated depreciation.......................  (1,293,795)   (1,393,169)
                                                      -----------   -----------
                                                      $ 1,360,890   $ 1,288,223
                                                      ===========   ===========

4. LOSS ON SALE OF OPERATING PROPERTIES

  In April 1995, land, building and other property and equipment used in the operation of WOCT-FM were sold to a third party, resulting in a loss of $756,116. This property was sold as a result of a decision to operate WOCT-FM in the same building as WWMX-FM.

                                    A-V-F-9

                            CBC OF BALTIMORE, INC.
                       (D/B/A WOCT-FM) AND WWMX-FM, INC.
       (WHOLLY-OWNED SUBSIDIARIES OF CAPITOL BROADCASTING COMPANY, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


5. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                         AMORTIZATION DECEMBER 31,   JUNE 30,
                                            PERIOD        1995         1996
                                         ------------ ------------  -----------
                                           (YEARS)                  (UNAUDITED)
Goodwill................................      40      $ 9,710,735   $ 9,710,735
FCC license.............................      15        4,480,075     4,480,075
Non compete agreement...................       3        3,000,000     3,000,000
Other...................................      20           23,000        23,000
                                                      -----------   -----------
                                                       17,213,810    17,213,810
Less--accumulated amortization..........               (5,185,421)   (5,951,003)
                                                      -----------   -----------
                                                      $12,028,389   $11,262,807
                                                      ===========   ===========

6. COMMITMENTS AND CONTINGENCIES

 Operating leases

  The Stations lease broadcast studios, office space and tower sites. Rent expense for the year ended December 31, 1995 was $215,000 and totaled $103,000 and $112,000 for the six months ended June 30, 1995 and 1996, respectively. At December 31, 1995, minimum annual payments under noncancelable operating leases were as follows:

   1996................................................................. $22,000
   1997.................................................................  20,000
   1998.................................................................  12,000
                                                                         -------
                                                                         $54,000
                                                                         =======

 Litigation

  CBC of Baltimore, Inc. has been named the defendant in an employment related claim. However, legal counsel and management believe that the likelihood of a judgment in an amount that would have a material impact on the Stations' financial position and results of operations is remote. Accordingly, no provision has been made in the accompanying financial statements related to this claim.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of those instruments.

8. SUBSEQUENT EVENT

  In August 1996, Capitol agreed to sell substantially all of the assets, including FCC licenses, of CBC of Baltimore, Inc. (d/b/a WOCT-FM) and WWMX-FM, Inc. for approximately $90 million to American Radio Systems Corporation.

                                   A-V-F-10

                                                                    APPENDIX VI

                          BUSINESS AND MANAGEMENT OF
                           EZ COMMUNICATIONS, INC.+

                                   BUSINESS

GENERAL

  EZ is a radio broadcasting company that will, upon consummation of the EZ Probable Transactions* and prior to the Merger, own and/or operate seventeen FM and six AM radio stations serving six of the nation's top 40 radio revenue markets (Seattle, St. Louis, Pittsburgh, Sacramento, Charlotte and Kansas
City). EZ owns at least two FM stations in all its markets. EZ's portfolio of stations is diversified in terms of format, target demographics, geographic location and phase of development.

  EZ's strategy is to acquire and operate radio stations in large markets with an emphasis on the nation's 30 largest markets. As part of this strategy, EZ seeks to maximize its presence in each of its markets through, among other things, the ownership of multiple station combinations. EZ seeks to own and operate multiple station combinations as a way to establish a leading position in each of its markets as measured by audience ratings and revenue share. Operating multiple station combinations has enabled EZ to program a greater number of stations, strategically position those stations in a variety of formats, attract top talent, and improve the range of products and services available to advertisers, thereby making EZ's stations a more attractive alternative to advertisers and better positioning EZ to compete effectively for available dollars against other media, including newspapers and television. Additionally, multiple station combinations allow station consolidation and centralization, creating certain cost and operational efficiencies and enhancing consistency of management and talent excellence.

  EZ regularly evaluates potential acquisitions both in markets that it does not currently serve and in markets in which it would like to achieve a larger presence. Acquisition candidates may include individual stations, pairs of stations in a single market or groups of stations that may operate in a number of major markets. After acquiring a station, EZ seeks to improve net revenue and broadcast cash flow by a variety of means such as changing the station's programming format, reducing its operating expenses, or combining its operations with an existing station operated by EZ in the same market. EZ intends to continue to pursue opportunities for expansion, including opportunities to acquire multiple radio stations in the same local market as allowed under the recently enacted Telecommunications Act.


--------
+ Terms used in this Appendix VI without definitions have the meanings given to them elsewhere in this Proxy Statement.
* The term "EZ Probable Transactions" means the EZ Acquisitions and the EZ Dispositions. The terms "EZ Acquisitions," and "EZ Dispositions" means the acquisitions and dispositions, respectively, of radio stations described under "--Recent Transactions--Consummated Acquisitions" and "--Pending Acquisitions and Dispositions"; it does not, however, include the stations owned by American.

                                    A-VI-1

  The following table sets forth certain information regarding EZ and its markets, assuming all of the EZ Probable Transactions (but not the Merger) had been consummated as of January 1, 1995.

                                  MARKET
                                   DATA                   EZ DATA
                                ---------- -------------------------------------
                                                                        NO. OF
                                  MARKET   MARKET    MARKET            STATIONS
                                RANKING BY REVENUE  REVENUE   AUDIENCE ---------
                                REVENUE(1) RANK(1) PERCENT(1) SHARE(1)  FM   AM
                                ---------- ------- ---------- -------- ---- ----
Seattle........................     13         1      22.6      15.8      4    1
St. Louis......................     18         1      30.5      17.9      3    1
Pittsburgh.....................     24         3      11.9      10.3      2  --
Sacramento.....................     25         3      16.7      11.0      2    1
Charlotte......................     30         1      38.8      30.9      4    2
Kansas City....................     32         2      17.5      14.0      2    1

--------
(1) For information concerning source and calculation of "Market Ranking by Revenue", "Market Revenue Rank", "Market Revenue Percent" and "Audience Share", see the first table under "Summary--The Companies--American", except that EZ rather than American has made the computations and calculations referred to in notes (2) and (3) thereunder.

OPERATING PHILOSOPHY

  EZ seeks to maximize its audience ratings for each of its stations and to generally achieve the largest possible share of radio advertising revenue in its markets. By operating multiple station combinations in its markets, EZ has the opportunity to position its stations in complementary formats that may enable EZ to achieve a high concentration of listeners in a variety of formats, attract top talent, and improve the range of products and services available to advertisers, thereby making EZ's stations a more attractive alternative to advertisers and better positioning EZ to compete effectively for available dollars against other media, including newspapers and television. Additionally, multiple station combinations allow station consolidation and centralization, creating certain cost and operational efficiencies and enhancing consistency of management and talent excellence.

  EZ employs a variety of innovative techniques to increase its audience ratings and to generate revenue in its markets. As an example of that effort, EZ's Seattle station, KMPS-FM, became during 1994, the first commercial country station to have an interactive world-wide web site on the Internet. During 1995, that station continued to evolve its Internet applications, by forming collaborations offering Internet access to listeners and broadcasting the station's programming in real time on the Internet. While in its early stages, management believes that these Internet applications have the potential to create supplemental revenue sources for EZ.

  EZ believes that effective sales training is essential to strong operating performance and believes that its training is superior to the industry as a whole. EZ has a comprehensive sales training program, called "A Promise For Excellence", which emphasizes the staged, on-going development of EZ's sales professionals. The program includes, among other things, sales managers' training meetings, regular company-wide sales staff conference calls and testing, auditing and oversight by the training committee. As an adjunct to the training and management of its sales staff, EZ's stations have, for over 18 years, participated in a sales incentive travel program developed by EZ and known as the "EZ Marketing Seminar". This incentive travel program involves owners and managers of some of the largest advertisers in EZ's various markets, and enables EZ's general managers and senior executives to establish ongoing relationships with these key advertisers.

  EZ concentrates on developing its general managers, who are responsible for the day-to-day operations of the stations in their respective geographic markets and are compensated, in part, based on their station's financial performance. To enhance internal coordination and to effect broader usage of successful sales and programming techniques, EZ holds quarterly meetings and monthly conference calls among its senior managers. While day-to-day operations of the stations are run by the general managers, EZ minimizes costs by centralizing common

                                    A-VI-2
functions such as long-range planning, the establishment of policies and procedures, general accounting and auditing, resource allocation, regulatory compliance and license renewals.

  In an effort to add and retain new listeners, EZ's stations typically will engage in significant local promotional activities which include extensive community involvement. EZ's Seattle stations were presented with the national Humanitarian Award by the Country Music Association, and one of EZ's Pittsburgh stations received the Media Awareness Award (Radio) by the National Commission Against Drunk Driving in recognition of its Designated Driver Program. In addition, in St. Louis, EZ has created an extensive program known as "Outreach St. Louis, Inc.", which features a daily, informational radio segment on St. Louis area non-profit organizations designed to educate the public on how to access or support the valuable services provided by such organizations. It also acts as a broker to match requests for goods or services with donors and serves as the vehicle for a grant-funding program to place charitable contributions with qualifying recipients.

ACQUISITION STRATEGY

  EZ endeavors to make acquisitions of stations that have positive broadcast cash flow, that have the potential for greater revenue and significant operating efficiencies and that can create opportunities for multiple station ownership in a market. In analyzing potential acquisitions, EZ generally considers (i) the size, rate of growth and projected future rate of growth of the market's revenue, population and retail sales, (ii) whether the proposed station has a competitive signal with a broad market coverage area, (iii) whether there is a niche in the local spectrum of radio formats or whether one of the station's competitors has an obvious vulnerability, (iv) the operating history and financial performance of the station, (v) the terms of the purchase and (vi) the minimum level of performance that can be expected from the station under EZ's management.

  EZ believes that there are several potential benefits that result from operating multiple stations within the same market. First, each additional station in a market provides EZ with a greater amount of the prime advertising time to make available for sale to potential advertisers. Second, the more signals programmed by EZ, the greater the audience share EZ can achieve in a particular target demographic group. Third, EZ is able to consolidate administrative, engineering and management expenses to produce substantial cost savings. Finally, the purchase of additional stations in an existing market allows EZ to take advantage of its market expertise and existing relationships with advertisers.

  EZ does not apply a fixed formula to determine the purchase price of radio stations. EZ does not focus solely on multiples of broadcast cash flow because it generally seeks to acquire untapped potential in addition to existing broadcast cash flow. Assessing a station's potential is more difficult in markets in which EZ does not have an existing station group. With multiple station ownership, EZ can use its current operating experience and existing relationships with advertisers in a particular market in assessing the degree of improvement in programming service and broadcast cash flow that is possible from a potential acquisition in that market. EZ frequently evaluates potential acquisitions of radio stations. However, EZ has no present understanding, commitment or agreement with respect to any such acquisition other than as described in "Recent Transactions-- Pending Acquisitions and Dispositions".

RECENT TRANSACTIONS

  Consistent with EZ's acquisition strategy, in 1996 EZ has consummated or entered into agreements, exclusive of the Merger, but inclusive of station asset swaps, to acquire 11 stations for an aggregate consideration consisting of (i) approximately $120.0 million, (ii) its two stations in Philadelphia and
(iii) its three stations in New Orleans. In addition, subject to consummation of one of the station asset swaps and in order to comply with FCC regulations, EZ has agreed to sell two FM stations in Charlotte for approximately $64.8 million. EZ has also agreed to sell one AM station in each of Seattle and St. Louis for an aggregate of approximately $15.0 million.

                                    A-VI-3

 Consummated Acquisitions

  Seattle: In May 1996, EZ acquired the assets of station KYCW-FM in Seattle for approximately $26.0 million. EZ had been programming and marketing the station pursuant to an LMA since March 1996.

  St. Louis: In July 1996, EZ acquired the assets of stations KEZK-FM and KFNS-AM in St. Louis for approximately $48.0 million. EZ had been programming and marketing those stations pursuant to an LMA since April 1996.

 Pending Acquisitions and Dispositions

  Seattle Station Asset Exchange: In March 1996, EZ entered into an asset exchange agreement with Heritage Media Inc., pursuant to which EZ agreed to exchange stations WEZB-FM, WRNO-FM and WBYU-AM, serving New Orleans, for stations KBKS-FM (formerly KCIN-FM) and KRPM-AM, serving Seattle. At the same time, both parties began programming and marketing the stations to be acquired by each pursuant to separate LMAs. The consummation of the exchange, which is expected to occur in late 1996, is subject to the consent of the FCC and the expiration or earlier termination of the HSR waiting period. See "-- Litigation" for information concerning a challenge to the renewal of the license for WEZB-FM; consummation of the station asset exchange is conditioned on such license being renewed.

  Philadelphia-Charlotte Station Asset Exchange and Purchase: In November 1996, EZ expects to enter into an asset exchange agreement with Evergreen, whereby EZ agreed to exchange stations WIOQ-FM and WUSL-FM in Philadelphia for stations WRFX-FM, WPEG-FM, WBAV-FM, WBAV-AM and WFNZ-AM in Charlotte, and an asset purchase agreement to purchase station WNKS-FM in Charlotte for approximately $10.0 million. Consummation of the asset exchange agreement is not conditioned on consummation of the asset purchase agreement, although consummation of the asset purchase agreement is conditioned on consummation of the asset exchange agreement. Simultaneously, the parties and, as applicable, SFX entered into separate LMAs, pursuant to which they will, after expiration of the applicable waiting period under the HSR Act, begin programming and marketing the stations to be acquired by each. On September 16, 1996, EZ and American each received a Civil Investigative Demand from the Antitrust Division requesting certain documentary materials regarding the purchase, sale, trade or other transfer of radio stations in Charlotte, North Carolina. Consummation of the exchange and the acquisition, which is expected in first quarter of 1997, is subject to the consent of the FCC and the expiration or earlier termination of the HSR waiting period. Upon such consummation, EZ will own six FM stations in Charlotte and will, therefore, be required to dispose of one of those stations. See "--Charlotte Station Asset Exchange and Sale" below.

  Charlotte Station Asset Exchange and Sale: In November 1996, in order, among other things, to meet applicable FCC requirements, EZ expects to enter into an asset agreement with SFX pursuant to which EZ agreed to exchange the assets of WSSS-FM for WTDR-FM in Charlotte, and an asset purchase agreement pursuant to which EZ agreed to sell WRFX-FM and WNKS-FM in Charlotte for approximately $64.8 million. Consummation of the asset exchange agreement is not conditioned on consummation of the asset purchase agreement, although consummation of the asset purchase agreement is conditioned on consummation of the asset exchange agreement and SFX has the right to terminate both agreements if EZ is unable to close under either agreement. Simultaneously, the parties entered into separate LMAs, pursuant to which they will, upon expiration of the applicable waiting period under the HSR Act, begin programming and marketing the stations to be acquired by each pursuant to separate LMAs. On September 16, 1996, EZ and American each received a Civil Investigative Demand from the Antitrust Division requesting certain documentary materials regarding the purchase, sale, trade or other transfer of radio stations in Charlotte, North Carolina. Consummation of the transactions, which is expected to close in the first quarter of 1997, is subject to consummation of the stations asset exchange with Evergreen described above, the consent of the FCC and the expiration or earlier determination of the HSR waiting period.

  Seattle: In November 1996, EZ expects to enter into an agreement to sell the assets of KMPS-AM in Seattle for approximately $2.0 million. Consummation of the transaction, which is expected to close in late 1996, is subject to the consent of the FCC.


                                    A-VI-4

  St. Louis: In November 1996, EZ expects to enter into an agreement to sell the assets of KSD-AM in St. Louis for approximately $13.0 million. Consummation of the transaction, which is expected to close in late 1996, is subject to the consent of the FCC.

 Debt Financings

  Senior Subordinated Notes. In November 1995, EZ sold $150.0 million of the EZ Senior Notes to the public. The EZ Senior Notes bear interest at a rate of 9.75% per annum, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1996. The EZ Senior Notes are general unsecured obligations of EZ and are subordinated in right of payment to all existing and future senior debt of EZ. The EZ Senior Notes are guaranteed on a senior subordinated basis by EZ's subsidiaries. Net proceeds from the sale of the EZ Senior Notes were used to repay in full all amounts outstanding under EZ's former Credit Facility. See "Indebtedness of EZ--Senior Subordinated Notes." The Indenture governing the EZ Senior Notes provides that in the event of a change of control, such as the Merger, EZ must offer to redeem the EZ Senior Notes at a price equal to 101% of the outstanding principal amount of such notes. See "Risk Factors--Restrictions Imposed by Terms of Indebtedness".

  New Credit Facility. Concurrent with the sale of the EZ Senior Notes, EZ entered into a new credit facility (the "EZ Credit Facility") providing for aggregate borrowings of up to $125 million, of which $58.5 million was outstanding as of October 1, 1996. See "Indebtedness of EZ--New Credit Facility".

                                    A-VI-5

OPERATIONS

  The following table sets forth information about each of EZ's stations and each of the stations which will be owned by EZ upon consummation of the EZ Probable Transactions.

                                                                                           STATION RANK STATION
                           MARKET   MARKET    MARKET          STATION           PRIMARY     IN PRIMARY  RANK IN
                         RANKING BY REVENUE  REVENUE        BROADCASTING      DEMOGRAPHIC  DEMOGRAPHIC   ADULTS
   MARKET/STATION(1)     REVENUE(2) RANK(2) PERCENT(2)         FORMAT          TARGET(3)    TARGET(4)   25-54(4)
   -----------------     ---------- ------- ---------- ---------------------- ------------ ------------ --------
SEATTLE, WA.............     13         1      22.6
 KZOK-FM................                               Classic Rock           Adults 25-54       2+         2+
 KMPS-FM................                               Country                Adults 25-54       4          4
 KYCW-FM................                               Country                Adults 18-34       5+         6
 KBKS-FM*...............                               Adult Contemporary     Women 25-54       14         21
 KRPM-AM*(5)............                               Adult Contemporary     Women 25-54
ST. LOUIS, MO...........     18         1      30.5
 KEZK-FM................                               Adult Contemporary     Women 25-54        1          2
 KYKY-FM................                               Adult Contemporary     Women 25-54        2          5
 KSD-FM.................                               Classic Rock           Men 25-54          6          9
 KFNS-AM................                               Sports Talk            Men 25-54         14         18
PITTSBURGH, PA..........     24         4      11.9
 WBZZ-FM................                               Contemporary Hit Radio Adults 18-34       2          5
 WZPT-FM................                               Seventies              Adults 25-54       7          7
SACRAMENTO, CA..........     25         3      16.7
 KNCI-FM................                               Country                Adults 25-54       2+         2+
 KRAK-FM................                               Country                Adults 25-54      12         12
 KHTK-AM................                               Talk/Sports            Adults 25-54     14         14
CHARLOTTE, NC...........     30         1      38.8
 WSOC-FM................                               Country                Adults 25-54       2          2
 WPEG-FM*...............                               Urban                  Adults 18-34       1          3
 WTDR-FM*...............                               Country                Adults 25-54       4          4
 WBAV-FM*...............                               Urban                  Adults 25-54       5          5
 WFNZ-AM*...............                               Sports                 Adults 25-54      16+        16+
 WBAV-AM*...............                               Urban                  Adults 25-54      20         20
KANSAS CITY, MO.........     32         2      17.5
 KFKF-FM................                               Country                Adults 25-54       2          2
 KBEQ-FM................                               Country                Adults 18-34       4          4
 KOWW-AM(6).............                               Talk                   Adults 25-54      21         21

--------
 * Included in EZ Probable Transactions. Several of these stations are being programmed by EZ pursuant to LMAs.
 + Tied.
(1) Actual community of license may differ from the metropolitan market served. This listing and the accompanying notes do not correspond to the formal call signatures recognized by the FCC, which do not include the "- AM" suffix or, in most instances, the "-FM" suffix.
(2) For information concerning source and calculation of "Market Ranking by Revenue", "Market Revenue Rank" and "Market Revenue Percent", see "Summary--The Companies--American" in this Proxy Statement, except that EZ rather than American has made the computations and calculations referred to in notes (2) and (3) thereunder.
(3) Due to variations that may exist within the same station programming format (such as variations in the tempo of the music or the age of the songs broadcast), the primary demographic target may be different even though the station programming format is the same.
(4) "Station Rank in Primary Demographic Target" is the ranking of the station among all radio stations in its market that are ranked in its target demographic group and is based on the station's average persons share in the primary demographic target in the applicable Metro Survey Area, Average Quarter Hour Share, Monday through Sunday, 6:00 A.M. to Midnight, according to the Spring 1996 Arbitron reports. Arbitron is the generally accepted industry source for statistical information concerning audience ratings. The table includes stations having at least a 0.1% market share. Due to the nature of listener surveys, other radio rating services may report different rankings; however, EZ does not believe that any radio rating service other than Arbitron is accorded significant weight in the radio broadcast industry. "Station Rank in Adults 25-54" is also based on the Spring 1996 Arbitron reports. The information provided herein regarding Arbitron's audience listening estimates is based on Arbitron's copyrighted and proprietary data estimates concerning the applicable station's average quarter hour persons share, Monday-Sunday, 6:00 A.M. to Midnight, from the applicable Spring 1996 Arbitron reports for the demographic, daypart and metro areas listed. Stations referenced herein are ranked according to calculation made by Arbitron based on Arbitron's data and estimates for stations that have met Arbitron's minimum reporting standards for the applicable market and survey.
(5) KRPM-AM is simulcast with KBKS-FM.
(6) Formerly KBEQ-AM.

                                    A-VI-6

ADVERTISING SALES

  Virtually all of EZ's revenues are generated from the sale of local and national advertising for broadcast on its radio stations. Additional broadcasting revenue is generated from network compensation payments and other miscellaneous transactions. Local sales are made by a station's sales staff. National sales are made by firms specializing in radio advertising sales on the national level, in exchange for a commission from EZ that is based on EZ's gross revenue from the advertising obtained. Approximately 80% of EZ's broadcasting revenue for the year ended December 31, 1995, was generated from the sale of local advertising.

  EZ believes that radio is an efficient and cost-effective means for advertisers to reach specific demographic groups. Advertising rates charged by radio stations are based primarily on (i) a station's audience share within the demographic groups targeted by advertisers, (ii) the number of stations in the market competing for the same demographic groups, (iii) the supply of and demand for radio advertising time and (iv) certain qualitative factors. Rates are generally highest during morning and afternoon commuting hours.

  A station's listenership is reflected in ratings surveys that estimate the number of listeners tuned to a station and the time they spend listening to that station. Each station's ratings are used by its advertisers and advertising representatives to consider advertising with the station, and are used by EZ to chart audience growth, set advertising rates and adjust programming. The radio broadcast industry's principal ratings service is Arbitron, which publishes monthly and quarterly ratings surveys for significant domestic radio markets. These surveys are EZ's primary source of ratings data with respect to its stations.

COMPETITION

  The success of each of EZ's radio stations is dependent, to a significant degree, upon its audience ratings and its share of the overall advertising revenue within its market. The radio broadcasting industry is a highly competitive business. EZ's radio stations compete for listeners and advertising revenue directly with other radio stations, as well as other media within their markets. EZ's audience ratings and market share are subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of EZ's stations located in that market. There can be no assurance that any one of EZ's stations will be able to maintain and increase its current audience ratings and advertising revenue market share.

  The radio broadcasting industry is also subject to competition from new media technologies that may be developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting formats to local and national audiences. In June 1995, the FCC issued a Notice of Proposed Rulemaking that contemplates the introduction of satellite delivered digital audio radio services. This Rulemaking may result in the initiation of satellite-delivered radio programming. EZ cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry. The radio broadcasting industry historically has grown in terms of total revenues despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes, compact disks and cellular telephones.

  Companies that operate radio stations must always be alert to the possibility of another station changing its programming format to compete directly for listeners and advertisers. There are typically other well-capitalized firms competing in the same geographic markets as EZ. If these firms decide to convert one of their stations to a format similar to that of one of EZ's radio stations in the same geographic area, the result could be lower ratings and advertising revenue, increased promotion and other expenses and consequently lower station operating income.

  As a result of abolition of the national limit on the number of stations that may be owned by one entity and liberalization of the local ownership rules by the Telecommunications Act, the radio industry has shown a trend toward consolidation which is likely to continue. The trend towards consolidation will increase competition among purchasers for radio stations, including stations which EZ may find attractive, which may, in turn, increase the price of such stations to EZ. Market pressure to consolidate may also cause EZ to increase the speed at which and the number of stations it purchases.

                                    A-VI-7

EMPLOYEES

  At October 1, 1996, EZ employed 508 full time and 257 part time persons. With the exception of the on-air announcers of stations WBZZ-FM and WZPT-FM in Pittsburgh and WIOQ-FM in Philadelphia, who are members of AFTRA, giving effect to the EZ Probable Transactions, none of EZ's employees are covered by collective bargaining agreements. The AFTRA agreement for Pittsburgh expires in May 1997 and in July 1998 for Philadelphia. EZ considers its relations with its employees and AFTRA to be good.

COMMUNITY INVOLVEMENT

  EZ considers its community involvement to be of considerable importance, and to that end each of EZ's stations participates in many community programs, fund raisers and activities that benefit a wide variety of organizations. Charitable organizations that have been the beneficiaries of EZ's marathons, walkathons, swimathons, parades, food banks, fairs and festivals include, among others, the United Negro College Fund, Ronald McDonald house, Big Brothers, Big Sisters, Red Cross, United Way, Salvation Army and research foundations seeking cures for multiple sclerosis, cystic fibrosis, leukemia, sickle cell anemia and AIDS and helping to fight drug abuse.

SUBSIDIARIES

  EZ conducts all of its operations through direct and indirect subsidiaries. In addition, in 1995, EZ formed a wholly-owned subsidiary, Radio Data Group, Inc. ("RDG"), to explore new technologies with potential applications to radio broadcasting. RDG does not contribute materially to EZ's revenue. In June 1996, three unrelated third parties, including American, each bought a 25% equity interest in RDG.

                                    A-VI-8

FEDERAL REGULATION OF RADIO BROADCASTING

  For a description of federal regulation of the radio broadcasting industry, see "Business--Federal Regulation of Radio Broadcasting" in Appendix V.

  The following table sets forth the expiration date of each station's main FCC broadcast license (a [*] indicates stations for which EZ (or the seller) has already filed a renewal application with the FCC and those marked with a [+] indicate EZ Probable Transactions, except that the stations to be disposed of pursuant to EZ Probable Transactions are not listed):

                       FCC STATION LICENSE RENEWAL DATES

                                   GEOGRAPHIC                        CURRENT LICENSE
STATION CALL LETTERS             MARKET SERVED                       EXPIRATION DATE
--------------------           ------------------                   -----------------
 KMPS-FM                       Seattle-Tacoma, WA                   February 1998
 KZOK-FM                       Seattle-Tacoma, WA                   February 1998
 KYCW-FM                       Seattle-Tacoma, WA                   February 1998
*+KBKS-FM(1)                   Seattle-Tacoma, WA                   February 1998
*+KRPM-AM(1)                   Seattle-Tacoma, WA                   February 1998
 KYKY-FM                       St. Louis, MO                        February 1997
 KSD-FM                        St. Louis, MO                        February 1997
 KEZK-FM                       St. Louis, MO                        February 1997
 KFNS-AM                       St. Louis, MO                        December 1996
 WBZZ-FM                       Pittsburgh, PA                       Renewal Pending(1)
 WZPT-FM                       Pittsburgh, PA                       August 1998
 KNCI-FM                       Sacramento, CA                       December 1997
 KRAK-FM                       Sacramento, CA                       December 1997
 KHTK-AM                       Sacramento, CA                       December 1997
 KFKF-FM                       Kansas City, MO                      June 1997
 KBEQ-FM                       Kansas City, MO                      February 1997
 KOWW-AM                       Kansas City, MO                      February 1997
 WSOC-FM                       Charlotte, NC                        December 2002
 +WTDR-FM                      Charlotte, NC                        December 2002
 +WPEG-FM                      Charlotte, NC                        December 2002
 +WBAV-FM                      Charlotte, NC                        December 2002
 +WBAV-AM                      Charlotte, NC                        December 2002
 +WFNZ-AM                      Charlotte, NC                        December 2002

--------
(1) See "Legal Proceedings" below for a discussion of the competing application filed for the WBZZ-FM license and the petition to deny filed with respect to the WEZB-FM in New Orleans (one of the stations involved in the station asset exchange for the Seattle stations) license renewal application.

PROPERTIES

  EZ's corporate headquarters are located at 10800 Main Street in Fairfax, Virginia. The headquarters building is owned by EZ Limited Partnership, an affiliated entity, and is leased in part to EZ. See "--Certain Transactions" below.

                                    A-VI-9

  The properties used by EZ's radio stations consist of office and studio facilities, towers and tower and transmitter sites. FM antennas are located on either EZ-owned or leased towers, and AM towers are either owned or leased. Stations' studio and sales offices are generally located in downtown or business districts. Transmitter and tower sites are generally located at sites which provide maximum market coverage.

  Giving effect to the EZ Probable Transactions, EZ presently owns: its office and studio facility and a tower and transmitter site in Pittsburgh; an office and studio facility and AM tower and transmitter site in St. Louis; an office, studio facility and a tower for its Charlotte stations; its AM tower, transmitter site and office and studio facility in Sacramento; a tower and transmitter site, its AM tower and transmitter site in Seattle; its AM tower and transmitter site in Kansas City; and a parcel of land improved by a tower and transmitter site in Fairfax County, Virginia.

  EZ owns substantially all of the equipment it uses, including its transmitting antennas, transmitters, studio equipment and general office equipment. EZ believes that its properties are in good condition and suitable for its operations; however, EZ continually reviews opportunities to upgrade its equipment.

LITIGATION

  From time to time, EZ becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of EZ's management, there are no material legal proceedings pending against EZ, except as discussed below.

  Currently, commercial radio stations are required to file license renewal applications with the FCC every seven years and, upon implementation of the Telecommunications Act, the license term will be expanded to eight years. Following the filing of renewal applications, "parties in interest," a term which includes competitors and community groups, have a specified period of time in which they may file petitions requesting that the FCC deny the renewal application or designate it for hearing. In addition, prior to adoption of the Telecommunications Act, if any party wished to file an application seeking that station's license, the challenger could do so by filing an application shortly before the expiration of the license.

  In June 1991, Allegheny Communications Group, Inc. ("Allegheny") filed a competing application and a Petition to Deny against the license renewal application for station WBZZ-FM in Pittsburgh. Under FCC precedent, an incumbent is entitled to a renewal expectancy if it has provided meritorious service to its listeners during the license term. EZ believes that WBZZ has provided such service. After the FCC denied the Allegheny petition, a hearing was conducted on the WBZZ license renewal application and Allegheny's competing application before an administrative law judge who has yet to render a decision. Given WBZZ's entitlement to a renewal expectancy, EZ believes that the station's license will be renewed. See "The Merger Agreement--Regulatory Matters--FCC License Renewals" and "--Conditions of the Merger" in the Proxy Statement for information with respect to the effect of this proceeding on consummation of the Merger.

  On January 31, 1996, EZ New Orleans, Inc. filed an application for the renewal of the license of WEZB-FM in New Orleans with the FCC. A petition to deny the application, dated April 25, 1996, has been filed. The petition alleges, among other things, that the licensee has presented indecent and obscene programming and improperly maintained the station's public inspection file; it also contends that the licensee is not qualified to do business in Louisiana. The licensee filed its opposition to the petition to deny on June 17, 1996. The petitioners filed a reply dated July 11, 1996. Informal objections have also been filed against the WEZB-FM renewal application, raising allegations similar to those in the petition. The licensee is preparing its response to the informal objections as well as to an inquiry from the FCC staff concerning public inspection file compliance. While EZ cannot predict the outcome of these matters involving WEZB-FM at this time, EZ believes that the challenges will not have a material adverse effect on EZ. There can be no assurance, however, that the renewal application will be granted. See "Recent Transactions--Pending Acquisitions and Dispositions-- Seattle Station Asset Exchange" for information with respect to the EZ Probable Transaction involving, among other stations, WEZB-FM.


                                    A-VI-10

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of EZ are as follows:

   NAME                     AGE POSITIONS
   ----                     --- ---------
   Arthur Kellar(1)........  74 Chairman of the Board
   Alan Box(1).............  45 President, Chief Executive Officer and Director
   Ronald H. Peele, Jr.....  37 Vice President, Secretary and Treasurer
   Woodley A. Allen(2).....  49 Director
   C. Barrie Cook(2).......  72 Director
   George W. Johnson(3)....  68 Director
   John W. King(3).........  67 Director
   James R. McKay(3).......  72 Director
   Glenn W. Saunders,
    Jr.(1)(2)..............  69 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

  The Board of Directors of EZ currently consists of eight members. All directors hold office until the annual meeting of the EZ Stockholders next following their election or until their successors are elected and qualified. The holders of the shares of Class A Common Stock, voting separately as a class, are entitled to elect two independent directors. Each executive officer is appointed annually by the EZ Board and serves at the discretion of the EZ Board. It is a condition of the obligations of American and EZ to consummate the Merger, that American and Messrs. Kellar and Box enter into the Stockholder Agreement, pursuant to which, subject to certain conditions relating to the continued ownership of American Class A Common Stock by such persons, that they will have the right to nominate two persons to serve as directors of American. It is anticipated that Messrs. Kellar and Box will be so nominated and that Mr. Kellar will also be elected to the Executive Committee of American and the Compensation Committee of American. See "The Merger Agreement--Interests of Certain Persons in the Merger".

  Mr. Kellar is the founder of EZ and has served as a director since 1967. He has served as Chairman of the Board since 1968 and was President of EZ from 1967 until 1985. From the period 1956 through 1978, Mr. Kellar was the President and principal stockholder of O.K. Broadcasting, Inc., which owned and operated WEEL-AM, a radio station located in Fairfax, Virginia. He is the father-in-law of Mr. Box. Mr. Kellar currently serves as a director of George Mason Bankshares, Inc., Precision Tune, Inc. and American Medical Laboratories, Inc., and as a trustee of George Mason University.

  Mr. Box joined EZ in 1974 as the General Manager of EZ's Washington, D.C. area radio station. He became Executive Vice President and General Manager and a director of EZ in 1979, President of EZ in 1985 and Chief Executive Officer of EZ in 1995. Mr. Box is the son-in-law of Mr. Kellar. He serves as a director of the George Mason Bankshares and the George Mason Bank. Previously, Mr. Box served as the Chairman of the National Association of Broadcasters' ("NAB") Digital Audio Broadcast Task Force and as a director of the NAB. Currently, Mr. Box is the Chairman of the NAB's Futures Committee.

  Mr. Peele joined EZ in March 1987 as its Controller, and was named Vice President and Controller in 1991, and Vice President, Secretary and Treasurer in 1992. Prior to joining EZ, he was with Ernst & Young LLP. Mr. Peele is a certified public accountant.

  Mr. Allen has served as a director of EZ since 1979. He has been the principal of Allen Management Services, Inc., a consulting firm, since 1992. He was Vice President, Secretary and Treasurer of EZ from 1979 to 1992, and its Controller from 1973 to 1979. Mr. Allen is Vice Chairman of the Board of Precision Tune Inc.

                                    A-VI-11

  Dr. Cook has served as a director of EZ since 1988. He has been a medical doctor for more than 30 years, and is currently Chairman of the Pathology Department of Fairfax Hospital in Fairfax, Virginia. He is also the founder and Chairman of American Medical Laboratories, Inc. Dr. Cook is a director of the George Mason Bank and former President of the American Society of Clinical Pathology.

  Dr. Johnson has served as a director of EZ since 1988. He was the President of George Mason University, located in Fairfax, Virginia, from 1978 until his retirement in June 1996.

  Mr. King has served as a director of EZ since 1967. He was the founder and President of King Wholesale, Inc., a distributor for Anheuser Busch, from 1964 until his retirement in 1993.

  Mr. McKay has served as a director of EZ since 1967. He has been the President of Jim McKay Chevrolet, Inc., which he founded in 1956.

  Mr. Saunders has served as a director of EZ since 1967. He has been the Chairman of International Real Estate Associates, Ltd., since 1978.

EMPLOYMENT AGREEMENTS

  In June 1995, Messrs. Kellar and Box each entered into a five-year employment agreement with EZ that provide for a base salary, bonuses and such other specific benefits as are determined annually by the EZ Board. Messrs. Kellar and Box and the EZ Board each have the right to terminate the employment agreements with or without cause at any time. Termination by the EZ Board without cause or termination by Messrs. Box or Kellar with cause would obligate EZ to pay the compensation due under the applicable employment agreement for the greater of 12 months or the remainder of its term. The present annual base salaries of Messrs. Kellar and Box are $250,000. Pursuant to the terms of the employment agreements, Messrs. Kellar and Box have agreed that they will not compete with EZ during the period of their employment and for a two-year period after termination of the applicable employment agreement. In connection with the consummation of the Merger, it is anticipated that the existing employment agreement of Messrs. Kellar and Box will be terminated and Mr. Kellar will receive a payment of $250,000 in lieu of the severance payments to which he is entitled under his Employment Agreement. In addition, Mr. Box will become an Executive Vice President of American. See "The Merger Agreement--Interests of Certain Persons in the Merger".

                                    A-VI-12

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid to certain EZ executives for services rendered to EZ by such executives in all capacities during the nine months ended December 31, 1993 and the years ended December 31, 1994 and 1995, for EZ's Chief Executive Officer and each of the other executive officers of EZ whose salary and bonus exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                 ----------------------------- ------------------------------
        NAME AND                                  OTHER ANNUAL SHARES UNDERLYING  ALL OTHER
   PRINCIPAL POSITION    YEAR(A)  SALARY   BONUS  COMPENSATION      OPTIONS      COMPENSATION
   ------------------    ------- -------- ------- ------------ ----------------- ------------
Arthur Kellar...........  1993   $187,500 $80,000   $10,000         100,000          --
 Chairman of the Board    1994    250,000 170,000    12,000             --           --
                          1995    250,000 106,000    12,000             --           --
Alan Box................  1993   $187,500 $80,000   $10,000         100,000          --
 President and Chief      1994    250,000 170,000     2,000             --           --
 Executive Officer        1995    250,000 106,000     3,000             --           --
Ronald H. Peele, Jr.....  1993   $ 76,000 $46,000   $ 3,000          40,000          --
 Vice President, Secre-
 tary                     1994    104,000  97,000     8,400             --           --
 and Treasurer Officer    1995    110,000  50,000     8,400             --           --

--------
(a) Nine months in the case of 1993.

DIRECTOR COMPENSATION

  Directors who are not officers of EZ each receive an annual retainer of $5,000, and $600 for each full board meeting and $100 for each executive, audit and compensation committee meeting attended. Officers of EZ do not receive additional compensation for attendance at EZ Board meetings or committee meetings.

STOCK OPTION INFORMATION

  EZ believes that the use of a stock option plan is beneficial to stockholders. Stock ownership by management and stock-based performance compensation further align management and stockholder interests towards increasing the price of EZ's stock and thus increasing stockholder value. EZ's only long-term incentive opportunity is the 1993 Equity Incentive Plan (the "EZ Incentive Plan"), adopted in June 1993. Pursuant to the EZ Incentive Plan, individual stock option grants were determined considering observed market practices for the radio industry.

  At December 31, 1995, the executive officers, other than the Chief Executive Officer, held options to purchase an additional 138,500 shares of the EZ Class A Common Stock. The projected annualized value of stock options based on the difference between the exercise price and the fair market value as of December 31, 1995, awarded to the executive officers, other than the Chief Executive Officer, averaged 196% of base salary during the year ended December 31, 1995. The ultimate value of these long-term compensation awards will be determined by the actual performance of EZ's (and, upon consummation of the Merger, American's) stock price and returns on investment capital over time.

  During the year ended December 31, 1995, there were no stock options with respect to the EZ Common Stock granted to the individuals named in the Summary Compensation table above.

  In May 1996, the Compensation Committee of the EZ Board granted options to acquire 5,000 shares of Class B Common Stock to Messrs. Box and Kellar at an exercise price of $19.50 per share and options to acquire 10,000 shares of Class A Common Stock to Mr. Peele at an exercise price of $19.50 per share.

                                    A-VI-13

             AGGREGATED OPTION EXERCISES IN LAST FISCAL PERIOD AND
                        FISCAL PERIOD END OPTION VALUES

  The following table summarizes options exercised during the year ended December 31, 1995 and presents the value of unexercised options held by the individuals named in the Summary Compensation table above as of the year ended December 31, 1995:

                                                                       VALUE OF
                                                                      UNEXERCISED
                           SHARES                  NUMBER OF         IN-THE-MONEY
                          ACQUIRED    VALUE   UNEXERCISED OPTIONS     OPTIONS AT
          NAME           ON EXERCISE REALIZED AT DECEMBER 31, 1995 DECEMBER 31, 1995
          ----           ----------- -------- -------------------- -----------------
Arthur Kellar...........      --        --          100,000            $500,000
Alan Box................      --        --          100,000            $500,000
Ronald H. Peele, Jr.....    1,500     7,500          38,500            $192,500

  All options are immediately exercisable at $13 per share. The closing share price of EZ's Class A Common Stock at December 31, 1995 was $18.00. The value of unexercised stock options was based on the difference between the exercise price and the fair market value as of December 31, 1995.

                             CERTAIN TRANSACTIONS

  Since 1985, EZ has leased a portion of the building in which its headquarters are located from EZ Limited Partnership pursuant to a lease that expires in November 1997. The aggregate monthly lease payments to EZ Limited Partnership under EZ's lease are, in EZ's opinion, no less favorable than rates that could be negotiated with unrelated parties in the area. EZ Limited Partnership, of which EZ owns a 10% partnership interest, was formed in April 1984 to construct and own EZ's headquarters building. The other limited partners are Messrs. Kellar, Kelly, King, McKay, Saunders and John M. Sherwood, all of whom are directors or former directors of EZ, and Thomas Blackwell, a stockholder of EZ.

  Prior to consummation of the Merger, EZ will purchase the limited partnership interests of the limited partners for an aggregate of approximately $270,000 in cash and dissolve EZ Limited Partnership, with the result that EZ will be the sole owner of the building at the Effective Time. As part of the purchase of the limited partnership interests, EZ will assume a loan with an outstanding principal balance of approximately $1,400,000 due on December 31, 1996, but will be extended if the acquisition of such limited partnership interests is not then consummated.

  EZ in the ordinary course of business conducts banking business with and borrows from the George Mason Bank. EZ currently maintains savings and operating accounts with the George Mason Bank. Messrs. Kellar, Box and Dr. Cook are directors of the George Mason Bank and Messrs. Box and Kellar are directors of its parent company, George Mason Bankshares, Inc. EZ believes all transactions between EZ and its directors and officers or companies with which they are associated were conducted in an arms'-length fashion.

                              INDEBTEDNESS OF EZ

  The summaries contained herein of the material provisions of certain indebtedness of EZ do not purport to be complete and are qualified in their entirety by reference to the provisions of the EZ Credit Facility and the EZ Senior Note Indenture, which are filed as exhibits to the Registration Statement to which exhibits reference is made hereby. Capitalized terms used in this Section which are not otherwise defined in this Proxy Statement have the respective meanings assigned thereto in the EZ Credit Facility or the EZ Senior Note Indenture, as the case may be.

                                    A-VI-14

EZ SENIOR SUBORDINATED NOTES

  In November 1995, EZ sold $150.0 million of the EZ Senior Notes to the public. The EZ Senior Notes bear interest at a rate of 9.75% per annum, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1996. The EZ Senior Notes are redeemable, in whole or in part, at the option of EZ at any time on or after December 1, 2000, at a redemption price of 104.875% of the principal amount, plus accrued and unpaid interest to the date of the redemption. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter. At any time prior to December 1, 1998, EZ may redeem up to $50.0 million of the original aggregate principal amount of the EZ Senior Notes with the net proceeds of one public offering of common stock at 109.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least $100.0 million of the original aggregate amount of the EZ Senior Notes remain outstanding. Upon a Change of Control, holders of the EZ Senior Notes will have the right to require EZ to repurchase their EZ Senior Notes at 101% of the principal amount, thereof, plus accrued and unpaid interest, if any, to the date of the purchase. The Merger will represent a Change of Control. See "Risk Factors--Financial Leverage; Debt Service Requirements" and "--Restrictions Imposed by Terms of Indebtedness" in this Proxy Statement. The EZ Senior Notes are general unsecured obligations of EZ and are subordinated in right of payment to all existing and future senior debt of EZ. The EZ Senior Notes are guaranteed on a senior subordinated basis by EZ's subsidiaries.

EZ CREDIT FACILITY

  Concurrent with the sale of the EZ Senior Notes, EZ entered into the EZ Credit Facility which provides for aggregate outstanding borrowings of $125.0 million, subject to compliance with certain financial tests. The amount available under the EZ Credit Facility reduces on a scheduled quarterly basis from March 1998 through the expiration date of December 2002. Additional reductions are required based on EZ's excess cash flow and upon the occurrence of certain events (described in the EZ Credit Facility), including sales of assets. If drawn upon, mandatory principal payments will begin in 1998. The commitment fee is 1/2 of 1% of the unused portion. Substantially all of EZ's assets are pledged to secure the performance of EZ under the EZ Credit Facility. At October 1, 1996, total debt outstanding under the EZ Credit Facility was $58.5 million and the maximum amount available under the EZ Credit Facility was $66.5 million. The EZ Credit Facility is a direct obligation of EZ, ranks senior to the EZ Senior Notes and is secured by first priority pledges of all of the stock of EZ and its subsidiaries and security interests in and liens on substantially all of the assets of EZ and its subsidiaries (other than the FCC broadcasting licenses).

  Both the EZ Senior Note Indenture governing the EZ Senior Notes and the EZ Credit Facility contain certain financial and operational covenants and other restrictions with which EZ must comply, including among others, prohibiting the payment of dividends, limitations on making capital expenditures, incurring additional indebtedness, redeeming or repurchasing capital stock of EZ, restrictions on the use of borrowings, requirements to maintain certain financial ratios and limitations on acquisitions and dispositions of stations in certain circumstances.


                                    A-VI-15

                         INDEX TO FINANCIAL STATEMENTS

WBAV-AM/FM and WPEG-FM
  Report of Independent Auditors...................................... A-VI-F-2
  Combined Balance Sheets as of December 31, 1995 and September 30,
   1996............................................................... A-VI-F-3
  Combined Statements of Earnings and Division Equity as of December
   31, 1995 and September 30, 1996.................................... A-VI-F-4
  Combined Statements of Cash Flows as of December 31, 1995 and
   September 30, 1996................................................. A-VI-F-5
  Notes to Combined Financial Statements.............................. A-VI-F-6

                                    A-VI-F-1

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

  We have audited the accompanying combined balance sheets of WBAV-AM/FM and WPEG-FM as of December 31, 1995 and September 30, 1996, and the related combined statements of earnings and division equity and cash flows for the periods from January 1, 1995 to May 12, 1995 and from May 13, 1995 to December 31, 1995 and the nine months ended September 30, 1996. These combined financial statements are the responsibility of the management of WBAV-AM/FM and WPEG-FM. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of WBAV-AM/FM and WPEG-FM as of December 31, 1995 and September 30, 1996, and the results of their operations and their cash flows for the periods from January 1, 1995 to May 12, 1995 and from May 13, 1995 to December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

  As discussed in note 1 to the combined financial statements, on May 12, 1995, Evergreen Media Corporation purchased substantially all of the assets of WBAV-AM/FM and WPEG-FM from Broadcasting Partners, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, financial information for periods after May 12, 1995 is presented on a different basis than that for periods before May 12, 1995 and, therefore, such information is not comparable.

                                          KPMG Peat Marwick LLP
Dallas, Texas
October 16, 1996

                                   A-VI-F-2

                             WBAV-AM/FM AND WPEG-FM

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                                                     ------------ -------------
                       ASSETS
Current assets:
  Cash..............................................   $    72       $   248
  Accounts receivable, less allowance for doubtful
   accounts of $61 in 1995 and $96 in 1996..........     1,915         2,223
  Prepaid expenses and other........................        19            40
                                                       -------       -------
    Total current assets............................     2,006         2,511
Property and equipment, net (note 2)................     1,907         1,758
Intangible assets, net (note 3).....................    25,024        22,587
                                                       -------       -------
                                                       $28,937       $26,856
                                                       =======       =======
          LIABILITIES AND DIVISION EQUITY
Current liabilities--accounts payable and accrued
 expenses...........................................   $   379       $   290
Division equity (note 1)............................    28,558        26,566
Commitments (note 4)................................
                                                       -------       -------
                                                       $28,937       $26,856
                                                       =======       =======


            See accompanying notes to combined financial statements.

                                    A-VI-F-3

                             WBAV-AM/FM AND WPEG-FM

              COMBINED STATEMENTS OF EARNINGS AND DIVISION EQUITY

                                 (IN THOUSANDS)

                                                                                         JANUARY 1,   MAY 13,     NINE MONTHS
                                                                                          1995 TO     1995 TO        ENDED
                                                                                          MAY 12,   DECEMBER 31, SEPTEMBER 30,
                                                                                            1995        1995         1996
                                                                                         ---------- ------------ -------------
Gross revenues..........................................................................   $2,628     $ 5,984       $ 7,480
  Less agency commissions...............................................................      330         708           978
                                                                                           ------     -------       -------
    Net revenues........................................................................    2,298       5,276         6,502
                                                                                           ------     -------       -------
Operating expenses:
  Station operating expenses excluding depreciation and amortization....................    1,520       2,558         3,529
  Depreciation and amortization.........................................................      128       2,545         2,603
                                                                                           ------     -------       -------
    Total operating expenses............................................................    1,648       5,103         6,132
                                                                                           ------     -------       -------
    Earnings before income taxes........................................................      650         173           370
Income tax expense (note 1).............................................................      240          64           136
                                                                                           ------     -------       -------
    Net earnings........................................................................      410         109           234
Division equity at beginning of period..................................................    6,108       5,805        28,558
Elimination of BPI equity (note 1)......................................................      --       (5,805)          --
Acquisition by parent (note 1)..........................................................      --       30,417           --
Net advances to parent..................................................................     (953)     (2,032)       (2,362)
Allocation of income taxes (note 1).....................................................      240          64           136
                                                                                           ------     -------       -------
Division equity at end of period........................................................   $5,805     $28,558       $26,566
--------------------------------------------------
                                                                                           ======     =======       =======


            See accompanying notes to combined financial statements.

                                    A-VI-F-4

                             WBAV-AM/FM AND WPEG-FM

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                           JANUARY 1,   MAY 13,     NINE MONTHS
                                            1995 TO     1995 TO        ENDED
                                            MAY 12,   DECEMBER 31, SEPTEMBER 30,
                                              1995        1995         1996
                                           ---------- ------------ -------------
Cash flows from operating activities:
 Net earnings............................   $   410     $   109       $   234
 Adjustments to reconcile net earnings to
  net cash provided by operating
  activities:
  Depreciation and amortization..........       128       2,545         2,603
  Allocation of income tax...............       240          64           136
  Changes in certain assets and
   liabilities:
   Accounts receivable...................        46        (515)         (308)
   Prepaid expenses and other............        10          62           (21)
   Accounts payable and accrued
    expenses.............................       447        (472)          (89)
                                            -------     -------       -------
    Net cash provided by operating
     activities..........................     1,281       1,793         2,555
                                            -------     -------       -------
Cash flows used in investing activities--
 capital expenditures....................       (50)        (22)          (17)
                                            -------     -------       -------
Cash flows from financing activities:
 Changes in bank overdrafts..............      (278)        333           --
 Net change in Division equity...........      (953)     (2,032)       (2,362)
                                            -------     -------       -------
    Net cash used by financing
     activities..........................    (1,231)     (1,699)       (2,362)
                                            -------     -------       -------
Increase in cash.........................       --           72           176
Cash at beginning of period..............       --          --             72
                                            -------     -------       -------
Cash at end of period....................   $   --      $    72       $   248
                                            =======     =======       =======


            See accompanying notes to combined financial statements.

                                    A-VI-F-5

                            WBAV-AM/FM AND WPEG-FM

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                   DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                       (TABLES IN THOUSANDS OF DOLLARS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) General and Basis of Presentation

  WBAV-AM/FM and WPEG-FM (collectively, the "Division" or the "Stations") are commercial radio stations located in Charlotte, North Carolina. Until May 12, 1995 the Stations were owned by Broadcasting Partners, Inc. ("BPI"). On May 12, 1995, Evergreen Media Corporation (the "Company") acquired BPI, including the assets of the Division. In connection with the BPI acquisition, the Company allocated $30,417,000 of the purchase price to the assets of the Division based on management's estimates of the fair value of net assets acquired as follows: working capital--$962,000; property and equipment-- $2,033,000 and intangible assets--$27,422,000.

  As a result of the acquisition and the different cost basis with respect to the assets and liabilities of the Division, financial information for periods before and after May 12, 1995 is not comparable.

  The accompanying financial statements include the assets, liabilities, revenues and expenses that are directly related to the Division. The financial statements do not include general unallocated corporate assets, liabilities, revenues and expenses of BPI or Evergreen which are not directly related to the Division or debt financing and associated interest expense and, therefore, may not necessarily reflect what the financial position and results of operations of the Division would have been had it been a separate stand-alone entity during the periods covered by the financial statements.

 (b) Property and Equipment

  Property and equipment are stated at cost. Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Repair and maintenance costs are charged to expense when incurred.

 (c) Intangible Assets

  Intangible assets consist primarily of broadcast licenses and other identifiable intangible assets. Prior to May 12, 1995, BPI amortized such intangible assets using the straight-line method over estimated useful lives ranging from 2 to 40 years. Subsequent to May 12, 1995, the Division amortizes such intangible assets using the straight-line method over estimated useful lives ranging from 1 to 15 years. The Division continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest for each of the Division's radio stations over the remaining amortization periods of the related intangible assets. The projections are based on a historical trend line of actual results since the acquisition of the Stations, adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense. At this time, the Division believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

 (d) Barter Transactions

  The Division trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services

                                   A-VI-F-6

                            WBAV-AM/FM AND WPEG-FM

                       (TABLES IN THOUSANDS OF DOLLARS)
received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset is relieved when goods or services are received or used. Barter revenue and expense was approximately $60,000 from January 1, 1995 to May 12, 1995, $63,000 from May 13, 1995 to December 31, 1995 and $81,000 for the nine months ended September 30, 1996.

 (e) Income Taxes

  The Division is included in the consolidated federal income tax return of the Company (BPI prior to May 13, 1995). Income taxes are allocated to the Division as if such taxes were calculated on a separate return basis using the accounting principles in Statement of Financial Accounting Standards No. 109.

  Actual income tax expense for the periods from January 1, 1995 to May 12, 1995 and from May 13, 1995 to December 31, 1995 and the nine months ended September 30, 1996 differs from the "expected" income tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to earnings before income taxes) principally due to state income taxes.

 (f) Revenue Recognition

  Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

 (g) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (h) Fair Value of Financial Instruments

  The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of the short maturities of these instruments.

 (i) Division Equity

  Excess cash funds are transferred to the Company (BPI prior to May 13, 1995) using the Division equity account. In addition, the Company makes disbursements on behalf of the Division for items such as payroll, payroll taxes, employee benefits and other costs. To the extent that the disbursements represent expenses applicable to the business of the Division, such amounts are transferred to the Division through the equity account and recognized in the accompanying combined statements of earnings. The average investment by the Company in the Division, consisting of the Company's initial investment upon acquisition of the Division and subsequent net distributions to the Company by the Division, was $5,957,000, $29,318,000 and $26,826,000 for the
periods from January 1, 1995 to May 12, 1995 and from May 13, 1995 to December 31, 1995 and the nine months ended September 30, 1996, respectively.

                                   A-VI-F-7

                            WBAV-AM/FM AND WPEG-FM

                       (TABLES IN THOUSANDS OF DOLLARS)

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1995 and September 30, 1996:

                                                        ESTIMATED
                                                         USEFUL
                                                          LIFE     1995   1996
                                                        --------- ------ ------
   Broadcast and other equipment.......................   5-15    $1,246  1,259
   Buildings and improvements..........................   5-15       435    435
   Furniture and fixtures..............................     5        175    179
   Land................................................    --        199    199
                                                                  ------ ------
                                                                   2,055  2,072
   Less accumulated depreciation.......................              148    314
                                                                  ------ ------
                                                                  $1,907 $1,758
                                                                  ====== ======

(3) INTANGIBLE ASSETS

  Intangible assets consist of the following at December 31, 1995 and September 30, 1996:

                                                      ESTIMATED
                                                       USEFUL
                                                        LIFE     1995    1996
                                                      --------- ------- -------
   Broadcast licenses................................    15     $11,476 $11,476
   Other.............................................   1-10     15,946  15,946
                                                                ------- -------
                                                                 27,422  27,422
   Less accumulated amortization.....................             2,398   4,835
                                                                ------- -------
                                                                $25,024 $22,587
                                                                ======= =======

  In addition to broadcast licenses, categories of other intangible assets include: (i) premium advertising revenue base (the value of the higher radio advertising revenues in the Division's market as compared to other markets of similar population); (ii) advertising client base (the value of the well-established advertising base in place at the time of acquisition of the Stations); (iii) fixed asset delivery premium (the benefit expected from the Division's ability to operate fully constructed and operational stations from the date of acquisition), and (iv) premium audience growth pattern (the value of expected above-average population growth in a given market).

(4) COMMITMENTS

  The Division has noncancelable operating leases for office space and transmitters. Rental expense for the operating leases was approximately $31,000 from January 1, 1995 to May 12, 1995, $73,000 from May 13, 1995 to
December 31, 1995 and $88,000 for the nine months ended September 30, 1996. Future minimum lease payments under noncancelable operating leases (with remaining terms in excess of one year) as of September 30, 1996 are as follows:

       YEAR ENDING SEPTEMBER 30:
       -------------------------
         1997............................................................... $74
         1998...............................................................  76
         1999...............................................................  77
         2000...............................................................  81
         2001...............................................................  82

                                   A-VI-F-8

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of American may and, in certain cases, must be indemnified by American against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of American. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to American, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

  Article XII of American's By-Laws provides that American shall indemnify each person who is or was an officer or director of American to the fullest extent permitted by Section 145 of the DGCL.

  Article Sixth of the American Restated Certificate, states that no director of American shall be personally liable to American or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to American or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (+) is incorporated by reference to American's Report on Form 10-Q for the quarterly period ended June 30, 1996. Exhibit numbers in parenthesis refer to the exhibit number in the applicable filing.

 EXHIBIT NO.       DESCRIPTION OF DOCUMENT               EXHIBIT FILE NO.
 -----------       -----------------------               ----------------
     2.1     Agreement and Plan of Merger by and
             among American, American Merger         Incorporated herein by
             Corporation and EZ Communications,      reference to Appendix I of
             Inc., dated as of August 5, 1996        the Prospectus which is a
             and as amended and restated, as of      part of this Registration
             September 27, 1996.................     Statement
     2.2     EZ Voting Agreement, dated as of
             August 5, 1996 by and among certain
             stockholders of EZ Communications,
             Inc. and the Company ..............   +(2.2)
     2.3     American Voting Agreement, dated as
             of August 5, 1996 by and among
             certain stockholders of the Company
             and EZ Communications, Inc. .......   +(2.3)
     5.      Opinion of Sullivan & Worcester
             LLP................................   Filed herewith as Exhibit 5
     8.1     Opinion of Sullivan & Worcester LLP
             as to tax matters..................   Filed herewith as Exhibit 8.1
     8.2     Opinion of Hunton & Williams as to
             tax matters........................   Filed herewith as Exhibit 8.2

 EXHIBIT NO.  DESCRIPTION OF DOCUMENT                EXHIBIT FILE NO.
 -----------  -----------------------                ----------------
 11          Schedule of Computation
             of Earnings per Share...   + (11)
 23.1        Consents of Sullivan &     Contained in the opinions of Sullivan
             Worcester LLP...........   & Worcester LLP filed as Exhibits 5 and 8.1
 23.2        Consent of Hunton &        Contained in the opinion of Hunton &
             Williams................   Williams filed as Exhibit 8.2
 23.3        Consents of Deloitte &
             Touche LLP..............   Filed herewith as Exhibit 23.3
 23.4        Consent of KPMG Peat
             Marwick LLP.............   Filed herewith as Exhibit 23.4
 23.5        Consent of Price
             Waterhouse LLP..........   Filed herewith as Exhibit 23.5
 23.6        Consent of Miller,
             Kaplan, Arase & Co......   Filed herewith as Exhibit 23.6
 23.7        Consent of Morgan
             Stanley & Co.
             Incorporated............   Filed herewith as Exhibit 23.7
 23.8        Consent of CS First
             Boston Corporation......   Filed herewith as Exhibit 23.8
 23.9        Consent of Ernst & Young
             LLP.....................   Filed herewith as Exhibit 23.9
 23.10       Consent of Duncan's
             American Radio (Duncan
             Radio Market Guide).....   Filed herewith as Exhibit 23.10
 23.11       Consent of The Arbitron
             Company.................   Filed herewith as Exhibit 23.11
 24          Powers of Attorney......   Filed as page II-3 of the Registration
                                        Statement
 99.1        American Radio Systems
             Corporation Proxy Card
             (Class A Common Stock)
             for Special Meeting of
             Stockholders to be held
             on December 17, 1996....   Filed herewith as Exhibit 99.1
 99.2        American Radio Systems
             Corporation Proxy Card
             (Class B Common Stock)
             for Special Meeting of
             Stockholders to be held
             on December 17, 1996....   Filed herewith as Exhibit 99.2
 99.3        EZ Communications, Inc.
             Proxy Card (Class A
             Common Stock) for
             Special Meeting of
             Stockholders to be held
             on December 17, 1996....   Filed herewith as Exhibit 99.3

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AMERICAN RADIO SYSTEMS CORPORATION HAS DULY CAUSED THIS AMENDMENT TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF
MASSACHUSETTS, ON OCTOBER 31, 1996.

                                          American Radio Systems Corporation

                                                    /s/ Steven B. Dodge
                                          By: _________________________________
                                              STEVEN B. DODGE CHAIRMAN OF THE
                                                           BOARD

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-4 RELATING TO CLASS A COMMON STOCK ("THIS REGISTRATION STATEMENT") HAS BEEN SIGNED BELOW ON OCTOBER 31, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED, AND EACH OF THE UNDERSIGNED OFFICERS AND DIRECTORS OF AMERICAN RADIO SYSTEMS CORPORATION, HEREBY SEVERALLY CONSTITUTE AND APPOINT STEVEN B. DODGE, JOSEPH
L. WINN, MICHAEL B. MILSOM, JUSTIN BENINCASA AND NORMAN A. BIKALES, AND EACH OF THEM, TO SIGN FOR HIM, AND IN HIS NAME IN THE CAPACITY INDICATED BELOW, THIS REGISTRATION STATEMENT FOR THE PURPOSE OF REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY AND ALL AMENDMENTS THERETO, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR ATTORNEYS TO THIS REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THEREOF.

              SIGNATURE                                 TITLE

         /s/ Steven B. Dodge           Chairman of the Board, Chief Executive
-------------------------------------   Officer, President and Director
           STEVEN B. DODGE

         /s/ Joseph L. Winn            Chief Financial Officer and Director
-------------------------------------
           JOSEPH L. WINN

       /s/ Justin D. Benincasa         Corporate Controller and Chief
-------------------------------------   Accounting Officer
         JUSTIN D. BENINCASA

        /s/ Charlton Buckley           Director
-------------------------------------
          CHARLTON BUCKLEY

        /s/ Arnold L. Chavkin          Director
-------------------------------------
          ARNOLD L. CHAVKIN

      /s/ James H. Duncan, Jr.         Director
-------------------------------------
        JAMES H. DUNCAN, JR.

       /s/ Donald B. Hebb, Jr.         Director
-------------------------------------
         DONALD B. HEBB, JR.

         /s/ Charles Peebler           Director
-------------------------------------
           CHARLES PEEBLER

        /s/ Thomas H. Stoner           Director
-------------------------------------
          THOMAS H. STONER

                                 EXHIBIT INDEX

 EXHIBIT NO.      DESCRIPTION OF DOCUMENT            EXHIBIT FILE NO.            PAGE
 -----------      -----------------------            ----------------            ----
     2.1     Agreement and Plan of Merger by
             and among American, American
             Merger Corporation and EZ
             Communications, Inc., dated as
             of August 5, 1996 and as amended
             and restated, as of September
             27, 1996..............................    Incorporated herein by
                                                       reference to Appendix I of
                                                       the Prospectus which is a
                                                       part of this Registration
                                                       Statement
     2.2     EZ Voting Agreement, dated as of
             August 5, 1996 by and among
             certain stockholders of EZ
             Communications, Inc. and the
             Company ..............................    +(2.2)
     2.3     American Voting Agreement, date
             as of August 5, 1996 by and
             among certain stockholders of
             the Company and EZ
             Communications, Inc. .................    +(2.3)
     5.      Opinion of Sullivan & Worcester LLP...    Filed herewith as Exhibit 5
     8.1     Opinion of Sullivan & Worcester LLP
             as to tax matters.....................    Filed herewith as Exhibit 8.1
     8.2     Opinion of Hunton & Williams as to
             tax matters...........................    Filed herewith as Exhibit 8.2
    11       Schedule of Computation of Earnings
             per Share.............................    + (11)
    23.1     Consent of Sullivan & Worcester LLP...    Contained in the opinions
                                                       of Sullivan & Worcester
                                                       LLP filed as Exhibits 5 and 8.1
    23.2     Consent of Hunton & Williams..........    Contained in the opinion
                                                       of Hunton & Williams filed
                                                       as Exhibit 8.2
    23.3     Consents of Deloitte & Touche LLP.....    Filed herewith as Exhibit 23.3
    23.4     Consent of KPMG Peat Marwick LLP......    Filed herewith as Exhibit 23.4
    23.5     Consent of Price Waterhouse LLP.......    Filed herewith as Exhibit 23.5
    23.6     Consent of Miller, Kaplan, Arase & Co.    Filed herewith as Exhibit 23.6
    23.7     Consent of Morgan Stanley & Co.
             Incorporated..........................    Filed herewith as Exhibit 23.7
    23.8     Consent of CS First Boston
             Corporation...........................    Filed herewith as Exhibit 23.8
    23.9     Consent of Ernst & Young LLP..........    Filed herewith as Exhibit 23.9
    23.10    Consent of Duncan's American Radio
             (Duncan Radio Market Guide)...........    Filed herewith as Exhibit 23.10
    23.11    Consent of The Arbitron Company.......    Filed herewith as Exhibit 23.11
    24       Powers of Attorney....................    Filed as page II-3 of the
                                                       Registration Statement
    99.1     American Radio Systems Corporation
             Proxy Card (Class A Common Stock)
             for Special Meeting of Stockholders
             to be held on December 17, 1996.......    Filed herewith as Exhibit 99.1
    99.2     American Radio Systems Corporation
             Proxy Card (Class B Common Stock)
             for Special Meeting of Stockholders
             to be held on December 17, 1996.......    Filed herewith as Exhibit 99.2
    99.3     EZ Communications, Inc. Proxy
             Card (Class A Common Stock) for
             Special Meeting of Stockholders
             to be held on December 17, 1996.......    Filed herewith as Exhibit 99.3
